As filed with the Securities and Exchange Commission on July 14, 2005

Registration No. 333-126396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Digital Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

560 Mission Street, Suite 2900, San Francisco, California 94105, (415) 738-6500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael F. Foust

Chief Executive Officer

Digital Realty Trust, Inc.

560 Mission Street, Suite 2900, San Francisco, California 94105, (415) 738-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Julian T.H. Kleindorfer Keith Benson LATHAM & WATKINS LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234	Ettore A. Santucci Eric J. Graham GOODWIN PROCTER LLP Exchange Place, 53 State Street Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, Par Value $.01 Per Share	$87,084,900	$10,249.90	(2)
% Series B Cumulative Redeemable Preferred Stock, Par Value $.01 Per Share	$63,250,000	$7,444.53	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Of this amount, $10,151.63 was previously paid.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a prospectus relating to an offering of our common stock (the “common stock prospectus”) and a prospectus relating to a concurrent offering of our         % series B cumulative redeemable preferred stock (the “preferred stock prospectus”). The complete common stock prospectus follows immediately. Following the common stock prospectus are alternate pages for the preferred stock prospectus, including:

•	the front and back cover pages;

•	pages for the “Prospectus Summary” section, describing our preferred stock offering;

•	pages containing risk factors applicable only to our preferred stock offering;

•	pages constituting the sections entitled “Ratios of Earnings and EBITDA to Fixed Charges and Preferred Dividends”; and

•	pages constituting the section entitled “Underwriting.”

The complete prospectus for each of our preferred and common stock offerings will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2005

P R O S P E C T U S

4,200,000 Shares

Common Stock

We are offering 4,200,000 shares of our common stock, par value $.01 per share. We have granted the underwriters an option to purchase up to 630,000 additional shares of our common stock to cover over-allotments.

Concurrently with this offering, we are also conducting an offering of 2,200,000 shares of our series B preferred stock, par value $.01 per share. We have granted the underwriters of the preferred stock offering an option to purchase up to 330,000 additional shares of our series B preferred stock to cover over-allotments.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 9.8% on our common stock.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “DLR”. On July 12, 2005, the closing sale price of our common stock, as reported on the NYSE, was $18.03.

See “ Risk Factors” beginning on page 16 for certain risk factors relevant to an investment in our common stock, including, among others:

•	Our properties depend upon the demand for technology-related real estate and the state of the technology industry generally. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base.

•	We depend on significant tenants that may be costly or difficult to replace, and many of our properties are occupied by single tenants. The loss of significant tenants could cause a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the shares on or about             , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	Merrill Lynch & Co.

UBS Investment Bank

Credit Suisse First Boston

KeyBanc Capital Markets

RBC Capital Markets

JMP Securities

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

NOTE REGARDING THE ACQUISITION PROPERTIES

We are under contract to acquire three properties in Charlotte, North Carolina. We refer to these properties collectively as the Charlotte Internet Gateway properties, or the acquisition properties. While we believe that we will consummate the acquisition of the acquisition properties, we cannot assure you that we will because the consummation of the acquisition remains subject to the completion of our due diligence and satisfaction of customary closing conditions. Information in this prospectus with respect to the acquisition properties, including square feet, tenants, leasing, rents, commissions, credits and allowances and lease expirations, has been provided by the seller of the properties and, although we believe such information to be accurate, we cannot assure you that it is accurate or complete because we are still in the process of conducting acquisition diligence.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. We refer to the concurrent offerings of our common stock and our series B preferred stock as the concurrent offerings. Unless otherwise indicated, the information contained in this prospectus (including debt balances) is as of March 31, 2005, assumes the completion of the concurrent offerings, that the underwriters’ over-allotment options in the concurrent offerings are not exercised, and that the common stock to be sold in our common stock offering is sold at $18.03 per share, the closing price of our common stock on the NYSE on July 12, 2005. Additionally, unless otherwise indicated, portfolio property data as of March 31, 2005 relating to square feet, tenants, leasing, rents, commissions, credits and allowances and lease expirations includes such data for the acquisition properties and seven properties which we acquired subsequent to March 31, 2005. Those seven properties are Lakeside Technology Center, Ameriquest Data Center, Savvis Data Centers 2 through 5 and Savvis Office Building.

Digital Realty Trust, Inc.

Overview

We own, acquire, reposition and manage technology-related real estate. We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate and institutional data center users, including the information technology, or IT, departments of Fortune 1000 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. We intend to operate as a real estate investment trust, or REIT, for federal income tax purposes.

Through our operating partnership, we own 33 properties and are under contract to acquire three additional properties. Our properties are located throughout the U.S. and one property is in London, England. Our properties contain a total of approximately 7.8 million net rentable square feet, excluding space held for redevelopment. Our operations and acquisition activities are focused on a limited number of markets where technology industry tenants and corporate and institutional data center users are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas. As of March 31, 2005, our portfolio, excluding space held for redevelopment, was approximately 90.1% leased at an average annualized rent per leased square foot of $20.12. The types of properties within our focus include:

•	Internet gateways, which serve as hubs for Internet and data communications within and between major metropolitan areas;

•	Data centers, which provide secure, continuously available environments for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house the IT operations of companies;

•	Technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	Regional or national headquarters of technology companies that are located in our target markets.

Most of our properties have extensive tenant improvements that have been installed at our tenants’ expense. Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. The tenant-installed improvements in our facilities are readily adaptable for use by similar tenants.

Our portfolio includes 21 properties contributed to us by Global Innovation Partners, LLC, or GI Partners, in connection with our initial public offering in November 2004. GI Partners is a private equity fund that was formed to pursue investment opportunities that intersect the real estate and technology industries. GI Partners was formed in February 2001 after a competitive six-month selection process conducted by the California Public Employees’ Retirement System, or CalPERS, the largest U.S. pension fund.

Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealtytrust.com. The information found on or accessible through our website is not incorporated into and does not form a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•	High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art facilities with extensive tenant improvements. Based on current market rents and the estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•	Presence in Key Markets. Our portfolio is located in 16 metropolitan areas, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas, and is diversified so that no one market represented more than 25.7% of the aggregate annualized rent of our portfolio as of March 31, 2005.

•	Long-Term Leases. We have long-term leases with stable cash flows. As of March 31, 2005, our average lease term was in excess of 12.6 years, with an average of 8.0 years remaining, excluding renewal options. Through 2008, leases representing only 9.2% of our net rentable square feet, or 8.3% of our aggregate annualized rent, are scheduled to expire. Moreover, through 2006, leases representing only 3.3% of our net rentable square feet are scheduled to expire.

•	Specialized Focus in Dynamic and Growing Industry. We focus solely on technology-related real estate because we believe that the growth of the technology industry, particularly Internet and data communications and corporate data center use, will be superior to that of the overall economy. We believe that our specialized understanding of both real estate and technology gives us a significant competitive advantage over less specialized investors. We use our in-depth knowledge of the technology industry, particularly Internet and data communications and corporate data center use, to identify strategically located properties, market our properties to tenants with specific technology needs, evaluate tenants’ creditworthiness and business models and assess the long-term value of in-place technical improvements.

•

Proven Acquisition Capability.    Since 2002, we have acquired 33 technology-related real estate properties (including ten properties containing over 2.1 million net rentable square feet since our initial public offering in November 2004), with another three under contract, for an aggregate of 7.8 million net rentable square feet, excluding space held for redevelopment. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria, which allows us to evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. We acquired more than half of our properties before they were broadly marketed by real estate brokers.

•	Experienced and Committed Management Team. Our senior management team, including our Executive Chairman, has an average of over 21 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. Following the completion of the concurrent offerings, our senior management team will collectively own a common equity interest in our company of approximately 3.0% on a fully diluted basis, which aligns management’s interests with those of our stockholders.

•	Unique Sourcing Relationships. The members of GI Partners hold a substantial indirect investment in our company. Accordingly, we anticipate that they will play an active role in our future success. We expect that CalPERS will provide us with introductions to potential sources of acquisitions and access to its technology industry experts and will be a potential source of co-investment capital. In addition, we expect that GI Partners’ private equity investment professionals will provide additional technology industry expertise and access to deal flow.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. Our business strategies to achieve these objectives are:

•	Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate and institutional information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which fosters reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•	Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Our portfolio, excluding space held for redevelopment, was approximately 90.1% leased as of March 31, 2005, leaving approximately 779,000 square feet of net rentable space available for lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout which may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses and certain capital expenditures. Leases covering more than 95% of the leased net rentable square feet in our portfolio as of March 31, 2005 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses. Since our initial public offering in November 2004, we have executed leases for 36,044 square feet of technical space at an average annualized rent of $95.80 per square foot and 209,592 square feet of nontechnical space at an average annualized rent of $19.48 per square foot, in each case including lease renewals and expansions commencing in 2004 through 2009.

•	Subdivide Improved Space for Turn-Key Data Center Use. We own approximately 230,000 net rentable square feet of space with extensive data center improvements that is currently, or will shortly be, available for lease. Rather than leasing all of this space to large single tenants, we are subdividing some of it for multi-tenant colocation use, with tenants averaging between 100 and 5,000 square feet of net rentable space. Multi-tenant colocation is a cost-effective solution for tenants who cannot afford or do not require their own extensive infrastructure and security. Because we can provide such features, we are able to lease space to these tenants at a significant premium over other uses.

•	Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding Internet gateway and other technology tenants and corporate and institutional data center users.

•	Use Capital Efficiently. We intend to sell assets opportunistically. We believe that we can increase stockholder returns by effectively redeploying asset sales proceeds into new acquisition opportunities. Recently, data centers have been particularly attractive candidates for sale to owner/users, as the cost of acquisition is usually substantially lower than the cost to construct a new facility. We will seek such opportunities to realize profits and reinvest our capital.

Summary Risk Factors

You should carefully consider the following important risks as well as the additional risks described in “Risk Factors” beginning on page 16:

•	Our portfolio of properties consists primarily of technology-related real estate. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base.

•	We depend on significant tenants that may be costly or difficult to replace, and many of our properties are occupied by single tenants. The loss of significant tenants could cause a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

•	Under a contribution agreement with the third-party contributors who contributed the direct and indirect interests in 200 Paul Avenue and 1100 Space Park Drive to our operating partnership in connection with the contribution and acquisition transactions consummated concurrently with our initial public offering, we agreed to indemnify them against adverse tax consequences if we were to sell, exchange or otherwise dispose of these properties in a taxable transaction until the earlier of November 3, 2013 and the date on which these contributors (or certain transferees) hold less than 25% of the units of our operating partnership issued to them in connection with the contribution of these properties to our operating partnership. These properties represented 10.1% of our portfolio’s annualized rent as of March 31, 2005. In addition, under this contribution agreement, we agreed to make up to $20.0 million of indebtedness available for guaranty by these contributors which will, among other things, allow them to defer the recognition of gain in connection with the contribution of these properties. As a result, we may be required to incur and maintain more debt than we would otherwise.

•	We have owned our properties for a limited time and therefore our properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential.

•	Potential losses from fires, floods, earthquakes, terrorist attacks or other liabilities, including liabilities for environmental matters, may not be fully covered by our insurance policies or may be subject to significant deductibles. Our tenants generally retain title to the extensive and highly valuable technology-related improvements in many of our buildings, and therefore are generally required to insure them. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from tenants’ insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenants.

•

Upon completion of the concurrent offerings, we anticipate that our pro forma total consolidated indebtedness will be approximately $660.4 million, and we may incur significant additional debt to finance future acquisition and development activities. We also have an unsecured revolving credit facility with a group of banks, including affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for our common stock offering, and together with UBS Securities LLC, the bookrunning managers for our series B preferred stock offering, and other underwriters for the concurrent offerings. Our credit facility has a borrowing limit based upon a percentage of the value of our unsecured properties. We estimate that approximately $141.0 million of this facility will be available to us upon consummation of the concurrent offerings and application of the proceeds therefrom. Our debt service obligations with respect to such indebtedness will reduce cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, and expose us to the risk of default.

•	We are party to debt agreements that contain lockbox and cash management provisions pursuant to which revenues generated by properties subject to such indebtedness are immediately swept into an account for the benefit of the lenders and are typically available to be distributed to us only after the funding of reserve accounts for, among other things, debt service, taxes, insurance, tenant improvements and leasing commissions. If our properties do not generate sufficient cash flow, we may be required to fund distributions, including dividends to our preferred stockholders or distributions to our common stockholders, from working capital or borrowings under our credit facility or reduce such distributions. It is our policy to limit our indebtedness to approximately 60% of our total market capitalization, which is the sum of the market values of all of our outstanding common stock, preferred stock, the common and long-term incentive units not owned by our company and the book value of our indebtedness; however, this policy is not a part of our governing documents and our board of directors can change it at any time.

•	Our charter and bylaws, the Maryland General Corporation Law, or MGCL, and the partnership agreement of our operating partnership contain provisions, including a 9.8% limit on ownership of our common stock, a 9.8% limit on ownership of each series of our preferred stock and a 9.8% limit on ownership of the value of our outstanding capital stock, that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their stock in such a transaction.

•	Our performance and value are subject to risks associated with events and conditions generally applicable to owners and operators of real property that are beyond our control. Because real estate investments are relatively illiquid, our ability promptly to sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, which may harm our financial condition.

The Properties

Our Portfolio of Properties

The following table presents an overview of our portfolio of properties, including our acquisition properties, based on information as of March 31, 2005:

Property(1)	Metropolitan Area	Percent Ownership		Year Built/ Renovated	Net Rentable Square Feet(2)		Percent Leased(3)		Annualized Rent(4)	Annualized Rent Per Leased Square Foot(5)	Annualized Net Effective Rent Per Leased Square Foot(6)
Internet Gateway

Lakeside Technology Center	Chicago	100.0%		1912-1929/2000	805,150	(7)	94.2	%(7)	$19,290,966	$25.44	$29.70
200 Paul Avenue	San Francisco	100.0		1955/1999&2001	532,238		83.4		10,897,301	24.54	27.94
Univision Tower	Dallas	100.0		1983	477,107		79.9		8,120,266	21.30	19.49
Carrier Center	Los Angeles	100.0		1922/1999	450,021		79.7		7,702,967	21.48	24.60
Camperdown House(8)	London, UK	100.0		1983/1999	63,233		100.0		4,193,136	66.31	66.31
1100 Space Park Drive	Silicon Valley	100.0		2001	167,951		46.6		3,525,347	45.07	52.41
36 Northeast Second Street	Miami	100.0		1927/1999	162,140		81.2		3,129,972	23.78	25.66
Charlotte Internet Gateway Properties(9)	Charlotte	100.0		1999/2000/2001	95,490		73.3		1,667,284	23.81	30.00
Burbank Data Center	Los Angeles	100.0		1991	82,911		100.0		1,414,300	17.06	18.41

					2,836,241		83.5		59,941,539	25.31	28.07
Data Center

833 Chestnut Street	Philadelphia	100.0		1927/1998	547,195	(10)	91.5	(10)	7,039,201	14.06	14.52
Hudson Corporate Center	New York	100.0		1989/2000	311,950		87.4		6,853,399	25.14	24.66
Savvis Data Center 1	Silicon Valley	100.0		2000	300,000		100.0		5,760,000	19.20	22.09
Webb at LBJ	Dallas	100.0		1966/2000	365,449		89.6		4,499,282	13.74	14.87
AboveNet Data Center	Silicon Valley	100.0		1987/1999	187,085		96.2		4,431,834	24.64	34.52
NTT/Verio Premier Data Center	Silicon Valley	100.0		1982-83/2001	130,752		100.0		3,781,200	28.92	31.11
Savvis Data Center 2	Silicon Valley	100.0		1973/2000	167,932		100.0		3,027,814	18.03	22.08
Savvis Data Center 3	Los Angeles	100.0		1975/1998-99	113,606		100.0		2,048,316	18.03	22.08
Savvis Data Center 4	Silicon Valley	100.0		1972/1999	103,940		100.0		1,874,038	18.03	22.08
Savvis Data Center 5	Silicon Valley	100.0		1977/2000	90,139		100.0		1,625,206	18.03	22.08
Ameriquest Data Center	Denver	100.0		2001	82,229		100.0		1,521,240	18.50	20.34
eBay Data Center	Sacramento	100.0		1983/2000	62,957		100.0		1,479,943	23.51	24.05
VarTec Building	Dallas	100.0		1999	135,250		100.0		1,352,500	10.00	10.45
MAPP Building	Minneapolis/ St. Paul	100.0		1947/1999	88,134		100.0		1,339,637	15.20	16.02
Brea Data Center	Los Angeles	100.0		1981/2000	68,807		100.0		1,211,898	17.61	19.83
AT&T Web Hosting Facility	Atlanta	100.0		1998	250,191		50.5		1,098,036	8.69	10.50

					3,005,616		91.5		48,943,544	17.79	19.99
Technology Manufacturing

Ardenwood Corporate Park	Silicon Valley	100.0		1985-86	307,657		100.0		7,691,292	25.00	25.04
Maxtor Manufacturing Facility	Silicon Valley	100.0		1991 & 1997(11)	183,050		100.0		3,371,122	18.42	19.92
ASM Lithography Facility(12)	Phoenix	100.0		2002	113,405		100.0		2,549,165	22.48	25.52

					604,112		100.0		13,611,579	22.53	23.58
Technology Office/ Corporate Headquarters

Comverse Technology Building	Boston	100.0		1957 & 1999(13)	386,956		100.0		5,989,152	15.48	16.13
100 Technology Center Drive	Boston	100.0		1989/2001	197,000		100.0		3,743,000	19.00	20.20
Granite Tower	Dallas	100.0		1999	240,065		94.6		3,438,061	15.14	15.04
Stanford Place II	Denver	98.0	(14)	1982	366,184		88.4		3,088,815	9.54	9.11
Siemens Building	Dallas	100.0		1999	125,538		100.0		1,917,505	15.27	17.54
Savvis Office Building	Silicon Valley	100.0		1977/2000	84,383		100.0		1,521,425	18.03	22.08

					1,400,126		96.0		19,697,958	14.65	15.36

Portfolio Total/Weighted Average					7,846,095		90.1%		$142,194,620	$20.12	$22.12

Square Feet of Space Held for Redevelopment					397,563

Portfolio Total including Space Held for Redevelopment					8,243,658

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses. Since March 31, 2005 we have leased 245,636 rentable square feet (233,491 usable square feet) at an average annualized rent of approximately $30.68 per square foot, including leases executed prior to March 31, 2005 for which we were not receiving rent as of March 31, 2005. These leases commence between 2005 and 2009. Rent abatements for these leases for the 12 months ending March 31, 2006 total $260,278.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Includes unoccupied space for which we are receiving rent and excludes space for which leases had been executed as of March 31, 2005 but for which we are not yet receiving rent.
(4)	Annualized rent represents the annualized monthly contractual rent under existing leases as of March 31, 2005. This amount reflects total base rent before any one-time or nonrecurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of March 31, 2005 for the 12 months ending March 31, 2006 were $136,344.
(5)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(6)	For properties owned as of March 31, 2005, annualized net effective rent per leased square foot represents the contractual rent for leases in place as of March 31, 2005, calculated on a straight line basis from the date of acquisition by GI Partners or us or the date the lease commenced, if later. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement and leasing costs incurred by GI Partners or us for such leases, and is then divided by the net rentable square footage under lease as of the same date. For properties acquired after March 31, 2005, the same approach is used, except that the straight line rent calculation is as of the acquisition date or the projected acquisition date.
(7)	Excludes 290,000 square feet of space held for redevelopment.
(8)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on March 31, 2005 of $1.89 per £1.00.
(9)	Comprises three properties in Charlotte, North Carolina which we are under contract to acquire. The acquisition of these properties remains subject to the completion of our due diligence and satisfaction of customary closing conditions. Accordingly, we cannot assure you that we will be able to consummate the acquisition.
(10)	Excludes 107,563 square feet of space held for redevelopment.
(11)	This property consists of two buildings: 1055 Page Avenue was built in 1991, and 47700 Kato Road was built in 1997.
(12)	We own the subsidiary that is party to a ground sublease covering this property. The term of the ground sublease expires on December 31, 2082.
(13)	This property consists of two buildings: 100 Quannapowitt was built in 1999, and 200 Quannapowitt was built in 1957 and has subsequently been renovated.
(14)	We indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated party holds the remaining 2% interest in this subsidiary.

Right of First Offer Property

We have a right of first offer with respect to a 129,366 square foot vacant data center owned by GI Partners in Frankfurt, Germany.

This Offering

Issuer	Digital Realty Trust, Inc., a Maryland corporation.

Common Stock Offered by Us	4,200,000 shares

Common Stock to be Outstanding after this Offering	25,621,300 shares(1)

Common Stock and Operating Partnership Units to be Outstanding after this Offering	57,142,731 shares/units(1)(2)

NYSE Symbol	DLR

Use of Proceeds

We expect that the net proceeds from our common stock offering will be approximately $71.4 million after deducting underwriting discounts and commissions and our expenses (or approximately $82.2 million if the underwriters exercise in full their option to purchase additional shares of our common stock). We expect that the proceeds from our concurrent offering of series B preferred stock will be approximately $52.9 million after deducting underwriting discounts and commissions and our expenses (or approximately $60.9 million if the underwriters exercise in full their option to purchase additional shares of our series B preferred stock). Our operating partnership will subsequently use the net proceeds from the concurrent offerings to repay borrowings under our unsecured revolving credit facility, potentially to acquire the acquisition properties and additional properties, and for general corporate purposes. See “Use of Proceeds.”

Risk Factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page 16 of this prospectus before making a decision to invest in our common stock.

(1)	Excludes 630,000 shares issuable upon exercise of the underwriters’ over-allotment option, 2,068,046 shares available for future issuance under our incentive award plan and 915,495 shares underlying options granted under our incentive award plan.
(2)	Includes 30,030,870 outstanding common units held by limited partners and 1,490,561 outstanding vested long-term incentive units granted under our incentive award plan that in each case may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing on January 3, 2006.

Concurrent Preferred Stock Offering

We are also making a concurrent offering of 2,200,000 shares of our series B preferred stock, par value $.01 per share. We have granted the underwriters in the preferred stock offering a 30-day option to purchase up to 330,000 additional shares of our series B preferred stock to cover over-allotments. We will pay cumulative dividends on our series B preferred stock from the date of original issuance in the amount of approximately $             per share each year, which is equivalent to             % of the $25.00 liquidation preference per share. Dividends on our series B preferred stock will be payable quarterly in arrears, beginning on September 30, 2005. On or after                     , 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Our series B preferred stock will not be convertible into or exchangeable for any other property or securities of our company.

Our Tax Status

We are and intend to continue operating in a manner that will allow us to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as of amended, which we refer to as the Code, commencing with our taxable year ended December 31, 2004. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on net taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates and may be precluded from electing REIT status for four years following the year of disqualification. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Summary Selected Financial Data

The following table sets forth summary selected consolidated financial and operating data on a pro forma and historical basis for our company and on a combined historical basis for the Digital Realty Predecessor. The Digital Realty Predecessor comprises the real estate activities and holdings of GI Partners related to the properties in our portfolio. We have not presented historical information for Digital Realty Trust, Inc. for periods prior to the consummation of our initial public offering on November 3, 2004 because we did not have any corporate activity until the consummation of our initial public offering other than the issuance of shares of common stock in connection with the initial capitalization of our company, and because we believe that a discussion of the results of Digital Realty Trust, Inc. would not be meaningful. The Digital Realty Predecessor comprises:

•	the wholly-owned real estate subsidiaries and majority-owned real estate joint ventures that GI Partners contributed to our operating partnership in connection with our initial public offering;

•	an allocation of GI Partners’ line of credit to the extent that borrowings and related interest expense related to (1) borrowings to partially fund acquisitions of the properties in our portfolio and (2) borrowings to pay asset management fees paid by GI Partners that were allocated to the properties in our portfolio; and

•	an allocation of the asset management fees paid to a related party and incurred by GI Partners, along with an allocation of the liability for any such fees that were unpaid as of the date of the financial statements, and an allocation of GI Partners’ general and administrative expenses.

You should read the following summary selected financial data in conjunction with our consolidated and combined historical and consolidated pro forma financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are included elsewhere in this prospectus.

The historical consolidated balance sheet information as of December 31, 2004 and the consolidated statement of operations information for the period from November 3, 2004 through December 31, 2004 have been derived from the historical consolidated financial statements of our company audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2003 and 2002 of the Digital Realty Predecessor and the combined statements of operations information for the years then ended and for the periods from January 1, 2004 through November 2, 2004 of the Digital Realty Predecessor have been derived from the historical combined financial statements audited by KPMG LLP. The historical consolidated balance sheet information as of March 31, 2005 and the consolidated statement of operations information for the three months ended March 31, 2005 have been derived from the unaudited consolidated financial statements of our company. The historical combined statements of operations information for the three months ended March 31, 2004 have been derived from the unaudited combined financial statements of the Digital Realty Predecessor. In the opinion of the management of our company, the historical consolidated balance sheet information as of March 31, 2005 and the historical consolidated and combined statements of operations for the three months ended March 31, 2005 and 2004 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2005 are not necessarily indicative of the results to be obtained for the full fiscal year.

Our unaudited pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004 assume the completion of the concurrent offerings and our intended use of the proceeds therefrom as of January 1, 2004 for the operating data and as of the stated date for the balance sheet data. Our unaudited pro forma consolidated financial statements also include the effects of our series A preferred stock offering, which closed on February 9, 2005, as if the series A preferred stock offering had closed on January 1, 2004 for the operating data. Our unaudited pro forma consolidated financial statements also include the effects of the acquisition by us of Lakeside Technology Center, Ameriquest Data Center, Savvis Data Centers 2 through 5 and Savvis Office Building and the expected acquisition of the acquisition properties, along with the related financing transactions, as if those acquisitions and financing transactions had occurred as of January 1, 2004 for the operating data and as of the stated date for the balance sheet data. Our unaudited pro forma consolidated financial statements for the year ended December 31, 2004 also include the effects of our initial public offering, which closed on November 3, 2004, and the related formation and refinancing transactions that occurred in conjunction with our initial public offering, as if the resulting debt and equity structure were in place as of January 1, 2004 for the operating data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and the Digital Realty Predecessor

(Amounts in thousands, except per share data)

	The Company		The Predecessor	The Company	The Company and the Predecessor		The Predecessor
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Combined		Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004		Year Ended December 31,
	2005	2005	2004				2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Rental revenues	$45,197	$32,691	$16,028	$170,306	$89,108		$50,099	$21,203
Tenant reimbursements	9,494	6,520	2,728	36,282	16,229		8,661	3,894
Other revenues	474	432	14	2,680	1,784		4,328	458

Total revenues	55,165	39,643	18,770	209,268	107,121		63,088	25,555

Rental property operating and maintenance expenses	9,034	7,145	3,006	36,570	18,974		8,624	4,997
Property taxes	6,842	3,681	1,718	24,173	9,334		4,688	2,755
Insurance	994	599	241	4,342	1,875		626	83
Interest expense	10,459	8,121	3,813	41,860	24,461		10,091	5,249
Asset management fees to related party	—	—	796	—	2,655		3,185	3,185
Depreciation and amortization expense	16,379	12,143	5,507	62,316	31,398		16,295	7,659
General and administrative expenses	2,413	2,413	92	24,847	21,017		329	249
Net loss from early extinguishment of debt	125	125	—	283	283		—	—
Other expenses	531	521	90	2,922	2,805		2,459	1,249

Total expenses	46,777	34,748	15,263	197,313	112,802		46,297	25,426

Income (loss) before minority interests (deficit)	8,388	4,895	3,507	11,955	(5,681)		16,791	129
Minority interests in consolidated joint ventures	(3)	(3)	46	(24)	(24)		149	190
Minority interests in operating partnership	4,628	2,159	—	6,608	(10,214)		—	—

Net income (loss)	3,763	2,739	3,461	5,371	4,557		16,642	(61)
Preferred stock dividends	(3,300)	(1,271)	—	(13,198)	—		—	—

Net income (loss) available to common stockholders/ owners	$463	$1,468	$3,461	$(7,827)	$4,557		$16,642	$(61)

Earnings (loss) per share available to common stockholders—basic and diluted	$0.02	$0.07	$—	$(0.31)	$(0.30	)(1)	$—	$—
Weighted average common shares outstanding:
Basic	25,621	21,421	—	25,621	20,771	(1)	—	—
Diluted	25,735	21,535	—	25,621	20,771	(1)	—	—
Balance Sheet Data (at period end)
Investments in real estate, after accumulated depreciation and amortization	$1,076,084	$852,112	$—	$—	$787,412		$391,737	$217,009
Total assets	1,386,496	1,099,727	—	—	1,013,287		479,698	269,836
Notes payable under line of credit	73,072	36,000	—	—	44,000		44,436	53,000
Mortgages and other secured loans	587,369	479,701	—	—	475,498		253,429	103,560
Total liabilities	741,905	579,393	—	—	584,229		328,303	183,524
Minority interests in consolidated joint ventures	149	149	—	—	997		3,444	3,135
Minority interests in operating partnership	271,541	250,592	—	—	254,862		—	—
Stockholders’/owner’s equity	372,901	269,593	—	—	173,199		147,951	83,177
Total liabilities and stockholders’/owner’s equity	1,386,496	1,099,727	—	—	1,013,287		479,698	269,836
Cash flows from (used in):
Operating activities	$—	$11,708	$6,627	$—	$44,638		$27,628	$9,645
Investing activities	—	(71,645)	(40,571)	—	(371,277)		(213,905)	(164,755)
Financing activities	—	58,255	33,023	—	326,022		187,873	158,688
Other Data:
Funds from operations(2)	$24,770	$17,041	$—	$74,295	$(9,010	)(1)	$—	$—
Funds from operations available to common stockholders(2)(3)	21,470	15,770	—	61,097	(9,010	)(1)	—	—
EBITDA(4)	35,229	25,162	12,781	116,155	50,202		43,028	12,847
EBITDA available to common stockholders of the company and owner of the Predecessor(4)(5)	31,929	23,891	12,781	102,957	50,202		43,028	12,847

(1)	For period from November 3, 2004 through December 31, 2004.
(2)	We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. See the reconciliation of pro forma net income to pro forma FFO below.
(3)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock. See the reconciliation of net income to FFO available to common stockholders below.
(4)	We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful supplemental performance measure. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, EBITDA should not be considered as an alternative to net income as an indicator of our operating performance. In addition, because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Accordingly, EBITDA should not be considered as a supplement to cash flows from operating activities (computed in accordance with GAAP) as a measure of our liquidity. Other REITs may calculate EBITDA differently than we do; accordingly, our EBITDA may not be comparable to such other REITs’ EBITDA. See the reconciliation of net income to EBITDA on page 15.
(5)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock. See the reconciliation of net income to EBITDA available to common stockholders on page 15.

The following table reconciles our net income to our FFO and FFO available to common stockholders for the periods indicated:

	Pro Forma Three Months Ended March 31, 2005	Historical Three Months Ended March 31, 2005	Pro Forma Year Ended December 31, 2004	Historical Consolidated Period from November 3, 2004 through December 31, 2004
Reconciliation of net income to FFO and FFO available to common stockholders:
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$8,391	$4,898	$11,979	$(16,383)
Plus real estate depreciation and amortization	16,379	12,143	62,316	7,373

FFO	24,770	17,041	74,295	(9,010)
Less preferred stock dividends	3,300	1,271	13,198	—

FFO available to common stockholders(1)	$21,470	$15,770	$61,097	$(9,010)

(1)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

The following table reconciles our net income to our EBITDA and EBITDA available to common stockholders for the periods indicated:

	The Company		The Predecessor	The Company	The Company and the Predecessor	The Predecessor
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31,
	2005	2005	2004			2003	2002
Reconciliation of net income to EBITDA:
Net income (loss)	$3,763	$2,739	$3,461	$5,371	$4,557	$16,642	$(61)
Adjustments:
Minority interest in operating partnership	4,628	2,159	—	6,608	(10,214)	—	—
Interest expense	10,459	8,121	3,813	41,860	24,461	10,091	5,249
Depreciation and amortization	16,379	12,143	5,507	62,316	31,398	16,295	7,659

EBITDA	35,229	25,162	12,781	116,155	50,202	43,028	12,847
Less preferred stock dividends	3,300	1,271	—	13,198	—	—	—

EBITDA available to common stockholders of the Company and to the owners of the Predecessor	$31,929	$23,891	$12,781	$102,957	$50,202	$43,028	$12,847

RISK FACTORS

Investment in our securities involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring the securities offered by this prospectus. Any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our properties depend upon the technology industry and the demand for technology-related real estate.

Our portfolio of properties consists primarily of technology-related real estate. A decline in the technology industry or a decrease in the adoption of data center space for corporate enterprises could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base. We are susceptible to adverse developments in the corporate and institutional data center and broader technology industries (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, costs of complying with government regulations or increased regulation and other factors) and the technology-related real estate market (such as oversupply of or reduced demand for space). In addition, the rapid development of new technologies or the adoption of new industry standards could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

We depend on significant tenants, and many of our properties are single-tenant properties or are currently occupied by single tenants.

As of March 31, 2005, the 15 largest tenants in our property portfolio represented approximately 64.5% of the total annualized rent generated by our properties. Our largest tenants by annualized rent are Savvis Communications and Qwest Communications International. Savvis Communications leased approximately 1.1 million square feet of net rentable space as of March 31, 2005, representing approximately 15.9% of the total annualized rent generated by our properties. Qwest Communications International leased 654,866 square feet of net rentable space as of March 31, 2005, representing approximately 12.8% of the total annualized rent generated by our properties. In addition, 19 of our properties are occupied by single tenants. Our tenants may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases. If any tenant defaults or fails to make timely rent payments, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties.

If any tenant becomes a debtor in a case under the federal Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. In either case, our claim for unpaid rent would likely not be paid in full. Currently, two tenants, VarTec Telecom, Inc., leasing approximately 156,051 square feet of net rentable space, and Universal Access Inc., leasing approximately 15,641 net rentable square feet, are in bankruptcy. Both tenants are current on their rental obligations. Since we acquired our first building in January 2002, 14 tenants in our buildings leasing approximately 489,000 square feet of net rentable space concluded bankruptcy proceedings. Of the 14 tenants, eight tenants leasing approximately

385,000 net rentable square feet paid rent to us on an uninterrupted basis and affirmed their leases. Of the approximately 104,000 net rentable square feet that was rejected and terminated, we had re-leased approximately 21,000 square feet as of the date of this prospectus.

Our revenue and cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in its business, or fail to renew its lease or renew on terms less favorable to us than its current terms.

Our portfolio of properties depends upon local economic conditions and is geographically concentrated in certain locations.

Our properties and acquisition properties are located only in the Atlanta, Boston, Charlotte, Chicago, Dallas, Denver, London, Los Angeles, Miami, Minneapolis/St. Paul, New York, Philadelphia, Phoenix, Sacramento, San Francisco and Silicon Valley metropolitan areas. We depend upon the local economic conditions in these markets, including local real estate conditions. Many of these markets experienced downturns within recent years. Our operations may also be affected if too many competing properties are built in any of these markets. If there is a downturn in the economy in any of these markets, our operations and our revenue and cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, could be materially adversely affected. We cannot assure you that these markets will grow or will remain favorable to the technology industry.

In addition, our portfolio is geographically concentrated in the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan markets. These markets represented 6.8%, 13.6%, 13.6%, 8.7%, 4.8%, 5.0%, 7.7% and 25.7%, respectively, of annualized rent as of March 31, 2005 of the properties in our portfolio. Hence, positive or negative changes in conditions in these markets in particular will impact our overall performance.

We have owned our properties for a limited time.

We own 33 properties and are under contract to acquire three properties. These properties are located throughout the U.S. and one property is in London, England. The properties contain a total of approximately 7.8 million net rentable square feet. All the properties have been under our management for less than four years, and we have owned 15 of the properties for less than one year. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential. We cannot assure you that the operating performance of the properties will not decline under our management.

We may have difficulty internalizing our asset management and accounting functions, complying with the rules and regulations applicable to public companies and managing our growth.

A significant portion of the asset management and general and administrative functions of our predecessor were performed by GI Partners’ related-party asset manager, an affiliate of CB Richard Ellis Investors. This affiliate also provided all of our accounting and financial reporting services. In November 2004, we internalized our asset management function. In April 2005, we internalized our accounting and financial reporting functions. We are also experiencing rapid growth in the size of our portfolio through acquisitions. The growth in our portfolio and the demands placed on our company in connection with internalizing our asset management and accounting functions may significantly strain our management, operational and financial resources and systems. In addition, as a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the NYSE. The requirements of these rules and regulations have increased our accounting, legal and financial compliance costs and may strain our management and operational resources and systems. An inability to manage our growth effectively could result in deficiencies in our disclosure controls and procedures or our internal control over financial reporting.

We have limited operating history as a REIT and as a public company.

We were formed in March 2004 and have limited operating history as a REIT and as a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or as a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

Tax protection provisions on certain properties could limit our operating flexibility.

We have agreed with the third-party contributors who contributed the direct and indirect interests in the 200 Paul Avenue and 1100 Space Park Drive properties to indemnify them against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties. However, we can sell these properties in a taxable transaction if we pay the contributors cash in the amount of their tax liabilities arising from the transaction and tax payments. The 200 Paul Avenue and 1100 Space Park Drive properties represented 10.1% of our portfolio’s annualized rent as of March 31, 2005. These tax protection provisions apply for a period expiring on the earlier of November 3, 2013 and the date on which these contributors (or certain transferees) hold less than 25% of the units issued to them in connection with the contribution of these properties to our operating partnership. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $20.0 million of debt available for these contributors to guarantee. We agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions. As a result, we may be required to incur and maintain more debt than we would otherwise.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under various insurance policies. We select policy specifications and insured limits which we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or nuclear reaction. Some of our policies, like those covering losses due to floods, are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. A substantial portion of the properties we own are located in California, an area especially subject to earthquakes. Together, these properties represented approximately 43.2% of our portfolio’s annualized rent as of March 31, 2005. While we carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the risk of loss.

In addition, many of our buildings contain extensive and highly valuable technology-related improvements. Under the terms of our leases, tenants generally retain title to such improvements and are obligated to maintain adequate insurance coverage applicable to such improvements and under most circumstances use their insurance proceeds to restore such improvements after a casualty. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from tenants’ insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenants.

If we or one or more of our tenants experiences a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Payments on our debt reduce cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, and may expose us to the risk of default under our debt obligations.

Upon completion of the concurrent offerings, we anticipate that our pro forma total consolidated indebtedness will be approximately $660.4 million, and we may incur significant additional debt to finance future acquisition and development activities. We also have an unsecured revolving credit facility with a group of banks, including affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for our common stock offering, and together with UBS Securities LLC, the bookrunning managers for our series B preferred stock offering, and other underwriters for the concurrent offerings. Our credit facility has a borrowing limit based upon a percentage of the value of our unsecured properties included in the facility’s borrowing base. We estimate that approximately $141.0 million of additional borrowings under this facility will be available to us upon consummation of the concurrent offerings. In addition, under our contribution agreement with respect to the 200 Paul Avenue and 1100 Space Park Drive properties, we have agreed to make available for guarantee up to $20.0 million of indebtedness and may enter into similar agreements in the future.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, pay the dividends to our preferred stockholders or pay distributions to our common stockholders necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock, and our ability to satisfy our debt service obligations could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

We may be unable to identify and complete acquisitions and successfully operate acquired properties.

We are currently under contract to acquire three technology-related properties. In addition, we continually evaluate the market of available properties and may acquire additional technology-related real estate when opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•	we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of technology-related real estate, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to integrate new acquisitions quickly and efficiently, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	acquired properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock, and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to source off-market deal flow in the future.

A key component of our growth strategy is to continue to acquire additional technology-related real estate. To date, more than half of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of competitive bidding, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock, and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

As of March 31, 2005, leases representing 0.7% and 2.6% of the square footage of the properties in our portfolio were scheduled to expire in 2005 and 2006, respectively, and an additional 9.9% of the square footage of the properties in our portfolio was available to be leased. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock, and our ability to satisfy our debt service obligations could be materially adversely affected.

Our growth depends on external sources of capital which are outside of our control.

In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock and preferred stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Our unsecured credit facility restricts our ability to engage in some business activities.

Our unsecured credit facility contains negative covenants and other financial and operating covenants that, among other things:

•	restrict our and our subsidiaries’ ability to incur additional indebtedness;

•	restrict our and our subsidiaries’ ability to make certain investments;

•	restrict our and our subsidiaries’ ability to merge with another company;

•	restrict our and our subsidiaries’ ability to create, incur or assume liens;

•	restrict our ability to make distributions to our stockholders;

•	require us to maintain financial coverage ratios; and

•	require us to maintain a pool of unencumbered assets approved by the lenders.

These restrictions could cause us to default on our unsecured credit facility or negatively affect our operations and our ability to pay dividends to our preferred stockholders or distributions to our common stockholders.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In that event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also lead to impasses, for example, as to whether to sell a property, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our day-to-day business. Consequently, actions by or disputes with partners or co-venturers may subject properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Michael Foust, our Chief Executive Officer, A. William Stein, our Chief Financial Officer and Chief Investment Officer, and Scott Peterson, our Senior Vice President, Acquisitions. They are important to our success for many reasons, including that each has a national or regional reputation in our industry and the investment community that attracts investors and business and investment opportunities and assists us in negotiations with investors, lenders, existing and potential tenants and industry personnel. If we lost their services, our business and investment opportunities and our relationships with lenders, existing and prospective tenants and industry personnel could suffer. Many of our other senior executives also have strong technology and real estate industry reputations. As a result, we have greater access to potential acquisitions and leasing and other opportunities, and are better able to negotiate with tenants. The loss of any of these key personnel would result in the loss of these and other benefits and could materially and adversely affect our results of operations.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. Our policy is to use derivatives only to hedge interest rate risks related to our borrowings, not for speculative or trading purposes, and to enter into contracts only with major financial institutions based on their credit ratings and other factors. However, we may choose to change this policy in the future. Effective November 26, 2004, we entered into interest rate swap agreements with KeyBank National Association and Bank of America for $140.3 million of our variable rate debt, of which $139.6 million was outstanding as of March 31, 2005, and effective May 26, 2005, we entered into a $100.0 million interest rate swap agreement with Bank of America. As a result, approximately 78.9% of our total pro forma indebtedness as of March 31, 2005 was subject to fixed interest rates. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Our properties may not be suitable for lease to certain data center, technology or office tenants without significant expenditures or renovations.

Because many of our properties contain extensive tenant improvements installed at our tenants’ expense, they may be better suited for a specific corporate enterprise data center user or technology industry tenant and could require modification in order for us to re-lease vacant space to another corporate enterprise data center user or technology industry tenant. For the same reason, our properties also may not be suitable for lease to traditional office tenants without significant expenditures or renovations.

Ownership of properties located outside of the United States subjects us to foreign currency, business, operational and other risks which may adversely impact our ability to make distributions.

We own one property located outside of the U.S. and have a right of first offer with respect to a second property. In addition, we are currently considering, and will in the future consider, additional international acquisitions.

The ownership of properties located outside of the U.S. subjects us to risk from fluctuations in exchange rates between foreign currencies and the U.S. dollar. We expect that our principal foreign currency exposure will be to the British pound and the euro. Changes in the relation of these currencies to U.S. dollars will affect our revenues and operating margins, may materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock, and ability to satisfy our debt obligations.

We intend to attempt to mitigate the risk of currency fluctuation by financing our properties in the local currency denominations, although we cannot assure you that we will be able to do so or that this will be effective. We may also engage in direct hedging activities to mitigate the risks of exchange rate fluctuations. If we do engage in foreign currency exchange rate hedging activities, any income recognized with respect to these hedges (as well as any foreign currency gain recognized with respect to changes in exchange rates) may not qualify under the 75% gross income test or the 95% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT.

Foreign real estate investments generally involve certain risks not generally associated with investments in the United States. Our international acquisitions and operations are subject to a number of risks, including:

•	acquisition risk resulting from our lack of knowledge of local real estate markets, economies and business practices and customs;

•	our limited knowledge of and relationships with sellers and tenants in these markets;

•	due diligence, transaction and structuring costs higher than those we may face in the U.S.;

•	complexity and costs associated with managing international operations;

•	difficulty in hiring qualified management, sales personnel and service providers in a timely fashion;

•	multiple, conflicting and changing legal, regulatory, tax and treaty environments;

•	exposure to increased taxation, confiscation or expropriation;

•	currency transfer restrictions and limitations on our ability to distribute cash earned in foreign jurisdictions to the U.S.;

•	difficulty in enforcing agreements in non-U.S. jurisdictions, including those entered into in connection with our acquisitions or in the event of a default by one or more of our tenants; and

•	political and economic instability in certain geographic regions.

Our inability to overcome these risks could adversely affect our foreign operations and could harm our business and results of operations.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to pay dividends to our preferred stockholders or pay distributions to our common stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, and the value of our properties. These events and conditions include:

•	local oversupply, increased competition or reduction in demand for technology-related space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing submarket demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock and ability to satisfy our debt service obligations.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability promptly to sell properties in our portfolio in response to adverse changes in their performance may be limited, which may harm our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with environmental laws and regulations and to indemnify us for any related liabilities.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Future laws, ordinances or regulations may impose additional material environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to pay dividends to our preferred stockholders or pay distributions to our common stockholders or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold may grow, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. We have not conducted an audit or investigation of all of our properties to determine our compliance with the ADA. If one or more of the properties in our portfolio does not comply with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other similar legislation, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock and our ability to satisfy our debt service obligations could be materially adversely affected.

We may incur significant costs complying with other regulations.

The properties in our portfolio are subject to various federal, state and local regulations, such as state and local fire and life safety regulations. If we fail to comply with these various regulations, we may have to pay fines or private damage awards. In addition, we do not know whether existing regulations will change or whether future regulations will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, per share trading price of our common stock or preferred stock and our ability to satisfy our debt service obligations.

Risks Related to Our Organizational Structure

Conflicts of interest may exist or could arise in the future with holders of units in our operating partnership.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties under Maryland law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. Under Maryland law, a general partner of a Maryland limited partnership owes its limited partners the duties of good faith, fairness and loyalty, unless the partnership agreement provides otherwise. The partnership agreement of our operating partnership provides that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty, (2) the indemnified party received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Maryland law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

We are also subject to the following additional conflicts of interest with holders of units in our operating partnership:

We may pursue less vigorous enforcement of the terms of contribution and other agreements because of conflicts of interest among GI Partners and certain of our officers.    GI Partners and certain other contributors had ownership interests in the properties and in the other assets and liabilities contributed to our operating partnership in our formation and have interests in the property on which we have a right of first offer. We, under the agreements relating to the contribution of such interests, have contractual rights to indemnification in the event of breaches of representations or warranties made by GI Partners and other contributors. In addition, GI Partners has entered into a non-competition agreement with us pursuant to which it agreed, among other things, not to compete with us in certain business activities. Richard Magnuson, the Executive Chairman of our board of directors, is also, and will continue to be, the chief executive officer of the advisor to GI Partners. He and certain of our other senior executives have entered into employment agreements with us containing non-competition provisions. None of these contribution, option, right of first offer, employment and non-competition agreements was negotiated at arm’s-length. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, option, right of first offer, employment and non-competition agreements because of our desire to maintain our ongoing relationship with GI Partners and the other individuals involved.

Tax consequences upon sale or refinancing.    Sales of properties and repayment of related indebtedness will affect holders of common units in our operating partnership and our stockholders differently. The parties who contributed the 200 Paul Avenue and 1100 Space Park Drive properties to our operating partnership would incur adverse tax consequences upon the sale of these properties and on the repayment of related debt which differ from the tax consequences to us and our stockholders. Consequently, these holders of common units in our operating partnership may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While we have exclusive authority under the limited partnership agreement of our operating partnership to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, any such decision would require the approval of our board of directors. Certain of our directors and executive officers could exercise their influence in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

Our charter contains 9.8% ownership limits with respect to our capital stock.    Our charter, subject to certain exceptions, authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock, 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any series of preferred stock and 9.8% of the value of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose direct or indirect ownership of more than 9.8% of the outstanding shares of our common stock, more than of 9.8% of the outstanding shares of any series of preferred stock or more than 9.8% of the value of our outstanding capital stock could jeopardize our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay, defer or prevent a transaction or a change of control that might be in the best interest of our common or preferred stockholders.

We could increase the number of authorized shares of stock and issue stock without stockholder approval.    Our charter authorizes our board of directors, without stockholder approval, to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue authorized but unissued shares of our common stock or preferred stock and, subject to the voting rights of holders of preferred stock, to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or reclassified shares. Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might be in the best interest of our common or preferred stockholders.

Certain provisions of Maryland law could impede changes in control.    Certain provisions of the MGCL may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our common or preferred stockholders, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might be in the best interest of our common or preferred stockholders. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects. Further, our partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock, unless in connection with such transaction we obtain the consent of the holders of at least 35% of our operating partnership’s common and long-term incentive units (including units held by us), and certain other conditions are met.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our board of directors adopted a policy of limiting our indebtedness to 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), excluding options issued under our incentive award plan, plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service and which could materially adversely affect our cash flow and our ability to make distributions, including cash available to pay dividends to our preferred stockholders or pay distribution to our common stockholders. Higher leverage also increases the risk of default on our obligations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that our directors and officers have no liability in their capacities as directors or officers if they perform their duties in good faith, in a manner they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate our company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from that director or officer will be limited.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We believe we have operated and intend to continue operating in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce our cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would materially adversely affect the value of our capital stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. Our ability to qualify as a REIT may be affected by facts and circumstances that are not entirely within our control. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions in which they operate, including, in the case of the entity holding Camperdown House, the United Kingdom.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our common or preferred stockholders.

Risks Related to this Offering

Market interest rates and other factors may affect the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our common stock to go down. The trading price of the shares of common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions; and

•	our financial condition, performance and prospects.

Our unsecured credit facility may limit our ability to pay distributions to our common stockholders.

Our unsecured credit facility prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our unsecured credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualify as a REIT for federal income tax purposes. Consequently, if we do not generate sufficient funds from operations (as defined in our unsecured credit facility) during the twelve months preceding any dividend payment date for our common stock or preferred stock, we will not be able to pay all or a portion of the accumulated dividends payable to our stockholders on that payment date without causing a default under our unsecured credit facility. In the event of a default under our unsecured credit facility, we would be unable to borrow under our unsecured credit facility and any amounts we have borrowed thereunder could become due and payable.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, or upon exchange of units, or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock.

We have granted those persons who received units in the formation transactions related to our initial public offering, including GI Partners, certain registration rights with respect to the shares of our common stock for which their units may be redeemed or exchanged pursuant to the partnership agreement of our operating partnership. These registration rights require us to seek to file a “shelf” registration statement covering all such shares of common stock by January 3, 2006. In addition, commencing on March 3, 2006, each of GI Partners and another third party who received units in the initial public offering formation transactions have the right, on one occasion, to require us to register all such shares of our common stock. Our officers and directors have agreed not to sell or otherwise transfer any of the 1,490,561 long-term incentive units granted to them in connection with our initial public offering for a period of three years from the date of grant. Our directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or other securities convertible or exchangeable into our common stock for a period of 90 days after the date of this prospectus. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

The exercise of the underwriters’ over-allotment option, the exchange of units for common stock, the exercise of any options granted to directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of units may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, or upon exchange of units, or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us, the real estate industry or the technology industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our series A preferred stock has, and the series B preferred stock will have, a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets or the technology industry;

•	general and local economic conditions;

•	our inability to manage our growth effectively;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	possible adverse changes to tax laws;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations;

•	changes in foreign currency exchange rates; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive gross proceeds from our common stock offering of $75.7 million, or approximately $87.1 million if the underwriters’ over-allotment option is exercised in full. After deducting underwriting discounts and commissions and the estimated expenses of our common stock offering, we expect net proceeds of approximately $71.4 million, or approximately $82.2 million if the underwriters’ over-allotment option is exercised in full.

We estimate that we will receive gross proceeds from our series B preferred stock offering of $55.0 million, or approximately $63.3 million if the underwriters’ over-allotment option is exercised in full. After deducting underwriting discounts and commissions and the estimated expenses of our series B preferred stock offering, we expect net proceeds of approximately $52.9 million, or approximately $60.9 million if the underwriters’ option is exercised in full.

We will contribute the net proceeds of the concurrent offerings to our operating partnership. Our operating partnership will subsequently use the net proceeds received from us to repay borrowings under our unsecured credit facility, potentially to acquire the acquisition properties and additional properties, and for general corporate purposes. If the underwriters exercise in full or in part, their over-allotment options on either of the concurrent offerings, we expect to use the additional net proceeds in the same manner. At March 31, 2005 our unsecured credit facility had an outstanding balance of $36.0 million. At June 30, 2005, the outstanding balance was $188.0 million. The increase relates to our acquisitions of Lakeside Technology Center, Ameriquest Data Center, Savvis Data Centers 2 through 5 and Savvis Office Building. As of June 30, 2005, our unsecured credit facility bore interest at LIBOR plus 1.625% per annum, which equaled a rate of 4.97%. The credit facility expires in November 2007, subject to a one-year extension option.

Pending application of cash proceeds, we will invest the net proceeds in interest bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock has been listed on the NYSE since October 29, 2004 and is traded under the symbol “DLR”. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated.

	High	Low	Last	Distributions
Period October 29, 2004 to December 31, 2004	$14.10	$12.00	$13.47	$0.156318
January 1, 2005 to March 31, 2005	14.81	12.50	14.37	0.24375
April 1, 2005 to June 30, 2005	17.49	13.67	17.38	0.24375
Period July 1, 2005 to July 12, 2005	18.43	17.15	18.03	—

On July 12, 2005, the closing sale price for our common stock, as reported on the NYSE, was $18.03. As of July 12, 2005, there were five holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

We intend to continue to declare quarterly distributions on our common stock. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Code, and no assurance can be given as to the amounts or timing of future distributions.

Subject to the distribution requirements applicable to REITs under the Code, we intend, to the extent practicable, to invest substantially all of the proceeds from sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

CAPITALIZATION

The following table sets forth our historical consolidated capitalization as of March 31, 2005 and our consolidated capitalization on a pro forma basis as of March 31, 2005. You should read this table in conjunction with “Use of Proceeds,” “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	March 31, 2005
	Historical Consolidated	Pro Forma Consolidated
	(In thousands)
Mortgages and other loans	$515,701	$660,441
Minority interests in our operating partnership	250,592	271,541
Stockholders’ equity:
8.50% series A cumulative redeemable preferred stock, $.01 par value per share, 4,140,000 shares authorized and outstanding historical and on a pro forma basis	99,297	99,297
% series B cumulative redeemable preferred stock, $.01 par value per share, 2,530,000 shares authorized, no shares issued and outstanding historical and 2,200,000 shares issued and outstanding on a pro forma basis(1)	—	52,867
Common stock, $.01 par value per share, 100,000,000 shares authorized, 21,421,300 shares issued and outstanding historical and 25,621,300 shares issued and outstanding on a pro forma basis(2)	214	256
Additional paid in capital	182,095	232,494
Dividends in excess of earnings	(13,271)	(13,271)
Accumulated other comprehensive income	1,258	1,258

Total stockholders’ equity	269,593	372,901

Total capitalization	$1,035,886	$1,304,883

(1)	The pro forma preferred stock outstanding includes series B preferred stock to be issued in our series B preferred stock offering and excludes 330,000 shares of series B preferred stock issuable upon exercise of the underwriters’ over-allotment option.
(2)	The pro forma common stock outstanding includes shares of common stock to be issued in our common stock offering and excludes (i) 630,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option in the concurrent offering, (ii) 2,068,046 additional shares available for future issuance under our incentive award plan, (iii) 915,495 shares issuable under options granted under our incentive award plan, (iv) 1,490,561 shares reserved for long-term incentive units granted under our incentive award plan that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing on January 3, 2006, and (v) 30,030,870 shares reserved for issuance with respect to outstanding common units held by limited partners that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing on January 3, 2006.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial and operating data on a pro forma and historical basis for our company and on a combined historical basis for the Digital Realty Predecessor. The Digital Realty Predecessor comprises the real estate activities and holdings of GI Partners related to the properties in our portfolio. We have not presented historical information for Digital Realty Trust, Inc. for periods prior to the consummation of our initial public offering on November 3, 2004 because we did not have any corporate activity until the consummation of our initial public offering other than the issuance of shares of common stock in connection with the initial capitalization of our company, and because we believe that a discussion of the results of Digital Realty Trust, Inc. would not be meaningful. The Digital Realty Predecessor comprises:

•	the wholly-owned real estate subsidiaries and majority-owned real estate joint ventures that GI Partners contributed to our operating partnership in connection with our initial public offering;

•	an allocation of GI Partners’ line of credit to the extent that borrowings and related interest expense related to (1) borrowings to partially fund acquisitions of the properties in our portfolio and (2) borrowings to pay asset management fees paid by GI Partners that were allocated to the properties in our portfolio; and

•	an allocation of the asset management fees paid to a related party and incurred by GI Partners, along with an allocation of the liability for any such fees that were unpaid as of the date of the financial statements, and an allocation of GI Partners’ general and administrative expenses.

You should read the following summary selected financial data in conjunction with our consolidated and combined historical and consolidated pro forma financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are included elsewhere in this prospectus.

The historical consolidated balance sheet information as of December 31, 2004 and the consolidated statement of operations information for the period from November 3, 2004 through December 31, 2004 have been derived from the historical consolidated financial statements of our company audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2003, 2002 and 2001 of the Digital Realty Predecessor and the combined statements of operations information for the years then ended and for the periods from January 1, 2004 through November 2, 2004 and February 28, 2001 (inception) through December 31, 2001 of the Digital Realty Predecessor have been derived from the historical combined financial statements audited by KPMG LLP. The historical consolidated balance sheet information as of March 31, 2005 and the consolidated statements of operations information for the three months ended March 31, 2005 have been derived from the unaudited consolidated financial statements of our company. The historical combined balance sheet information as of December 31, 2001 and the combined statements of operations information for the three months ended March 31, 2004 have been derived from the unaudited combined financial statements of the Digital Realty Predecessor. In the opinion of the management of our company, the historical consolidated balance sheet information as of March 31, 2005 and the historical consolidated and combined statements of operations for the three months ended March 31, 2005 and 2004 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2005 are not necessarily indicative of the results to be obtained for the full fiscal year.

Our unaudited pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004 assume the completion of the concurrent offerings and our intended use of the proceeds therefrom as of January 1, 2004 for the operating data and as of the stated date for the balance sheet data. Our unaudited pro forma consolidated financial statements also include the effects of our series A preferred stock offering, which closed on February 9, 2005, as if the series A preferred stock offering had closed on January 1, 2004 for the operating data. Our unaudited pro forma consolidated financial statements also include the effects of the acquisition by us of Lakeside Technology Center, Ameriquest Data Center, Savvis Data Centers 2 through 5 and Savvis Office Building and the expected acquisition of the acquisition properties, along with the related financing transactions, as if those acquisitions and financing transactions had occurred as of January 1, 2004 for the operating data and as of the stated dates for the balance sheet data. Our unaudited summary selected pro forma consolidated financial statements for the year ended December 31, 2004 also include the effects of our initial public offering, which closed on November 3, 2004, and the related formation and refinancing transactions that occurred in conjunction with our initial public offering, as if the resulting debt and equity structure were in place as of the first day of the period presented for the operating data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and the Digital Realty Predecessor

(Amounts in thousands, except per share data)

							The Predecessor
	The Company		The Predecessor	The Company	The Company and the Predecessor				Period from February 28, 2001 (inception) through December 31,
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Combined		Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004		Year Ended December 31,		Historical Combined
	2005	2005	2004				2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Rental revenues	$45,197	$32,691	$16,028	$170,306	$89,108		$50,099	$21,203	$—
Tenant reimbursements	9,494	6,520	2,728	36,282	16,229		8,661	3,894	—
Other revenues	474	432	14	2,680	1,784		4,328	458	12

Total revenues	55,165	39,643	18,770	209,268	107,121		63,088	25,555	12

Rental property operating and maintenance expenses	9,034	7,145	3,006	36,570	18,974		8,624	4,997	—
Property taxes	6,842	3,681	1,718	24,173	9,334		4,688	2,755	—
Insurance	994	599	241	4,342	1,875		626	83	—
Interest expense	10,459	8,121	3,813	41,860	24,461		10,091	5,249	—
Asset management fees to related party	—	—	796	—	2,655		3,185	3,185	2,663
Depreciation and amortization expense	16,379	12,143	5,507	62,316	31,398		16,295	7,659	—
General and administrative expenses	2,413	2,413	92	24,847	21,017		329	249	—
Net loss from early extinguishment of debt	125	125	—	283	283		—	—	—
Other expenses	531	521	90	2,922	2,805		2,459	1,249	107

Total expenses	46,777	34,748	15,263	197,313	112,802		46,297	25,426	2,770

Income (loss) before minority interests (deficit)	8,388	4,895	3,507	11,955	(5,681)		16,791	129	(2,758)
Minority interests in consolidated joint ventures	(3)	(3)	46	(24)	(24)		149	190	—
Minority interests in operating partnership	4,628	2,159	—	6,608	(10,214)		—	—	—

Net income (loss)	3,763	2,739	3,461	5,371	4,557		16,642	(61)	(2,758)
Preferred stock dividends	(3,300)	(1,271)	—	(13,198)	—		—	—	—

Net income (loss) available to common stockholders/ owners	$463	$1,468	$3,461	$(7,827)	$4,557		$16,642	$(61)	$(2,758)

Earnings (loss) per share available to common stockholders—basic and diluted	$0.02	$0.07	$—	$(0.31)	$(0.30	)(1)	$—	$—	$—
Weighted average common shares outstanding:
Basic	25,621	21,421	—	25,621	20,771	(1)	—	—
Diluted	25,735	21,535	—	25,621	20,771	(1)	—	—	—
Balance Sheet Data (at period end)
Investments in real estate, after accumulated depreciation and amortization	$1,076,084	$852,112	$—	$—	$787,412		$391,737	$217,009	$—
Total assets	1,386,496	1,099,727	—	—	1,013,287		479,698	269,836	1,893
Notes payable under line of credit	73,072	36,000	—	—	44,000		44,436	53,000	—
Mortgages and other secured loans	587,369	479,701	—	—	475,498		253,429	103,560	—
Total liabilities	741,905	579,393	—	—	584,229		328,303	183,524	903
Minority interests in consolidated joint ventures	149	149	—	—	997		3,444	3,135	—
Minority interests in operating partnership	271,541	250,592	—	—	254,862		—	—	—
Stockholders’/owner’s equity	372,901	269,593	—	—	173,199		147,951	83,177	990
Total liabilities and stockholders’/owner’s equity	1,386,496	1,099,727	—	—	1,013,287		479,698	269,836	1,893
Cash flows from (used in):
Operating activities	$—	$11,708	$6,627	$—	$44,638		$27,628	$9,645	$(1,867)
Investing activities	—	(71,645)	(40,571)	—	(371,277)		(213,905)	(164,755)	(1,881)
Financing activities	—	58,255	33,023	—	326,022		187,873	158,688	3,748
Other Data:
Funds from operations(2)	$24,770	$17,041	$—	$74,295	$(9,010	)(1)	$—	$—	$—
Funds from operations available to common stockholders(2)(3)	21,470	15,770	—	61,097	(9,010	)(1)	—	—	—
EBITDA(4)	35,229	25,162	12,781	116,155	50,202		43,028	12,847	(2,758)
EBITDA available to common stockholders of the company and owners of the Predecessor(4)(5)	31,929	23,891	12,781	102,957	50,202		43,028	12,847	(2,758)

(1)	For period from November 3, 2004 through December 31, 2004.
(2)	We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. See the reconciliation of pro forma net income to pro forma FFO below.
(3)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock. See the reconciliation of net income to FFO available to common stockholders below.
(4)	We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful supplemental performance measure. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, EBITDA should not be considered as an alternative to net income as an indicator of our operating performance. In addition, because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Accordingly, EBITDA should not be considered as a supplement to cash flows from operating activities (computed in accordance with GAAP) as a measure of our liquidity. Other REITs may calculate EBITDA differently than we do; accordingly, our EBITDA may not be comparable to such other REITs’ EBITDA. See the reconciliation of net income to EBITDA on page 41.
(5)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock. See the reconciliation of net income to EBITDA available to common stockholders on page 41.

The following table reconciles our net income to our FFO and FFO available to common stockholders for the periods indicated:

	Pro Forma Three Months Ended March 31, 2005	Historical Three Months Ended March 31, 2005	Pro Forma Year Ended December 31, 2004	Historical Consolidated Period from November 3, 2004 through December 31, 2004
Reconciliation of net income to FFO and FFO available to common stockholders:
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$8,391	$4,898	$11,979	$(16,383)
Plus real estate depreciation and amortization	16,379	12,143	62,316	7,373

FFO	24,770	17,041	74,295	(9,010)
Less preferred stock dividends	3,300	1,271	13,198	—

FFO available to common stockholders(1)	$21,470	$15,770	$61,097	$(9,010)

(1)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

The following table reconciles our net income to our EBITDA and EBITDA available to common stockholders for the periods indicated:

						The Predecessor
	The Company		The Predecessor	The Company	The Company and the Predecessor			Period from February 28, 2001 (inception) through December 31,
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Combined	Historical Combined		Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31,
	2005	2005	2004			2003	2002	2001
Reconciliation of net income to EBITDA:
Net income (loss)	$3,763	$2,739	$3,461	$5,371	$4,557	$16,642	$(61)	$(2,758)
Adjustments:
Minority interest in operating partnership	4,628	2,159	—	6,608	(10,214)	—	—	—
Interest expense	10,459	8,121	3,813	41,860	24,461	10,091	5,249	—
Depreciation and amortization	16,379	12,143	5,507	62,316	31,398	16,295	7,659	—

EBITDA	35,229	25,162	12,781	116,155	50,202	43,028	12,847	(2,758)
Less preferred stock dividends	3,300	1,271	—	13,198	—	—	—	—

EBITDA available to common stockholders of the Company and to the owners of the Predecessor(1)	$31,929	$23,891	$12,781	$102,957	$50,202	$43,028	$12,847	$(2,758)

(1)	EBITDA available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Financial Data” and the financial statements and notes thereto appearing elsewhere in this prospectus. Where appropriate, the following discussion analyzes the effects of our initial public offering and the related formation transactions, certain other transactions and the concurrent offerings. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. For a discussion of risk factors, see “Risk Factors” and “Forward-Looking Statements.”

Overview

Our company.    We completed our initial public offering of common stock on November 3, 2004. We expect to qualify as a REIT for federal income tax purposes beginning with our initial taxable period ended December 31, 2004. Our company was formed on March 9, 2004. During the period from our formation until we commenced operations in connection with the completion of our initial public offering, we did not have any corporate activity other than the issuance of shares of common stock in connection with the initial capitalization of our company. Because we believe that a discussion of the results of our company prior to the completion of our initial public offering would not be meaningful, we have set forth below a discussion of historical consolidated operations for our company and the historical combined operations of the Digital Realty Predecessor, and all references in Management’s Discussion and Analysis of Financial Condition and Results of Operations to “our”, “we” and “us” include our company and the Digital Realty Predecessor. The Digital Realty Predecessor comprises the real estate activities and holdings of GI Partners related to the properties in our portfolio. The Digital Realty Predecessor’s combined historical financial information comprises:

•	the wholly-owned real estate subsidiaries and majority-owned real estate joint ventures that GI Partners contributed to our operating partnership in connection with our initial public offering;

•	an allocation of GI Partners’ line of credit to the extent that borrowings and related interest expense related to (1) borrowings to partially fund acquisitions of the properties in our portfolio and (2) borrowings to pay asset management fees paid by GI Partners that were allocated to the properties in our portfolio; and

•	an allocation of the asset management fees paid to a related party and incurred by GI Partners, along with an allocation of the liability for any such fees that were unpaid as of the date of the financial statements, and an allocation of GI Partners’ general and administrative expenses.

Business and strategy.    Our primary business objectives are to maximize sustainable long-term growth in cash flows, earnings per share, funds from operations per share and to maximize returns to our stockholders. We expect to achieve our objectives by focusing on our core business of investing in technology-related real estate. We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate and institutional data center users, including the IT departments of Fortune 1000 and financial services companies. We focus on regional, national and international tenants that require technology real estate and are leaders in their respective areas. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth of the technology industry, particularly Internet and data communications and corporate data center use, will be superior to that of the overall economy.

From the acquisition of our first property in 2002 through March 31, 2005, we acquired 26 technology-related real estate properties containing 6.3 million net rentable square feet. Since March 31, 2005 we have acquired seven properties containing approximately 1.4 million net rentable square feet. We are under contract to acquire three additional properties containing approximately 95,490 net rentable square feet. On March 14, 2005, we entered into a contract to acquire Printers’ Square in Chicago, Illinois. This contract terminated without our completing the acquisition. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria. We expect to continue to acquire additional assets as a key part of our growth strategy. We intend to manage and lease our assets aggressively to increase their cash flow. We often acquire properties with substantial in place cash flow and some vacancy, which enables us to create upside through lease-up. See “Business and Properties.”

We may acquire properties subject to existing mortgage financing and other indebtedness or we may incur new indebtedness in connection with acquiring or refinancing properties. Debt service on such indebtedness will have a priority over any distributions or dividends with respect to our common stock and our preferred stock. We have adopted a policy limiting our indebtedness to 60% of our total market capitalization. At March 31, 2005, based on the closing price of our common stock on that date of $14.37, our ratio of debt to total market capitalization was approximately 37.4%. Based on the closing price of our common stock on July 12, 2005 of $18.03 per share, we expect that our pro forma ratio of debt to total market capitalization upon the completion of the concurrent offerings will be approximately 35.7%. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio) and liquidation preference of our preferred stock, excluding options issued under our incentive award plan, plus the aggregate value of the units not held by us (including long-term incentive units), plus the book value of our total consolidated indebtedness.

Revenue base.    We own 33 properties directly or indirectly through our operating partnership, and are under contract to acquire three additional properties. These properties are located throughout the U.S. and one property is in London, England. The properties contain a total of approximately 7.8 million net rentable square feet, excluding space held for redevelopment. We acquired our first property in January 2002, four additional properties through December 31, 2002, eight properties during the year ended December 31, 2003, eleven properties during the year ended December 31, 2004 and nine properties between January 1, 2005 and June 30, 2005. We are under contract to acquire three additional properties. As of March 31, 2005, the properties in our portfolio, excluding space held for redevelopment, were approximately 90.1% leased at an average annualized rent per leased square foot of $20.12. Since our tenants generally fund a substantial portion of capital improvements, our lease terms are generally longer than standard commercial leases. At March 31, 2005, our average lease term was 12.6 years, with an average of 8.0 years remaining. Through 2008, leases representing only 9.3% of our net rentable square feet or 8.3% of our aggregate annualized rent as of March 31, 2005 are scheduled to expire.

Operating expenses.    Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, and rental expenses on our ground lease. For the Digital Realty Predecessor, a significant portion of the general and administrative type expenses have been reflected in the asset management fees that were paid to GI Partners’ related-party asset manager. The asset management fees were based on a fixed percentage of capital commitments made by the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor. Since the consummation of our initial public offering, we have internalized our asset management and accounting functions and are now incurring our general and administrative expenses directly. In addition, as a public company, we are incurring significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act of 2002. In addition, we rely on third-party property managers for most of our properties. As of March 31, 2005, 14 of our properties were managed by affiliates of CB Richard Ellis, an affiliate of GI Partners.

Formation transactions.    In connection with the completion of our initial public offering, our operating partnership received contributions from GI Partners and third parties of direct and indirect interests in the majority of the properties in our portfolio in exchange for consideration that included cash, assumption of debt, and common units in our operating partnership.

We accounted for the ownership interests contributed to us by GI Partners in exchange for common units in our operating partnership as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the assets and liabilities contributed by GI Partners are accounted for by our operating partnership at GI Partners’ historical cost. We used purchase accounting to account for the acquisition of ownership interests in 200 Paul Avenue and 1100 Space Park Drive, which were contributed to us by third parties in exchange for interests in our operating partnership, cash and the assumption of debt and for the acquisition of the 10% minority ownership interest in Univision Tower, which was contributed to us by our joint venture partner in exchange for an interest in our operating partnership and the repayment of debt. Accordingly, the purchase price for these interests, which are equal to the value of the common units that we issued in exchange plus cash paid and debt assumed, were allocated to the assets acquired and liabilities assumed based on the fair value of the assets and liabilities.

Factors Which May Influence Future Results of Operations

Rental income.    The amount of net rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. As of March 31, 2005, the occupancy rate in the properties in our portfolio was approximately 90.1% of our net rentable square feet, excluding space held for redevelopment. The amount of rental income we generate also depends on our ability to maintain or increase rental rates at our properties. In addition, one of our strategies is to subdivide approximately 230,000 net rentable square feet of space with extensive data center improvements for multi-tenant colocation use, allowing us to lease small spaces at rates that are significantly higher than prevailing market rates for other uses. Negative trends in our occupancy rates or rental rates could adversely affect our rental income in future periods. Future economic downturns or regional downturns affecting our submarkets or downturns in the technology industry that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. In addition, growth in rental income will also partially depend on our ability to acquire additional technology-related real estate that meets our investment criteria. One of our tenants, VarTec Telecom, Inc. filed for Chapter 11 bankruptcy protection on November 1, 2004. VarTec Telecom, Inc. occupies 135,250 rentable square feet at VarTec Building in Carrollton, Texas, 8,632 rentable square feet at Univision Tower in Dallas, Texas, and 14,959 rentable square feet at Lakeside Technology Center in Chicago, Illinois. We are closely monitoring their status and we believe our properties provide a favorable opportunity for consolidation of their operations. On August 3, 2004, prior to our acquisition of 200 Paul Avenue, Universal Access Inc. filed for Chapter 11 bankruptcy protection. Both tenants are current on their rental obligations.

Scheduled lease expirations.    Our ability to re-lease expiring space will impact our results of operations. In addition to approximately 779,000 square feet of available space, excluding space held for redevelopment, in our portfolio as of March 31, 2005, leases representing approximately 0.7% and 2.6% of the square footage of our portfolio are scheduled to expire during the nine months ending December 31, 2005 and the year ending December 31, 2006, respectively. These leases represent approximately 0.6% and 2.2%, respectively, of our total annualized base rent.

Conditions in significant markets.    As of March 31, 2005, our portfolio was geographically concentrated in the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan markets; these markets provided 6.8%, 13.6%, 13.6%, 8.7%, 4.8%, 5.0%, 7.7% and 25.7%, respectively, of the annualized rent of the properties in our portfolio. Subsequent to March 31, 2005, we acquired or entered into contracts to acquire properties in the Chicago, Denver, Los Angeles and Silicon Valley metropolitan areas that will account for significant portions of our future annualized rent. Positive or negative changes in conditions in our significant markets will impact our overall performance. The Dallas, San Francisco and Silicon Valley metropolitan real estate markets were adversely affected by the most recent downturn in the technology industry, and continue to stabilize as the technology industry and broader economy rebound. The majority of the 3.3% of the net rentable square feet of our portfolio that, as of March 31, 2005, is scheduled to expire in the period ending December 31, 2006 is in Denver. The Denver metropolitan real estate market was also adversely affected by the most recent downturn in the technology industry. We believe that the Denver leasing market appears to be stabilizing, with recent positive absorption of space.

Operating expenses.    Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, and rental expenses on our ground lease. We are also incurring general and administrative expenses, including expenses relating to our asset management function, and significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our consolidated and combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). To prepare these financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to our financial statements included elsewhere in this prospectus. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this prospectus.

Investments in Real Estate

Acquisition of real estate.    The price that we pay to acquire a property is determined by many factors, including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing and above or below market ground leases. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes assessing the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our allocation methodology is summarized in Note 2 to our consolidated and combined financial statements. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the buildings as opposed to tenant leases, this amount would be recognized as an expense over a much longer period. This is because the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of the value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue, whereas the amortization of the value of in-place leases and tenant relationships is included in depreciation and amortization in our combined statements of operations.

Useful lives of assets.    We are required to make subjective assessments of the useful lives of our properties to determine the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment valuation.    We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. We consider factors such as future operating income, trends and prospects and the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties using a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs and is similar to the income approach that is commonly used by appraisers.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the rental revenue that would be recognized under the terms of the leases. Our leases generally contain provisions under which the tenants reimburse us for a portion of the property operating expenses and real estate taxes that we incur. We recognize these reimbursements in the period during which we incur the expenses. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Results of Operations

The discussion below relates to our financial condition and results of operations for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002. We have combined the results of operations for the period from November 3, 2004 through December 31, 2004 and the period from January 1, 2004 through November 2, 2004 to provide a meaningful comparison to the results of operations for the year ended December 31, 2003.

The following table identifies each of the properties in our portfolio acquired through March 31, 2005. Our property portfolio has grown significantly since we acquired our first property in January 2002. Because of this growth, a period-to-period comparison of our financial performance focuses primarily on the impact on our revenues and expenses resulting from the new property additions to our portfolio. On a “same store” property basis, our revenues and expenses have remained substantially stable as a result of the generally consistent occupancy rates at our properties.

			Occupancy Rate
Acquired Properties	Acquisition Date	Net Rentable Square Feet	March 31, 2005		December 31, 2004	December 31, 2003	December 31, 2002
Year Ended December 31, 2002
36 Northeast Second Street	Jan 2002	162,140	81.2%		81.2%	95.7%	95.7%
Univision Tower	Jan 2002	477,107	79.9		80.5	84.1	82.2
Camperdown House	July 2002	63,233	100.0		100.0	100.0	100.0
Hudson Corporate Center	Nov 2002	311,950	87.4		88.7	88.7	100.0
NTT/Verio Premier Data Center	Dec 2002	130,752	100.0		100.0	100.0	100.0

Subtotal		1,145,182

Year Ended December 31, 2003
Ardenwood Corporate Park	Jan 2003	307,657	100.0		100.0	80.7	—
VarTec Building	Jan 2003	135,250	100.0		100.0	100.0	—
ASM Lithography Facility	May 2003	113,405	100.0		100.0	100.0	—
AT&T Web Hosting Facility	June 2003	250,191	50.5		50.0	50.0	—
Brea Data Center	Aug 2003	68,807	100.0		100.0	100.0	—
Granite Tower	Sept 2003	240,065	94.6		95.5	98.9	—
Maxtor Manufacturing Facility	Sept 2003	183,050	100.0		100.0	100.0	—
Stanford Place II	Oct 2003	366,184	88.4		85.7	79.8	—

Subtotal		1,664,609

Year Ended December 31, 2004
100 Technology Center Drive	Feb 2004	197,000	100.0		100.0	—	—
Siemens Building	April 2004	125,538	100.0		100.0	—	—
Carrier Center	May 2004	450,021	79.7		81.7	—	—
Savvis Data Center 1	May 2004	300,000	100.0		100.0	—	—
Comverse Technology Building	June 2004	386,956	100.0		100.0	—	—
Webb at LBJ	Aug 2004	365,449	89.6		89.0	—	—
AboveNet Data Center	Sept 2004	187,085	96.2		97.1	—	—
eBay Data Center	Oct 2004	62,957	100.0		100.0	—	—
200 Paul Avenue	Nov 2004	532,238	83.4		83.1	—	—
1100 Space Park Drive	Nov 2004	167,951	46.6		46.6	—	—
Burbank Data Center	Dec 2004	82,911	100.0		100.0	—	—

Subtotal		2,858,106

Quarter Ended March 31, 2005
833 Chestnut Street	Mar 2005	547,195	91.5	(1)	—	—	—
MAPP Building	Mar 2005	88,134	100.0		—	—	—

Subtotal		635,329

Total		6,303,226

(1)	Excludes 107,563 square feet of space held for redevelopment.

Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004

As of March 31, 2005, our portfolio consisted of 26 properties with an aggregate of 6.3 million net rentable square feet compared to a portfolio consisting of 14 properties with an aggregate of 3.0 million net rentable square feet as of March 31, 2004. The increase in our portfolio reflects the acquisition of twelve properties with an aggregate of approximately 3.3 million net rentable square feet during the twelve months ended March 31, 2005.

Total revenues increased $20.8 million, or 110.6%, to $39.6 million for the three months ended March 31, 2005 compared to $18.8 million for the three months ended March 31, 2004. Rental revenue increased $16.7 million, or 104.4%, to $32.7 million for the three months ended March 31, 2005 compared to $16.0 million for the three months ended March 31, 2004. Revenues from tenant reimbursements increased $3.8 million, or 140.7%, to $6.5 million for the three months ended March 31, 2005 compared to $2.7 million for the three months ended March 31, 2004. The increase in rental and tenant reimbursements revenue was primarily due to the twelve properties added to our portfolio during the twelve months ended March 31, 2005 along with a full three months of revenue earned in 2005 attributed to our acquisitions made during the three months ended March 31, 2004.

The increase in other revenue of $0.4 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004 was primarily due to an increase in early lease termination fees.

Total expenses increased $19.4 million, or 126.8%, to $34.7 million for the three months ended March 31, 2005 compared to $15.3 million for the three months ended March 31, 2004. The increase in total expenses was primarily due to twelve properties being added to our portfolio during the twelve months ended March 31, 2005 along with a full three months of expenses incurred in 2005 for our acquisitions made during the three months ended March 31, 2004, resulting in increases in rental property operating and maintenance expense, property taxes, insurance, interest expense, depreciation and amortization expense and general and administrative expense. The increase in total expenses was also due to expenses incurred in connection with being a public company after the completion of our initial public offering in November 2004.

Rental property operating and maintenance expense increased $4.1 million, or 136.7%, to $7.1 million for the three months ended March 31, 2005 compared to $3.0 million for the three months ended March 31, 2004. Rental property operating and maintenance expenses included $0.4 million and $0.2 million for the three months ended March 31, 2005 and 2004, respectively, paid to affiliates of CB Richard Ellis Investors for property management and other fees. The increase is primarily due to the twelve properties added to our portfolio during the twelve months ended March 31, 2005 along with a full three months of expenses incurred in 2005 attributed to our acquisition made during the three months ended March 31, 2004.

Interest expense increased $4.3 million, or 113.2%, to $8.1 million for the three months ended March 31, 2005 compared to $3.8 million for the three months ended March 31, 2004. The increase was associated with new mortgage debt incurred primarily in connection with the properties added to our portfolio. The increase in interest related to property acquisitions was partially offset by a reduction in interest related to loans repaid or refinanced in connection with the completion of our initial public offering.

Depreciation and amortization expense increased $6.6 million, or 120.0%, to $12.1 million for the three months ended March 31, 2005 compared to $5.5 million for the three months ended March 31, 2004. The increase is primarily due to the twelve properties added to our portfolio during the twelve months ended March 31, 2005 along with a full three months of depreciation and amortization in 2005 attributed to our acquisition made during the three months ended March 31, 2004.

General and administrative expense increased $2.3 million to $2.4 million for the three months ended March 31, 2005 compared to $0.1 million for the three months ended March 31, 2004. Prior to the completion of our initial public offering, general and administrative expenses were incurred by the Company Predecessor’s related party asset manager and the Company Predecessor incurred an asset management fee, which is included separately in our combined statement of operations. Additionally, as a public company, we are incurring significant legal, accounting and other costs related to corporate governance, Securities and Exchange Commission reporting and other public company overhead.

Other expenses are primarily comprised of write-offs of the carrying amounts for deferred rent, tenant improvements, acquired in-place lease value and acquired above and below market lease values as a result of the early termination of tenant leases. Other expenses increased $0.4 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004, primarily due to no early lease terminations experienced during the three months ended March 31, 2004.

For the three months ended March 31, 2004, the monthly asset management fees to a related party were based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which was allocated to the Company Predecessor. Effective as of the completion of our initial public offering, no such fees are allocated to us.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

As of December 31, 2004, our portfolio consisted of 24 properties with an aggregate of 5.7 million net rentable square feet compared to a portfolio consisting of 13 properties with an aggregate of 2.8 million net rentable square feet as of December 31, 2003. The increase in our portfolio reflects the acquisition of eleven properties with an aggregate of approximately 2.9 million net rentable square feet during 2004, bringing the total number of properties from 13 as of December 31, 2003 to 24 as of December 31, 2004.

Total revenues increased $44.0 million, or 69.7%, to $107.1 million for the year ended December 31, 2004 compared to $63.1 million for the year ended December 31, 2003. Rental revenue increased $39.0 million, or 77.8%, to $89.1 million for the year ended December 31, 2004 compared to $50.1 million for the year ended December 31, 2003. Revenues from tenant reimbursements increased $7.5 million, or 86.2%, to $16.2 million for the year ended December 31, 2004 compared to $8.7 million for the year ended December 31, 2003. The increase in rental and tenant reimbursements revenue was primarily due to the eleven properties added to our portfolio during 2004 along with a full year of revenue earned in 2004 attributed to our 2003 acquisitions.

The decrease in other revenue of $2.5 million, or 58.1%, to $1.8 million for the year ended December 31, 2004 compared to $4.3 million for the year ended December 31, 2003 was primarily due to a decrease in early lease termination fees.

Total expenses increased $66.5 million, or 143.6%, to $112.8 million for the year ended December 31, 2004 compared to $46.3 million for the year ended December 31, 2003. The increase in total expenses was primarily due to eleven properties being added to our portfolio during 2004 along with a full year of expenses incurred in 2004 for our 2003 acquisitions, which resulted in increases in rental property operating and maintenance expense, interest expense, depreciation and amortization expense and general and administrative expense. The increase in total expenses was also due to expenses incurred in connection with the completion of our initial public offering and the related formation transactions.

Rental property operating and maintenance expense increased $10.4 million, or 120.9%, to $19.0 million for the year ended December 31, 2004 compared to $8.6 million for the year ended December 31, 2003. Rental property operating and maintenance expenses included $1.1 million and $0.4 million in 2004 and 2003, respectively, paid to affiliates of CB Richard Ellis Investors for property management and other fees. The increase is primarily due to the acquisition of the eleven properties described above.

Interest expense increased $14.4 million, or 142.6%, to $24.5 million for the year ended December 31, 2004 compared to $10.1 million for the year ended December 31, 2003. The increase was associated with new mortgage and other secured debt incurred primarily in connection with the properties added to our portfolio. Interest expense also included $3.1 million of amortization of deferred financing costs related to notes payable under our bridge loan. The increase in interest related to property acquisitions was partially offset by a reduction in interest related to loans repaid or refinanced in connection with the completion of our initial public offering.

Depreciation and amortization expense increased $15.1 million, or 92.6%, to $31.4 million for the year ended December 31, 2004 compared to $16.3 million for the year ended December 31, 2003. The increase was primarily due to the acquisition of the eleven properties along with a full year of depreciation and amortization incurred in 2004 for our 2003 acquisitions.

General and administrative expense increased $20.7 million to $21.0 million for the year ended December 31, 2004 compared to $0.3 million for the year ended December 31, 2003. The increase was primarily due to $17.9 million of compensation expense recorded upon completion of our initial public offering related to fully-vested long-term incentive units granted in connection with the initial public offering and due to general and administrative expenses incurred from November 3, 2004 through December 31, 2004. Prior to the completion of our initial public offering, Digital Realty Predecessor’s related party asset manager incurred general and administrative expenses and, Digital Realty Predecessor incurred an asset management fee, which is included separately in our combined statement of operations. Additionally, as a public company, we are incurring significant legal, accounting and other costs related to corporate governance, Securities and Exchange Commission reporting and other public company overhead. In addition, in 2004, we also incurred title insurance and consulting costs related to our initial public offering that were not considered offering costs or costs that could be capitalized. Accordingly, they were expensed in full in 2004.

Other expenses primarily consist of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above and below market lease values as a result of the early termination of tenant leases. The total amount of such write-offs for the year ended December 31, 2004 is comparable to the total for the year ended December 31, 2003, despite the decrease in lease termination revenue, because not all 2004 early terminations resulted in termination fees.

For the years ended December 31, 2004 and 2003, the monthly asset management fee to a related party was based on a fixed percentage of capital commitments by the investors in GI Partners. A portion of these fees were allocated to the Digital Realty Predecessor. Effective as of the completion of our initial public offering, no such fees are allocated to us.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

As of December 31, 2003, our portfolio consisted of 13 properties with an aggregate of approximately 2.8 million net rentable square feet compared to a portfolio consisting of five properties with an aggregate of approximately 1.1 million net rentable square feet as of December 31, 2002. The increase in our portfolio reflects the acquisition of eight properties with an aggregate of approximately 1.7 million net rentable square feet during 2003.

Total revenue increased $37.5 million, or 146.5%, to $63.1 million for the year ended December 31, 2003 compared to $25.6 million for the year ended December 31, 2002. Rental revenue increased $28.9 million, or 136.3%, to $50.1 million for the year ended December 31, 2003 compared to $21.2 million for the year ended December 31, 2002. Revenues from tenant reimbursements increased $4.8 million, or 123.1%, to $8.7 million for the year ended December 31, 2003 compared to $3.9 million for the year ended December 31, 2002. The increase in rental and tenant reimbursement revenues was primarily due to the properties added to our portfolio during the latter part of 2002 and the year ended December 31, 2003. Other revenues increased $3.8 million to $4.3 million for the year ended December 31, 2003 compared to $0.5 million for the year ended December 31, 2002. This increase was primarily due to an early lease termination fee recognized during the year ended December 31, 2003.

Total expenses increased $20.9 million, or 82.3%, to $46.3 million for the year ended December 31, 2003 compared to $25.4 million for the year ended December 31, 2002. The increase was primarily due to the increase in expenses related to properties added to our portfolio during the latter part of 2002 and the year ended

December 31, 2003. The increase in total expenses includes an increase in interest expense of $4.9 million to $10.1 million for the year ended December 31, 2003 compared to $5.2 million for the year ended December 31, 2002 associated with new mortgage and other secured debt incurred in connection with the properties in our portfolio. Other expenses of $2.5 million and $1.2 million for the years ended December 31, 2003 and 2002, respectively, primarily consist of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above and below market lease values as a result of the early termination of tenant leases in each year. During the years ended December 31, 2003 and 2002, the asset management fee to a related party remained constant as this fee was based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of March 31, 2005, we had $2.9 million of cash and cash equivalents, excluding $13.8 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements and leasing reserves.

Our short term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, dividend payments on our series A preferred stock, which was issued on February 9, 2005, and our series B preferred stock being offered in the series B preferred stock offering, dividend payments to our common stockholders required to maintain our REIT status, distributions to the limited partners in the operating partnership, capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments, the proceeds from the concurrent offerings and by drawing upon our unsecured credit facility.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of March 31, 2005, we had commitments under leases in effect for $2.4 million of tenant improvements and leasing commissions, including $2.2 million for the remainder of 2005 and $0.2 million in 2006. Although we are under no obligation to do so, assuming we meet our lease-up targets, we anticipate spending up to an additional $12.8 million during the remainder of 2005 for tenant improvements and leasing commissions to build out or reposition existing space.

We also expect to incur costs of recurring and nonrecurring capital improvements for our properties. Our nonrecurring capital expenditures are discretionary and vary substantially from period to period. Although we have no contractual commitments for the remainder of 2005, we expect nonrecurring capital expenditures at our properties will be approximately $2.2 million in 2005, due to the growth of our portfolio. 833 Chestnut Street, which we acquired in March 2005, contains 107,563 square feet of space held for redevelopment and Lakeside Technology Center, which we acquired in May 2005, contains approximately 290,000 square feet of space held for redevelopment. Depending on demand in these buildings, we may incur significant costs to build out these spaces.

As of March 31, 2005, we owned approximately 230,000 net rentable square feet of space with extensive data center improvements that we may subdivide for multi-tenant colocation use during the next two years rather than lease such space to large single tenants. We estimate that the cost to subdivide this space will be approximately $10 to $20 per square foot, on average. We may also spend additional amounts in the next two years to build out unimproved space for colocation use, depending on tenant demand; however, we are not currently committed to do so. The cost to build out such unimproved space will vary based on the size and condition of the space.

Our operating partnership has a $210.0 million unsecured revolving credit facility with a group of banks, including affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for our common stock offering, and together with UBS Securities LLC, the bookrunning managers for our series B preferred stock offering, and other underwriters for the concurrent offerings. The facility may be expanded to up to $350.0 million at our request, subject to receipt of lender commitments and satisfaction of other conditions, and includes a $100.0 million sub-facility for foreign exchange advances in euros, British pounds and Canadian dollars. Borrowings under the facility currently bear interest at a rate based on LIBOR plus a premium ranging from 1.375% to 1.750%, depending on our operating partnership’s overall leverage. The premium was 1.625% as of March 31, 2005 and June 30, 2005. The facility matures in November 2007, subject to a one-year extension option. We estimate that approximately $141.0 million of the facility will be available to us upon consummation of the concurrent offerings and application of the proceeds therefrom. We intend to use available borrowings under the amended unsecured credit facility to, among other things, finance the acquisition of future properties (including, potentially, the right of first offer property), fund tenant improvements and capital expenditures, and provide for working capital and other corporate purposes.

In February 2005, we completed the offering of 4.14 million shares of our 8.50% series A preferred stock for total net proceeds, after underwriting discounts and estimated expenses, of $99.3 million, including the proceeds from the exercise of the underwriters’ over-allotment option. We used the net proceeds from the series A preferred stock offering to reduce borrowings under our unsecured credit facility, acquire two properties in March 2005 as described below and for investment and general corporate purposes.

In March 2005, we completed the acquisition of two properties, 833 Chestnut Street in Philadelphia, Pennsylvania and MAPP Building in Minneapolis, Minnesota. The aggregate purchase price for these properties was approximately $74.6 million, which was paid from the proceeds of our offering of series A preferred stock described above along with the assumption of a $9.7 million mortgage loan on MAPP Building.

In May 2005, we completed the acquisition of Lakeside Technology Center in Chicago, Illinois, for a purchase price of approximately $141.6 million, $35.0 million of which we borrowed under our unsecured credit facility. We are obligated to pay the seller a contingent fee of up to $20 million in the event a new real estate tax classification for the property is obtained prior to December 31, 2006. We have also agreed with the seller to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 290,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013.

In June 2005, we completed the acquisition of Ameriquest Data Center in Englewood, Colorado, for a purchase price of approximately $16.5 million, which we borrowed under our unsecured credit facility.

In June 2005, we completed the acquisition of Savvis Data Centers 2 through 5 and Savvis Office Building for a combined purchase price of approximately $92.5 million, which we borrowed under our unsecured credit facility.

We have also entered into a purchase and sale agreement to acquire the Charlotte Internet Gateway properties for an aggregate purchase price of approximately $17.3 million.

We expect to meet our long-term liquidity requirements to pay for scheduled debt maturities and to fund property acquisitions and nonrecurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future property acquisitions and nonrecurring capital improvements using our unsecured credit facility pending permanent financing.

Distributions

We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities or are used to temporarily reduce borrowings under our unsecured credit facility, which are consistent with our intention to qualify as a REIT.

On February 14, 2005, we declared a dividend on our series A preferred stock of $0.30694 per share for the period from February 9, 2005 through March 31, 2005, which was paid on March 31, 2005 to the holders of record on March 15, 2005. The dividend is equivalent to an annual rate of $2.125 per preferred share.

On February 14, 2005, we also declared a dividend on our common stock and caused our operating partnership to declare a distribution on its common units and long-term incentive units of $0.24375 per share or unit, covering the period from January 1, 2005 through March 31, 2005, which was paid on March 31, 2005. The dividend was equivalent to an annual rate of $0.975 per common share and common unit.

On May 6, 2005, we declared a dividend on our series A preferred stock of $0.53125 per share for the period from April 1, 2005 through June 30, 2005, which was paid on June 30, 2005 to holders of record on June 15, 2005. The dividend is equivalent to an annual rate of $2.125 per share of series A preferred stock.

On May 6, 2005, we also declared a dividend on our common stock and caused our operating partnership to declare distributions on common units and long-term incentive units of $0.24375 per share, which was paid on June 30, 2005 to holders of record on June 15, 2005. The dividend and distribution is equivalent to an annual rate of $0.975 per common share and common unit.

Commitments and Contingencies

Upon completion of the concurrent offerings and application of the proceeds therefrom, we will have long-term indebtedness totaling $660.4 million. The following table summarizes our contractual obligations as of March 31, 2005, including the maturities and scheduled principal on our pro forma secured debt and unsecured credit facility debt, and provides information about the commitments due in connection with our ground lease and tenant improvements and leasing commissions (in thousands):

Obligation	Through Remainder of 2005	2006	2007	2008	2009	2010	Thereafter	Total
Long-term debt principal payments(1)	$6,068	$143,078	$105,392	$104,317	$140,481	$2,926	$155,678	$657,940
Ground lease(2)	181	241	241	241	241	241	9,340	10,726
Tenant improvements and leasing commissions	2,215	222	—	—	—	—	—	2,437

Total	$8,464	$143,541	$105,633	$104,558	$140,722	$3,167	$165,018	$671,103

(1)	Includes $73.1 million of pro forma borrowings under our unsecured credit facility which matures in November 2007 and excludes $2.5 million of loan premium.
(2)	After February 2036, rent for the remaining term of the ASM Lithography ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information.

We are party to interest rate swap agreements with KeyBank National Association and Bank of America for approximately $139.6 million of our variable rate debt that was outstanding as of March 31, 2005. Additionally, effective May 26, 2005 we entered into a $100.0 million interest rate swap agreement with Bank of America. Under these swaps, we receive variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amounts. See “Quantitative and Qualitative Disclosures about Market Risk.”

Outstanding Consolidated Indebtedness

Upon completion of the concurrent offerings and the anticipated application of the use of proceeds therefrom, we expect to have approximately $660.4 million of outstanding consolidated long-term debt as set forth in the table below. We expect our ratio of debt to total market capitalization to be approximately 35.7% (based on the per share closing price of our common stock on July 12, 2005 of $18.03). Upon completion of the concurrent offerings and application of the use of proceeds therefrom, we expect that approximately $138.8 million of our outstanding long-term debt will be variable rate debt and approximately 78.9% of our total indebtedness will be subject to fixed interest rates, including the effect of outstanding interest rate swap agreements.

The following table sets forth information with respect to the indebtedness that we expect will be outstanding after the completion of the concurrent offerings and the anticipated application of the proceeds therefrom on a pro forma basis as of March 31, 2005, but does not give effect to the approximately $239.6 million in interest rate swap agreements (in thousands).

Properties	Interest Rate	Principal Amount	Annual Debt Service(1)	Maturity Date	Balance at Maturity(2)
100 Technology Center Drive—Mortgage	LIBOR + 1.70%	$20,000	$1,040	Apr. 1, 2009	$20,000
200 Paul Avenue—Mortgage	LIBOR + 3.12%(3)	46,268	5,012	Jul. 1, 2006(4)	43,794
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage	LIBOR + 1.59%	43,000	2,116	Aug. 9, 2006(5)	43,000
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	LIBOR + 5.75%	22,000	1,998	Aug. 9, 2006(5)	22,000
AT&T Web Hosting Facility—Mortgage	LIBOR + 1.85%	8,775	484	Dec. 1, 2006(4)	8,775
Camperdown House—Mortgage	6.85%	25,566(6)	3,682	Oct. 31, 2009	15,481
Carrier Center—Mortgage	LIBOR + 4.25%(7)	25,854	2,386	Nov. 11, 2007(8)	24,750
Charlotte Internet Gateway 1(9)—Mortgage	8.22%	6,105	651	Jul. 1, 2020	791
Granite Tower—Mortgage	LIBOR + 1.20%	21,555	1,541	Jan. 1, 2009	19,530
Lakeside Technology Center—Mortgage	LIBOR + 2.20%(10)	100,000	5,146	June 30, 2008(4)	97,463
MAPP Building—Mortgage	7.62%(11)	9,746(11)	849	Mar. 1, 2032(11)	1,166
Maxtor Manufacturing Facility—Mortgage	LIBOR + 2.25%	17,894	1,471	Dec. 31, 2006(4)	17,186
Stanford Place II—Mortgage	5.14%	26,000	1,336	Jan. 10, 2009	26,000
Univision Tower—Mortgage(12)	6.04%	57,769	4,191	Nov. 6, 2009	54,075
Secured Term Debt(13)	5.65%	154,336	10,735	Nov. 11, 2014	130,348
Unsecured Credit Facility(14)	LIBOR + 1.625%(14)	73,072	3,621	Nov. 3, 2007(8)	73,072

Subtotal		657,940	$46,259		$597,432
Loan premium		2,501

Total		$660,441

(1)	Annual debt service for floating rate loans is calculated based on the 1-month, 3-month and 6-month LIBOR rates at June 29, 2005, which were 3.33%, 3.50% and 3.66%, respectively.
(2)	Assuming no unscheduled payments have been made on the principal in advance of its due date.
(3)	Weighted average interest rate. The first note, in a principal amount of $45.0 million, bears interest at a rate of LIBOR + 3.0% per annum and the second note, in a principal amount of $1.3 million, bears interest at a rate of LIBOR + 7.0% per annum.
(4)	Two one-year extensions are available.
(5)	A 13-month extension and a one-year extension are available.
(6)	Based on our hedged exchange rate of $1.8472 to £1.00.
(7)	Subject to a 2.5% LIBOR floor.
(8)	A one-year extension option is available.
(9)	One of the Charlotte Internet Gateway properties is secured by a mortgage which we will assume upon acquisition of this property.
(10)	Weighted average interest rate. The first note, in a principal amount of $80.0 million, bears interest at a rate of LIBOR plus 1.375% per annum and the second note, in a principal amount of $20.0 million, bears interest at a rate of LIBOR plus 5.5% per annum.
(11)	If this loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(12)	The Univision Tower loan is also secured by a $5.0 million letter of credit issued under our unsecured credit facility.
(13)	This amount represents six mortgage loans secured by our interests in 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building, and Webb at LBJ. Each of these loans are cross-collateralized by the six properties.
(14)	The interest rate under our unsecured credit facility equals either (i) LIBOR plus a margin of between 1.375% and 1.750% (which option we currently use) or (ii) the greater of (x) the base rate announced by the lender and (y) the federal funds rate, plus a margin of between 0.375% and 0.750%. In each case, the margin is based on our leverage ratio.

Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings

200 Paul Avenue—Mortgage Indebtedness.    The subsidiary that directly holds the fee interests in 200 Paul Avenue is the borrower under a $46.3 million mortgage loan comprised of two notes with Greenwich Capital Financial Products, Inc., as lender. The mortgage loan is required to be secured by:

•

a first priority deed of trust, assignment of rents and security agreement on 200 Paul Avenue, all buildings and improvements, water, water rights, all fixtures, machinery, equipment and other assets, rights to insurance proceeds, together with all interest in any leases and all rents and profits arising from the property, reserve, deposit or escrow accounts, and contracts and agreements, intellectual property, and any and all proceeds from any of the foregoing; and

•	an absolute assignment of leases and rents, assigning any interest in all present and future leases of all or any portion of the property encumbered by the mortgage and all of its right and title to, and interest in, the leases, including all rights under the leases, all benefits to be derived from them and all rents.

The maturity date for this mortgage loan is July 1, 2006, which date may be extended for up to two additional 12 month periods upon the request of the borrower and satisfaction of certain requirements. The first note, with a balance of $45.0 million, bears interest at a rate of 1-month LIBOR plus 3% during the current term and the second note, with a $1.3 million balance as of March 31, 2005, bears interest at a rate of 1-month LIBOR plus 7% during the current term. The first note requires monthly payments of principal and interest commencing in November 2005. The second note requires monthly payments of principal and interest until the maturity date. The loan may be repaid in whole or in part at any time upon 30 to 60 days’ prior written notice. Prepayment of the $45.0 million note is subject to a prepayment penalty of 1% of the outstanding principal balance (unless prepaid or repaid in full with loan proceeds from a loan made by the lender during the final 90 days of the initial term) plus the actual costs and expenses of the lender incurred in liquidating or reducing any Eurodollar or LIBOR based investment or obligation entered into by the lender to fund all or any portion of the loan or to provide for or protect the interest rate of the loan. Prepayment of the second note is subject to a prepayment penalty equaling the actual costs and expenses of the lender incurred in liquidating or reducing any Eurodollar or LIBOR based investment or obligation entered into by the lender to fund any or all portion of the loan or to provide for or protect the interest rate of the loan. If the loan is repaid or prepaid in full during the final 30 days of the initial term (with other than lender-loaned funds provided to refinance the loan), the prepayment penalty on the first note is reduced to 0.375% of the outstanding principal balance plus the aforementioned lender costs. The mortgage loan contains affirmative covenants such as financial reporting and maintenance of reserve accounts, and negative covenants, including, among others, limitations on changes to legal structure or organizational documents, ownership of subsidiaries, or creation or incurrence of additional liens or indebtedness. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. Our operating partnership provides an unsecured environmental indemnity and guarantees the recourse carveouts under this loan. The borrower was required to enter into an interest rate cap agreement pursuant to the loan that limits the interest rate to 7.25% per annum during the term of this loan.

Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mortgage Indebtedness.    The subsidiary that directly holds the fee interests in Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building is the borrower under a $43.0 million mortgage loan with German American Capital Corporation as lender. The mortgage loan is required to be secured by:

•	a first mortgage lien on Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases, rents, security deposits and management agreements for such properties; and

•	all proceeds, products and profits from the foregoing.

The maturity date of the mortgage loan is August 9, 2006 with one 13-month and one one-year extension option. The mortgage loan bears interest at a rate of 1-month LIBOR plus approximately 1.59% per annum. The mortgage loan requires monthly interest-only payments until the maturity date. The borrower may not prepay the loan during a “lockout period” that ends on October 8, 2005. The borrower may prepay the loan without penalty on any monthly payment date after this lockout period with notice to lender of not less than 30 days and not more than 60 days. The loan contains affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. In connection with the mortgage loan, the borrower is subject to a lockbox agreement and cash management provisions of the loan pursuant to which all income generated by the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building properties is deposited directly into lockbox accounts and then swept into a cash management account for the benefit of the lender from which cash is distributed to us only after funding of tax, insurance, debt service, tenant improvement and leasing, and structural improvement reserve accounts and any payments then due under the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building mezzanine loan. The loan is nonrecourse to the borrower, subject to certain recourse carveouts. Until November 3, 2005, GI Partners is not permitted to reduce its percentage of ownership in the common units of our operating partnership (which will be 41.5% after giving effect to the concurrent offerings) below 30% without the consent of the lender. Our operating partnership provides an unsecured environmental indemnity and guarantees the recourse carveouts under the loan. The borrower was required to enter into an interest rate cap agreement pursuant to the loan that limits the interest rate to 7.5% per annum in the term of this loan.

Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mezzanine Indebtedness.    The subsidiaries that directly hold the fee interests in Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building are the borrowers under a $22.0 million mezzanine loan with German American Capital Corporation (c/o Deutsche Bank Securities, Inc.) as lender. The mezzanine loan is required to be secured by a first priority pledge of the direct and indirect beneficial interests in our subsidiary that is the mortgage borrower. The maturity date of the mezzanine loan is August 9, 2006 with one 13 month and one one-year extension option. The mezzanine loan bears interest at a rate of 1-month LIBOR plus 5.75% per annum. The mezzanine loan requires monthly interest-only payments until the maturity date. The borrower may not prepay the mezzanine loan during a “lockout period” that ends on October 8, 2005. The borrower may prepay the mezzanine loan without penalty on any monthly payment date after this lockout period with notice to lender of no less than 30 days and no more than 60 days. The mezzanine loan contains affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrowers’ ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. In connection with the mezzanine loan, we are subject to a lockbox agreement and cash management provisions which operate in connection with the lockbox and cash management provisions under the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building mortgage loan. Until November 3, 2005, GI Partners is not permitted to reduce its percentage of ownership in the common units of our operating partnership (which will be 41.5% after giving effect to the concurrent offerings) below 30% without the consent of the lender. Our operating partnership provides an unsecured environmental indemnity and guarantees the recourse carveouts under the loan. The borrower was required to enter into an interest rate cap agreement pursuant to the mezzanine loan that limits the interest rate to 7.5% per annum in the term of the mezzanine loan.

Camperdown House—Mortgage Indebtedness.    The subsidiary that holds the fee interests in Camperdown House is the borrower under a £13.8 million (pound) mortgage loan with the Bank of Scotland, as lender.

The mortgage loan is required to be secured by:

•	a first mortgage debenture on Camperdown House and related improvements, fixtures (including trade and tenant’s fixtures), plant and machinery and real property rights;

•	a general first lien on all belonging to the borrower;

•	a general first lien on all related accounts and intangibles; and

•	an assignment of all rental income for the property.

The maturity date of the mortgage loan is October 31, 2009. The mortgage loan bears interest at a rate of 6.845% per annum. The borrower bases quarterly principal and interest payments on a 10-year amortization schedule. The borrower may prepay the loan upon ten days’ notice to the lender, subject to a prepayment penalty of one month’s interest until July 31, 2005 and without penalty thereafter. The loan contains affirmative covenants such as financial reporting and maintenance of certain coverage ratios, and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. The borrower provides an environmental indemnity.

Carrier Center—Mortgage Indebtedness.    The subsidiary that directly holds the fee interests in Carrier Center is the borrower under a $25.9 million mortgage loan with iStar Financial Inc., as lender.

The mortgage loan is required to be secured by:

•	a first mortgage deed of trust on Carrier Center;

•	a first priority security interest in all of the ownership interest in the borrower; and

•	a first priority security interest in all assets of the borrower.

The maturity date of the mortgage loan is November 11, 2007. The mortgage loan bears interest at a rate of LIBOR (subject to a 2.5% floor) plus 4.25% per annum. The borrower has the option of extending the term of the loan by one year subject to a fee equal to 0.50% of the then outstanding principal balance. The mortgage loan is not prepayable until after October 27, 2005 and thereafter is prepayable in whole or in part with not less that 30 days’ notice. The loan requires monthly interest and principal payments until the maturity date with a balloon payment due at maturity. The loan is subject to affirmative covenants such as financial reporting and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or any interest in the property. In connection with the mortgage loan, the borrower is subject to a lockbox arrangement and cash management provisions of the loan pursuant to which income generated by the Carrier Center property is swept into a cash management account for the benefit of the lender from which cash is distributed to us only after satisfying debt, operating and other reserve cash requirements. The loan is subject to an unsecured environmental indemnity and a guaranty of certain of the obligations of the borrower. The borrower is required to enter into an interest rate cap agreement if the LIBOR rate is at any time equal to or greater than 4.5%.

Lakeside Technology Center—Mortgage Indebtedness.    The subsidiary that directly holds the fee interests in Lakeside Technology Center is the borrower under a $100.0 million mortgage loan comprising two notes with Morgan Stanley Mortgage Capital Inc., as lender.

The mortgage loan is required to be secured by:

•	a mortgage, security agreement and fixture filing on Lakeside Technology Center, all land, improvements, easements, equipment, fixtures, personal property, condemnation awards, insurance proceeds, interest rate protection agreement and all other assets and rights of the borrower; and

•	an absolute assignment of leases and rents, assigning any interest in all present and future leases of all or any portion of the property encumbered by the mortgage and all right and title to, and interest in, the leases, including all rights under the leases, all benefits to be derived from them and all rents.

The maturity date for this mortgage loan is June 9, 2008, which date may be extended for up to two additional 12-month periods upon the request of the borrower and satisfaction of certain requirements. The first note, in a principal amount of $80.0 million, bears interest at a rate of LIBOR plus 1.375% per annum and the second note, in a principal amount of $20.0 million, bears interest at a rate of LIBOR plus 5.5% per annum. For the twelve months beginning July 2005, the loan requires monthly interest-only payments. Beginning in July 2006, the loan requires monthly payments of principal and interest until the maturity date. The borrower may not prepay the loan during a “lockout period” that ends in May 2006. The borrower must pay a prepayment fee in an amount equal to 0.75% of the outstanding principal amount of the loan for any prepayment it makes after May 9, 2006 and prior to and including November 9, 2006. In addition, pursuant to a separate agreement in connection with the loan, the borrower is obligated to pay an exit fee of $500,000 at the time the loan is paid in full, whether at maturity or upon prepayment. Subject to certain exceptions, a portion of the exit fee is required to be paid upon a partial prepayment with the remainder of the fee due when the loan is paid in full. The mortgage loan contains affirmative covenants such as financial reporting and standardized lease requirements, and negative covenants, including, among others, limitations on changes to legal structure or organizational documents, or creation or incurrence of additional liens or indebtedness. In connection with the mortgage loan, the borrower is subject to a lockbox agreement and cash management agreement pursuant to which all income generated by the Lakeside Technology Center property is deposited directly into the lockbox account and then swept into a cash management account for the benefit of the lender from which cash is distributed to us only after funding of tax, insurance, debt service, any interest accruing at the default rate and late payment charges, and, under certain circumstances, other cash requirements.

The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. Our operating partnership provides an unsecured environmental indemnity and guarantees the recourse carveouts under this loan. Pursuant to the loan, the borrower was required to enter into an interest rate cap agreement that limits the interest rate to 8.2% per annum during the term of this loan.

Stanford Place II—Mortgage Indebtedness.    The subsidiary holding a fee interest in Stanford Place II is the borrower under a $23.4 million mortgage note issued to Principal Life Insurance Company, as lender, and a $2.6 million mortgage note issued to PFG CTL Mortgage, LLC, as lender.

The mortgage loans are required to be secured by:

•	a first priority deed of trust and security agreement on Stanford Place II and any right, title and interest therein and to the land, real property rights, buildings and improvements including their names and the right to manage and operate them, fixtures, personal property of the borrower used in the operation of the premises, insurance proceeds, settlement awards and damage claims, and any rights to strips of land adjacent to and used in connection with the premises and adjoining ways, streets, sidewalks and alleys;

•	an assignment of leases and rents; and

•	a $450,000 letter of credit issued pursuant to a property reserves agreement.

The maturity date for these mortgage notes is January 10, 2009. These notes bear interest at a rate of 5.14% per annum and require monthly interest-only payments. The borrower has the right upon 30 days’ written notice to each lender to pay both loans in full with a prepayment fee equal to the greater of 1% of the principal amount or an amount resulting from a reinvestment yield analysis. The note may be prepaid without such prepayment fee during the last 90 days prior to the maturity date. The security agreement contains negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to create or incur additional liens or indebtedness, transfer the property or an interest in the property and merge or consolidate with or into, convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. The loan is nonrecourse to the borrower, subject to certain recourse carveouts. The subsidiary borrower provides an unsecured environmental indemnity. Our operating partnership guarantees the subsidiary borrower’s obligations under the environmental indemnity and the recourse carveouts under the loan.

Univision Tower—Mortgage Indebtedness.    The subsidiary that directly holds the fee interests in Univision Tower is the borrower under a $57.8 million mortgage loan with Countrywide Commercial Real Estate Finance, Inc., as lender.

The mortgage loan is required to be secured by:

•	a first priority mortgage/deed of trust on Univision Tower;

•	a first priority assignment of leases and rents with respect to Univision Tower; and

•	a first priority security interest in all other property and assets of the borrower.

The maturity date of the mortgage loan is November 6, 2009. The mortgage loan bears interest at a rate of 6.04% per annum.

The mortgage loan is not prepayable in whole or in part until any time during the final three months of the term of the loan. The loan requires monthly payments calculated using the interest rate and a 30-year amortization schedule. The loan is subject to affirmative covenants such as financial reporting and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or any interest in the property. In the event of a default or a decline in the debt service ratio below a specified level, income generated by the Univision Tower property will be swept into a cash management account for the benefit of the lender from which cash will be distributed to us only after satisfying debt, operating and other reserve cash requirements. The loan is nonrecourse to the borrower, subject to certain recourse carveouts. The subsidiary borrower under this loan is subject to an unsecured environmental indemnity. Our operating partnership guarantees the subsidiary borrower’s obligations under the environmental indemnity and the recourse obligations under the loan.

Comverse Technology Building, Hudson Corporate Center, Webb at LBJ, 36 Northeast Second Street, Siemens Building and Brea Data Center—Mortgage Indebtedness.    The subsidiaries that directly hold the fee interests in Comverse Technology Building, Hudson Corporate Center, Webb at LBJ, 36 Northeast Second Street, Siemens Building and Brea Data Center are borrowers under six separate loans in an aggregate principal amount of $154.3 million with Citigroup Global Markets Realty Corp. as lender. The loans are cross-defaulted and cross-collateralized.

The mortgage loans are required to be secured by:

•	a first mortgage lien on Comverse Technology Building, Hudson Corporate Center, Webb at LBJ, 36 Northeast Second Street, Siemens Building and Brea Data Center and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases, rents, security deposits and contracts; and

•	all proceeds, products and profits from the foregoing.

Each of the mortgage loans is for a ten-year term with a maturity date in November 2014. The mortgage loans bear an interest rate at 5.649% per annum. The borrower may not prepay the mortgage loans until 60 days prior to the maturity date of such loan. Each mortgage loan contains affirmative covenants, such as financial reporting and maintenance of the property, and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or interest in the property. In connection with the mortgage loans, the borrower is subject to a lockbox arrangement and cash management provisions pursuant to which all income generated by Comverse Technology Building, Hudson Corporate Center, Webb at LBJ, 36 Northeast Second Street, Siemens Building and Brea Data Center is deposited directly into lockbox accounts and then swept into a cash management account for the benefit of the lender for which cash is distributed to us only after funding of debt service, taxes, insurance, tenant improvement and leasing, capital improvement, and maintenance reserve accounts. The loans are nonrecourse to the borrowers, subject to recourse carveouts. We and our operating partnership provide on a joint and several basis an unsecured environmental indemnity and guaranty of recourse carveouts under the loans. In addition, each borrower guarantees the obligations of our other borrowing subsidiaries under the mortgage loans. The mortgage loans may be securitized by the lender at its option.

Unsecured Credit Facility.    Our operating partnership has a $210.0 million unsecured revolving credit facility with a group of banks, including affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for our common stock offering, and together with UBS Securities LLC, the bookrunning managers for our series B preferred stock offering, and other underwriters for the concurrent offerings. The facility may be expanded to up to $350.0 million at our request, subject to receipt of lender commitments and satisfaction of other conditions, and includes a $100.0 million sub-facility for foreign exchange advances in euros, British pounds and Canadian dollars. Our credit facility has a borrowing limit based upon a percentage of the value of the unsecured properties included in the facility’s borrowing base. In May 2005, we added two properties to the unsecured borrowing base increasing our availability for future borrowings. At March 31, 2005 our unsecured credit facility had an outstanding balance of $36.0 million. At June 30, 2005, the outstanding balance was $188.0 million. The increase relates to our acquisitions of Lakeside Technology Center, Ameriquest Data Center, Savvis Data Centers 2 through 5 and Savvis Office Building. As of June 30, 2005, our unsecured credit facility bore interest at LIBOR plus 1.625% per annum, which equaled a rate of 4.97%. The unsecured credit facility has a one-year extension option. The credit facility contains covenants including limitations on our and our subsidiaries’ ability to incur additional indebtedness, make certain investments or merge with another company, limitations on our ability to make distributions to our stockholders and other restricted payments, and requirements for us to maintain financial coverage ratios and maintain a pool of unencumbered assets.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of interest rate cap agreements in connection with certain of our indebtedness, a currency fluctuation hedge arrangement in connection with our ownership of Camperdown House in London, England and interest rate swap agreements with KeyBank National Association and Bank of America related to $239.6 million of outstanding principal on our variable rate debt. See “—Quantitative and Qualitative Disclosures about Market Risk.”

As of March 31, 2005, GI Partners had approximately $1.2 million of letters of credit outstanding that secure obligations relating to two of our properties, Carrier Center and Stanford Place II. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. We are in the process of causing these letters of credit to be transferred to us. We are currently reimbursing GI Partners for the costs of maintaining the letters of credit, which costs are less than $5,000 per quarter. We currently have no other off-balance sheet arrangements.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated and combined statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Three Months Ended March 31, 2005 to Three Months Ended March 31, 2004

Cash and cash equivalents were $2.9 million and $4.3 million at March 31, 2005 and 2004, respectively.

Net cash provided by operating activities increased $5.1 million to $11.7 million for the three months ended March 31, 2005 compared to $6.6 million for the three months ended March 31, 2004. The increase was primarily due to revenues from the properties added to our portfolio which was partially offset by the increased interest expense incurred on the mortgage and other secured debt related to the acquired properties.

Net cash used in investing activities increased $31.0 million to $71.6 million for the three months ended March 31, 2005 compared to $40.6 million for the three months ended March 31, 2004. The increase was primarily the result of the acquisition of two properties during the three months ended March 31, 2005, which required a larger investment than the property acquired during the three months ended March 31, 2004.

Net cash provided by financing activities increased $25.3 million to $58.3 million, for the three months ended March 31, 2005 compared to $33.0 million for the three months ended March 31, 2004. The increase was primarily due to proceeds from the sale of preferred stock of $103.5 million during the three months ended March 31, 2005 offset by costs paid related to our preferred stock offering and our initial public offering totaling $4.4 million, payment of dividends and distribution totaling $22.5 million during the three months ended March 31, 2005, net repayments of debt totaling $17.8 million during the three months ended March 31, 2005 compared to net borrowings of $20.6 million during the three months ended March 31, 2004 and net contributions from the owner of the Company Predecessor of $12.5 million during the three months ended March 31, 2004.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

Cash and cash equivalents were $4.6 million and $5.2 million at December 31, 2004 and 2003, respectively.

Net cash provided by operating activities increased $17.0 million to $44.6 million for the year ended December 31, 2004 compared to $27.6 million for the year ended December 31, 2003. The increase was primarily due to the properties added to our portfolio which was partially offset by the increased interest expense incurred on the mortgage and other secured debt related to the acquired properties.

Net cash used in investing activities increased $157.4 million to $371.3 million for the year ended December 31, 2004 compared to $213.9 million for the year ended December 31, 2003. The increase was primarily the result of the acquisition of eleven properties during the year ended December 31, 2004, which required a larger investment than the acquisitions of eight properties during the year ended December 31, 2003, and an increase in restricted cash as a result of the mortgage loans obtained during 2004.

Net cash provided by financing activities increased $138.1 million to $326.0 million, for the year ended December 31, 2004 compared to $187.9 million for the year ended December 31, 2003. The increase was primarily due to $230.8 million of net proceeds from the sale of common stock partially offset by the purchase of units in our operating partnership for $91.9 million from the investors in GI Partners.

Funds From Operations

We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

The following table sets forth a reconciliation of our pro forma funds from operations for the periods presented (in thousands):

	Pro Forma Three Months Ended March 31, 2005	Historical Three Months Ended March 31, 2005	Pro Forma Year Ended December 31, 2004	Historical Consolidated Period from November 3, 2004 through December 31, 2004
Reconciliation of net income to FFO and FFO available to common stockholders:
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$8,391	$4,898	$11,979	$(16,383)
Plus real estate depreciation and amortization	16,379	12,143	62,316	7,373

FFO	24,770	17,041	74,295	(9,010)
Less preferred stock dividends	3,300	1,271	13,198	—

FFO available to common stockholders(1)	$21,470	$15,770	$61,097	$(9,010)

(1)	FFO available to common stockholders has been calculated assuming that the common units in our operating partnership are exchanged for common stock.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements

Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), was issued in December 2004. SFAS 123(R), which is effective for our company beginning with the first quarter of 2006, requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. We do not believe the adoption of SFAS 123(R) will have a material impact on our results of operations, financial position or liquidity.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Effective November 26, 2004, we entered into interest rate swap agreements with KeyBank National Association and Bank of America for approximately $140.3 million of our variable rate debt, of which $139.6 million was outstanding as of March 31, 2005. The table below summarizes the terms of these interest rate swaps and their fair values as of March 31, 2005 (in thousands):

Notional Amount	Strike Rate	Effective Date	Expiration Date	Fair Value
$46,268	3.178%	Nov. 26, 2004	Jul. 1, 2006	$344
43,000	3.250	Nov. 26, 2004	Sep. 15, 2006	396
21,510	3.754	Nov. 26, 2004	Jan 1, 2009	429
20,000	3.824	Nov. 26, 2004	Apr. 1, 2009	431
8,775	3.331	Nov. 26, 2004	Dec. 1, 2006	93

$139,553				$1,693

At March 31, 2005, a hypothetical increase in interest rates of 10%, or approximately 40 basis points, would have decreased the fair value of our interest rate swaps by approximately $1.0 million. A hypothetical decrease in interest rates of 10%, or approximately 40 basis points, would have increased the fair value of our interest rate swaps by approximately $1.0 million.

At March 31, 2005, a hypothetical increase in interest rates of 10%, or approximately 40 basis points, would have increased the interest expense on our unhedged variable rate debt, and consequently would have reduced future earnings and cash flow by approximately $0.4 million annually. In addition, the fair value of our $273.4 million principal amount of outstanding fixed rate debt would have decreased by approximately $5.8 million.

At March 31, 2005, a hypothetical decrease in interest rates of 10%, or approximately 40 basis points, would have decreased the interest expense on our unhedged variable rate debt, and consequently would have increased future earnings and cash flows by approximately $0.4 million annually. In addition, the fair value of our $273.4 million principal amount of outstanding fixed rate debt would have increased by approximately $5.7 million.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we might take actions to mitigate further our exposure to the change. However, because it is uncertain which specific actions we might take and their possible effects, these analyses assume no changes in our financial structure.

As of March 31, 2005, our total outstanding debt was approximately $515.7 million, which consisted of $456.8 million of principal outstanding for mortgage loans and $0.9 million for the debt premium on one of our mortgage loans, $36.0 million of notes payable under our line of credit and $22.0 million of other secured loans. Approximately $241.4 million of our total outstanding debt was variable rate debt and after considering that $139.6 million of such debt is hedged with interest rate swaps, our variable rate debt comprised 19.8% of our total outstanding debt. As of March 31, 2005, the fair value of our outstanding fixed-rate debt approximated $278.5 million compared to the carrying value of $274.3 million, comprised of $273.4 million of principal and $0.9 million of debt premium.

We are also party to a foreign currency hedging contract with a notional value of approximately £7.9 million, which we use to convert the balance of our investment in the Camperdown House property into U.S. dollars. The fair value of this forward contract was ($0.2) million as of March 31, 2005 using the currency exchange rate in effect as of that date. If the exchange rate of U.S. dollars to British pounds as of March 31, 2005 were to increase by 10%, the fair value of our forward contract would decrease by $1.4 million to ($1.6) million. If the exchange rate of U.S. dollars to British pounds as of March 31, 2005 were to decrease by 10%, the fair value of our forward contract would increase by $1.5 million to $1.3 million.

Effective May 26, 2005, we entered into an interest rate swap agreement with Bank of America for $100.0 million with a strike rate of 4.025% and an expiration date of June 15, 2008. Together with the $139.6 million in interest rate swaps outstanding as of March 31, 2005, we expect that approximately 78.8% of our total indebtedness, upon completion of the concurrent offerings and the anticipated application of the proceeds therefrom, will be subject to fixed interest rates.

BUSINESS AND PROPERTIES

Overview

We own, acquire, reposition and manage technology-related real estate. We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate and institutional data center users, including the IT departments of Fortune 1000 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. We intend to operate as a REIT for federal income tax purposes.

Through our operating partnership, we own 33 properties and are under contract to acquire three additional properties. Our properties are located throughout the U.S. and one property is in London, England. Our properties contain a total of approximately 7.8 million net rentable square feet, excluding space held for redevelopment. To facilitate research and development, technology transfer and recruitment of technology professionals, companies in the technology industry often cluster near major scientific research institutions, universities and government agencies, all of which drive demand for properties combining office, communications infrastructure and data center space. Additionally, corporate data center users are primarily focused in the major markets where their information technology operations are most efficient. Our operations and acquisition activities are focused on a limited number of markets where technology industry tenants and corporate and institutional data center users are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas. As of March 31, 2005, our portfolio, excluding space held for redevelopment, was approximately 90.1% leased at an average annualized rent per leased square foot of $20.12.

Our senior management team and Executive Chairman have an average of over 21 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. Under our senior management team’s direction, we focus on technology industry facilities that are difficult to replicate and critical to the operations of tenants, which we believe to be the best long-term real estate investment opportunities. The types of properties within our focus include:

•	Internet gateways, which serve as hubs for Internet and data communications within and between major metropolitan areas;

•	Data centers, which provide a secure, continuously available environment for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house the IT operations of companies;

•	Technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	Regional or national headquarters of technology companies that are located in our target markets.

Most of our properties have extensive tenant improvements that have been installed at our tenants’ expense. Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. Based on our experience, properties leased to tenants in the communications and information technology industries typically offer fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling and high-level security systems, while properties leased to technology manufacturing companies typically offer fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, high-level security systems and clean room space. The tenant-installed improvements in our facilities are readily adaptable for use by similar tenants.

Our portfolio includes 21 properties contributed to us by Global Innovation Partners, LLC, or GI Partners, in connection with our initial public offering in November 2004. GI Partners is a private equity fund that was formed to pursue investment opportunities that intersect the real estate and technology industries. GI Partners was formed in February 2001 after a competitive six-month selection process conducted by the California Public Employees’ Retirement System, or CalPERS, the largest U.S. pension fund. Upon selecting GI Partners, CalPERS provided a $500 million equity commitment to GI Partners to invest in technology-related real estate and technology operating businesses. In addition, CB Richard Ellis Investors, a subsidiary of CB Richard Ellis, or CBRE, the largest global real estate services firm, and members of GI Partners’ management provided a commitment of $26.3 million. Upon the consummation of our initial public offering, GI Partners contributed substantially all of its technology-related real estate investments to our operating partnership. Pursuant to our non-competition agreement with GI Partners, GI Partners manages its investments in other businesses, but does not, subject to limited exceptions, pursue new investments in technology-related real estate. See “—Our Competitive Strengths.”

We were formed in March 2004 by Digital Properties Holdings LLC. The sole members of Digital Properties Holdings are Richard A. Magnuson, the Executive Chairman of our board of directors, and Michael F. Foust, our Chief Executive Officer. In April 2004, Digital Properties Holdings sold its interest in us to GI Partners for $2,000. Currently, we employ 44 people. In addition, we engage CBRE and other experienced property management companies to provide on-site property management services. We intend to pay regular quarterly dividends to our stockholders. Substantially all of our business is conducted through Digital Realty Trust, L.P., our operating partnership.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•	High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art facilities with extensive tenant improvements. Based on current market rents and estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Based on an analysis prepared by CCG Facilities Integration Incorporated, the estimated cost to construct data center space would range from $900 to $1200 per square foot of raised floor area. We currently own 29 properties which contain raised floor data center space. In addition, many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•	Presence in Key Markets. Our portfolio is located in 16 metropolitan areas, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas, and is diversified so that no one market represented more than 25.7% of the aggregate annualized rent of our portfolio as of March 31, 2005.

•	Long-Term Leases. We have long-term leases with stable cash flows. As of March 31, 2005, our average lease term was in excess of 12.6 years, with an average of 8.0 years remaining, excluding renewal options. Through 2008, leases representing only 9.2% of our net rentable square feet, or 8.3% of our aggregate annualized rent, are scheduled to expire. Moreover, through 2006, leases representing only 3.3% of our net rentable square feet are scheduled to expire.

•	Specialized Focus in Dynamic and Growing Industry. We focus solely on technology-related real estate because we believe that the growth of the technology industry, particularly Internet and data communications and corporate data center use, will be superior to that of the overall economy. We believe that our specialized understanding of both real estate and technology gives us a significant competitive advantage over less specialized investors. We use our in-depth knowledge of the technology industry, particularly Internet and data communications and corporate data center use, to identify strategically located properties, market our properties to tenants with specific technology needs, evaluate tenants’ creditworthiness and business models and assess the long-term value of in-place technical improvements.

•	Proven Acquisition Capability. Since 2002, we have acquired 33 technology-related real estate properties (including ten properties containing over 2.1 million net rentable square feet since our initial public offering in November 2004), with another three under contract, for an aggregate of 7.8 million net rentable square feet, excluding space held for redevelopment. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria, which allows us to evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. We acquired more than half of our properties before they were broadly marketed by real estate brokers.

•	Experienced and Committed Management Team. Our senior management team, including our Executive Chairman, has an average of over 21 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. Following the completion of the concurrent offerings, our senior management team will collectively own a common equity interest in our company of approximately 3.0% on a fully diluted basis, which aligns management’s interests with those of our stockholders.

•	Unique Sourcing Relationships. The members of GI Partners hold a substantial indirect investment in our company. Accordingly, we anticipate that they will play an active role in our future success. We expect that CalPERS will provide us with introductions to potential sources of acquisitions and access to its technology industry experts and will be a potential source of co-investment capital. In addition, we expect that GI Partners’ private equity investment professionals will provide additional technology industry expertise and access to deal flow.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. Our business strategies to achieve these objectives are:

•

Capitalize on Acquisition Opportunities.    We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate and institutional information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which fosters reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•	Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Our portfolio, excluding space held for redevelopment, was approximately 90.1% leased as of March 31, 2005, leaving approximately 779,000 square feet of net rentable space available for lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout which may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses and certain capital expenditures. Leases covering more than 95% of the leased net rentable square feet in our portfolio as of March 31, 2005 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses. Since our initial public offering in November 2004, we have executed leases for 36,044 square feet of technical space at an average annualized rent of $95.80 per square foot and 209,592 square feet of nontechnical space at an average annualized rent of $19.48 per square foot, in each case including lease renewals and expansions commencing in 2004 through 2009.

•	Subdivide Improved Space for Turn-Key Data Center Use. We own approximately 230,000 net rentable square feet of space with extensive data center improvements that is currently, or will shortly be, available for lease. Rather than leasing all of this space to large single tenants, we are subdividing some of it for multi-tenant colocation use, with tenants averaging between 100 and 5,000 square feet of net rentable space. Multi-tenant colocation is a cost-effective solution for tenants who cannot afford or do not require their own extensive infrastructure and security. Because we can provide such features, we are able to lease space to these tenants at a significant premium over other uses.

•	Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding Internet gateway and other technology tenants and corporate and institutional data center users.

•	Use Capital Efficiently. We intend to sell assets opportunistically. We believe that we can increase stockholder returns by effectively redeploying asset sales proceeds into new acquisition opportunities. Recently, data centers have been particularly attractive candidates for sale to owner/users, as the cost of acquisition is usually substantially lower than the cost to construct a new facility. We will seek such opportunities to realize profits and reinvest our capital.

Our Portfolio of Properties

The following table presents an overview of our portfolio of properties, including our acquisition properties, based on information as of March 31, 2005:

Property(1)	Metropolitan Area	Percent Ownership		Year Built/ Renovated	Net Rentable Square Feet(2)		Percent Leased(3)		Annualized Rent(4)	Annualized Rent Per Leased Square Foot(5)	Annualized Net Effective Rent Per Leased Square Foot(6)
Internet Gateway

Lakeside Technology Center	Chicago	100.0%		1912-1929/2000	805,150	(7)	94.2	%(7)	$19,290,966	$25.44	$29.70
200 Paul Avenue	San Francisco	100.0		1955/1999&2001	532,238		83.4		10,897,301	24.54	27.94
Univision Tower	Dallas	100.0		1983	477,107		79.9		8,120,266	21.30	19.49
Carrier Center	Los Angeles	100.0		1922/1999	450,021		79.7		7,702,967	21.48	24.60
Camperdown House(8)	London, UK	100.0		1983/1999	63,233		100.0		4,193,136	66.31	66.31
1100 Space Park Drive	Silicon Valley	100.0		2001	167,951		46.6		3,525,347	45.07	52.41
36 Northeast Second Street	Miami	100.0		1927/1999	162,140		81.2		3,129,972	23.78	25.66
Charlotte Internet Gateway Properties(9)	Charlotte	100.0		1999/2000/2001	95,490		73.3		1,667,284	23.81	30.00
Burbank Data Center	Los Angeles	100.0		1991	82,911		100.0		1,414,300	17.06	18.41

					2,836,241		83.5		59,941,539	25.31	28.07
Data Center

833 Chestnut Street	Philadelphia	100.0		1927/1998	547,195	(10)	91.5	(10)	7,039,201	14.06	14.52
Hudson Corporate Center	New York	100.0		1989/2000	311,950		87.4		6,853,399	25.14	24.66
Savvis Data Center 1	Silicon Valley	100.0		2000	300,000		100.0		5,760,000	19.20	22.09
Webb at LBJ	Dallas	100.0		1966/2000	365,449		89.6		4,499,282	13.74	14.87
AboveNet Data Center	Silicon Valley	100.0		1987/1999	187,085		96.2		4,431,834	24.64	34.52
NTT/Verio Premier Data Center	Silicon Valley	100.0		1982-83/2001	130,752		100.0		3,781,200	28.92	31.11
Savvis Data Center 2	Silicon Valley	100.0		1973/2000	167,932		100.0		3,027,814	18.03	22.08
Savvis Data Center 3	Los Angeles	100.0		1975/1998-99	113,606		100.0		2,048,316	18.03	22.08
Savvis Data Center 4	Silicon Valley	100.0		1972/1999	103,940		100.0		1,874,038	18.03	22.08
Savvis Data Center 5	Silicon Valley	100.0		1977/2000	90,139		100.0		1,625,206	18.03	22.08
Ameriquest Data Center	Denver	100.0		2001	82,229		100.0		1,521,240	18.50	20.34
eBay Data Center	Sacramento	100.0		1983/2000	62,957		100.0		1,479,943	23.51	24.05
VarTec Building	Dallas	100.0		1999	135,250		100.0		1,352,500	10.00	10.45
MAPP Building	Minneapolis/ St. Paul	100.0		1947/1999	88,134		100.0		1,339,637	15.20	16.02
Brea Data Center	Los Angeles	100.0		1981/2000	68,807		100.0		1,211,898	17.61	19.83
AT&T Web Hosting Facility	Atlanta	100.0		1998	250,191		50.5		1,098,036	8.69	10.50

					3,005,616		91.5		48,943,544	17.79	19.99
Technology Manufacturing

Ardenwood Corporate Park	Silicon Valley	100.0		1985-86	307,657		100.0		7,691,292	25.00	25.04
Maxtor Manufacturing Facility	Silicon Valley	100.0		1991 & 1997(11)	183,050		100.0		3,371,122	18.42	19.92
ASM Lithography Facility(12)	Phoenix	100.0		2002	113,405		100.0		2,549,165	22.48	25.52

					604,112		100.0		13,611,579	22.53	23.58
Technology Office/ Corporate Headquarters

Comverse Technology Building	Boston	100.0		1957 & 1999(13)	386,956		100.0		5,989,152	15.48	16.13
100 Technology Center Drive	Boston	100.0		1989/2001	197,000		100.0		3,743,000	19.00	20.20
Granite Tower	Dallas	100.0		1999	240,065		94.6		3,438,061	15.14	15.04
Stanford Place II	Denver	98.0	(14)	1982	366,184		88.4		3,088,815	9.54	9.11
Siemens Building	Dallas	100.0		1999	125,538		100.0		1,917,505	15.27	17.54
Savvis Office Building	Silicon Valley	100.0		1977/2000	84,383		100.0		1,521,425	18.03	22.08

					1,400,126		96.0		19,697,958	14.65	15.36
Portfolio Total/Weighted Average					7,846,095		90.1%		$142,194,620	$20.12	$22.12

Square Feet of Space Held for Redevelopment					397,563

Portfolio Total including Space Held for Redevelopment					8,243,658

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses. Since March 31, 2005 we have leased 245,636 rentable square feet (233,491 usable square feet) at an average annualized rent of approximately $30.68 per square foot, including leases executed prior to March 31, 2005 for which we were not receiving rent as of March 31, 2005. These leases commence between 2005 and 2009. Rent abatements for these leases for the twelve months ending March 31, 2006 total $260,278.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Includes unoccupied space for which we are receiving rent and excludes space for which leases had been executed as of March 31, 2005 but for which we are not yet receiving rent.
(4)	Annualized rent represents the annualized monthly contractual rent under existing leases as of March 31, 2005. This amount reflects total base rent before any one-time or nonrecurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of March 31, 2005 for the twelve months ending March 31, 2006 were $136,344.
(5)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(6)	For properties owned as of March 31, 2005, annualized net effective rent per leased square foot represents the contractual rent for leases in place as of March 31, 2005, calculated on a straight line basis from the date of acquisition by GI Partners or us or the date the lease commenced, if later. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement and leasing costs incurred by GI Partners or us for such leases, and is then divided by the net rentable square footage under lease as of the same date. For properties acquired after March 31, 2005, the same approach is used, except that the straight line rent calculation is as of the acquisition date or the projected acquisition date.
(7)	Excludes 290,000 square feet of space held for redevelopment.
(8)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on March 31, 2005 of $1.89 per £1.00.
(9)	Comprises three properties in Charlotte, North Carolina which we are under contract to acquire. The acquisition of these properties remains subject to the completion of our due diligence and satisfaction of customary closing conditions. Accordingly, we cannot assure you that we will be able to consummate the acquisition.
(10)	Excludes 107,563 square feet of space held for redevelopment.
(11)	This property consists of two buildings: 1055 Page Avenue was built in 1991, and 47700 Kato Road was built in 1997.
(12)	We own the subsidiary that is party to a ground sublease covering this property. The term of the ground sublease expires on December 31, 2082.
(13)	This property consists of two buildings: 100 Quannapowitt was built in 1999, and 200 Quannapowitt was built in 1957 and has subsequently been renovated.
(14)	We indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party holds the remaining 2% interest in this subsidiary.

Tenant Diversification

Our portfolio is currently leased to more than 180 companies, many of which are nationally recognized firms in the technology industry. The following table sets forth information regarding the 15 largest tenants in our portfolio based on annualized rent as of March 31, 2005:

Tenant	Property	Lease Expiration(1)	Total Leased Square Feet		Percentage of Portfolio Square Feet	Annualized Rent		Percentage of Portfolio Annualized Rent
Savvis Communications Corp.			1,119,401		14.3%	$22,573,499		15.9%
	Hudson Corporate Center	Sep. 2011	234,570		3.0	6,098,820		4.3
	Savvis Data Center 1(2)	Sep. 2015	300,000		3.8	5,760,000		4.1
	Savvis Data Center 2	Feb. 2019	167,932		2.1	3,027,814		2.1
	Savvis Data Center 3	Feb. 2019	113,606		1.4	2,048,316		1.4
	Savvis Data Center 4	Feb. 2019	103,940		1.3	1,874,038		1.3
	Savvis Data Center 5	Feb. 2019	90,139		1.1	1,625,206		1.1
	Savvis Office Building	Feb. 2019	84,383		1.1	1,521,425		1.1
	36 Northeast Second Street	Aug. 2009	23,805		0.3	609,928		0.4
	Univision Tower	Sep. 2009	1,026		0.0	7,952		0.0
Qwest Communications International, Inc.			654,866		8.3	18,195,340		12.8
	Lakeside Technology Center	Jun. 2015	142,346		1.8	3,417,805		2.4
	Lakeside Technology Center	Jun. 2015	74,412		0.9	3,120,629		2.2
	200 Paul Avenue	Aug. 2015	65,622		0.8	2,986,143		2.1
	36 Northeast Second Street	Feb. 2014	78,540		1.0	1,640,783		1.2
	Carrier Center	Jan. 2020	68,000		0.9	1,482,215		1.0
	Burbank Data Center	Jan. 2011	82,911		1.1	1,414,300		1.0
	Lakeside Technology Center	Jun. 2015	50,000		0.6	1,219,344		0.9
	Charlotte Internet Gateway Properties	Jun. 2020	40,879		0.5	1,007,000		0.7
	200 Paul Avenue	Aug. 2015	24,205		0.3	917,363		0.6
	Univision Tower	Apr. 2008	20,135		0.3	635,595		0.4
	Carrier Center	Jul. 2005	350	(3)	0.0	165,450		0.1
	Charlotte Internet Gateway Properties	Sep. 2019	3,806		0.0	87,173		0.1
	Univision Tower	Apr. 2008	3,650		0.0	81,412		0.1
	1100 Space Park Drive	Aug. 2011	10	(3)	0.0	20,128		0.0
Verio, Inc.(4)			238,051		3.0	6,317,748		4.4
	NTT/Verio Premier Data Center	May 2010	130,752		1.7	3,781,200		2.7
	Lakeside	Aug. 2015	107,299		1.4	2,536,548		1.8
Equinix, Inc.			272,904		3.5	5,933,780		4.2
	Lakeside Technology Center	Mar. 2015	143,630		1.8	3,591,330		2.5
	Carrier Center	Oct. 2015	129,274		1.6	2,342,450		1.6
Comverse Network Systems			367,033		4.7	5,690,307		4.0
	Comverse Technology Building	Feb. 2011	166,109		2.1	2,989,962		2.1
	Comverse Technology Building	Feb. 2011	199,033		2.5	2,680,017		1.9
	Comverse Technology Building	Feb. 2011	1,891		0.0	20,328		0.0
Abgenix, Inc.			131,386		1.7	4,980,607		3.5
	Ardenwood Corporate Park	Apr. 2011	73,887		0.9	3,341,136		2.3
	Ardenwood Corporate Park	Apr. 2011	33,499		0.4	968,791		0.7
	Ardenwood Corporate Park	Apr. 2011	24,000		0.3	670,680		0.5
Leslie & Godwin(5)(6)	Camperdown House	Dec. 2009	63,233		0.8	4,193,136	(7)	2.9
Stone & Webster, Inc.(8)	100 Technology Center Drive	Mar. 2013	197,000		2.5	3,743,000		2.6
AboveNet, Inc.			135,093		1.7	3,640,767		2.6
	AboveNet Data Center	Nov. 2019	131,721		1.7	3,576,418		2.5
	Univision Tower	Apr. 2014	3,372		0.0	64,349		0.0
Maxtor Corporation	Maxtor Manufacturing Facility	Sep. 2011	183,050		2.3	3,371,122		2.4
SBC Communications, Inc.	Webb at LBJ	Nov. 2010	141,663		1.8	2,773,762		2.0
VSNL Telecommunications (US) Inc.	1100 Space Park Drive	Nov. 2016	59,289		0.8	2,721,041		1.9

Tenant	Property	Lease Expiration(1)	Total Leased Square Feet		Percentage of Portfolio Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent
Thomas Jefferson University			185,707		2.4	2,594,812	1.8
	833 Chestnut Street	Jul. 2008	38,245		0.5	504,757	0.4
	833 Chestnut Street	Apr. 2015	28,503		0.4	313,533	0.2
	833 Chestnut Street	Oct. 2010	18,568		0.2	265,766	0.2
	833 Chestnut Street	Dec. 2011	16,638		0.2	261,662	0.2
	833 Chestnut Street	Jul. 2008	15,708		0.2	248,526	0.2
	833 Chestnut Street	Feb. 2011	12,787		0.2	188,619	0.1
	833 Chestnut Street	Aug. 2009	12,132		0.2	185,610	0.1
	833 Chestnut Street	Jul. 2008	13,514		0.2	184,358	0.1
	833 Chestnut Street	Jun. 2012	7,693		0.1	112,150	0.1
	833 Chestnut Street	Nov. 2012	5,177		0.1	88,512	0.1
	833 Chestnut Street	Dec. 2008	6,437		0.1	87,465	0.1
	833 Chestnut Street	Nov. 2009	5,366		0.1	81,517	0.1
	833 Chestnut Street	Mar. 2008	2,427		0.0	32,713	0.0
	833 Chestnut Street	Feb. 2009	1,506		0.0	22,901	0.0
	833 Chestnut Street	Mar. 2012	1,006		0.0	16,723	0.0
ASM Lithography	ASM Lithography Facility	Feb. 2017	113,405		1.4	2,549,165	1.8
XO Communications			96,546		1.2	2,458,680	1.7
	200 Paul Avenue	Feb. 2015	64,907		0.8	1,852,634	1.3
	Carrier Center	Aug. 2015	29,000		0.4	467,981	0.3
	Univision Tower	Oct. 2008	2,559		0.0	92,171	0.1
	Carrier Center	Sep. 2010	80	(3)	0.0	45,894	0.0

Total, Top 15 Tenants			3,958,627		50.5%	$91,736,766	64.5%

(1)	Assumes the exercise of no renewal options and the exercise of all early termination options.
(2)	Microsoft Corporation subleases a portion of Savvis Communications Corp.’s space in this building.
(3)	Telecommunications colocation space.
(4)	Verio is a wholly-owned subsidiary of Nippon Telegraph & Telephone.
(5)	Leslie & Godwin is a United Kingdom subsidiary of AON Corporation.
(6)	100% of the Camperdown House property is subleased by Level 3 Communications from Leslie & Godwin through December 2009. Leslie & Godwin remains liable to us for rents under its lease. Subject to a payment by Level 3 Communications, which we can waive, Level 3 Communications is obligated to take a further lease of this property for a term expiring in 2015, subject to one five-year extension option. Including the Camperdown House sublease, Level 3 Communications occupies a total of 104,676 square feet of net rentable space in our buildings.
(7)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on March 31, 2005 at $1.89 per £1.00.
(8)	Stone & Webster is the primary operating unit of the Engineering, Construction and Maintenance segment of The Shaw Group Inc.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the properties in our portfolio, based on net rentable square feet under lease as of March 31, 2005:

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent
Available	—	—%	778,631	9.9%	$—	—%
2,500 or less	107	35.3	97,036	1.2	3,768,470	2.6
2,501-10,000	70	23.1	373,200	4.8	6,985,423	4.9
10,001-20,000	40	13.2	598,067	7.6	11,256,431	7.9
20,001-40,000	37	12.2	1,000,895	12.8	15,457,941	10.9
40,001-100,000	29	9.6	1,905,848	24.3	43,190,797	30.4
Greater than 100,000	20	6.6	3,092,418	39.4	61,535,558	43.3

Portfolio Total	303	100.0%	7,846,095	100.0%	$142,194,620	100.0%

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2005 plus available space, for each of the ten full calendar years and the partial year beginning April 1, 2005, at the properties in our portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration	Annualized Rent at Expiration
Available	—	778,631	9.9%	$—	—%	$—	$—	$—
2005	17	54,110	0.7	878,808	0.6	16.24	18.00	973,750
2006	30	206,601	2.6	3,112,937	2.2	15.07	15.96	3,296,695
2007	31	232,725	3.0	4,066,721	2.9	17.47	19.34	4,500,327
2008	28	230,339	3.0	3,683,703	2.6	15.99	16.66	3,837,617
2009	33	447,029	5.7	10,439,484	7.3	23.35	24.81	11,092,718
2010	33	889,534	11.3	16,208,571	11.4	18.22	20.89	18,585,750
2011	28	1,156,427	14.8	24,198,538	17.0	20.93	24.06	27,818,319
2012	10	134,741	1.7	2,645,215	1.9	19.63	22.88	3,083,344
2013	17	587,378	7.5	9,985,592	7.0	17.00	19.09	11,212,939
2014(1)	24	575,485	7.3	9,341,704	6.6	16.23	20.39	11,736,564
Thereafter	52	2,553,095	32.5	57,633,347	40.5	22.57	31.90	81,449,365

Portfolio Total	303	7,846,095	100.0%	$142,194,620	100.0%	$20.12	$25.13	$177,587,388

(1)	Includes 63,233 square feet of net rentable space in Camperdown House. Property is subleased by Level 3 Communications from Leslie & Godwin, a U.K. subsidiary of AON Corporation, through December 2009. Level 3 Communications has executed a lease that will commence upon expiration of the Leslie & Godwin lease and continue through December 2014. Leslie & Godwin remains liable to us for rents under its lease.

Historical Tenant Improvements and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our portfolio through March 31, 2005:

	Year Ended December 31,			Three Months Ended March 31, 2005(4)	Annual Weighted Average 2002– March 31, 2005
	2002(1)	2003(2)	2004(3)
Expirations
Number of leases expired during year	7	18	9	9	13
Aggregate net rentable square footage of expiring leases	32,870	216,659	122,965	23,839	121,949
Renewals(5)
Number of leases/renewals	5	10	4	3	7
Square Feet	28,418	78,172	19,079	12,295	42,450
Tenant improvement costs per square foot(6)	$4.12	$1.83	$15.06	$3.93	$4.32
Leasing commission costs per square foot(6)	5.08	6.09	6.78	9.11	6.24
Total tenant improvement and leasing commission costs per square foot(6)	$9.20	$7.92	$21.84	$13.04	$10.56
New leases(7)
Number of leases	4	18	34	6	19
Square Feet	34,794	229,211	220,868	15,762	154,042
Tenant improvement costs per square foot(6)	$14.34	$2.27	$14.55	$13.01	$8.86
Leasing commission costs per square foot(6)	12.37	12.55	10.08	4.55	11.20
Total tenant improvement and leasing commission costs per square foot(6)	$26.71	$14.82	$24.63	$17.55	$20.06
Total
Number of leases	9	28	38	9	26
Square Feet	63,212	307,383	239,947	28,057	196,492
Tenant improvement costs per square foot(6)	$9.75	$2.16	$14.59	$9.03	$7.88
Leasing commission costs per square foot(6)	9.09	10.91	9.82	6.55	10.13
Total tenant improvement and leasing commission costs per square foot(6)	$18.84	$13.07	$24.41	$15.57	$18.01

(1)	Includes the following properties acquired in 2002: 36 Northeast Second Street (from January 2002); Univision Tower (from January 2002); Camperdown House (from July 2002); Hudson Corporate Center (from November 2002); and NTT/Verio Premier Data Center (from December 2002).
(2)	Includes the properties listed in footnote 1 above, and the following additional properties acquired in 2003: VarTec Building (from January 2003); Ardenwood Corporate Park (from January 2003); ASM Lithography Facility (from May 2003); AT&T Web Hosting Facility (from June 2003); Brea Data Center (from August 2003); Granite Tower (from September 2003); Maxtor Manufacturing Facility (from September 2003); and Stanford Place II (from October 2003).
(3)	Includes properties listed in footnotes 1 and 2 above and 100 Technology Center Drive (from February 2004), Siemens Building (from April 2004), Carrier Center (from May 2004), Savvis Data Center (from May 2004), Comverse Technologies Building (from June 2004), Webb at LBJ (from August 2004), AboveNet Data Center (from September 2004), eBay Data Center (from October 2004), 200 Paul Avenue (from November 2004), 1100 Space Park Drive (from November 2004) and Burbank Data Center (from December 2004).
(4)	Includes the properties listed in footnotes 1, 2 and 3 above, 833 Chestnut Street (from March 2005) and MAPP Building (from March 2005).
(5)	Does not include retained tenants that have relocated to new space or expanded into new space. Renewals start the day the tenant occupies the building.
(6)	Assumes all tenant improvement and leasing commissions are paid in the calendar year in which the lease commences, which may be different than the year in which they were actually paid.
(7)	Includes retained tenants that have relocated or expanded into new space within our portfolio.

As of March 31, 2005, we had commitments under leases in effect for $2.4 million of tenant improvements and leasing commissions, including $2.2 million for the remainder of 2005 and $0.2 million in 2006. Although we are not obligated to do so, assuming we meet our own lease-up targets, we anticipate spending an additional $12.8 million during the remainder of 2005 for tenant improvements and leasing commissions not under contract to build out or reposition existing space.

Historical Capital Expenditures

The following table sets forth certain information regarding historical recurring capital expenditures (excluding tenant improvements and leasing commissions) at the properties in our portfolio through March 31, 2005 from the date they were acquired by us or GI Partners:

	Year Ended December 31,			Three Months Ended March 31, 2005(2)(5)	Annual Weighted Average 2002– March 31, 2005
	2002(1)(2)	2003(2)(3)	2004(2)(4)
Recurring capital expenditures	$208,758	$388,636	$747,234	$290,197
Total square feet at period end	1,145,182	2,792,266	5,652,700	6,303,226
Recurring capital expenditures per square foot	$0.18	$0.14	$0.13	$0.05	$0.15

(1)	Includes the following properties acquired in 2002: 36 Northeast Second Street (from January 2002); Univision Tower (from January 2002); Camperdown House (from July 2002); Hudson Corporate Center (from November 2002); and NTT/Verio Premier Data Center (from December 2002).
(2)	Recurring capital expenditures for properties acquired during the period are annualized.
(3)	Includes the properties listed in footnote 1 above, and the following additional properties acquired in 2003: VarTec Building (from January 2003), Ardenwood Corporate Park (from January 2003); ASM Lithography Facility (from May 2003); AT&T Web Hosting Facility (from June 2003); Brea Data Center (from August 2003); Granite Tower (from September 2003); Maxtor Manufacturing Facility (from September 2003); and Stanford Place II (from October 2003).
(4)	Includes properties listed in footnotes 1 and 3 above and the following properties acquired in 2004: 100 Technology Center Drive (from February 2004), Siemens Building (from April 2004), Carrier Center (from May 2004), Savvis Data Center 1 (from May 2004), Comverse Technology Building (from June 2004), Webb at LBJ (from August 2004) AboveNet Data Center (from September 2004), eBay Data Center (from October 2004), 200 Paul Avenue (from November 2004), 1100 Space Park Drive (from November 2004) and Burbank Data Center (from December 2004).
(5)	Includes the properties listed in footnotes 1, 3 and 4 above, and the following properties acquired in 2005: 833 Chestnut Street (from March 2005) and MAPP Building (from March 2005).

For the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005, nonrecurring capital expenditures for our properties were $0.4 million, $0.8 million, $2.2 million and $1.3 million, respectively. Nonrecurring capital expenditures are discretionary and vary substantially from period to period, based on management’s view as to whether incurring such expenses is merited by future income generation. Although we have no contractual commitments for the remainder of 2005, we expect nonrecurring capital expenditures at our properties will be approximately $2.2 million in 2005 due to the growth of our portfolio. We may spend additional amounts related to the build-out of unimproved space for colocation use, depending on tenant-demand; however, currently we are not committed to do so.

Description of Our Portfolio

Through our operating partnership, we own 33 properties and are under contract to acquire three additional properties. These properties are located throughout the U.S. and one property is in London, England. The properties contain a total of approximately 7.8 million net rentable square feet excluding space held for redevelopment. We describe our properties, including the acquisition properties, below. We present additional data for each property that comprised 10% or more of our total consolidated assets as of March 31, 2005 or that had gross revenues that amounted to 10% or more of our consolidated gross revenues as of March 31, 2005.

Internet Gateways.    The following nine properties serve as hubs for Internet and data communications within and between major metropolitan areas.

Lakeside Technology Center, Chicago, Illinois

Lakeside Technology Center is an eight-story telecommunications carrier facility and data center located in the “south loop” area of the Chicago central business district. The building contains 805,150 rentable square feet, excluding space held for redevelopment, and is on the historic register. This noted Chicago landmark was completely renovated in 1999-2000 to create a world-class data center and Internet gateway facility. The property is a premier Internet gateway facility in the Midwestern region of the country, and it houses numerous carriers, including AT&T, Deutsche Telekom, Qwest Communications International, XO Communications, 360 Networks, Verio, and MCI. Additionally, the property provides mission critical data center space for several large enterprise tenants, including Computer Sciences Corporation and Fidelity Information Services. Most of these tenants have invested significant amounts of their own capital into improving their spaces within the building.

The aggregation of service providers in this building creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in the building, and several have a point-of-presence in the building-managed colocation facility. The abundance of bandwidth and telecom carriers operating in the building also attracts large-scale data center users requiring cost-efficient bandwidth solutions from multiple providers.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. Because it was initially constructed as an RR Donnelley book publishing and printing plant, the building also features heavy floor loading capacity which is well suited to data center users. Cooling capacity is provided via an adjacent chilled water plant operated by Trigen.

Lakeside Technology Center was originally completed in phases between 1912 and 1929, and periodically refurbished thereafter. The property served as the headquarters and primary book publishing and printing facility for RR Donnelley until 1997. The large floorplates, heavy floor loading, and concrete frame engineering made it ideally suited to conversion to a telecommunications and data center facility. This conversion took place in 1999 and 2000. The building contains approximately 290,000 square feet of space held for redevelopment.

We acquired a fee simple interest in this property from an unrelated party in May 2005. We are obligated to pay the seller a contingent fee of up to $20 million in the event a new real estate tax classification for the property is obtained prior to December 31, 2006. We have also agreed with the seller to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 290,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013.

The property is currently 94.2% leased, excluding 290,000 square feet held for redevelopment, to 13 tenants, primarily as telecommunications or data center/colocation facilities. The following table summarizes information regarding the primary tenants of the property as of March 31, 2005:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet(1)	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications International, Inc.	Telecommunications			266,758	33.1%	$7,757,778	40.2%	$29.08
		Jun. 2015	2 x 5 yrs	142,346	17.7	3,417,805	17.7	24.01
		Jun. 2015	2 x 5 yrs	74,412	9.2	3,120,629	16.2	41.94
		Jun. 2015	2 x 5 yrs	50,000	6.2	1,219,344	6.3	24.39
Equinix, Inc.	Data Centers	Mar. 2015	1 x 5 yrs	143,630	17.8	3,591,330	18.6	25.00
Verio, Inc.	Telecommunications	Aug. 2015	2 x 5 yrs	107,299	13.3	2,536,548	13.1	23.64

Total/Weighted Average				517,687	64.2%	$13,885,656	71.9%	$26.82

(1)	Excludes 290,000 square feet of space held for redevelopment.

The following table sets forth the lease expirations for leases in place at the property as of March 31, 2005 plus available space for each of the ten full or partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average lease term remaining in the building was 9.5 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases(1)	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	46,788	5.8%	$—	—%	$—	$—
2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	3	76,865	9.6	1,716,950	8.9	22.34	24.34
2011	—	—	—	—	—	—	—
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
2014	2	104,072	12.9	1,876,415	9.7	18.03	22.28
Thereafter	12	577,425	71.7	15,697,601	81.4	27.19	36.51

Total/Weighted Average	17	805,150	100.0%	$19,290,966	100.0%	$25.44	$33.32

(1)	Excludes 290,000 square feet of space held for redevelopment.

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Lakeside Technology Center as of the indicated date.

Date	Percent Leased		Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005(1)	94.2	%(2)	$25.44	$29.70

(1)	Because we did not own this property prior to May 2005, we are unable to present information for years prior to 2005.
(2)	Excludes 290,000 square feet of space held for redevelopment.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Lakeside Technology Center.

Lakeside Technology Center is subject to a $100.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for Lakeside Technology Center is $64 per $1,000 of equalized assessed value. The total annual tax for the Lakeside property at this rate for the 2005 tax year is $10,384,429 (at a taxable equalized assessed value of $161,424,325). There were no direct assessments imposed on the Lakeside property by the City of Chicago for the 2004 tax year. The seller of Lakeside Technology Center is seeking to obtain a new real estate tax qualification which will reduce the assessment rate by up to 58% in exchange for a payment by us of up to $20.0 million.

200 Paul Avenue, San Francisco, California

200 Paul Avenue contains of 532,238 square feet of net rentable space in four buildings on a 7.35-acre site located approximately four miles south of downtown San Francisco. Two interconnected buildings totaling 405,254 square feet are dedicated to telecommunications network and data center use. Over 40 telecommunications carriers plus other hosting and Internet company providers are located at 200 Paul Avenue, including SBC Communications, Verizon, Qwest Communications International, Level 3 Communications, MCI, Cingular, AboveNet, Time Warner Telecom, Global Crossing, XO Communications and WilTel Communications. Most of these tenants and licensees have invested significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of service providers at 200 Paul Avenue creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in these buildings, all of whom have a point-of-presence in the building-managed colocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, carrier-quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and numerous telecommunications networks that provide service to, and interconnect within, the buildings. Both buildings comply with or exceed the city’s seismic criteria in effect at the time of the 1999 renovation. The annex building exceeds the seismic design criteria in effect at the time of the 2001 construction, an important attribute for mission-critical facilities in this part of the country.

The main 200 Paul Avenue building was constructed in phases starting in 1955 and completed in 1962. The large floor plates, high ceilings and robust concrete frame structure are ideal for telecommunications and data center use. This building was substantially re-developed in 1999 as a multi-tenant facility to house numerous carrier networks, its own colocation operations, web hosting and data center operations. The annex building was completed in 2001.

We acquired a fee simple interest in this property in connection with our initial public offering from San Francisco Wave eXchange, LLC, an unrelated third party.

As of March 31, 2005, 200 Paul Avenue was approximately 83.4% leased to 17 tenants, primarily in the telecommunications network business. The following table summarizes information regarding the primary tenants of 200 Paul Avenue as of March 31, 2005:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications International, Inc.	Telecommunications	Aug. 2015 Aug. 2015	2 x 5 yrs 2 x 5 yrs	89,827 65,622 24,205	16.8 12.3 4.5%	$3,903,506 2,986,143 917,363	35.8 27.4 8.4%	$43.46 45.51 37.90
XO Communications, Inc.	Telecommunications	Feb. 2015	2 x 5 yrs	64,907	12.2	1,852,634	17.0	28.54
RCN Telecom Services of Ca., Inc.	Telecommunications	Aug. 2014	3 x 5 yrs	57,121	10.7	1,327,510	12.2	23.24
Williams Communications	Telecommunications	Jun. 2009	3 x 5 yrs	84,690	15.9	1,135,430	10.4	13.41

Total/Weighted Average				296,545	55.6%	$8,219,080	75.4%	$27.72

The following table sets forth the lease expirations for leases in place at 200 Paul Avenue as of March 31, 2005 plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 7.4 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		88,213	16.6%
2005	1	10	0.0	$29,504	0.3%	$2,950.36	$3,038.87
2006	1	10	0.0	51,564	0.5	5,156.40	5,803.57
2007	1	857	0.2	25,710	0.2	30.00	31.83
2008	3	70,653	13.3	512,607	4.7	7.26	7.81
2009	5	132,730	24.9	2,349,820	21.5	17.70	19.79
2010	1	10	0.0	32,782	0.3	3,278.18	3,914.32
2011	—	—	0.0	—	—	—	—
2012	—	—	0.0	—	—	—	—
2013	—	—	0.0	—	—	—	—
2014	1	57,121	10.7	1,327,510	12.2	23.24	30.48
Thereafter	5	182,634	34.3	6,567,804	60.3	35.96	48.92

Total/Weighted Average	18	532,238	100.0%	$10,897,301	100.0%	$24.54	$31.55

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for 200 Paul Avenue as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005	83.4%	$24.54	$27.94
December 31, 2004(1)	83.1	24.55	28.07

(1)	Because we did not own this property prior to November 2004, we are unable to present information for years prior to 2004.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop 200 Paul Avenue.

200 Paul Avenue is subject to a $46.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for 200 Paul Avenue is $11.07 per $1,000 of assessed value. The total annual tax for 200 Paul Avenue at this rate for the 2005 tax year is $284,823 (at a taxable assessed value of $25,723,555). There were no direct assessments imposed on 200 Paul Avenue by the City and County of San Francisco for the 2004 tax year.

Univision Tower, Dallas, Texas

Univision Tower is a 26-story, 477,107 square foot telecommunications carrier facility and office building located in downtown Dallas, Texas. Based on data from PriMetrica, Inc., we believe that the Dallas central business district, where this property is located, contains one of the largest aggregations of telecommunications carriers in the Southwest. The building is an important network site, located near both the SBC local central office and the regional AT&T long distance switch facility. Over 35 networks along with other colocation and web hosting providers, and over 70 service providers in total, are located in the building, including Verizon, AT&T, SBC Communications, XO Communications, MCI, Telefonica, Qwest Communications International,

Level 3 Communications and Time Warner Communications. Most of these tenants have invested significant amounts of their own capital to improve their spaces for telecommunications use.

The aggregation of service providers in this building creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long-haul, backbone networks and local/regional metro area networks operate in the building, several of which have a point-of-presence in the building-managed colocation facility. In addition, the building contains the regional headquarters and production studios for Univision, the largest Spanish language television broadcaster in the United States.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. The building structure has been enhanced to accommodate heavier floor loads and power availability and distribution for the telecommunications/colocation tenants. Electric power is provided by two independent grids operated by TXU Energy, which ensures a high degree of availability to the building. This level of electrical service is a significant benefit for our telecommunications tenants, all of whom are heavy power consumers.

Univision Tower was acquired by GI Partners in January 2002. We became the fee simple owner of this property upon consummation of our initial public offering.

As of March 31, 2005, Univision Tower was approximately 79.9% leased to 53 tenants. Approximately 72.9% of the property is leased to telecommunications service providers and to Univision. The balance of the tenancy represents typical office users ranging in size from a few thousand square feet up to a full floor (20,000 square feet). No single tenant occupies more than 7.5% of the square footage. The following table summarizes information regarding the primary tenants of the Univision Tower property as of March 31, 2005:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications International, Inc.	Telecommunications			23,785	5.0%	$717,007	8.8%	$30.15
		Apr. 2008	2 x 5 yrs	20,135	4.2	635,595	7.8	31.57
		Apr. 2008	None	3,650	0.8	81,412	1.0	22.30
LayerOne, Inc.	Telecommunications	Nov. 2015	3 x 5 yrs	16,557	3.5	656,396	8.1	39.64
Univision Television Group	Media/			35,917	7.5	640,323	7.9	17.83
	Telecommunications	Apr. 2017	2 x 5 yrs	20,254	4.2	357,975	4.4	17.67
		Apr. 2017	None	15,663	3.3	282,348	3.5	18.03
Global Crossing	Telecommunications			33,467	7.0	560,659	6.9	16.75
		Feb. 2007	None	19,613	4.1	349,764	4.3	17.83
		Feb. 2007	1 x 5 yrs	11,904	2.5	181,276	2.2	15.23
		Feb. 2007	1 x 5 yrs	1,950	0.4	29,619	0.4	15.19

Total/Weighted Average				109,726	23.0%	$2,574,385	31.7%	$23.46

The following table sets forth the lease expirations for leases in place at Univision Tower as of March 31, 2005, plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 5.0 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		95,869	20.1%
2005	3	20,111	4.2	$273,811	3.4%	$13.62	$13.75
2006	8	17,629	3.7	383,545	4.7	21.76	21.79
2007	15	100,920	21.2	1,771,251	21.8	17.55	18.82
2008	13	63,617	13.3	1,694,459	20.9	26.64	27.33
2009	9	41,304	8.7	941,843	11.6	22.80	27.21
2010	4	5,268	1.1	206,988	2.5	39.29	44.48
2011	4	4,971	1.0	138,421	1.7	27.85	50.55
2012	1	19,780	4.1	364,990	4.5	18.45	18.45
2013	2	30,114	6.3	381,830	4.7	12.68	16.71
2014	4	25,050	5.3	666,409	8.2	26.60	26.60
Thereafter	6	52,474	11.0	1,296,719	16.0	24.71	27.78

Total/Weighted Average	69	477,107	100.0%	$8,120,266	100.0%	$21.30	$23.35

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Univision Tower property as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005	79.9%	$21.30	$19.49
December 31, 2004	80.5	20.60	19.29
December 31, 2003	84.1	20.41	20.47
December 31, 2002(1)	82.2	19.86	21.03

(1)	Because neither we nor GI Partners owned this property prior to 2002, we are unable to present information for years prior to 2002.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Univision Tower.

Univision Tower is subject to a $57.8 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for the Univision Tower property is $29.76 per $1,000 of assessed value. The total annual tax for the Univision Tower property at this rate for the 2005 tax year is $1,637,023 (at a taxable assessed value of $55,012,340). There were no direct assessments imposed on the Univision Tower property by the City of Dallas for the 2004 tax year.

Carrier Center, Los Angeles, California

Carrier Center is a seven-story, 450,021 square foot telecommunications network carrier and data center facility located in downtown Los Angeles, California. Based on data from PriMetrica, Inc., we believe that the central business district of Los Angeles, where Carrier Center is located, contains one of the largest aggregations of telecommunications carriers on the West Coast. Over 25 carriers, colocation and web hosting providers are located in the building, including AT&T, SBC Communications, XO Communications, Deutsche Telekom, Qwest Communications International, Level 3 Communications, and Equinix and its colocation customers. Most of these tenants have invested significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of service providers in this building creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long haul, backbone networks and local/regional metropolitan area networks operate in the building, several of which have a point-of-presence in the building-managed colocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. The building has high seismic integrity, an important attribute for mission-critical facilities in California. Electrical power is provided by the Los Angeles Department of Water and Power, or DWP, a significant benefit for our tenants, all of whom are heavy power consumers. DWP electricity rates have historically been lower than the regional utility and its track record for power availability is superior. DWP did not suffer the “brown-outs” of the recent past and potential tenants at the property consider DWP to be a significant factor in their site selection process.

Carrier Center was originally completed in 1922, with periodic refurbishments thereafter. Its large floor plates and robust concrete frame engineering made the structure ideal for adaptation as a data center. Carrier Center was substantially re-developed in 1999 by 360 Networks as a multi-tenant facility to house its own operations along with numerous other network colocation, web hosting and data center operations.

GI Partners acquired the property in May 2004. We became the fee simple owner upon exercise of our option to acquire this property in November 2004.

As of March 31, 2005, the Carrier Center property was approximately 79.7% leased to 22 tenants, primarily in the telecommunications network and colocation businesses. The following table summarizes information regarding the primary tenants of Carrier Center as of March 31, 2005:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet		Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Equinix, Inc.	Data centers	Oct. 2015	2 x 5 yrs	129,274		28.7%	$2,342,450	30.4%	$18.12
Qwest Communications International, Inc.	Telecommunications			68,350		15.2	1,647,665	21.3	24.11
		Jan. 2020	2 x 5 yrs	68,000		15.1	1,482,215	19.2	21.80
		Jul. 2005	2 x 5 yrs	350	(1)	0.1	165,450	2.1	472.71
360 Networks (USA), Inc.(1)	Web hosting and colocation			68,120		15.1	1,297,775	16.9	19.05
		Oct. 2007	4 x 5 yrs	68,000		15.1	1,230,938	16.0	18.10
		Oct. 2007	4 x 5 yrs	120	(1)	0.0	66,837	0.9	556.97

Total/Weighted Average				265,744		59.0%	$5,287,890	68.6%	$19.90

(1)	In June 2005 we restructured 360 Networks’ leases in Carrier Center and Lakeside Technology Center. In connection with this restructuring, these leases were terminated, 360 Networks entered into a new lease for colocation space at this property, 360 Networks paid us a negotiated termination fee and we entered into a direct lease for 5,000 net rentable square feet with T-Systems North America, a division of Deutsche Telekom.

The following table sets forth the lease expirations for leases in place at the Carrier Center property as of March 31, 2005, plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 9.3 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		91,399	20.3%
2005	3	423	0.1	$193,389	2.5%	$457.18	$561.34
2006	2	120	—	63,716	0.8	530.97	737.59
2007	4	73,388	16.3	1,416,635	18.4	19.30	21.24
2008	1	80	—	171,749	2.2	2,146.86	2,447.67
2009	2	1,284	0.3	32,400	0.4	25.23	28.41
2010	4	17,110	3.8	551,398	7.2	32.23	41.50
2011	1	4,750	1.1	52,058	0.7	10.96	13.83
2012	—	—	—	—	—	—	—
2013	1	6,552	1.5	121,941	1.6	18.61	16.45
2014	5	10,356	2.3	188,871	2.4	18.24	30.47
Thereafter	6	244,559	54.3	4,910,810	63.8	20.08	29.36

Total/Weighted Average	29	450,021	100.0%	$7,702,967	100.0%	$21.48	$29.27

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Carrier Center as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005	79.7%	$21.48	$24.60
December 31, 2004(1)	81.7	21.01	24.63

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Carrier Center.

Carrier Center is subject to a $25.9 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for the Carrier Center property is $19.62 per $1,000 of assessed value. The total annual tax for the Carrier Center property at this rate for the 2005 tax year is $529,699 (at a taxable assessed value of $27,000,000). There were no direct assessments imposed on the Carrier Center property by the City of Los Angeles for the 2004 tax year.

Camperdown House, London, United Kingdom

Camperdown House is a six-story building located in the insurance district of the City of London (Central London), containing a total of 63,233 square feet of net rentable space. In addition to its history as the center of the financial industry in the United Kingdom and Europe, the area where this building is located is a major aggregation point for telecommunications networks. The building is an important network colocation and switching facility for Level 3 Communications, where it interconnects its trans-Atlantic and European networks and distributes traffic to other carriers. Approximately 46,233 square feet is improved telecommunications/data center space featuring enhanced and redundant electrical capacity and backup power generation, specialized

HVAC systems, customized fire suppression equipment and raised data center flooring to accommodate cabling and air flow distribution. The remaining 17,000 square feet is used as office space for network engineers and administrative staff. The property was originally constructed in 1983 as an office building and was substantially re-developed by Level 3 Communications in the late 1990’s. GI Partners acquired Camperdown House in July 2002. We became the fee simple owner of this property upon consummation of our public offering.

As of March 31, 2005, Camperdown House was 100.0% leased to Leslie & Godwin, a United Kingdom subsidiary of AON Corporation. The lease expires in December 2009 and has one five-year renewal option. Leslie & Godwin is no longer in occupation but still has an obligation to pay rent for the term of the lease. Leslie & Godwin has subleased its entire space to Level 3 Communications. Level 3 Communications is obligated, subject to a payment which we can waive, to take a further lease of this property for a term expiring in 2014, subject to one five-year extension option.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Camperdown House.

Camperdown House is subject to a £13.8 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Camperdown House is currently owned by Asbury Park Holdings Limited (U.K.), a Jersey company. A transfer of Camperdown House by Asbury Park Holdings Limited could result in a substantial tax in the United Kingdom. In order to avoid this tax, our operating partnership indirectly acquired 100% of the interests in Asbury Park Holdings Limited in connection with our initial public offering, and Camperdown House continues to be owned by Asbury Park Holdings Limited. Asbury Park Holdings Limited is presently classified as a corporation for United States federal income tax purposes, and the requirements for qualification as a REIT limit our ability to own stock of a corporation, subject to certain exceptions. One such exception relates to stock of a taxable REIT subsidiary. As a result, we and Asbury Park Holdings Limited made an election for Asbury Park Holdings Limited to be treated as a taxable REIT subsidiary.

1100 Space Park Drive, Santa Clara, California (Silicon Valley metropolitan area)

The 1100 Space Park Drive property consists of 167,951 square feet of net rentable space in one three-story building on a 3.34-acre site strategically located near many of Santa Clara’s telecommunications network gateways, including SBC’s main central office, WilTel Communications, Qwest Communications International and Equinix. Built in 2001, the 1100 Space Park Drive structure consists of a cast-in-place concrete frame with concrete exterior walls. The building was specifically built to house telecommunications networks and data center operations and is therefore designed with many pre-installed features to allow tenants to install their improvements quickly and economically. We estimate that one tenant, Tyco Telecommunications, invested over $20 million in improvements to its premises.

The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Similar to DWP in Los Angeles, Silicon Valley Power is generally less expensive and more reliable than the regional utility. Silicon Valley Power is the local, municipal utility for the City of Santa Clara and has two separate substations and a major power generation plant situated within one-quarter mile of 1100 Space Park Drive.

There are nine telecommunications carriers located at 1100 Space Park Drive, including SBC Communications, Verizon, Qwest Communications International, Tyco Telecommunications, and AT&T and another seven carriers have extensive fiber networks within two blocks of the property.

This aggregation of service providers at 1100 Space Park Drive creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in 1100 Space Park Drive, all of whom have a point-of-presence in the building-managed colocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, carrier-quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and numerous telecommunications networks that provide service to, and interconnect within, the building. The building exceeds the seismic design criteria in effect at the time of the 2001 construction, an important attribute for mission-critical facilities in California.

We acquired this property upon consummation of our initial public offering from Santa Clara Wave eXchange, LLC, an unrelated third party.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop 1100 Space Park Drive.

1100 Space Park Drive is not subject to any debt. However, our ability to incur debt secured by 1100 Space Park Drive is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

36 Northeast Second Street, Miami, Florida

36 Northeast Second Street, a 162,140 square foot telecommunications network facility located in the Miami central business district, is one of the most significant telecommunications properties in the region. This central business district location is the main aggregation point of various telecommunications carriers in South Florida and is the gateway to Central and South American networks. The seven-story, poured in place concrete building was originally constructed in 1927 as the central office for the predecessor to BellSouth and was completely re-developed in 1999 to meet the high engineering standards required for telecommunications and data center operations. The building shell is engineered to withstand severe weather conditions and provides a secure environment for critical telecommunications network operations. The facility offers tenants superior electrical and mechanical systems infrastructure including abundant electrical power and full uninterruptible power supply, or UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. In the aggregate, including tenants, customers of tenants, and services providers, over 60 carriers and ISPs are located in the building, including over 25 carrier networks such as AT&T, Verizon, Qwest Communications International, BellSouth, Telefonica, Savvis Communications and Level 3 Communications. Most of our tenants invest significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of carriers in our building creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. This property is strategically located for many service providers who either lease space directly from the building or are customers of our tenants. GI Partners acquired this facility in January 2002. We became the fee simple owner of 36 Northeast Second Street upon consummation of our initial public offering.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop 36 Northeast Second Street.

36 Northeast Second Street is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and

Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for 36 Northeast Second Street is $29.46 per $1,000 of assessed value. The total annual tax for 36 Northeast Second Street at this rate for the 2005 tax year is $292,898 (at a taxable assessed value of $10,159,583). There were no direct assessments imposed on 36 Northeast Second Street by the City of Miami for the 2004 tax year.

Charlotte Internet Gateway Properties, Charlotte, North Carolina

The Charlotte Internet Gateway properties consist of two four-story and one three-story buildings located in Charlotte, North Carolina. The three buildings contain an aggregate of 95,490 net rentable square feet and were originally constructed between 1999 and 2001.

The buildings are strategically located near downtown Charlotte and are served by several major telecommunications networks, which make the Charlotte Internet Gateway properties three of the primary telecommunications facilities and data centers in their market. The amenities and locations of these buildings makes them attractive to local telecommunications companies, data center users and disaster recovery operations.

On June 15, 2005, we entered into a purchase and sale agreement to acquire a fee simple interest in the Charlotte Internet Gateway properties from an unrelated third party for approximately $17.3 million. The acquisition of this property is subject to numerous closing conditions, including the satisfactory conclusion of our due diligence review during an inspection period ending on July 15, 2005. We expect to complete the acquisition of this property in the third quarter of 2005. During the inspection period, we have the right to terminate the purchase agreement for any reason or for no reason.

We have paid deposits on this property totaling $250,000. These deposits are refundable up to the end of the inspection period pursuant to the terms of the purchase agreement. If we elect to terminate the purchase agreement after the end of the inspection period but prior to closing, the seller will be entitled to retain the deposits (except under circumstances set forth in the purchase agreement). If we do not elect to terminate the purchase agreement on or before July 15, 2005, the deposits will be credited toward the purchase price.

The buildings are 73.3% leased to five tenants. The primary tenants are Qwest Communications International and Verizon Global Network. Qwest Communications International leases 44,685 square feet under two leases that expire in 2019 and 2020. Verizon Global Network currently leases 14,690 square feet under a lease that expires in 2023. However, in October 2009 or earlier, subject to the terms of the lease, Verizon Global Network’s rentable area will be reduced to 12,328 square feet.

Other than making normal recurring capital expenditures, we have no plans to renovate, improve or redevelop the Charlotte Internet Gateway properties.

Upon the completion of this acquisition, the Charlotte Internet Gateway properties will be subject to a $6.1 million mortgage loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

Burbank Data Center, Burbank, California

Burbank Data Center is an 82,911 square foot, two-story data center and telecommunications property located in Burbank, California. The property was built in 1991 and features 26,000 square feet of raised floor space. The property offers superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. In December 2004, we acquired a fee simple interest in this property from an unrelated third party.

The property is 100% leased to Qwest Communications International through January 2011. There are two five-year renewal options. The facility serves as one of only eight Qwest CyberCenter facilities in North America handling voice, data, wireless and web hosting as part of Qwest’s national fiber optic network. We estimate that Qwest Communications International has invested approximately $22 million to improve the property into a telecommunications/data center facility. The property is well located in the desirable Burbank, California market and benefits from access to a large number of telecommunications service providers in the immediate area.

Other than making normal recurring capital expenditures, we have no plans to renovate, improve or redevelop Burbank Data Center.

Burbank Data Center is not subject to any debt. However our ability to incur debt secured by the Burbank Data Center is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Data Centers.    The following sixteen properties provide a secure, continuously available environment for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house the operations of information technology, or IT, service companies.

833 Chestnut Street, Philadelphia, Pennsylvania

833 Chestnut Street is a 15-story re-developed historic building with 547,195 net rentable square feet located in downtown Philadelphia, Pennsylvania. The property, originally constructed in 1927, was completely re-developed in 1998. The renovation included installing new elevators, extensive electrical and ventilation systems to accommodate data center users, and improvements to the lobbies and the exterior. We estimate the renovation cost approximately $42.0 million. The property also includes web hosting and corporate data backup operations that lease over 57,000 square feet of space that includes substantial data center improvements. In March 2005, we acquired a fee simple interest in this property from an unrelated third party.

The property is served by several major telecommunications networks, making it an attractive location for potential data center users. In addition, it has direct access to major mass transit routes and a wide variety of retail amenities that appeal to potential office tenants. The site is located two blocks from the Thomas Jefferson University medical center, and affiliated medical groups are major tenants in the property.

As of March 31, 2005, the property, excluding 107,563 square feet of space held for redevelopment, was 91.5% leased to 16 tenants. Thomas Jefferson University, Health Partners of Philadelphia, Inc., Inflow, Inc., and the United States General Services Administration are among the property’s major tenants. The following table summarizes information regarding the primary tenants of the 833 Chestnut Street property as of March 31, 2005:

Tenant	Principal Nature Of Business	Lease Expiration		Renewal Options	Total Leased Square Feet(1)	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Thomas Jefferson University Hospital(2)	Medical				185,707	33.9%	$2,594,812	36.9%	$13.97
		Jul. 2008		None	38,245	7.0	504,757	7.2	13.20
		Jul. 2015		None	28,503	5.2	313,533	4.5	11.00
		Oct. 2010		None	18,568	3.4	265,766	3.8	14.31
		Dec. 2011		None	16,638	3.0	261,662	3.7	15.73
		Jul. 2008		None	15,708	2.9	248,526	3.5	15.82
		Feb. 2011		None	12,787	2.3	188,619	2.7	14.75
		Aug. 2009		None	12,132	2.2	185,610	2.6	15.30
		Jul. 2008		None	13,514	2.5	184,358	2.6	13.64
		Jun. 2012		None	7,693	1.4	112,150	1.6	14.58
		Nov. 2012		None	5,177	0.9	88,512	1.3	17.10
		Dec. 2008		None	6,437	1.2	87,465	1.2	13.59
		Nov. 2009		None	5,366	1.0	81,517	1.2	15.19
		Mar. 2008		None	2,427	0.4	32,713	0.5	13.48
		Feb. 2009		None	1,506	0.3	22,901	0.3	15.21
		Mar. 2012		None	1,006	0.2	16,723	0.2	16.62
Health Partners of Philadelphia, Inc.	Insurance				99,145	18.1	1,227,813	17.4	12.38
		Jan. 2006	(3)	None	55,229	10.1	676,199	9.6	12.24
		Jan. 2006	(3)	None	25,925	4.7	329,370	4.7	12.70
		Jan. 2006	(3)	None	11,351	2.1	190,739	2.7	16.80
		Jan. 2006	(3)	None	5,143	0.9	16,983	0.2	3.30
		Jan. 2006	(3)	None	1,497	0.3	14,522	0.2	9.70
General Services Administration	Government				56,286	10.3	913,797	13.0	16.23
		Jul. 2013	(4)	None	22,435	4.1	425,111	6.0	18.95
		Mar. 2014	(4)	None	22,902	4.2	300,883	4.3	13.14
		May. 2014	(4)	None	10,949	2.0	187,803	2.7	17.15
Inflow, Inc.	IT Services	Nov. 2010		2 x 5 yrs	40,555	7.4	718,591	10.2	17.72

Total/Weighted Average					381,693	69.7%	$5,455,013	77.5%	$14.29

(1)	Excludes 107,563 square feet of space held for redevelopment.
(2)	Represents leases to various affiliates of the Thomas Jefferson University Hospital and Jefferson University Physicians.
(3)	The lease provides for an expiration date of January 31, 2009 but grants Health Partners a right of early termination. On April 26, 2005, Health Partners exercised its right to terminate the lease as of January 31, 2006. Pursuant to the terms of the lease, Health Partners is obligated pay us an early termination fee, which we estimate to be approximately $1.5 million.
(4)	General Services Administration has the right to terminate this lease at any time within the five years prior to its expiration.

The following table sets forth the lease expirations for leases in place at 833 Chestnut Street as of March 31, 2005, plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 6.0 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases(1)	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		46,657	8.5%
2005	2	2,437	0.4	$27,391	0.4%	$11.24	$11.24
2006	5	99,145	18.1	1,227,813	17.5	12.38	13.57
2007	0	0	0.0	0	0.0	0.00	0.00
2008	5	76,331	13.9	1,057,818	15.0	13.86	13.64
2009	4	22,179	4.1	333,297	4.7	15.03	15.56
2010	3	60,208	11.0	1,001,717	14.2	16.64	19.88
2011	3	43,646	8.0	646,796	9.2	14.82	16.96
2012	4	14,483	2.6	225,770	3.2	15.59	18.40
2013	3	64,256	11.7	898,092	12.8	13.98	14.98
2014	2	33,851	6.2	488,687	6.9	14.44	10.98
Thereafter	5	84,002	15.5	1,131,820	16.1	13.47	19.16

Total Weighted Average	36	547,195	100.0%	$7,039,201	100.0%	$14.06	$15.80

(1)	Excludes 107,563 square feet of space held for redevelopment.

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for 833 Chestnut Street as of the indicated date.

Date	Percent Leased		Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005(1)	91.5	%(2)	$14.06	$14.52

(1)	Because we did not own this property prior to 2005, we are unable to present information for years prior to 2005.
(2)	Excludes 107,563 square feet of space held for redevelopment.

Other than making normal recurring capital expenditures, we have no plans to renovate improve or redevelop 833 Chestnut Street.

833 Chestnut Street is not subject to any debt. However, our ability to incur debt secured by 833 Chestnut Street will be limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for 833 Chestnut Street is $36.97 per $1,000 of assessed value. The total annual tax for 833 Chestnut Street for the 2005 tax year is $449,562 (at a taxable assessed value of $12,160,000. There were no direct assessments imposed on the 833 Chestnut Street property by the city of Philadelphia for the 2004 tax year.

Hudson Corporate Center, Weehawken, New Jersey (New York City metropolitan area)

Hudson Corporate Center is a three-story, 311,950 square foot data center and back office facility located directly across the Hudson River from midtown Manhattan in Weehawken, New Jersey. This location is attractive to a wide variety of users as it is easily accessed via light rail and Hudson River ferries and is adjacent to the Lincoln Tunnel. The New York City metropolitan location is the source of a large number of financial industry and other enterprise customers for our tenants and to telecommunications colocation opportunities. The property was re-developed in 1989 as a back office bank operations center and was substantially improved for data center and telecommunications use in the late 1990’s. A large investment was made to improve the property by Exodus Communications, the predecessor to Savvis Communications, and by Level 3 Communications, to satisfy their data center requirements. We estimate that existing tenants have invested over $100 million in this building and improvements. Improvements to the property include redundant power, extensive HVAC systems, backup UPS/generator power and specialized fire suppression systems. In addition, large flexible floor plates, high floor load capacity and ample floor-to-ceiling slab heights make the facility attractive to tenants such as Savvis Communications and Level 3 Communications. A number of carrier networks serve the property providing attractive colocation opportunities. Carriers include Verizon, AT&T, MCI, Level 3 Communications, and ConEd Communications, a metropolitan area fiber network.

The property was acquired by GI Partners in November 2002. We became the fee simple owner of Hudson Corporate Center upon consummation of our initial public offering.

As of March 31, 2005, Hudson Corporate Center was 87.4% leased to two tenants in the telecommunications and IT services businesses, including Savvis Communications’ web hosting and managed services operations and Level 3 Communications, which operates a telecommunications and colocation “gateway” at the facility. The following table summarizes information regarding the primary tenants of Hudson Corporate Center as of March 31, 2005:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Savvis Communications	IT services	Sep. 2011	2 x 7 yrs	234,570	75.2%	$6,098,820	89.0%	$26.00
Level 3 Communications	Telecommunications	Oct. 2013	1 x 5 yrs	38,017	12.2	754,579	11.0	19.85

Total/Weighted Average				272,587	87.4%	$6,853,399	100.0%	$25.14

The following table sets forth the lease expirations for leases in place at the Hudson Corporate Center property as of March 31, 2005, plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 6.8 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		39,363	12.6%
2005	0	0	0.0	$0	0.0%	$0.00	$0.00
2006	0	0	0.0	0	0.0	0.00	0.00
2007	0	0	0.0	0	0.0	0.00	0.00
2008	0	0	0.0	0	0.0	0.00	0.00
2009	0	0	0.0	0	0.0	0.00	0.00
2010	0	0	0.0	0	0.0	0.00	0.00
2011	1	234,570	75.2	6,098,820	89.0	26.00	26.00
2012	0	0	0.0	0	0.0	0.00	0.00
2013	1	38,017	12.2	754,579	11.0	19.85	21.85
2014	0	0	0.0	0	0.0	0.00	0.00
Thereafter	0	0	0.0	0	0.0	0.00	0.00

Total Weighted Average	2	311,950	100.0%	$6,853,399	100.0%	$25.14	$25.42

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Hudson Corporate Center as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005	87.4%	$25.14	$24.66
December 31, 2004	88.7	24.98	24.46
December 31, 2003	88.7	22.43	24.58
December 31, 2002(1)	100.0	21.48	23.62

(1)	Because neither we nor GI Partners owned this property prior to 2002, we are unable to present information for years prior to 2002.

In addition to making normally recurring capital expenditures, we plan to renovate 10,000 square feet of space held for redevelopment for data center users at a cost of approximately $2.3 million.

Savvis Communications has a right of first offer with respect to the sale of the underlying premises. This right will not be triggered by the concurrent offerings or by a subsequent sale by us of the subsidiary that owns this property.

Hudson Corporate Center is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for Hudson Corporate Center is $30.58 per $1,000 of assessed value. The total annual tax for the Hudson Corporate Center property at this rate for the 2005 tax year is $1,541,232 (at a taxable assessed value of $50,400,000). There were no direct assessments imposed on Hudson Corporate Center by the City of Weehawken and Hudson County for the 2004 tax year.

Savvis Data Center 1, Santa Clara, California (Silicon Valley metropolitan area)

Savvis Data Center 1 is a two building, 300,000 square foot data center facility located in Santa Clara, California. Built in 2000, the 2045 Lafayette and the 2055 Lafayette buildings are each 150,000 square foot, two-story steel frame structures with precast concrete exterior walls and feature 135,000 square feet of raised floor space each. The property was built specifically for Exodus, the predecessor to Savvis Communications, as a state-of-the-art data center. We estimate that Exodus invested approximately $150 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems. The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Silicon Valley Power is the local, municipal utility for Santa Clara, with a substation on site providing high-quality power delivery that is important for data center users. Silicon Valley Power is generally less expensive and more reliable than the regional utility.

GI Partners purchased the property from the developer in May 2004. We became the fee simple owner of Savvis Data Center upon consummation of our initial public offering.

As of March 31, 2005, Savvis Data Center 1 was 100.0% leased to Savvis Communications for a term ending in September 2015, with three five-year renewal options. Savvis Communications is a leading company in the web hosting, network, and application services sector. Savvis Communications subleases a portion of the facility to Microsoft Corporation, which uses the property as its primary Bay Area data center for customer-facing infrastructure. Microsoft has the ability to expand further in the facility.

Savvis Data Center 1 is not subject to any debt. However, our ability to incur debt secured by the Savvis Data Center is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for Savvis Data Center 1 is $11.02 per $1,000 of assessed value. The total annual tax for Savvis Data Center 1 at this rate for the 2005 tax year is $409,451 (at a taxable assessed value of $37,155,273). There were no direct assessments imposed on Savvis Data Center 1 by the City of Santa Clara for the 2004 tax year.

Webb at LBJ, Dallas, Texas

Webb at LBJ is a 365,449 square foot single-story web hosting, telecommunications and office building. The property is very well located with immediate access and high visibility from the LBJ Freeway at Webb Chapel Road. In addition, the site is located near several major telecommunications networks, including SBC Communications, MCI, AT&T, and T-Mobile. The property was originally developed as a retail center and was substantially re-developed for telecommunications and data center users in 1998-99. The major tenant at this building is SBC Communications. The T-Mobile wireless division of Deutsche Telekom, formerly Voicestream, also leases approximately 30,000 square feet in the building. Both of these companies have made extensive improvements to their spaces with robust electrical service and UPS/generator back-up, extensive HVAC systems, and specialized fire suppression and security systems. This site is one of two national SBC web-hosting and managed services facilities for corporate customers and telecommunications colocation, with the other in Irvine, California. The T-Mobile facility is one of the primary wireless service switch facilities in North Texas. In addition, approximately 83,000 square feet of the property is leased to retail tenants.

As of March 31, 2005, Webb at LBJ was approximately 89.6% leased. SBC Communications leases 141,663 square feet of the property pursuant to a lease that expires in November 2010 and is subject to two five-year renewal options.

Webb at LBJ is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

AboveNet Data Center, San Jose, California (Silicon Valley metropolitan area)

AboveNet Data Center is a 187,085 square foot building centrally located in downtown San Jose, California. The building contains a major web hosting and telecommunications colocation facility for AboveNet, including over 65,000 square feet of data center and colocation facilities. The remainder of their space consists of extensively improved conference and training facilities and a network operations center. AboveNet provides its customers with web hosting, managed services and telecommunications network services. The central business district location is one of the densest aggregations of carriers on the West Coast, making the property a desirable site for colocation and hosting businesses. Carriers serving the facility include SBC Communications, MCI, AT&T, and MFN, which is AboveNet’s network.

This property was re-developed in 1999 for AboveNet’s data center occupancy. The facility was improved to provide superior electrical and mechanical systems infrastructure, including abundant electrical power and specialized UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. Data center quality enhanced fire/life/safety systems and security systems were installed. The building structure has been enhanced to robust seismic specifications and to accommodate heavier floor loads and power availability and distribution for AboveNet and its customers. We estimate that AboveNet invested over $30 million in the improvements.

The property was acquired by GI Partners in September 2004. We became the fee simple owner of AboveNet Data Center upon consummation of our initial public offering.

As of March 31, 2005, AboveNet Data Center was approximately 96.2% leased to nine tenants. AboveNet, the primary tenant of this property, leases approximately 131,721 square feet at an annualized rent of $3,576,418, or $27.15 per square foot. AboveNet’s lease expires in November 2019 and is subject to two ten-year renewal options.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop AboveNet Data Center.

AboveNet Data Center is not subject to any debt. However, our ability to incur debt secured by AboveNet Data Center is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

NTT/Verio Premier Data Center, San Jose, California (Silicon Valley metropolitan area)

NTT/Verio Premier Data Center is a two-story, 130,752 square foot, data center 100% leased to Verio, a wholly-owned subsidiary of Nippon Telegraph & Telephone. The building was designed as one of Verio’s two premier data centers in the United States, into which the great majority of Verio’s customer operations for web hosting and colocation are being consolidated. In 2001, Verio completed significant improvements to the property, which we estimate cost over $60 million, to create a critical use data center infrastructure containing over 90,000 square feet of raised floor space, with substantial mission-critical infrastructure such as large electrical capacity and distribution, UPS/backup generator systems, robust HVAC systems and state-of-the-art fire suppression and security systems. In addition, the structure was significantly re-developed to meet very high seismic specifications. The property also serves as an important telecommunications node connecting NTT’s network to a major west coast Internet peering facility, also located in San Jose, California, a primary Internet peering and interconnection point on the West Coast. The property was acquired by GI Partners in December 2002. We became the fee simple owner of NTT/Verio Data Center upon consummation of our initial public offering.

Verio’s lease expires in May 2010 and is subject to three five-year renewal options. Verio has a right of first offer with respect to the sale of the underlying premises. This right will not be triggered by the concurrent offerings or a subsequent sale by us of the subsidiary that owns this property.

NTT/Verio Data Center is one of three properties that secure a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Savvis Data Center 2, Santa Clara, California (Silicon Valley metropolitan area)

Savvis Data Center 2 is a two-story, 167,932 net rentable square foot building which was completely renovated in 2000, with state-of-the-art infrastructure and 99,807 square feet of raised floor space. The property was built specifically for Exodus, the predecessor to Savvis Communications, as a state-of-the-art data center. We estimate that Exodus invested approximately $50 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems. The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Silicon Valley Power is the local, municipal utility for Santa Clara, with a substation on site providing high-quality power delivery that is important for data center users. Silicon Valley Power is generally less expensive and more reliable than the regional utility.

This building is 100.0% leased to Savvis Communications through February 2019.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Savvis Data Center 2.

Savvis Data Center 2 is one of a portfolio of five properties which we acquired in June 2005 from an unrelated party for approximately $92.5 million.

Savvis Data Center 2 is not subject to any debt. However, our ability to incur debt secured by this property is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Savvis Data Center 3, El Segundo, California (Los Angeles metropolitan area)

Savvis Data Center 3 is a two-story, 113,606 net rentable square foot building which was completely renovated in 1998-99, with state-of-the-art infrastructure and 58,996 square feet of raised floor space. The property was built specifically for Exodus, the predecessor to Savvis Communications, as a state-of-the-art data center. We estimate that Exodus invested approximately $30 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems.

This building is 100.0% leased to Savvis Communications through February 2019.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Savvis Data Center 3.

Savvis Data Center 3 is one of a portfolio of five properties which we acquired in June 2005 from an unrelated party for approximately $92.5 million.

Savvis Data Center 3 is not subject to any debt. However, our ability to incur debt secured by this property is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Savvis Data Center 4, Santa Clara, California (Silicon Valley metropolitan area)

Savvis Data Center 4 is a single-story, 103,940 net rentable square foot building which was completely renovated in 1999, with state-of-the-art infrastructure and 64,323 square feet of raised floor space. The property was built specifically for Exodus, the predecessor to Savvis Communications, as a state-of-the-art data center. We estimate that Exodus invested approximately $32 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems. The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Silicon Valley Power is the local, municipal utility for Santa Clara, with a substation on site providing high-quality power delivery that is important for data center users. Silicon Valley Power is generally less expensive and more reliable than the regional utility.

This building is 100.0% leased to Savvis Communications through February 2019.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Savvis Data Center 4.

Savvis Data Center 4 is one of a portfolio of five properties which we acquired in June 2005 from an unrelated party for approximately $92.5 million.

Savvis Data Center 4 is not subject to any debt. However, our ability to incur debt secured by this property is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Savvis Data Center 5, Santa Clara, California (Silicon Valley metropolitan area)

Savvis Data Center 5 is a single-story, 90,139 net rentable square foot building which was completely renovated in 2000, with state-of-the-art infrastructure and 70,639 square feet of raised floor space. The property was built specifically for Exodus, the predecessor to Savvis Communications, as a state-of-the-art data center. We estimate that Exodus invested approximately $35 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems. The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Silicon Valley Power is the local, municipal utility for Santa Clara, with a substation on site providing high-quality power delivery that is important for data center users. Silicon Valley Power is generally less expensive and more reliable than the regional utility.

This building is 100.0% leased to Savvis Communications through February 2019.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Savvis Data Center 5.

Savvis Data Center 5 is one of a portfolio of five properties which we acquired in June 2005 from an unrelated party for approximately $92.5 million.

Savvis Data Center 5 is not subject to any debt. However, our ability to incur debt secured by this property is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Ameriquest Data Center, Englewood, Colorado (Denver metropolitan area)

Ameriquest Data Center is an 82,229 square foot single-story data center and office building in Englewood, Colorado. The property was developed in 2001 as a flex office property and subsequently leased to a web hosting company that ultimately failed. The web hosting company invested significant capital in the building before going out of business, converting it to a state-of-the-art data center and colocation facility. The property was repositioned as a potential corporate data center site and marketed across a broad array of companies and enterprise users.

The property is 100% leased to Ameriquest through January 2012 at an initial annual net rent of $1,521,240, or $18.50 per leased square foot. There are also three five-year renewal options. The facility houses mission critical data center operations for many of Ameriquest’s lines of business, including home lending and loan servicing. In addition to occupying all of the building’s approximately 43,000 square feet of data center space, Ameriquest maintains administrative offices at this location. Ameriquest has indicated that it intends to invest its own capital in the building in order to expand and customize the data center to its use.

We acquired Ameriquest Data Center in June 2005 from GI Partners for $16.5 million. See “Certain Relationships and Related Transactions.”

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Ameriquest Data Center.

Ameriquest Data Center is not subject to any debt. However, our ability to incur debt secured by Ameriquest Data Center is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

eBay Data Center, Rancho Cordova, California (Sacramento metropolitan area)

eBay Data Center is a 62,957 square foot data center facility strategically located in Rancho Cordova, a technology-oriented suburb of Sacramento. Built in 1983, the building underwent significant improvements from 1999 to 2000, including its development as a data center for its current tenant, Sprint Communications Company. eBay, Inc. has been operating out of the facility for over five years under a web-hosting colocation agreement with Sprint, and has recently entered into a direct lease. The building includes approximately 30,000 square feet of data center space with raised floors. The property contains redundant UPS and backup generators, large electrical capacity, robust HVAC systems and state-of-the-art security systems and fire detection and suppression systems. Tenants benefit from redundant electrical feeds from the Sacramento Municipal Utility district.

We acquired a 75% tenancy-in-common interest in the eBay Data Center property upon the consummation of our initial public offering and an unrelated third party held the remaining 25% of the tenancy-in-common. On January 7, 2005, the third-party owner of the remaining 25% interest in this property exercised its option to require us to purchase its 25% interest. The purchase price for the remaining 25% interest was $4.1 million. The acquisition was consummated on January 21, 2005.

As of March 31, 2005, eBay Data Center was 100% leased by two tenants, eBay and Sprint. eBay’s lease for 49,648 square feet, or 78.9% of the facility, will expire on September 30, 2009. Sprint’s new lease for 13,309 square feet, or 21.1% of the facility, will expire on September 30, 2014. Both leases are subject to three five-year extension options.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop eBay Data Center.

eBay Data Center property is not subject to any debt. However, our ability to incur debt secured by eBay Data Center is limited by the terms of our unsecured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

VarTec Building, Carrollton, Texas (Dallas metropolitan area)

VarTec Building is a 135,250 square foot single story office property developed in 1999. Well located in suburban Dallas, the building has an attractive brick and glass façade and features five distinct “pods,” each with its own common area and restrooms, that can be readily divided. This property was acquired by GI Partners in January 2003. We became the fee simple owner of this property upon consummation of our initial public offering.

The property is 100% leased to VarTec Telecom, Inc. through January 2014. The company provides voice and data services to business and residential customers. The facility houses the network operations center that manages VarTec’s nationwide network, their corporate data center operations, including customer billing, and administrative offices. VarTec Telecom filed for Chapter 11 bankruptcy protection on November 1, 2004. We are closely monitoring VarTec Telecom’s status and we believe VarTec Building provides a favorable opportunity for consolidation of VarTec Telecom’s operations. VarTec is current in its rental obligations and has relocated its corporate headquarters to the building.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop VarTec Building.

VarTec Building is one of three properties that secure a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

MAPP Building, Minneapolis/St. Paul, Minnesota

MAPP Building is an 88,134 square foot single-story property located in St. Paul, Minnesota. The property was built in 1947 and fully re-developed in 1999 for the current tenant operations. The building contains a data center facility, consisting of approximately 20,000 square feet of raised floor data center space and related infrastructure. In March 2005, we acquired a fee simple interest in this property from an unrelated third party.

The property is 100% leased to the Midwest Independent Transmission System Operator, Inc., or MISO, through December 2013. There is one five-year renewal option. MISO oversees the Mid-Continent Area Power Pool, or MAPP—the electrical power grid for much of the upper Midwest, Michigan, Ohio and parts of Canada. This facility is MISO’s main network operations center for power grid management.

Other than making normal recurring capital expenditures, we have no plans to renovate, improve or redevelop MAPP Building.

MAPP Building is subject to a $9.7 million mortgage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

Brea Data Center, Brea, California (Los Angeles metropolitan area)

Brea Data Center is a 68,807 square foot single story office building built in 1981 as a data center for Beckman Coulter Engineering. The building contains 30,000 square feet of data center space with redundant, robust infrastructure improvements including UPS and backup generators, enhanced HVAC systems, fire suppression and security systems. The remainder of the facility is improved for office use. The property was acquired by GI Partners in August 2003. We became the fee simple owner of the Brea Data Center property upon consummation of our initial public offering.

As of March 31, 2005, the Brea Data Center property was 100% leased to Systems Management Specialists, Inc., or SMS, which operates its IT outsourcing business in the facility. SMS manages business applications and other mission-critical operations for its customers. SMS was acquired in April 2004 by Infocrossing, a larger, publicly traded company, also focused on corporate enterprises and institutional customers. SMS made significant infrastructure improvements to the Brea Data Center in 2000, which we estimate cost over $10 million, improving the electrical and HVAC infrastructure in the facility. SMS’s lease expires in December 2014, and is subject to two five-year renewal options.

GI Partners made a significant equity investment in SMS in 2003 that was sold as part of the Infocrossing transaction in April 2004.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Brea Data Center.

Brea Data Center property is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

AT&T Web Hosting Facility, Lithia Springs, Georgia (Atlanta metropolitan area)

AT&T Web Hosting Facility is a 250,191 square foot building located in suburban Atlanta, Georgia. The building was constructed in 1998 as a warehouse distribution facility, and AT&T subsequently leased 50% of the building for its web hosting/managed services and colocation business. We estimate that AT&T invested over $50 million to improve 113,225 square feet of the space into a state-of-the-art data center for their web-based businesses and corporate data center customers. AT&T invested heavily in the electrical systems including redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems, and robust security systems. The property benefits from its proximity to several telecommunications networks including those of AT&T, Savvis Communications, and BellSouth. GI Partners acquired the property in June 2003. We became the fee simple owner of AT&T Web Hosting Facility upon the consummation of our initial public offering.

As of March 31, 2005, the property was 51% leased to AT&T; the balance of the building consists of industrial warehouse space that is presently unoccupied. AT&T’s lease expires in March 2016 and has four five- year renewal options. AT&T has a right of first refusal with respect to the sale of the underlying premises. This right will not be triggered by the concurrent offerings or by the subsequent sale by us of the subsidiary that owns this property.

We have begun certain ordinary course capital improvement projects in the vacant half of the building. We do not expect the costs of these improvements to be material.

AT&T Web Hosting Facility property is subject to a mortgage loan, which totaled $8.8 million at March 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

Technology Manufacturing Properties.    The following three properties are occupied primarily by tenants that focus on technology manufacturing.

Ardenwood Corporate Park, Fremont, California (Silicon Valley metropolitan area)

Ardenwood Corporate Park comprises two one-story and one two-story office and biotechnology R&D buildings with a total of 307,657 square feet of net rentable space. Biotechnology labs, clean room, quality control and labeling facilities, cold storage space for biotechnology materials and administrative space occupy 131,386 square feet. The remaining 176,271 square feet is used as office space. GI Partners acquired this property in January 2003. We became the fee simple owner of Ardenwood Corporate Park upon consummation of our initial public offering.

As of March 31, 2005, Ardenwood Corporate Park was 100% leased by three tenants. Abgenix, a biopharmaceutical company focused on the research, development and manufacturing of therapeutic human antibodies, occupies a newly completed biotechnology lab and quality control facility. This facility operates as part of Abgenix’s corporate campus environment in conjunction with its corporate headquarters and manufacturing facility located adjacent to the facility. Logitech, a leading global manufacturer of personal computer hardware peripherals (e.g. keyboards, computer mice, web cameras, etc.), uses the property as its North American headquarters. Infosys Technologies, a global information technology services and consulting firm, uses the property as its Western United States headquarters.

Other than making normally recurring capital expenditures and certain tenant improvements in connection with the Infosys lease, we have no plans with respect to significant renovation, improvement or redevelopment of the Ardenwood Corporate Park property.

Ardenwood Corporate Park is one of three properties that secure a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

The current real estate tax rate for the Ardenwood Corporate Park property is $10.88 per $1,000 of assessed value. The total annual tax for the Ardenwood Corporate Park property at this rate for the 2005 tax year is $386,749 (at a taxable assessed value of $35,546,758). In addition, there were $220,588 in various direct assessments imposed on the Ardenwood Corporate Park property by the City of Fremont for the 2004 tax year.

Maxtor Manufacturing Facility, Fremont, California (Silicon Valley metropolitan area)

Maxtor Manufacturing Facility is a two-building, 183,050 square foot facility located in Fremont, California. The property contains 65,000 square feet of clean room manufacturing space with extensive tenant improvements, and was originally built as a computer disk manufacturing facility. The 1055 Page Avenue building (59,040 square feet) is a single-story office and light manufacturing facility built in 1991, and the 47700 Kato Road building (124,010 square feet) is a two-story steel frame with glass curtain wall clean room and office facility constructed in 1997. The building contains substantial electrical and HVAC improvements, and we estimate that over $100 million was invested by the previous owner to improve the property. GI Partners acquired the space vacant in September 2003 and simultaneously leased it to Maxtor for a term of eight years. We became the fee simple owner of the Maxtor Manufacturing Facility upon consummation of our initial public offering.

Maxtor leases 100.0% of the property. Maxtor’s lease expires in September 2011 and is subject to one three-year extension option.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Maxtor Manufacturing Facility.

Maxtor Manufacturing Facility is subject to a mortgage loan, which totaled $17.9 million at March 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

ASM Lithography Facility, Tempe, Arizona (Phoenix metropolitan area)

ASM Lithography Facility is a 113,405 square foot two-story technical training and office facility for ASML US, Inc., the U.S. subsidiary of ASM Lithography, one of the largest suppliers of lithography equipment to the semiconductor industry. The facility, which was completed in 2002 and has been improved with electrical and HVAC upgrades, contains an 11,200 square foot clean room environment for customer training with ASM Lithography’s photolithography equipment, which is used for wafer production in the computer chip industry.

The property is in the Arizona state-sponsored Arizona State University Research Park adjacent to ASM Lithography’s U.S. headquarters. The ASU Research Park is subject to a ground lease between the Arizona Board of Regents and Price-Elliot Research Park, Inc., a non-profit organization established by the State of Arizona. GI Partners acquired a ground sublease interest in the land on which the ASM Lithography Facility is located from Price-Elliot Research Park, Inc. in May 2003. This ground sublease expires on December 31, 2082. The rent payment amount due annually through 2016 under the ground sublease is approximately $241,399. Thereafter, the rent increases every ten years as set forth in the sublease agreement. In addition, GI Partners is required under the ground sublease to be assessed and pay a municipal service fee to the City of Tempe to reimburse the City for the cost of providing municipal services to the ASU Research Park. We have the right to terminate this lease at any time during the first 30 years of the term, and thereafter upon every ten-year anniversary. We became the holder of this ground sublease upon consummation of our initial public offering.

As of March 31, 2005, the ASM Lithography Facility was 100.0% leased to ASM Lithography. ASM Lithography’s lease does not expire until February 2017, is subject to two five-year renewal options and is guaranteed by ASM Lithography’s parent company.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop ASM Lithography Facility.

ASM Lithography Facility is not subject to any debt. However, our ability to incur debt secured by ASM Lithography Facility is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Technology Office/Corporate Headquarters Properties.    The following six properties are primarily leased as technology office/corporate headquarters.

Comverse Technology Building, Wakefield, Massachusetts (Boston metropolitan area)

Comverse Technology Building is a two-building, 386,956 square foot facility located in Wakefield, Massachusetts. The property is well located on the Route 128 technology corridor with almost one-half mile of freeway frontage and access from two highway exits. The 168,000 square foot 100 Quannapowitt building is a four-story, suburban office facility built in 1999, consisting of a steel frame structure and concrete framing and exterior walls. The facility also includes a parking structure providing 455 parking spaces. The 220,000 square foot 200 Quannapowitt building, is a two-story, office and research and development facility built in 1957 with periodic upgrades, consisting of concrete frame and floors. The building was originally developed by American Mutual Insurance and served as its headquarters until the late 1980s.

As of March 31, 2005, Comverse Technology Building was 100% leased. 94.9% of the property is leased to the Comverse business unit of Comverse Technology, a provider of enhanced telecommunications systems for major carriers such as Verizon and Verizon Wireless. Comverse Technology Building serves as the division’s United States headquarters, providing sales and customer training labs, corporate data center, electronics and software testing and assembly facilities, and executive offices for the CEO and senior management of the division. This division is one of the largest business units within the parent company. The terms of the lease expire in February 2011 and are subject to two five-year renewal options.

The property was purchased by GI Partners in June 2004. We became the fee simple owner of the Comverse Technology Building upon consummation of our initial public offering.

The following table summarizes information regarding the Comverse Technology lease as of March 31, 2005:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Comverse Network Systems	Software			367,033	94.8%	$5,690,307	94.9%	$15.50
		Feb. 2011	2 x 5 yrs	166,109	42.9	2,989,962	49.9	18.00
		Feb. 2011	2 x 5 yrs	199,033	51.4	2,680,017	44.7	13.47
		Feb. 2011	2 x 5 yrs	1,891	0.5	20,328	0.3	10.75

The following table sets forth the lease expirations for leases in place at the Comverse Technology Building as of March 31, 2005 plus available space, for each of the ten full and partial calendar years beginning April 1, 2005, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2005, the weighted average remaining lease term for this building was 5.6 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available		—	—%
2005	—	—	—	$—	—%	$—	$—
2006	1	19,923	5.1	298,845	5.0	15.00	15.00
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	—	—	—	—	—	—	—
2011	3	367,033	94.9	5,690,307	95.0	15.50	16.83
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—

Total/Weighted Average	4	386,956	100.0%	$5,989,152	100.0%	$15.48	$16.73

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Comverse Technology Building as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2005	100.0%	$15.48	$16.13
December 31, 2004	100.0	15.22	16.14

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Comverse Technology Building.

Comverse Technology Building is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

100 Technology Center Drive, Stoughton, Massachusetts (Boston metropolitan area)

100 Technology Center Drive is a six-story 197,000 square foot office building with a brick and granite exterior located in Stoughton, Massachusetts. The property is well located in the Route 128 South suburban sub-market and was originally developed as the headquarters for Reebok.

The property is currently the regional headquarters for Stone & Webster, Inc., a primary operating division of The Shaw Group Inc., which guarantees the lease. Stone & Webster leases 100.0% of the property and operates its environmental and energy engineering and construction management services from this site. In addition, the facility is the primary corporate data center of Stone & Webster and a data back-up site for The Shaw Group. Stone & Webster’s lease expires in March 2013 and is subject to two five-year renewal options.

Annualized rent under Stone & Webster’s lease is $3,743,000, or $19.00 per leased square foot. GI Partners acquired this property in February 2004. We became the fee simple owner of the 100 Technology Center Drive property upon consummation of our initial public offering.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop 100 Technology Center Drive.

100 Technology Center Drive property is subject to a mortgage loan which totaled $20.0 million at March 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

Granite Tower, Farmers Branch, Texas (Dallas metropolitan area)

Granite Tower is a ten-story, 240,065 square foot office tower located in suburban Dallas, Texas. The property was developed in 1999 and is one of the newest properties in its sub-market. The property also contains a four-story parking structure providing 900 parking spaces. The property is well located with high visibility and easy access from the LBJ Freeway and is less than five minutes from the Galleria sub-market. Granite Tower was acquired by GI Partners in September 2003. We became the fee simple owner of the Granite Tower property upon consummation of our initial public offering.

As of March 31, 2005, the Granite Tower was 94.6% leased to 14 tenants operating in various businesses, including software services. The primary tenants are Home Interiors & Gifts, Inc. and Carreker Corp. Home Interiors leases 74,139 square feet under a lease that expires on January 2010. Monster Worldwide, Inc. subleases 43,661 square feet of net rentable space at the property from Home Interiors. USF Processors, Inc. sub-subleases 18,948 square feet of net rentable space at the property from Monster Worldwide, Inc. Carreker leases an aggregate of 72,433 square feet on three floors with terms expiring in May 2010 with two five-year renewal options.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Granite Tower.

Granite Tower is subject to a mortgage loan which totaled $21.6 million as of March 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Consolidated Indebtedness.”

Stanford Place II, Englewood, Colorado (Denver metropolitan area)

Stanford Place II is a 17-story, 366,184 square foot office building in the Denver Tech Center. The building and associated parking structure were developed in 1982, with the latest lobby and HVAC upgrades completed in 2003. The building is well located with exceptional highway (I-25 and I-225) and surface street access and ample covered parking. As of March 31, 2005, the Stanford Place II was 88.4% leased. GI Partners acquired this property in October 2003. We became the owner of 98% of the entity that is the fee simple owner of the Stanford Place II property upon consummation of our initial public offering and an unrelated third party continues to hold the remaining 2% interest in the entity that owns this property. After we and our 2% joint venture partner receive a return of capital plus a 15% return on investment, our joint venture partner will be allocated a larger share of subsequent distributions.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Stanford Place II.

Stanford Place II is subject to two secured notes which totaled $26.0 million as of March 31, 2005, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—

Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Siemens Building, Farmers Branch, Texas (Dallas metropolitan area)

Siemens Building is a two-story 125,538 square foot office building completed in 1999. The building, while presently 100.0% leased to Siemens Subscriber Networks, is readily divisible, consisting of three individual “pods” connected via two glass atrium lobbies. The property is well located adjacent to the desirable Galleria complex with easy access to the Dallas Toll Road and the LBJ Freeway. Siemens Subscriber Networks is an independent business unit of Siemens Information and Communication Networks, a division of Siemens AG. Siemens Subscriber Networks uses the property as its headquarters as well as one of its main research facilities. Siemens Subscriber Networks is a major provider of DSL modems and networking technology for major telecommunications carriers such as SBC Communications. Siemens Subscriber Networks’ lease expires in April 2010 and is subject to two five-year renewal options. GI Partners acquired the property in April 2004. We became the fee simple owner of Siemens Building upon consummation of our initial public offering.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Siemens Building.

Siemens Building is one of the properties that secure the $154.3 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Savvis Office Building, Santa Clara, California (Silicon Valley metropolitan area)

Savvis Office Building is a single-story, 84,383 square foot building which was completely renovated in 2000. This building is 100.0% leased to Savvis Communications through February 2019.

Other than making normally recurring capital expenditures, we have no plans to renovate, improve or redevelop Savvis Office Building.

Savvis Data Office Building is one of a portfolio of five properties which we acquired in June 2005 from an unrelated party for approximately $92.5 million.

Savvis Office Building is not subject to any debt. However, our ability to incur debt secured by this property is limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After the Concurrent Offerings.”

Right of First Offer Property

We have a right of first offer with respect to a 129,366 square foot vacant data center owned by GI Partners in Frankfurt, Germany.

Depreciation

The following table sets forth for each property in our portfolio and component thereof upon which depreciation is taken, the (i) federal tax basis as of March 31, 2005, or, with respect to the properties that we expect to acquire, the federal tax basis as of the acquisition date (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis(1)	Rate	Method(2)	Life Claimed(2)
36 Northeast Second Street	$19,827,179	2.56%	Straight line	39 years
100 Technology Center Drive	34,574,946	2.56	Straight line	39 years
200 Paul Avenue	27,804,789	2.56	Straight line	39 years
833 Chestnut Street	53,800,000	2.56	Straight line	39 years
1100 Space Park Drive	24,781,870	2.56	Straight line	39 years
AboveNet Data Center	36,390,787	2.56	Straight line	39 years
Ameriquest Data Center	14,283,289	2.56	Straight line	39 years
Ardenwood Corporate Park	39,559,223	2.56	Straight line	39 years
ASM Lithography Facility	15,015,259	2.56	Straight line	39 years
AT&T Web Hosting Facility	9,208,049	2.56	Straight line	39 years
Brea Data Center	6,876,780	2.56	Straight line	39 years
Burbank Data Center	10,025,458	2.56	Straight line	39 years
Camperdown House	8,614,850	2.56	Straight line	39 years
Carrier Center	55,992,849	2.56	Straight line	39 years
Charlotte Internet Gateway Properties	14,734,473	2.56	Straight line	39 years
Comverse Technology Building	44,979,123	2.56	Straight line	39 years
eBay Data Center	12,481,193	2.56	Straight line	39 years
Granite Tower	22,521,688	2.56	Straight line	39 years
Hudson Corporate Center	38,092,981	2.56	Straight line	39 years
MAPP Building	13,025,228	2.56	Straight line	39 years
Lakeside Technology Center	134,175,376	2.56	Straight line	39 years
Maxtor Manufacturing Facility	18,584,427	2.56	Straight line	39 years
NTT/Verio Premier Data Center	25,742,615	2.56	Straight line	39 years
Savvis Data Center 1	53,070,270	2.56	Straight line	39 years
Savvis Data Center 2	21,635,966	2.56	Straight line	39 years
Savvis Data Center 3	13,732,667	2.56	Straight line	39 years
Savvis Data Center 4	12,800,324	2.56	Straight line	39 years
Savvis Data Center 5	10,901,180	2.56	Straight line	39 years
Savvis Office Building	8,948,218	2.56	Straight line	39 years
Siemens Building	14,064,385	2.56	Straight line	39 years
Stanford Place II	26,434,297	2.56	Straight line	39 years
Univision Tower	62,805,247	2.56	Straight line	39 years
VarTec Building	8,212,518	2.56	Straight line	39 years
Webb at LBJ	39,422,587	2.56	Straight line	39 years

(1)	Upon the consummation of the formation transactions in connection with our initial public offering, the entity that owns Univision Tower terminated for tax purposes and the entity that owns Stanford Place II “technically terminated” for tax purposes under Section 708(b)(1)(B) of the Code. Consequently, under Section 168(i)(7) of the Code, each of these properties was treated as a newly acquired asset placed in service on the day following the consummation of the formation transactions, the federal tax basis of which will be depreciated over its claimed life. Federal tax basis numbers assume that 95% of the basis adjustments resulting from the formation transactions are allocated to the real property and 5% to land.
(2)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof are determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

In addition, we have an aggregate of approximately $1.2 million in additional tax basis of depreciable furniture, fixtures and equipment associated with the properties in our portfolio as of March 31, 2005. Depreciation on this furniture, fixtures and equipment is computed on the straight line and double declining balance methods over the claimed life of such property, which is either five or seven years.

Regulation

General

Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties substantially comply with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at or from that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with environmental laws and regulations and to indemnify us for any related liabilities.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Future laws, ordinances or regulations may impose material additional environmental liability.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio. We select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently adequately insured. We do not carry insurance for generally uninsured losses such as loss from riots, war or nuclear reaction. In addition, we carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—Potential losses may not be covered by insurance.”

Competition

We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

We currently employ 44 people. None of these employees is represented by a labor union.

We have entered into an arrangement with a professional employer organization (PEO) pursuant to which the PEO provides personnel management services to us. The services are provided through a co-employment relationship between us and the PEO, under which all of our employees are treated as employed by both the PEO and us. The services and benefits provided by the PEO include payroll services, workers’ compensation insurance and certain employee benefits plan coverage. Our agreement with the PEO is terminable by either party upon 30 days’ prior written notice.

Offices

Our headquarters is located in San Francisco, California. We have regional offices in Los Angeles, California, and Dallas, Texas.

Legal Proceedings

In the ordinary course of our business, we are frequently subject to claims for negligence and other claims and administrative proceedings, none of which we believe would have a material adverse effect or are material.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of six members, including a majority of directors who are independent within the meaning of the NYSE listing standards. Pursuant to our charter, our directors are elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning our directors, executive officers and certain of our other senior officers as of March 31, 2005:

Name	Age	Position
Richard A. Magnuson(1)	47	Executive Chairman of the Board
Michael F. Foust(1)	49	Chief Executive Officer and Director
Laurence A. Chapman	56	Director
Ruann F. Ernst, Ph.D.	58	Director
Kathleen Earley	53	Director
Dennis E. Singleton	60	Director
A. William Stein(1)	51	Chief Financial Officer and Chief Investment Officer
Scott E. Peterson(1)	43	Senior Vice President, Acquisitions

(1)	Denotes our named executive officers.

The following is a biographical summary of the experience of our directors, executive officers and certain other senior officers.

Richard A. Magnuson serves as Executive Chairman of our board of directors. Mr. Magnuson is a founder of, and since February 2001 has served as Chief Executive Officer of the advisor to GI Partners. Since November 1999, Mr. Magnuson has served as Executive Managing Director of CB Richard Ellis Investors, where he formed and continues to manage the investments and activities of GI Partners. From 1994 through 1999, Mr. Magnuson held various positions with Nomura Securities, most recently as Deputy Managing Director of their London-based Principal Finance Group. From 1989 until 1994, Mr. Magnuson was a Director in the Investment Banking division of Merrill Lynch. From 1981 until 1986, Mr. Magnuson worked for Digital Research, the company that developed the personal computer operating system, and founded and sold InterActive Software, a software services company. Mr. Magnuson serves on the board of directors of NYSE-listed Glenborough Realty Trust, a REIT focused on multi-tenant office properties, where he is a member of the Audit Committee and is Chairman of the Nomination and Governance Committee. Mr. Magnuson is also a director of two private companies. Mr. Magnuson holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Stanford University Graduate School of Business.

Michael F. Foust has served as our Chief Executive Officer and as a Director since our inception. Mr. Foust is a founder of, and since February 2001 has served as a managing director of the advisor to, GI Partners. During his tenure at GI Partners, Mr. Foust directed technical property acquisitions and portfolio management. Mr. Foust has over 20 years of experience in institutional real estate investments and portfolio management. Prior to the founding of GI Partners, from 1999 to 2001, he was a senior director at CB Richard Ellis Investors. From 1995 to 1999, Mr. Foust was a Senior Vice President at CB Richard Ellis, where he managed regional asset services operations. During the period from 1985 to 1995, Mr. Foust held senior portfolio management and investment positions at UBS Asset Management, Karsten Realty Advisors, and Trammell Crow Company. Prior to his real estate career, from 1979 to 1985, Mr. Foust participated in the origination of two related international telecommunications companies, Consortium Communications International and Progressive Systems Inc. The companies provided message switching and turn-key networks for multinational corporations. Mr. Foust received a Bachelor of Arts degree from Harvard University and a Master of Business Administration degree from Harvard Business School.

Laurence A. Chapman served as Senior Vice President and Chief Financial Officer of Goodrich Corp. from 1999 to 2000. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Rohr, Inc., a $1.2 billion aerospace company, from 1994 until 1999, when Rohr, Inc. merged with Goodrich Corp. His responsibilities at both companies included accounting, treasury, tax, insurance, investor relations, financial planning and information technology functions. Prior to his service at Rohr, Inc., Mr. Chapman was employed at Westinghouse Electric Corporation from 1981 through 1994. From 1992 through 1994, Mr. Chapman was the Vice President and Treasurer of Westinghouse Electric Corporation where he was responsible for the financing activities of Westinghouse Electric Corporation and Westinghouse Credit Corp. His responsibilities included supervising corporate finance, cash and short-term funding, project finance, bank relations and international treasury. Mr. Chapman received a Bachelor of Commerce degree with Distinction from McGill University and a Master of Business Administration degree from Harvard Business School. Mr. Chapman is Chair of our Audit Committee and is a member of our Nominating and Corporate Governance Committee.

Ruann F. Ernst, Ph.D. served as Chief Executive Officer of Digital Island, Inc., an e-business delivery network company, from June 1998 through January 2002. Ms. Ernst was Chairperson of the Board of Digital Island from December 1999 through July 2001, when the company was acquired by Cable & Wireless, Plc. From 1988 through 1998, Ms. Ernst worked for Hewlett Packard Company, an electronics equipment and computer company, in various management positions, most recently as General Manager, Financial Services Business Unit. Ms. Ernst is also a director of one for-profit private and two not-for-profit entities and serves on the Business School Advisory Council and Foundation Board of The Ohio State University. Ms. Ernst received a Bachelor of Science, a Master of Science and a Ph.D. from The Ohio State University. Ms. Ernst is a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Kathleen Earley is President and Chief Operating Officer of TriZetto Group, Inc. From 1994 through September 2001, Ms. Earley was employed at AT&T Corporation. While at AT&T Corporation, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T Corporation business-related brand, image and advertising and marketing strategy. One of Ms. Earley’s largest contributions was as President of AT&T Data & Internet Services, an $8 billion business unit that provided Internet Protocol (IP), web hosting, data and managed network services. Under her leadership, AT&T’s network became one of the largest Internet backbones in the industry. Prior to joining AT&T Corporation, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley is currently a member of the board of directors of two publicly held companies, Vignette Corp. and Computer Network Technology Corp. Ms. Earley is also a director of two private companies. Ms. Earley received a Bachelor of Science degree and a Master of Business Administration degree, both from the University of California, Berkeley. Ms. Earley is Chair of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee.

Dennis E. Singleton was a founding partner of Spieker Partners, the predecessor of Spieker Properties, Inc., one of the largest owners and operators of commercial property on the west coast prior to its $7.2 billion acquisition by Equity Office Properties Trust in 2001. Mr. Singleton served as Chief Financial Officer and Director of Spieker Properties, Inc. from 1993 to 1995, Chief Investment Officer and Director from 1995 to 1997 and Vice Chairman and Director from 1998 to 2001. During his tenure, Mr. Singleton was involved in identifying and analyzing strategic portfolio acquisition and operating opportunities and oversaw the acquisition and development of more than 20 million square feet of commercial property. From 2001 to present, Mr. Singleton has managed personal investments in real estate. Mr. Singleton received a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard Business School. Mr. Singleton is Chair of our Compensation Committee and is a member of our Audit Committee.

A. William Stein joined GI Partners as a consultant in April 2004 and became our Chief Financial Officer and Chief Investment Officer in July 2004. Mr. Stein has over 20 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining our company, Mr. Stein provided turnaround management advice to both public and private companies. From 2000 to 2001, Mr. Stein served as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group where he was responsible for directing the delivery of PNC’s products and services to VentureBank’s high technology and emerging growth client base. Before joining PNC, Mr. Stein was President and Chief Operating Officer of TriNet Corporate Realty Trust, a $1.8 billion REIT that was acquired by Starwood Financial Trust (now called iStar Financial) in late 1999. Prior to being named President of TriNet, Mr. Stein was Executive Vice President, Chief Financial Officer and Secretary. TriNet’s portfolio consisted of office, industrial and retail properties throughout the U.S. Before joining TriNet in 1995, Mr. Stein held a number of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein received a Bachelor of Arts degree from Princeton University, a Juris Doctor degree from the University of Pittsburgh and a Master of Science degree with Distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

Scott E. Peterson is our Senior Vice President responsible for acquisition activities. Mr. Peterson was a managing director of GI Partners from August 2002 until October 2004. While at GI Partners, Mr. Peterson was responsible for property acquisitions with an emphasis on technical properties. Mr. Peterson has over 17 years of real estate experience and was most recently a Senior Vice President with GIC Real Estate, the real estate investment entity for the Government of Singapore Investment Corporation, from May 1994 to August 2002. Previously, Mr. Peterson was active in investments, development and asset management with LaSalle Partners, a real estate services company and Trammell Crow Company, a real estate developer. Mr. Peterson received a Bachelor of Arts degree from Northwestern University, and a Master of Business Administration from Northwestern University.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees consists of three independent directors. Our bylaws define “independent director” by reference to the rules, regulations and listing qualifications of the NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company.

Audit Committee.    The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee selects, assists and meets with the independent auditor, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Mr. Chapman is chair and Ms. Ernst and Mr. Singleton are members of the audit committee.

Compensation Committee.    The compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our proxy statement and publishes an annual committee report for our stockholders. Mr. Singleton is chair and Ms. Ernst and Ms. Earley are members of the compensation committee.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors and recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and formally proposes the slate of directors to be elected at each annual meeting of our stockholders. Ms. Earley is chair and Ms. Ernst and Mr. Chapman are members of the nominating and corporate governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation of Directors

Each of our directors who is not an employee of our company or our subsidiaries receives an annual retainer of $20,000 for services as a director and receives a fee of $1,500 for each meeting attended in person and $500 for each meeting attended telephonically. Directors who serve on our audit, nominating and corporate governance and/or compensation committees receive a fee of $1,000 for each meeting attended in person or $500 for each meeting attended telephonically. Directors who serve as the Chair of one of our committees receive an additional annual retainer of $3,000. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Our 2004 incentive award plan provides for formula grants of long-term incentive units to non-employee directors. In connection with the consummation of our initial public offering, each of our initial non-employee directors was awarded 6,448 long-term incentive units. On the date of our third and each subsequent annual meeting, each of our initial non-employee directors who is reelected to our board of directors will receive an additional 1,612 long-term incentive units. Similarly, each non-employee director who is initially elected to our board of directors after our initial public offering will be awarded 6,448 long-term incentive units on the date of his or her initial election and an additional 1,612 long-term incentive units on the date of his or her third and each subsequent reelection to our board of directors. If a non-employee director does not qualify as an “accredited investor” within the meaning of the federal securities laws on the date the director is to receive long-term incentive units as described above, the director will receive instead of long-term incentive units an equivalent number of fully vested shares of restricted stock at a purchase price equal to the par value of our common stock.

Executive Officer Compensation

Because we were only recently organized, meaningful individual compensation information is not available for periods prior to November 3, 2004. The following table sets forth the annual base salary, bonus and other compensation paid in 2004 to our Chief Executive Officer and our other most highly compensated executive officers for the year ended December 31, 2004 (our “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Base Salary(1)	Bonus(2)	Other Annual Compensation	Long-Term Incentive Unit Awards(3)	Securities Underlying Options	All Other Compensation
Richard A. Magnuson, Executive Chairman	2004	$26,731	$40,100	$—	$9,697,788	125,263	$—
Michael F. Foust, Chief Executive Officer	2004	62,372	46,800	—	3,297,252	125,263	—
A. William Stein, Chief Financial Officer and Chief Investment Officer	2004	51,679	38,800	—	1,697,112	80,815	—
Scott E. Peterson, Senior Vice President, Acquisitions	2004	44,551	33,400	—	1,260,708	80,815	—
John O. Wilson,(4) Former Executive Vice President, Technology Infrastructure	2004	39,904	29,900	—	—	50,000	—

(1)	Amounts received in base salary for the partial year beginning with our initial public offering on November 3, 2004 and ending on December 31, 2004. Under the terms of employment agreements which became effective in connection with our initial public offering, Mr. Magnuson’s, Mr. Foust’s, Mr. Stein’s, Mr. Peterson’s and Mr. Wilson’s annual base salaries are $150,000, $350,000, $290,000, $250,000 and $250,000, respectively. See “—Employment Agreements.”
(2)	Under the terms of Mr. Magnuson’s Executive Chairman agreement, Mr. Magnuson will be eligible to receive an annual performance-based bonus with an initial target and maximum level equal to 100% and 150% of annual base compensation, respectively. Under the terms of Mr. Foust’s, Mr. Stein’s, Mr. Peterson’s and Mr. Wilson’s employment agreements, these executives will be eligible to receive annual performance-based bonuses with initial target and maximum levels equal to 50% and 75% of base salary, respectively. The amounts in this column represent awards earned during the specified year and to be paid in the following year.
(3)	In connection with the consummation of our initial public offering, Messrs. Magnuson, Foust, Stein and Peterson were granted 808,149, 274,771, 141,426 and 105,059, respectively, vested long-term incentive units pursuant to our 2004 Incentive Award Plan. These long-term incentive units, or any securities into which they are converted or for which they are exchanged, are not transferable for a period of three years from the date of grant. The long-term incentive units set forth in the table achieved full parity with our common units on February 9, 2005. For more information about long-term incentive units, see “—2004 Incentive Award Plan.”
(4)	On May 20, 2005, we entered into a Termination and Consulting Agreement with John O. Wilson, our former Executive Vice President, Technology Infrastructure. The Termination Agreement provides for, among other things, the termination of Mr. Wilson’s employment with us, the termination of the Employment Agreement between Mr. Wilson and us, dated July 31, 2004, the waiver of any severance or other payments, accelerated vesting of options and other equity based awards under the Employment Agreement, the acceleration of options to purchase 12,500 shares of our common stock, and the provision of consulting services to us by Mr. Wilson.

Option Grants in 2004

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price per Common Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5%	10%
Richard A. Magnuson, Executive Chairman	125,263	13.5%	$12.00	10/28/14	$945,327	$2,395,644
Michael F. Foust, Chief Executive Officer	125,263	13.5	12.00	10/28/14	945,327	2,395,644
A. William Stein, Chief Financial Officer and Chief Investment Officer	80,815	8.7	12.00	10/28/14	609,889	1,545,580
Scott E. Peterson, Senior Vice President, Acquisitions	80,815	8.7	12.00	10/28/14	609,889	1,545,580
John O. Wilson, Former Executive Vice President, Technology Infrastructure	50,000	5.4	13.02	12/16/14	409,410	1,037,526

2004 Incentive Award Plan

We have adopted the 2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. The incentive award plan provides for the grant of incentive awards to our and their employees, directors and consultants (and our and their respective subsidiaries). Awards issuable under the incentive award plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only our employees and employees of our qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 4,474,102 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments set forth in the plan. Each long-term incentive unit issued under the incentive award plan will count as one share of stock for purposes of calculating the limit on shares that may be issued under the plan and the individual award limit discussed below.

With respect to stock option grants and other awards granted to our independent directors, the plan will be administered by our board of directors. With respect to all other awards, the plan will be administered by our compensation committee or another committee designated by our board of directors. Each member of the committee that administers the plan will be both a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. The incentive award plan provides that the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise.

The incentive award plan provides that the maximum number of shares which may be subject to awards granted any individual during any calendar year will not exceed 1,118,526 shares. However, this limit will not apply until the earliest of the first material modification of the plan, the issuance of all of the shares reserved for issuance under the plan, the expiration of the plan, or the first meeting of our stockholders at which directors are to be elected that occurs more than three years after November 3, 2004.

The exercise price of nonqualified stock options and incentive stock options granted under the incentive award plan must be at least 85% and 100%, respectively, of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Stock options granted under the incentive award plan will expire no later than ten years after the date of grant, or five years after the date of grant with respect to incentive stock options granted to individuals who own more than 10% of our outstanding common stock on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator.

The incentive award plan also provides for the issuance of restricted stock awards and other incentive awards to eligible individuals. Restricted stock awards will generally be subject to such transferability and vesting restrictions as the plan administrator shall determine. With respect to other incentive awards under the plan, such as stock appreciation rights, performance-based awards, dividend equivalents, stock payments and other stock-based awards, the plan administrator will determine the terms and conditions of such awards, including the purchase or exercise price, if any, of such awards, vesting and other exercisability conditions, and whether the awards will be based on specified performance criteria.

Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of our operating partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as common units in our operating partnership, which equal per share distributions on our common stock. Initially, long-term incentive units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, long-term incentive units may over time achieve full parity with common units in our operating partnership for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units in our operating partnership may elect to redeem their units for cash or, at our election, an equivalent number of shares of our common stock, at any time beginning after January 3, 2006. However, there are circumstances under which the long-term incentive units will not achieve full parity with common units of our operating partnership. Until and unless such parity is reached, the value that a participant will realize for a given number of vested long-term incentive units will be less than the value of an equal number of shares of our common stock. In connection with the consummation of our initial public offering, we caused our operating partnership to issue an aggregate of 1,490,561 long-term incentive units to our officers.

Cash performance bonuses payable under the incentive award plan may be based on the attainment of performance goals that are established by the plan administrator and relate to one or more performance criteria described in the plan. Cash performance bonuses paid to certain of our employees must be based upon objectively determinable bonus formulas established in accordance with the plan, and the maximum bonus payable to any such individual with respect to any fiscal year may not exceed $2,000,000.

The incentive award plan provides for formula grants of long-term incentive units to our independent directors. In connection with the consummation of our initial public offering, each independent director who was an accredited investor was granted 6,448 long-term incentive units. Commencing with the third annual meeting of stockholders following November 3, 2004, each such independent director will receive 1,612 long-term incentive units on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. Similarly, each independent director who is initially elected to our board of directors after November 3, 2004 will receive 6,448 long-term incentive units on the date of such initial election and, commencing with the third annual meeting of stockholders following such initial election, 1,612 long-term incentive units on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. If a non-employee director does not qualify as an “accredited investor” within the meaning of the federal securities laws on the date of any grant of long-term incentive units, the director will not receive that grant of long-term incentive units, but will instead receive an equivalent number of fully vested shares of restricted stock at a per share purchase price equal to the par value of our common stock.

In the event of certain corporate transactions and changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to (i) the aggregate number and type of shares issuable under the incentive award plan, (ii) the terms and conditions of any outstanding awards, including the number and type of shares issuable thereunder, and (iii) the grant or exercise price of each outstanding award. In addition, in the event of a change in control (as defined in the plan), each outstanding award which is not converted, assumed or replaced by the successor corporation will become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards. If a change in control occurs and outstanding awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse.

With the approval of our board of directors, the plan administrator may at any time terminate, amend or modify the incentive award plan, provided that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, we must obtain stockholder approval of any amendment in such a manner and to such a degree as required, and without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan, permit the plan administrator to grant options with an exercise price that is below the fair market value on the date of grant, or permit the plan administrator to extend the exercise period for an option beyond ten years from the date of grant. In addition, no stock option may be amended to reduce the exercise price of the shares subject thereto below the exercise price on the date on which the stock option is granted, and, subject to the plan’s adjustment provisions, no stock option may be granted in connection with the cancellation or surrender of any stock option having a higher per share exercise price. Any termination, amendment or modification of the incentive award plan which materially adversely affects any outstanding award requires the prior written consent of the affected holder. The incentive award plan will terminate on the earlier of the expiration of ten years from the date that it is adopted by our board of directors or the expiration of ten years from the date it is approved by our stockholders. No award may be granted under the plan after its termination, but awards that are outstanding at such time will remain in effect. The incentive award plan became effective as of October 24, 2004.

The incentive award plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or would impair our status as a REIT.

On December 16, 2004, we filed with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of common stock issuable under the incentive award plan.

Employment Agreements

We have entered into employment agreements, effective as of October 27, 2004, with Messrs. Foust, Stein and Peterson. The employment agreements provide for Mr. Foust to serve as our Chief Executive Officer, Mr. Stein to serve as our Chief Financial Officer and Chief Investment Officer and Mr. Peterson to serve as our Senior Vice President, Acquisitions.

The employment agreements with Messrs. Foust and Stein have terms ending on November 3, 2006. The employment agreement with Mr. Peterson provides that his employment with us is “at-will” and may be terminated by either him or us upon 30 days’ advance written notice.

The employment agreements provide for (i) an annual base salary of $350,000 for Mr. Foust, $290,000 for Mr. Stein, and $250,000 for Mr. Peterson, subject to increase in accordance with our policies as in effect from time to time, (ii) eligibility for an annual cash performance bonus under our incentive bonus plan based on the satisfaction of performance goals established in accordance with the terms of such plan, and (iii) medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives. Each executive’s target and maximum annual bonus will initially be 50% and 75%, respectively, of his base salary. With respect to Messrs. Foust and Stein, these bonus provisions will apply until the earliest to occur of (i) the first material modification of the bonus plan (within the meaning of Section 162(m) of the Code), (ii) the expiration of the bonus plan, (iii) our first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs, or (iv) such other date required by Section 162(m) of the Code. Pursuant to the employment agreements, we have issued to each of Messrs. Foust, Stein and Peterson that number of long-term incentive units of our operating partnership which is equal to 17%, 8.75% and 6.5%, respectively, of a management pool consisting of 1,616,299 units. Pursuant to the grant agreements, these long-term incentive units are not be transferable for a period of three years from the date of grant and receive the same quarterly per unit distributions as common units in our operating partnership, which equal per share distributions on our common stock. The long-term incentive units were issued to each executive as part of his compensation for services rendered to or for the benefit of our operating partnership. These long-term incentive units achieved full parity with our common units on February 9, 2005. In addition, in connection with the consummation of our initial public offering, each of Messrs. Foust, Stein and Peterson was granted an incentive stock option to purchase that number of shares of our common stock which is equal to 15.5%, 10.0% and 10.0%, respectively, of a management pool consisting of 808,149 options. The options were issued to each executive in his capacity as an employee of Digital Realty Trust, Inc. or its subsidiary corporations. The per share exercise price of such options is equal to $12.00. Subject to the executive’s continued employment with us, the options will vest in equal annual installments of 25% on each of the first four anniversaries of the date of grant. In the event of a change in control of our company, the options will vest in full. The long-term incentive units and the stock options were awarded under our 2004 incentive award plan.

The employment agreements also provide that if an executive’s employment is terminated by us without “cause” or, in the case of Messrs. Foust and Stein, by the executive for “good reason” (each as defined in the employment agreements), then, subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive a lump-sum severance payment in an amount equal to 100% (in the case of Messrs. Foust and Stein) or 50% (in the case of Mr. Peterson) of the sum of his then current annual base salary plus target annual bonus. If, however, such termination occurs within one year after a change in control of our company or within the six-month period immediately preceding a change in control in connection with the change in control, the amount of the executive’s severance payment will be equal to 200% (in the case of Messrs. Foust and Stein) or 100% (in the case of Mr. Peterson) of the sum of his then current annual base salary and target annual bonus (or if greater, the executive’s annual bonus for the preceding year). In addition, in such event, all outstanding stock options and other equity-based awards held by the executive will become fully vested and exercisable on the later to occur of the termination of employment or the change in control. The executive will not be entitled to any such payment or benefit if the termination of his employment results from his disability or death. Mr. Foust’s and Mr. Stein’s employment agreements provide that if their employment is terminated by us within the six months prior to, or twelve months after, a change in control, the termination will be presumed to be without cause.

In the event that Mr. Foust or Mr. Stein voluntarily terminates his employment without good reason prior to the end of the employment term, the employment agreement provides that we may elect to retain him as a consultant for a period ending not later than the earlier of the first anniversary of his termination of employment or November 3, 2006. Under this arrangement, the executive is obligated to perform up to ten hours of consulting services per month and we will pay him a consulting fee in an amount equal to the base salary that he would have received for the consulting period had he remained employed by us. Subject to the executive’s compliance with the confidentiality, non-solicitation and non-compete covenants discussed below, the consulting fee is payable in full in a lump-sum upon completion of the consulting period.

Messrs. Foust and Stein are each entitled to an additional tax gross-up payment under their employment agreements if any amounts paid or payable to the executive would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and we will not be required to make the gross-up payment.

The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the executive’s employment and for a one-year period thereafter (six months in the case of Mr. Peterson) or, in the case of Messrs. Foust and Stein, for the duration of the consulting period, if later. In addition, Messrs. Foust’s and Stein’s employment agreements provide that they generally may not compete with us through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of their employment with us or the period during which they are providing consulting services to us. This covenant will not prohibit Messrs. Foust or Stein from making investments in which they own less than a 9.5% beneficial interest and have no active management role and, under limited circumstances, investments in which they own more than a 9.5% interest.

On May 20, 2005, we entered into a Termination and Consulting Agreement with Mr. Wilson, our former Executive Vice President, Technology Infrastructure, which provides for the termination of Mr. Wilson’s employment with us, the waiver of any severance or other payments, accelerated vesting of options and other equity based awards under the employment agreement, the acceleration of options to purchase 12,500 shares of our common stock and the provision of consulting services to us by Mr. Wilson.

Executive Chairman Agreement

We have entered into an agreement with Mr. Magnuson, effective as of October 27, 2004, pursuant to which we and our operating partnership employ him as Executive Chairman of our board of directors. Mr. Magnuson’s employment agreement has a term ending on November 3, 2006. The agreement subjects Mr. Magnuson to the confidentiality, non-solicitation and non-compete covenants discussed below. Under the agreement, Mr. Magnuson has agreed to waive his right to receive all cash compensation payable to him for serving as a member of our board of directors. This waiver will remain in effect until such time as GI Partners ceases to own at least a 10% beneficial interest in our operating partnership (on a fully diluted basis). Prior to that time, Mr. Magnuson will be entitled to base compensation during his employment equal to $150,000 per year and an annual bonus based on the satisfaction of performance goals established under our applicable bonus plan. During this period, Mr. Magnuson’s target and maximum annual bonus will be 100% and 150%, respectively, of his annual base compensation. Effective at such time as GI Partners ceases to own such a 10% beneficial interest, and continuing during his employment, Mr. Magnuson will be entitled to base compensation equal to $300,000 per year and an annual bonus based on the satisfaction of performance goals established under our applicable bonus plan. Mr. Magnuson’s target and maximum annual bonus during this period will be 50% and 75%, respectively, of his annual base compensation. Mr. Magnuson’s target and maximum bonus amounts set forth above will apply until the earliest to occur of (i) the first material modification of the bonus plan (within the meaning of Section 162(m) of the Code), (ii) the expiration of the bonus plan, (iii) our first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs, or (iv) such other date as required by Section 162(m) of the Code.

Pursuant to the agreement, we have issued Mr. Magnuson that number of long-term incentive units of our operating partnership equal to 50% of a management pool consisting of 1,616,299 units. The long-term incentive units were issued to Mr. Magnuson as part of his compensation for services rendered to or for the benefit of our operating partnership. These long-term incentive units are not transferable for a period of three years from the date of grant. The long-term incentive units issued to Mr. Magnuson achieved full parity with our common units on February 9, 2005. In addition, in connection with our initial public offering, we granted Mr. Magnuson an incentive stock option to purchase that number of shares of our common stock which is equal to 15.5% of a management pool consisting of 808,149 options. The option was issued to Mr. Magnuson in his capacity as an employee of the Digital Realty Trust, Inc. or its subsidiary corporations. The per share exercise price of the options is $12.00. Subject to Mr. Magnuson’s continued employment or directorship with us, the options will vest in equal annual installments of 25% on each of the first four anniversaries of the date of grant. In the event of a change in control of our company, the options will vest in full. The long-term incentive units and the stock options were awarded to Mr. Magnuson under our 2004 incentive award plan.

The agreement also provides that, subject to Mr. Magnuson’s execution and non-revocation of a general release of claims, if he is not reelected to our board of directors or if we remove or fail to nominate him (other than for “cause,” as defined in the agreement), we will pay him a lump-sum payment in an amount equal to the sum of (x) the greater of $300,000 or 100% of his then current annual base compensation as described above plus (y) his then current target annual bonus. If, however, such termination occurs within one year after a change in control of our company or within the six-month period immediately before a change in control in connection with the change in control, the amount of this payment will be equal to 200% of the sum of (x) the greater of $300,000 or his then current annual compensation plus (y) his target annual bonus (or if greater, his annual bonus for the preceding year). In addition, in such event, all outstanding stock options and other equity-based awards held by Mr. Magnuson will become fully vested and exercisable on the later to occur of the termination of directorship or the change in control. If Mr. Magnuson remains employed by us after his directorship terminates, he will not be entitled to these payments or benefits until his employment terminates. Mr. Magnuson will not be entitled to these payments or benefits if the termination of his directorship results from his disability or death. Mr. Magnuson’s employment agreement provides that if his directorship is terminated by us within the six months prior to, or twelve months after, a change in control, the termination will be presumed to be without cause.

In the event that Mr. Magnuson voluntarily terminates his employment prior to the end of the employment term, the employment agreement provides that we may elect to retain him as a consultant for a period ending not later than the earlier of the first anniversary of his termination of employment or the second anniversary of the completion of our initial public offering. Under this arrangement, Mr. Magnuson will be obligated to perform up to ten hours of consulting services per month and we will pay him a consulting fee in an amount equal to the base compensation that he would have received for the consulting period had he remained employed by us. Subject to Mr. Magnuson’s compliance with the confidentiality, non-solicitation and non-compete covenants discussed below, the consulting fee is payable in full in a lump-sum payment upon completion of the consulting period.

Mr. Magnuson is also entitled to an additional tax gross-up payment under his agreement if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and we will not be required to make the gross-up payment.

The agreement provides that Mr. Magnuson’s employment with us is not exclusive and, subject to the confidentiality, non-solicitation and non-compete covenants discussed below, will not limit Mr. Magnuson’s ability to provide services to any other person or entity, including CB Richard Ellis Investors, where he remains employed, or its affiliates and GI Partners. Mr. Magnuson’s agreement contains standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment or directorship and continue for the duration of the consulting period or a one-year period after termination of his employment or directorship (whichever is later). In addition, Mr. Magnuson’s employment agreement provides that he generally may not compete with us through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with us or the period during which he is providing consulting services to us. This covenant will not prohibit Mr. Magnuson from providing management or other services in respect of real estate which do not involve the acquisition or ownership by him of technology-related real estate or from making investments in which he owns less than a 9.5% beneficial interest and has no active management role and, under limited circumstances, investments in which he owns more than a 9.5% interest.

401(k) Plan

Under the client services arrangement which we have entered into with the PEO, both we and the PEO are intended to be co-employers of our employees. Accordingly, our employees are eligible to participate in the PEO’s 401(k) plan, a retirement savings plan that is intended to be tax-qualified under Section 401(a) of the Code.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Certain Properties by GI Partners Prior to our Initial Public Offering

Through various transactions during the two years prior to the completion of our initial public offering, GI Partners acquired the following properties (the aggregate purchase price paid by GI Partners for each property is indicated parenthetically): Hudson Corporate Center ($57,030,000); NTT/Verio Premier Data Center ($28,500,000); VarTec Building ($12,000,000); Ardenwood Corporate Park ($57,000,000); ASM Lithography Facility ($22,400,000); AT&T Web Hosting Facility ($13,500,000); Brea Data Center ($10,150,000); Granite Tower ($33,200,000); Maxtor Manufacturing Facility ($25,000,000); Stanford Place II ($35,050,000); 100 Technology Center Drive ($38,100,000); Siemens Building ($17,200,000); Carrier Center ($75,000,000); Savvis Data Center ($60,000,000); Comverse Technology Building ($58,000,000); Webb at LBJ ($45,850,000); AboveNet Data Center ($36,500,000) and eBay Data Center (75% interest for $9,600,000).

GI Partners Contribution Agreement

In connection with the consummation of our initial public offering, our operating partnership entered into a contribution agreement with GI Partners pursuant to which GI Partners contributed its direct or indirect interests in a portfolio of properties to the operating partnership in exchange for units and the assumption of debt. Under GI Partners’ contribution agreement, GI Partners directly received 31,930,695 units and we assumed or repaid an aggregate of $548.8 million of debt. The aggregate value of the units issued to GI Partners was $383.2 million, based upon the initial public offering price of our common stock of $12.00 per share.

Pursuant to the GI Partners’ contribution agreement, we assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. GI Partners’ contribution agreement contains representations and warranties by GI Partners to our operating partnership with respect to the condition and operations of the properties and interests contributed to us and certain other matters. With some exceptions, GI Partners has agreed to indemnify our operating partnership for breach of these representations and warranties on or prior to February 15, 2006, subject to a $500,000 deductible and up to a maximum of $15.0 million. GI Partners pledged units to our operating partnership with a value, based on the initial public offering price of $12.00 per share of our common stock, equal to $15.0 million in order to secure its indemnity obligations, and except in limited circumstances, these units will be the sole recourse of our operating partnership in the case of a breach of a representation or warranty or other claim for indemnification.

In connection with the consummation of our initial public offering, the entities that own the properties contributed to us made special distributions payable to GI Partners in an aggregate amount of approximately $5.2 million. These distributions were in an amount calculated to approximate customary commercial real estate prorations, whereby the buyer and seller apportion rents, taxes, utilities, escrowed or restricted funds and other operating expenses. Such distributions were contemplated by the parties in connection with determining the aggregate consideration to be received by GI Partners under its contribution agreement.

eBay Data Center Purchase Agreement

In connection with the consummation of our initial public offering, our operating partnership entered into a purchase and sale agreement with GI Partners pursuant to which GI Partners transferred its 75% direct or indirect interest in the entity that owns the eBay Data Center property for a purchase price in cash equal to the amount paid by GI Partners to acquire the property plus transaction costs and expenses, for a maximum aggregate price of approximately $10.3 million. The purchase and sale agreement contains representations and warranties by GI Partners to our operating partnership with respect to the interests transferred to us and certain other matters. GI Partners has agreed to indemnify us for breach of these representations and warranties on or prior to February 15, 2006. On January 21, 2005, we purchased the remaining 25% interest from an unrelated third party for $4.1 million.

Purchase of Operating Partnership Units from CalPERS and Global Innovation Contributors

Immediately following the consummation of our initial public offering, GI Partners made a pro rata allocation, in accordance with their respective interests and with the terms of its constitutive documents, to its investors, CalPERS and Global Innovation Contributors, LLC, or GI Contributors, of a portion of the operating partnership units received by GI Partners in the formation transactions consummated concurrently with our initial public offering (having an aggregate value of approximately $81.7 million based on the initial public offering price of our common stock), and immediately thereafter, we purchased from these investors the operating partnership units allocated to them at a price per unit of $11.16, which is equal to the per share initial public offering price of our common stock, net of underwriting discounts and commissions and financial advisory fees paid to the underwriters, for our initial public offering. In addition, because the underwriters exercised their over-allotment option in connection with our initial public offering, GI Partners made an additional pro rata allocation to CalPERS and GI Contributors of 1,421,300 operating partnership units (equal to the number of shares sold pursuant to such exercise), and we purchased those operating partnership units from CalPERS and GI Contributors at a price per unit equal to $11.16 per share. The units purchased by us from CalPERS and GI Contributors automatically converted from limited partner interests to general partner interests upon purchase by us.

Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority investors in GI Contributors, and received in the aggregate less than 0.1% of the total cash paid by us to CalPERS and GI Contributors, consistent with the percentage of their total capital commitment in GI Partners. See “—Other Benefits to Related Parties and Related Party Transactions.”

200 Paul Avenue and 1100 Space Park Drive Contribution Agreement

In connection with the consummation of our initial public offering, our operating partnership entered into a contribution agreement with San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange Colocation, LLC, referred to below as the eXchange parties, pursuant to which the eXchange parties contributed their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the operating partnership in exchange for cash, units and the assumption of debt. Under the eXchange parties’ contribution agreement, the eXchange parties directly received $15.0 million in cash, 5,935,846 operating partnership units and we assumed or repaid an aggregate of $62.8 million of indebtedness encumbering the properties. The eXchange parties are unaffiliated with GI Partners; however, John O. Wilson, our former Executive Vice President, Technology Infrastructure, owns a 10% interest in the eXchange parties.

Pursuant to the eXchange parties’ contribution agreement, we assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. The eXchange parties’ contribution agreement contains representations and warranties by the eXchange parties to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. The eXchange parties have agreed to indemnify our operating partnership for breach of a representation or warranty on or prior to February 15, 2006, subject to a $150,000 deductible and up to a maximum of $5.0 million. The eXchange parties pledged units to our operating partnership with a value, based on the initial public offering price of $12.00 per share of our common stock in our initial public offering, equal to $5.0 million in order to secure its indemnity obligations, and, except in limited circumstances, these units will be the sole recourse of our operating partnership in the case of a breach of a representation or warranty or other claim for indemnification.

Under the eXchange parties’ contribution agreement, we have agreed to indemnify each eXchange party against adverse tax consequences in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our initial public offering. The 200 Paul Avenue and 1100 Space Park Drive properties represented 10.1% of our portfolio’s annualized rent as of March 31, 2005. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or another applicable non-recognition provision under the Code.

Under the eXchange parties’ contribution agreement, we agreed to make $20.0 million of indebtedness available for guaranty by these parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our initial public offering. Among other things, these guaranties of debt allow the eXchange parties to defer the recognition of gain in connection with the contribution of these properties.

200 Paul Avenue and 1100 Space Park Drive Property Management Agreement

Concurrently with the consummation of our initial public offering, we entered into a property management agreement with the eXchange parties. We entered into this agreement in order to maintain continuity of management until we internalize our property management function. Under the terms of the agreement, the eXchange parties generally supervised the operation and management of the 200 Paul Avenue and 1100 Space Park Drive properties in exchange for a monthly management fee in the amount of 2% of the gross monthly rents and other revenues received from the properties. We were responsible for all leasing commissions and costs of on-site employees of the eXchange parties. We terminated this agreement on February 28, 2005.

Partnership Agreement

Concurrently with the consummation of our initial public offering, we entered into a partnership agreement with the various limited partners of our operating partnership, including GI Partners and the eXchange parties. Pursuant to the partnership agreement, persons holding units as a result of the formation transactions consummated concurrently with our initial public offering have rights beginning on January 3, 2006 to cause our operating partnership to redeem each of their units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis. See “Description of Partnership Agreement of Digital Realty Trust, L. P.”

Executive Chairman and Employment Agreements

We have entered into employment agreements with our executive officers as described in “Management—Employment Agreements” and an agreement with the Executive Chairman of our board of directors as described in “Management—Executive Chairman Agreement” that became effective in connection with the consummation of our initial public offering and the related formation transactions. These agreements provide for salary, bonuses and other benefits, including severance benefits upon a termination of employment, as well as vested long-term incentive units and option awards, among other matters.

We have also issued 6,448 long-term incentive units to each of our outside directors under our 2004 Incentive Award Plan.

Indemnification of Officers and Directors

Effective upon the consummation of our initial public offering, we entered into an indemnification agreement with each of our executive officers and directors as described in “Management—Indemnification Agreements.”

Right of First Offer Agreements

We have a right of first offer agreement with respect to a property in Frankfurt, Germany which is currently owned by GI Partners. Pursuant to this agreement, we have the right to make the first offer to purchase this property if GI Partners decides to sell it. If we make an offer that is rejected, GI Partners may sell the property, but only to a third party within 180 days thereafter, on terms that are better than the terms of our offer or the unsolicited offer that we elected not to match. We may pay for the purchase of this property with units, with each unit valued at the then-current fair market value of a share of our common stock, or in cash. The right of first offer agreement will expire on the earlier of December 31, 2009, the completion of the dissolution of GI Partners or the date on which GI Partners no longer owns the property.

We also had a right of first offer agreement with respect to Ameriquest Data Center, in Englewood, Colorado, which was owned by GI Partners. We purchased this property for $16.5 million paid in cash in June 2005. The transaction was negotiated at arm’s-length with GI Partners and was approved by the independent members of our board of directors. An independent appraisal commissioned by us in January 2005 determined that the property had a market value of $17,000,000.

Registration Rights

We have granted those persons who received units in the formation transactions, including GI Partners, certain registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of the redemption/exchange rights under the partnership agreement of our operating partnership. These registration rights require us to seek to file a “shelf” registration statement covering all such shares of common stock by January 3, 2006. In addition, commencing on March 3, 2006, each of GI Partners and another third party who received units in the formation transaction have the right, on one occasion, to require us to register all such shares of our common stock.

We have also granted registration rights to GI Partners with respect to any units issued, or to be issued, upon exercise of the Carrier Center option agreement or the Englewood, Colorado or Frankfurt right of first offer agreements, effective as of the date which is 14 months following the closing of the applicable property acquisition. In the event we fail to file this registration statement or file it but fail to maintain its effectiveness, holders will have the right (subject to certain limitations) to have their shares included in any registration statement we file for an underwritten public offering, and holders who individually or in the aggregate own more than $5.0 million of such shares will have the right to require us to register all such shares of our common stock, provided that we will not be required to effect more than one such demand registration in any twelve-month period.

Transition Services Agreement with CB Richard Ellis Investors

We entered into a transition services agreement with CB Richard Ellis Investors pursuant to which CB Richard Ellis Investors provided us with transitional accounting and other services for the first quarter of 2005. We paid CB Richard Ellis Investors a one-time fee of $58,500 for these services, and were also required to reimburse CB Richard Ellis Investors for reasonable travel and other out-of-pocket expenses. This agreement has since expired.

Linc Facility Services Agreements

In April 2005, we entered into two agreements with Linc Facility Services, LLC, or LFS, on a “cost plus” basis, primarily for personnel providing for operations and maintenance repairs of the mechanical, electrical, plumbing and general building service systems of five of our properties. Under the first agreement, our first year estimated cost for services LFS performs for Carrier Center is $359,061 plus a 6% fee. Under the second agreement, our estimated cost for services LFS performs for 200 Paul Avenue, 1100 Space Park and AboveNet Data Center is $493,028 plus a fee of 5% - 6%, depending on the services performed. Each of these contracts is for an initial term of two years and will be automatically renewed unless terminated. In January 2005, we entered into a contract with Linc Service, LLC primarily for HVAC maintenance services for Webb at LBJ. Our estimated cost for the one-year term of this contract is approximately $3,495. In 2004, we also entered into two contracts with Linc Services, LLC primarily for HVAC maintenance services for Univision Tower. Each contract provides services to a different space in Univision Tower and is for a one-year term. Our estimated costs for the contracts are $10,788 and $4,248.

LFS and Linc Service, LLC and Linc Services, LLC belong to The Linc Group, which GI Partners has owned since late 2003.

Employment Relationships

Prior to the consummation of our initial public offering, Richard A. Magnuson, our Executive Chairman, Michael F. Foust, our Chief Executive Officer and Scott E. Peterson, our Senior Vice President, Acquisitions, were employees of CB Richard Ellis Investors. In addition, A. William Stein, our Chief Financial Officer and Chief Investment Officer, provided services to GI Partners under a consulting relationship. Mr. Magnuson remained an employee of CB Richard Ellis Investors following the consummation of the initial public offering. Effective upon the consummation of the initial public offering, the employment of Messrs. Foust and Peterson with CB Richard Ellis Investors terminated and they became our full-time employees and the consulting relationship between A. William Stein and GI Partners ceased. See “Management—Employment Agreements.”

GI Partners Loan Agreement

In connection with our initial public offering, we borrowed funds from GI Partners on an interest-free basis in order to pay expenses (including accounting and legal fees) relating to our initial public offering and the related formation transactions. We repayed these borrowed funds, a total of approximately $5.3 million, upon the consummation of our initial public offering.

Transfer of Letters of Credit to the Company from GI Partners

As of March 31, 2005, GI Partners had approximately $1.2 million of letters of credit outstanding that secure obligations relating to two of our properties, Carrier Center and Stanford Place II. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. We are in the process of causing these letters of credit to be transferred to us. We are currently reimbursing GI Partners for the costs of maintaining the letters of credit, which are less than $5,000 per quarter.

Settlement of Foreign Currency Forward Contract Assumed from GI Partners

On January 24, 2005, we settled the foreign currency forward contract that we assumed from GI Partners related to the Camperdown House property located in the United Kingdom for a payment of approximately $2.5 million. On the same date, we entered into a new foreign currency forward contract to hedge the foreign currency risk related to owning a property in the United Kingdom. On February 4, 2005, GI Partners reimbursed us for $1.9 million of the settlement since it was determined that the negative value associated with the forward contract was not otherwise factored into the determination of the number of units that were granted to GI Partners in exchange for its interests in Camperdown House.

Non-Competition Agreement with Global Innovation Partners, LLC

We have entered into a non-competition agreement with GI Partners pursuant to which GI Partners has agreed not to acquire or own, directly or indirectly, interests in technology-related real estate properties in the United States or Europe for the remainder of GI Partners’ investment period, which ends in February 2006. This agreement does not prohibit GI Partners from, among other things, providing management or other services in respect of real estate not owned by GI Partners. It also does not prohibit the acquisition of any entity so long as the ownership of technology-related real estate is not the entity’s primary business, provided that the value of the technology-related real estate owned by such entity accounts for less than 35% of the entity’s total enterprise value, as determined by GI Partners. In addition, this agreement does not prohibit GI Partners from owning the Frankfurt data center. The sole remedy available to us for breach of this agreement is the right to purchase the property from GI Partners at GI Partners’ cost within 90 days of notice to us of the purchase by GI Partners.

Other Benefits to Related Parties and Related Party Transactions

CB Richard Ellis Investors, Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are investors in Global Innovation Manager, LLC, or GI Manager, the manager of GI Partners. GI Manager is entitled under certain circumstances to share in distributions made by GI Partners to its investors, including distributions related to GI Partners’ ownership interest in our operating partnership. Under the terms of GI Partners’ constitutive agreement, GI Manager is only entitled to share in distributions after the other investors in GI Partners—CalPERS and GI Contributor—receive a return of their invested capital and a specified rate of return from their capital investments. Distributions from GI Partners to GI Manager are distributed by GI Manager 50% to CB Richard Ellis Investors, and 50% to certain individuals presently or historically involved with GI Partners, including Messrs. Magnuson, Foust and Peterson. To date, no distributions have been made to GI Manager.

CB Richard Ellis Investors is the sole member of Global Innovation Advisor, LLC, or GI Advisor. GI Advisor manages the investments of GI Partners on behalf of GI Manager. Mr. Magnuson is a member of the management and investment committees of GI Advisor, for which he is not separately compensated.

Mr. Magnuson is the chief executive officer of GI Advisor, for which he is not separately compensated.

Pursuant to the terms of GI Partners’ constitutive agreement, GI Partners pays GI Advisor an asset management fee equal to a percentage of its investors’ capital commitments or, following the fund’s investment period, its investors’ capital contributions, to GI Partners. Although we are not a party to this arrangement and are not obligated to pay this management fee in the future, $2,655,000, $3,185,000, $3,185,000 and $2,663,000 of these fees were allocated to the Digital Realty Predecessor for the period from January 1, 2004 through November 2, 2004, the years ended December 31, 2003 and 2002, and the period from inception on February 28, 2001 to December 31, 2001, respectively. These fees were allocated to the Digital Realty Predecessor because the asset management fee represented GI Partners’ general and administrative expenses.

We and the Digital Realty Predecessor paid additional compensation, not encompassed in management fees, to affiliates of CB Richard Ellis Investors for real estate services. The following table presents fees incurred by us and the Digital Realty Predecessor and earned by affiliates of CB Richard Ellis Investors (in thousands):

	Three Months Ended March 31, 2005	Years Ended December 31,
		2004	2003	2002
Lease commissions	$18	$411	$1,092	$116
Brokerage fees	—	—	491	208
Property management fees and other	354	1,068	406	11

Total	$372	$1,479	$1,989	$335

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our operating partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in technology-related real estate. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in future investment activities in a manner that is consistent with maintaining our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing technology-related and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock or preferred stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in technology-related real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. Any decision to dispose of a property will be made by our board of directors. We may be obligated to indemnify certain contributors against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions under the tax indemnification provisions of the contribution agreement related to the 200 Paul Avenue and 1100 Space Park Drive properties. See “—Conflict of Interest Policies.”

Financing Policies

Our board of directors has adopted a policy of limiting our debt to 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio) and liquidation preference of our preferred stock, excluding options issued under our incentive award plan, plus the aggregate value of units not owned by us, plus the book value of our total consolidated debt. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common and preferred stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt to total market capitalization upon completion of the concurrent offerings will be approximately 35.7% (based on the closing price of our common stock on July 12, 2005 of $18.03 per share). Our charter and bylaws do not limit the amount of debt that we may incur or the ratio of our debt to our total market capitalization. We are, however, subject to certain debt limitations pursuant to the restrictive covenants of our outstanding indebtedness. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common and preferred stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. We have adopted a policy not to use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Risk Factors—Risks Related to Our Business and Operations—Payments on our debt reduce cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders, and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Conflict of Interest Policies

Sale or Refinancing of Properties

Upon the sale of certain of our properties and on the repayment of indebtedness, certain unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common and preferred stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. The limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to our operating partnership by acting in the best interests of our stockholders. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

Policies Applicable to All Directors and Officers

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company without the approval of our board of directors. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. We have adopted a policy that, without the approval of a majority of the independent directors, we will not exercise our rights of first offer with respect to the excluded Denver and Frankfurt properties.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Digital Realty Trust, L.P.,” we expect, but are not obligated, to issue common stock to holders of units upon exercise of their redemption rights. Except in connection with our initial public offering and the related formation transactions and employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our board of directors has the power, without further stockholder approval, to increase the number of authorized shares of common stock or preferred stock and issue additional shares of common stock or preferred stock, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

STRUCTURE OF OUR COMPANY

Our Operating Partnership

Substantially all of our assets are held by, and our operations run through, our operating partnership. We will contribute the net proceeds of our common stock offering to our operating partnership in exchange for common units, the economic terms of which will be substantially similar to those of the common stock. We will contribute the net proceeds of our series B preferred stock offering to our operating partnership in exchange for series B preferred units, the economic terms of which will be substantially similar to those of the series B preferred stock. Our operating partnership will subsequently use the net proceeds received from us to repay amounts borrowed under our unsecured credit facility, potentially to acquire the acquisition properties and additional properties, and for other general corporate purposes. See “Use of Proceeds.” Our interest in our operating partnership’s common units will entitle us to share in any additional cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership of common units. Our interest in our operating partnership’s series B preferred units will entitle us to share in cash distributions from our operating partnership before distributions are made with respect to our operating partnership’s common units, up to an amount per series B preferred unit equal to the dividend preference on a series B preferred share. The series B preferred units will rank on a parity with our series A preferred units with respect to distribution rights and rights upon dissolution of the partnership. As sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of Digital Realty Trust, L.P.” Our board of directors manages the affairs of our company by directing the affairs of our operating partnership.

Beginning on January 3, 2006, certain limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” With each redemption of common units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

The following diagram depicts our ownership structure upon completion of the concurrent offerings and acquisition of the acquisition properties. Our operating partnership owns or is under contract to acquire the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings:

(1)	Excludes shares issuable with respect to stock options that have been granted but are not yet exercisable.
(2)	Reflects limited partnership interests held by our officers and directors in the form of vested long-term incentive units issued in connection with our initial public offering.
(3)	This property is held through a taxable REIT subsidiary.
(4)	Our operating partnership has entered into a contract to acquire these properties. While we believe that we will consummate this acquisition, we cannot assure you that it will close because it remains subject to the completion of our due diligence and satisfaction of customary closing conditions.
(5)	We indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party holds the remaining 2% interest in this subsidiary. See “Business and Properties—Description of Our Portfolio—Technology Office/Corporate Headquarters Properties—Stanford Place II.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., which we refer to as the partnership agreement. This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Digital Realty Trust, Inc.

Management of Our Operating Partnership

Our operating partnership, Digital Realty Trust, L.P., is a Maryland limited partnership that was formed on July 21, 2004. Our company is the sole general partner of our operating partnership and conducts substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners. The partnership agreement restricts our ability to engage in a business combination as more fully described in “—Termination Transactions” below.

The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Neither our company nor our board of directors is under any obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

The partnership agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests. The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership before November 3, 2005, other than to us, as general partner, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. Beginning November 3, 2005, any transfer of units by the limited partners, except to the parties specified above or to an affiliate or member of such limited partner, will be subject to a right of first refusal by us. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner) holding a majority of all outstanding units held by limited partners. As general partner, we have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. In addition, concurrently with the consummation of our series B preferred stock offering, we will amend the partnership agreement to reflect the creation and issuance to our company of series B preferred units. See “—Issuance of Additional Common Units, Preferred Units, common stock, Preferred Stock or Convertible Securities.” These series B preferred units will have distribution rights substantially similar to the dividend rights of the series B preferred stock. See “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock—Dividends.”

Redemption/Exchange Rights

Limited partners have the right, commencing on January 3, 2006, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our company’s common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on January 3, 2006, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.”

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As sole general partner, we have the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the economic interests of the securities that we have issued. Accordingly, in connection with the concurrent offerings, our operating partnership will issue to us a number of common units and series B preferred units having economic interests that are substantially similar to the economic interests of the common stock and the series B preferred stock to be issued by us. Concurrently with the consummation of our series B preferred stock offering, we will amend the partnership agreement to reflect the creation and issuance to our company of these series B preferred units.

Tax Matters

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income of our operating partnership will generally be allocated to us to the extent of the accrued preferred return on our preferred units, and then to us, as general partner, and the limited partners in accordance with our respective percentage interests in the common units issued by our operating partnership. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to us. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

In addition, we will from time to time issue long-term incentive units to persons who provide services to our operating partnership for such consideration or for no consideration as we may determine to be appropriate, and admit such persons as limited partners of our operating partnership. The long-term incentive units are similar to our common units in many respects and rank pari passu with our common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Also, initially long-term incentive units do not have redemption or common stock exchange rights. Holders of vested long-term incentive units generally may convert some or all of their long-term incentive units into common units under certain circumstances, provided that the capital account balance attributable to each such long-term incentive unit to be converted equals our capital account balance with respect to a common unit. Because the holders of long-term incentive units generally will not pay fair market value for the long-term incentive units, the capital account balance attributable to a long-term incentive unit initially will be less than the amount required to convert such long-term incentive unit into a common unit. Accordingly, to increase the capital account balances of holders of long-term incentive units so they may convert such profits interest units into common units, the partnership agreement provides that holders of long-term incentive units are to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to us or other limited partners with respect to their common units. Once the long-term incentive units are converted to common units, the units will have all of the rights and obligations associated with common units as set forth in the partnership agreement. The long-term incentive units granted to our directors and executive officers in connection with our initial public offering achieved full parity with our common units on February 9, 2005.

Operations

The partnership agreement provides that we, as general partner, will determine in our discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction

(i) we obtain the consent of the holders of at least 35% of our operating partnership’s common and long-term incentive units (including units held by us), and

(ii) either:

(A) all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of common and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their units immediately prior to the consummation of the transaction if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

Our operating partnership will continue in full force and effect until December 31, 2103, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable immediately following the completion of the concurrent offerings for (i) each person who is the beneficial owner of 5% or more of the outstanding common stock immediately following the completion of the concurrent offerings, (ii) directors and executive officers, and (iii) directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is care of Digital Realty Trust, Inc., 560 Mission Street, Suite 2900, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares and Units(2)
Global Innovation Partners, LLC(3)	23,699,359	48.1%	41.5%
Cambay Tele.com, LLC and Wave Exchange, LLC(4)	5,935,846	18.8	10.4
Franklin Resources, Inc.(5)	2,816,820	11.0	4.9
K.G. Redding & Associates, LLC(6)	2,418,400	9.4	4.2
Citigroup Inc.(7)	1,814,620	7.1	3.2
RS Investment Management Co. LLC(8)	1,643,250	6.4	2.9
FMR Corp.(9)	1,361,900	5.3	2.4
Teachers Insurance and Annuity Association of America(10)	1,293,300	5.0	2.3
Richard A. Magnuson(11)(12)	24,507,508	48.9	42.9
Michael F. Foust(13)	274,771	1.1	*
Laurence A. Chapman	44,448	*	*
Ruann F. Ernst	6,448	*	*
Kathleen Earley	6,448	*	*
Dennis E. Singleton	6,448	*	*
A. William Stein(14)	141,426	*	*
Scott E. Peterson(15)	105,059	*	*
All directors and executive officers as a group (eight (8) persons)	25,092,556	49.4	43.9

*	Less than one percent.
(1)	Based on 21,421,300 shares of our common stock outstanding as of June 30, 2005 and 4,200,000 shares of our common stock to be issued in our common stock offering. In addition, amounts listed for each individual assume that all units, including vested long-term incentive units, beneficially owned by that individual are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all vested long-term incentive units held by them are exchanged for shares of our common stock, but none of the units held by other persons are exchanged for shares of our common stock.
(2)	Based on a total of 57,142,731 shares of common stock and units, including vested long-term incentive units, comprising 21,421,300 shares of common stock outstanding as of June 30, 2005, 4,200,000 shares of common stock to be issued in our common stock offering and 31,521,431 units which may be exchanged for cash or shares of common stock under certain circumstances beginning January 3, 2006.
(3)	Amount shown reflects the number of units owned by GI Partners. GI Partners is a Delaware limited liability company managed by Global Innovation Manager, LLC and Global Innovation Advisor, LLC. These entities are managed by a single management committee of which the current members are Richard A. Magnuson, Robert H. Zerbst and William M. Harris. Investment decisions of GI Partners are controlled by an investment committee currently comprising Richard A. Magnuson, Robert H. Zerbst, William M. Harris and Eric Harrison. Units do not have voting power.
(4)	Reflects the number of units that are owned by Cambay Tele.com, LLC and Wave Exchange, LLC. These entities are managed by a single management committee of which the current members are F. Allan Chapman, William C. Scott, Jr., William A.G. Wilde and Susan Dell’Osso. The inclusion of Cambay Tele.com, LLC and Wave Exchange, LLC in the table above shall not be deemed to be an admission that such entities or their members are, for purposes of Section 13 or Section 16 of the Securities Exchange Act of 1934 or the rules and regulations thereunder, the beneficial owners of the shares that may be received by any of them upon exchange of their units. The address for Cambay Tele.com, LLC and Wave Exchange, LLC is care of The Cambay Group, Inc., 2999 Oak Road, Suite 400, Walnut Creek, California 94957.

(5)	Based solely on information contained in a Schedule 13G jointly filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. with the U.S. Securities and Exchange Commission on February 14, 2005. The address of each of the above-named is One Franklin Parkway, San Mateo, California 94403. The shares are beneficially owned by one or more investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc., including Franklin Advisers Inc. and Franklin Templeton Portfolio Advisors, Inc. (“FTPA”). Franklin Advisers, Inc. and FTPA disclaim any economic or beneficial ownership interest in the shares. Charles B. Johnson and Rupert H. Johnson are the principal stockholders of Franklin Resources Inc. and disclaim any economic interest or beneficial ownership in the shares. Each of Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson has sole voting or dispositive power with respect to zero shares and shared voting or dispositive power with respect to zero shares. Franklin Advisers, Inc. has sole voting and dispositive power with respect to 2,800,000 shares and shared voting or dispositive power with respect to zero shares. FTPA has sole voting and dispositive power with respect 16,820 shares and shared voting or dispositive power with respect to zero shares. FTPA disclaims voting and dispositive power with respect to the shares to the extent that underlying clients retain such powers.
(6)	Based solely on information contained in a Schedule 13G filed by K.G. Redding & Associates, LLC with the U.S. Securities and Exchange Commission on February 14, 2005. The address for K.G. Redding & Associates, LLC is One North Wacker Drive, Suite 4343, Chicago, Illinois 60606. The shares are owned by investment advisory clients of K.G. Redding & Associates, LLC. K.G. Redding & Associates, LLC has sole voting power with respect to 1,124,000 shares, sole dispositive power with respect to 2,418,400 shares and shared voting or dispositive power with respect to zero shares.
(7)	Based solely on information contained in a Schedule 13G jointly filed by Citigroup Inc., Smith Barney Fund Management LLC and Citigroup Global Markets Holdings Inc. with the U.S. Securities and Exchange Commission on February 14, 2005. The address of Citigroup Inc. is 399 Park Avenue, New York, New York 10043. Citigroup Inc. is the sole stockholder of Citigroup Global Markets Holdings Inc. and Citigroup Global Markets Holdings Inc. is the sole member of Smith Barney Fund Management LLC. Citigroup Inc. has sole voting and dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,814,620 shares. Citigroup Global Markets Holdings Inc. has sole voting and dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,812,620 shares. Smith Barney Fund Management LLC has sole voting and dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,175,400 shares.
(8)	Based solely on information contained in a Schedule 13G jointly filed by RS Investment Management Co. LLC, RS Investment Management, L.P., George R. Hecht and RS Partners Fund with the U.S. Securities and Exchange Commission on February 14, 2005. The address of RS Investment Management Co. LLC is 388 Market Street, Suite 200, San Francisco, California 94111. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. and RS Investment Management, L.P. is the investment adviser to RS Partners Fund. George R. Hecht is a control person of each of RS Investment Management Co. LLC and RS Investment Management, L.P. Each of RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht has sole voting or dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,643,250 shares. RS Partners Fund has sole voting or dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,565,000 shares.
(9)	Based solely on information contained in a Schedule 13G jointly filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson with the U.S. Securities and Exchange Commission on February 14, 2005. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III is the chairman of FMR Corp. Abigail P. Johnson is a director FMR Corp. and may be deemed a member of a controlling group with respect to FMR Corp. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,235,000 shares as a result of acting as an investment adviser to various investment companies. Each of Edward C. Johnson III and FMR Corp. has sole dispositive power and no voting power with respect to these 1,235,000 shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 126,900 shares as a result of serving as investment manager of various institutional accounts. Each of Edward C. Johnson III and FMR Corp. has sole dispositive and voting power with respect to these 126,900 shares.
(10)	Based solely on information contained in a Schedule 13G jointly filed by Teachers Insurance and Annuity Association of America (“TIAA”), TIAA for the benefit of the TIAA Real Estate Account, Teachers Advisors, Inc. and TIAA-CREF Investment Management, LLC with the U.S. Securities and Exchange Commission on February 11, 2005. The address of TIAA is 730 Third Street, New York, New York 10017. TIAA holds 1,072,000 shares for the benefit of TIAA Real Estate Account. Teachers Advisors, Inc. and TIAA-CREF Investment Management, LLC are wholly-owned subsidiaries of TIAA, and TIAA may be deemed to have direct or indirect control over 220,310 shares beneficially owned by investment companies whose investment advisers are Teachers Advisers, Inc. or TIAA-CREF Investment Management, LLC. TIAA has sole voting and dispositive power with respect to 1,072,990 shares and shared voting and dispositive power with respect to 220,310 shares. TIAA Real Estate Account has sole voting and dispositive power with respect to 1,072,990 shares and shared voting or dispositive power with respect to zero shares. Teachers Advisers has sole voting or dispositive power with respect to zero shares and shared voting and dispositive power with respect to 188,310 shares. TIAA-CREF Investment Management, LLC has sole voting or dispositive power with respect to zero shares and shared voting and dispositive power with respect to 32,000 shares.
(11)	Does not include 125,263 stock options to purchase shares of our common stock.
(12)	Mr. Magnuson is the president of GI Manager and may be considered to have beneficial ownership of GI Partners’ interest in us. Mr. Magnuson disclaims beneficial ownership of all such units. See note 9 above.
(13)	Does not include 125,263 stock options to purchase shares of our common stock.
(14)	Does not include 80,815 stock options to purchase shares of our common stock.
(15)	Does not include 80,815 stock options to purchase shares of our common stock.

DESCRIPTION OF PREFERRED STOCK

The following summary of the material terms and provisions of our preferred stock in this section does not purport to be complete and is qualified in its entirety by reference to the articles supplementary creating our preferred stock, which are attached as exhibits to the registration statement of which this prospectus is a part, our charter, our bylaws, as amended, and applicable laws.

8.50% Series A Cumulative Redeemable Preferred Stock.

We currently have outstanding 4,140,000 shares of our 8.50% series A cumulative redeemable preferred Stock, or series A preferred stock. Dividends are cumulative on our series A preferred stock from the date of original issuance in the amount of approximately $2.125 per share each year, which is equivalent to 8.50% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock are payable quarterly in arrears. Our series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series A preferred stock before February 9, 2010, except in limited circumstances to preserve our status as a REIT. On or after February 9, 2010, we may, at our option, redeem our series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. Holders of our series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series A preferred stock is not convertible into or exchangeable for any other property or securities of our company.

        % Series B Cumulative Redeemable Preferred Stock

General.    Our board of directors and a duly authorized committee thereof approved articles supplementary creating the series B preferred stock as a class of our preferred stock, designated as the         % series B cumulative redeemable preferred stock. When issued in accordance with the prospectus related to the series B preferred stock, the series B preferred stock will be validly issued, fully paid and nonassessable.

In connection with our series B preferred stock offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute or otherwise transfer the net proceeds of the sale of the series B preferred stock to our operating partnership, and our operating partnership will issue to us         % series B cumulative redeemable preferred units, or series B preferred units. Our operating partnership will be required to make all required distributions on the series B preferred units prior to any distribution of cash or assets to the holder of any other units or any other equity interests in our operating partnership, except for any other series of partnership interests ranking on parity with such series B preferred units as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of our operating partnership (including our series A preferred units), upon which distributions will be made pro rata with the series B preferred units, and except for any series of preferred units ranking senior to the series B preferred units as to dividends or upon voluntary or involuntary liquidation, none of which are outstanding at this time.

We have applied to list the series B preferred stock on the NYSE. We will use commercially reasonable efforts to have our listing application for the series B preferred stock approved. If approved, trading of the series B preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series B preferred stock. See “Underwriting.”

Rank.    The series B preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with our series A preferred stock and any other class or series of our capital stock expressly designated as ranking on parity with the series B preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series B preferred stock.

The term “capital stock” does not include convertible debt securities, which rank senior to the series B preferred stock prior to conversion. No convertible debt securities are outstanding at this time.

Dividends.    Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series B preferred stock as to dividends, the holders of shares of the series B preferred stock are entitled to receive, when, as, and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of         % per annum of the $25.00 liquidation preference per share of the series B preferred stock (equivalent to the fixed annual amount of approximately $             per share of the series B preferred stock).

Dividends on the series B preferred stock shall accrue and be cumulative from and including the date of original issue and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December or, if such day is not a business day, on the next succeeding business day, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

The amount of any dividend payable on the series B preferred stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of series B preferred stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors for the payment of dividends that is not more than 35 and not fewer than ten days prior to the scheduled dividend payment date.

The first dividend on the series B preferred stock is scheduled to be paid on September 30, 2005 and will be a pro rata dividend from and including the original issue date to and including September 30, 2005 in the amount of $            .

Dividends on the series B preferred stock will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on the series B preferred stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•	declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the series B preferred stock, for any period; or

•	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with or junior to the series B preferred stock.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to the series B preferred stock;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series B preferred stock; and

•	our purchase of shares of series B preferred stock, preferred stock ranking on parity with the series B preferred stock as to payment of dividends and upon liquidation or capital stock or equity securities ranking junior to the series B preferred stock pursuant to our charter to the extent necessary to preserve our status as a REIT as discussed under “—Restrictions on Ownership and Transfer.”

When we do not pay dividends in full (and do not set apart a sum sufficient to pay them in full) upon the series B preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the series B preferred stock, we will declare any dividends upon the series B preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the series B preferred stock pro rata, so that the amount of dividends declared per share of series B preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the series B preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the series B preferred stock which may be in arrears.

Holders of shares of series B preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the series B preferred stock as described above. Any dividend payment made on the series B preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the series B preferred stock will accumulate as of the due date for the dividend payment date on which they first become payable.

We do not intend to declare dividends on the series B preferred stock, or pay or set apart for payment dividends on the series B preferred stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Our unsecured credit facility prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our unsecured credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualify as a REIT for federal income tax purposes. As a result, if we do not generate sufficient funds from operations (as defined in our unsecured credit facility) during the twelve months preceding any series B preferred stock dividend payment date, we would not be able to pay all or a portion of the accumulated dividends payable to our series B preferred stockholders on such payment date without causing a default under our unsecured credit facility.

Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the series B preferred stock, the holders of shares of series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series B preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of series B preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the series B preferred stock in the distribution of assets, then the holders of the series B preferred stock and each such other class or series of capital stock ranking, as to voluntary or involuntary liquidation rights, on parity with the series B preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of series B preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of series B preferred stock will not be added to our total liabilities.

Optional Redemption.    Shares of series B preferred stock are not redeemable prior to             , 2010. We are entitled, however, pursuant to the articles supplementary creating the series B preferred stock, to purchase shares of the series B preferred stock in order to preserve our status as a REIT for federal tax purposes at any time. See “—Restrictions on Ownership and Transfer.” On and after             , 2010, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to but excluding the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of series B preferred stock are to be redeemed, we will select the shares of series B preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that we determine will not violate the 9.8% series B preferred stock ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of series B preferred stock, other than a holder of series B preferred stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% of the issued and outstanding shares of series B preferred stock by value or number of shares, whichever is more restrictive, because such holder’s shares of series B preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of series B preferred stock of such holder such that no holder will own in excess of the 9.8% series B preferred stock ownership limit subsequent to such redemption. See “—Restrictions on Ownership and Transfer.” In order for their shares of series B preferred stock to be redeemed, holders must surrender their shares at the place designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the certificates representing the shares of series B preferred stock as detailed below. If a notice of redemption has been given (in the case of a redemption of the series B preferred stock other than to preserve our status as a REIT), if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of series B preferred stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of series B preferred stock and such shares of series B preferred stock will no longer be deemed outstanding. At such time all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the series B preferred stock, including the repurchase of shares of series B preferred stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Unless full cumulative dividends on all shares of series B preferred stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods no shares of series B preferred stock will be redeemed unless all outstanding shares of series B preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series B preferred stock or any class or series of our capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the series B preferred stock (except by exchange for our capital stock ranking junior to the series B preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of series B preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes, and may purchase or acquire shares of series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series B preferred stock. See “—Restrictions on Ownership and Transfer” below.

Notice of redemption will be given by publication in a newspaper of general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the series B preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “—Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of series B preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the series B preferred stock may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of series B preferred stock to be redeemed;

•	the place or places where the certificates representing shares of series B preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares of series B preferred stock to be redeemed will cease to accumulate on such redemption date; and

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series B preferred stock.

If fewer than all of the shares of series B preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of series B preferred stock held by such holder to be redeemed.

We are not required to provide such notice in the event we redeem series B preferred stock in order to maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the series B preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series B preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series B preferred stock for which a notice of redemption has been given.

All shares of the series B preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Our unsecured credit facility prohibits us from redeeming or otherwise repurchasing any shares of our capital stock, including the series B preferred stock.

No Maturity, Sinking Fund or Mandatory Redemption.    The series B preferred stock has no maturity date and we are not required to redeem the series B preferred stock at any time. Accordingly, the series B preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series B preferred stock is not subject to any sinking fund.

Limited Voting Rights.    Holders of the series B preferred stock generally do not have any voting rights, except as set forth below.

If dividends on the series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the series B preferred stock (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends with respect to the series B preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•	a special meeting called by the holders of at least 10% of the outstanding shares of series B preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

•	each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the series B preferred stock and on any other class or series of preferred upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods.

If and when all accumulated dividends on the series B preferred stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment is set apart for payment, the holders of the series B preferred stock shall be divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

Any preferred stock director elected by the holders of series B preferred stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of series B preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of series B preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable). The preferred stock directors shall each be entitled to one vote on any matter.

In addition, so long as any shares of series B preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and each other class or series of preferred stock ranking on parity with the series B preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred (voting as a single class):

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series B preferred stock with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding up of our affairs, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our charter, including the terms of the series B preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series B preferred stock;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series B preferred stock remains outstanding with the terms of the series B preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the series B preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if the holders of the series B preferred stock receive the greater of the full trading price of the series B preferred stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Holders of shares of series B preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the amount of the authorized series B preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the series B preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of series B preferred stock will not have any voting rights with respect to, and the consent of the holders of series B preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the series B preferred stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of series B preferred stock.

In any matter in which the series B preferred stock may vote (as expressly provided in the articles supplementary creating the series B preferred stock), each share of series B preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of series B preferred stock will be entitled to one vote.

Restrictions on Ownership and Transfer.    In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our series B preferred stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Our charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our series B preferred stock or more than 9.8% (by value) of our outstanding capital stock. For a further description of restrictions on ownership and transfer of all series and classes of our shares of capital stock, see “Description of Securities—Restrictions on Ownership and Transfer.”

Conversion.    The series B preferred stock is not convertible into or exchangeable for any of our other property or securities.

Global Securities.    Rather than issue the series B preferred stock in the form of physical certificates, we will generally issue the shares in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

Purchases of series B preferred stock under the DTC system must be made by or through participants, which will receive a credit for the shares on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s or indirect participant’s records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of series B preferred stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares. DTC has no knowledge of the actual beneficial owners of the shares. DTC’s records reflect only the identity of the participants to whose accounts the shares are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Neither DTC nor Cede & Co. consents or votes with respect to the shares. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the shares on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Redemption proceeds, distributions and dividend payments on the series B preferred stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 100 million shares of our common stock, $0.01 par value per share, or common stock, and 20 million shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase or decrease the number of authorized shares without stockholder approval. Upon completion of the concurrent offerings, 25,621,300 shares of our common stock, 4,140,000 shares of series A preferred stock and 2,200,000 shares of series B preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders holding at least two- thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock, preferred stock and capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Our charter provides that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of any series of preferred stock, or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, any series of preferred stock, or capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock, any series of preferred stock, or capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or any series of preferred stock or less than 9.8% of the value of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of our outstanding common stock or a series of preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive one of the ownership limits with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

Our board of directors may also, in its sole discretion, waive the preferred stock ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with a waiver of an ownership limit or at any other time, our board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our common stock, any series of our preferred stock or our capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of our common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by our board of directors or would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accept such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock and preferred stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might otherwise result in a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our preferred stock is American Stock Transfer & Trust Company.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Additionally, in the event that we are in arrears on dividends on our series A or series B preferred stock for six or more quarterly periods, whether or not consecutive, holders of our series A or series B preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to our board for a limited time. See “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock—Limited Voting Rights.”

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board by the holders of our preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board of directors, vest in the board of directors the exclusive power to fix the number of directorships and fill vacancies and require, unless called by the executive chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Amendments to Our Charter and Bylaws

Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter, including, in the case of an amendment that would materially and adversely affect our series A or series B preferred stock, the consent of two-thirds of the outstanding shares of our series A or series B preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred. See “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock—Limited Voting Rights.” However, our charter’s provisions regarding removal of directors may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect our series A or series B preferred stock, we will require the consent of two-thirds of the outstanding shares of our series A or series B preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, the series A or series B preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that we may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect our series A or series B preferred stock. Furthermore, we will not require the consent of the series A or series B preferred stockholders if, pursuant to such a transaction, the series A or series B preferred stockholders receive the greater of the full trading price of the series A or series B preferred stock, as the case may be, on the date of the transaction and the liquidation preference. See “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock—Limited Voting Rights.”

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not fewer than 120 nor more than 150 days prior to the first anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. If the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock, series A preferred stock or series

B preferred stock or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities—Restrictions on Ownership and Transfer” and “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock—Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management—Indemnification Agreements.”

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our company and our concurrent offerings of common stock and series B preferred stock. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or series B preferred stock or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the common stock and series B preferred stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner which will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with our concurrent offerings of common stock and series B preferred stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. See “—Failure to Qualify.” Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable year ended December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. See “—Asset Tests.” A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below, and their operations will be subject to the provisions described above. See “—Asset Tests.”

We currently hold an interest in two taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. One of our taxable REIT subsidiaries, Asbury Park Holdings, is organized under the laws of Jersey and owns the Camperdown House property. The United Kingdom and other foreign countries may impose taxes on our operations within their jurisdictions, including the operations of Asbury Park Holdings. To the extent possible, we will structure our activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes. From time to time we may own other properties through taxable REIT subsidiaries, although we have no present plan or intention to do so.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. To the extent that we do not properly identify such transactions as hedges or hedge with other types of financial instruments, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

From time to time we may incur foreign currency gains or losses as a result of distributions made by Asbury Park Holdings to our operating partnership, because the functional currency of Asbury Park Holdings is not the

United States dollar. In the future, we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could increase our exposure to foreign currency gains. While any foreign currency gains we recognize may not be qualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. In addition, because Asbury Park Holdings is a “controlled foreign corporation” for United States federal income tax purposes under applicable tax rules, we will be deemed to receive our allocable share of certain income earned by Asbury Park Holdings through our interest in our operating partnership, whether or not such income actually is distributed to our operating partnership. We intend to take the position that such income will qualify under the 95%, but not the 75%, REIT gross income test, although there is no law that directly addresses the tax treatment of such income for purposes of the REIT gross income tests. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For our taxable year ending December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Our taxable REIT subsidiaries currently do not provide any services to our tenants. If, in the future, any of our taxable REIT subsidiaries provide services to our tenants, we intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our operating partnership owns 100% of the stock of Asbury Park Holdings and Digital Services, Inc. We are considered to own our pro rata share of Asbury Park Holdings’ and Digital Services, Inc. stock because we own interests in our operating partnership. Each of Asbury Park Holdings and Digital Services, Inc. has elected, together with us, to be treated as our taxable REIT subsidiary. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay the distributions described above in the taxable year to which they relate. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

In addition, the American Jobs Creation Act of 2004, or the 2004 Act, added Section 470 to the Code, which provides certain limitations on the utilization of losses allocable to leased property owned by a partnership having both taxable and tax-exempt partners such as our operating partnership. Currently, it is unclear how the transition rules and effective dates set forth in the 2004 Act will apply to entities such as the operating partnership. However, the IRS issued a notice stating that it will not apply Section 470 to partnerships for taxable years beginning before January 1, 2005 based solely on the fact that a partnership had both taxable and tax-exempt partners. It is important to note that this notice provides relief for the operating partnership’s taxable year ending December 31, 2004 only. Accordingly, commencing with our taxable year beginning January 1, 2005, unless Congress passes corrective legislation which addresses this issue or some other form of relief, certain losses generated with respect to properties owned by our operating partnership may be disallowed until future years. This could increase the amount of distributions we are required to make in a particular year in order to meet the REIT distribution requirements and also could increase the portion of distributions to our stockholders that are taxable as dividends. See “—Federal Income Tax Considerations for Holders of Our Common Stock and Series B Preferred Stock—Taxation of U.S. Stockholders Generally—Distributions Generally.”

Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.    All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests. See “—Taxation of Our Company.”

Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to associations taxable as corporations for federal income tax purposes. If our operating partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership’s or a subsidiary partnership’s or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners have agreed to guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units will be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units to convert their long-term incentive units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock and Series B Preferred Stock

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our common stock or series B preferred stock. This summary deals only with common stock and series B preferred stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	persons holding the common stock or series B preferred stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriots;

•	persons holding our common stock or series B preferred stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. stockholders (as defined below) whose functional currency is not the United States dollar.

If you are considering purchasing our common stock or series B preferred stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock or series B preferred stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock or series B preferred stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock or series B preferred stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

Distributions Generally.    Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock or series B preferred stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the adjusted tax basis which the U.S. stockholder has in its shares of common stock or series B preferred stock, as applicable, by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock and series B preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of each such class of stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock or series B preferred stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Dispositions of Our Common Stock or Series B Preferred Stock.    If a U.S. stockholder sells or disposes of shares of common stock, or series B preferred stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock or series B preferred stock for more than one year. However, if a U.S. stockholder recognizes loss upon the sale or other disposition of common stock or series B preferred stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Redemption of Series B Preferred Stock.    A redemption of shares of the series B preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. stockholder;

•	results in a “complete termination” of the U.S. stockholder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. stockholder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the series B preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. stockholder’s adjusted basis in the redeemed shares of the series B preferred stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If a redemption of shares of the series B preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Common Stock or Series B Preferred Stock.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced from to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, as described in “—Capital Gain Dividends” above, dividends properly designated by the REIT as “capital gain dividends” may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property”

within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock or series B preferred stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

Distributions Generally.    Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock or series B preferred stock, as applicable, but rather will reduce the adjusted basis of such common stock or series B preferred stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock or series B preferred stock, they will give rise to gain from the sale or exchange of such common stock or series B preferred stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.    Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock or series B preferred stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We also will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock and series B preferred stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability.

Sale of Our Common Stock or Series B Preferred Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock or series B preferred stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. Neither our common stock nor our series B preferred stock will constitute a “United States real property interest” so long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we have been a “domestically controlled REIT.” Even if we have been a “domestically controlled REIT,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

Notwithstanding the foregoing, gain from the sale or exchange of common stock or series B preferred stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock or series B preferred stock, respectively, is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Even if we do not qualify as a “domestically controlled REIT” at the time a non-U.S. stockholder sells our common stock or series B preferred stock, gain arising from the sale or exchange by a non-U.S. stockholder of common stock or series B preferred stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock or series B preferred stock, respectively, throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock or series B preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock or series B preferred stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting.     Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in our common stock or series B preferred stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from all or certain provisions of ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock or series B preferred stock on behalf of a prospective purchaser which is an ERISA plan or an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock or series B preferred stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock or series B preferred stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock or series B preferred stock, as applicable, is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock or series B preferred stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan (if no election has been made under Section 410(d) of the Code) or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of each of our common stock and series B preferred stock offered in the concurrent offerings may meet the criteria of the publicly offered securities exception to the look-through rule. First, each of our common stock and series B preferred stock could be considered to be freely transferable, as there is no minimum investment required and the only restrictions upon their transfer are those generally permitted under the

Department of Labor regulations, including those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to the concurrent offerings and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that each of our common stock and series B preferred stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors in our common stock and series B preferred stock will be independent of us and of one another.

Third, the shares of each of our common stock and series B preferred stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and each of our common stock and series B preferred stock will be registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as an “operating company,” including either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exceptions.

If for any reason our assets are deemed to be ERISA “plan assets” because we do not qualify for any exception under the Department of Labor regulations, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be ERISA “plan assets,” our management may be considered to be fiduciaries under ERISA and Section 4975 of the Code. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA plan if it were to acquire and hold our common stock or series B preferred stock either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA plan.

Prior to making an investment in the shares offered in the concurrent offerings, prospective employee benefit plan investors (whether or not subject to ERISA or Section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Credit Suisse First Boston LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
RBC Capital Markets Corporation
JMP Securities LLC

Total	4,200,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in our common stock offering are subject to approval of legal matters by counsel and to other specified conditions, which include: the representations and warranties made by us to the underwriters are true; there is no material adverse effect on our prospects, earnings, business or properties; and we deliver customary documents to the underwriters. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters propose to offer some of the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares of our common stock to dealers at the public offering price less a concession not to exceed $                     per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $                     per share on sales to other dealers. After the initial offering, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 630,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with our common stock offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with our common stock offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Paid by Digital Realty Trust
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with our common stock offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions consist of bids for or purchases of the underlying security in the open market while this offering is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares over-allotted is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

For a period beginning on the date of this prospectus and through October 28, 2005, we and our operating partnership have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-4 relating to an acquisition of a real estate property company) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated other than:

•	grants of stock options, restricted stock or long-term incentive units to employees, consultants or directors pursuant to the terms of a plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to the exercise of any employee stock options either outstanding as of the date of this prospectus or granted pursuant to the terms of a plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to the redemption of units issued upon conversion of long-term incentive units either outstanding as of the date of this prospectus or granted pursuant to the terms of a plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

•	issuances of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock in connection with other acquisitions of real property or real property companies.

Our officers and directors have agreed, subject to certain limited exceptions, that through October 28, 2005 they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, our officers and directors have agreed not to make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock through October 28, 2005 without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their sole discretion may release any of the securities subject to lock-up agreements at any time without notice.

In the event that either (x) during the last 17 days of the lock-up periods referred to above for us and our directors and executive officers, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of such lock-up periods, we announce that we will release earnings results during the 16-day period beginning on the last day of such lock-up periods, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

We estimate that the total expenses of the concurrent offerings will be $950,000.

We and our operating partnership have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

The underwriters may, from time to time, engage in transactions with, and perform investment banking, commercial banking and advisory services for, us and our affiliates in the ordinary course of their business for which they will receive customary fees and expenses. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with UBS Securities LLC, will also act as bookrunning managers for our concurrent series B preferred stock offering and will receive customary fees in connection therewith.

Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for the common stock offering, and together with UBS Securities LLC, the bookrunning managers for our series B preferred stock offering, and other underwriters for the concurrent offerings are lenders under our unsecured credit facility. Approximately $124.3 million of the net proceeds from the concurrent offerings will be used to reduce borrowings under that facility. An affiliate of Citigroup Global Markets Inc. is also the lender under mortgage loans secured by six of our properties in an aggregate principal amount of $154.3 million.

Affiliates of Citigroup Global Markets Inc. are shareholders in our company and in the aggregate own 1,814,620 shares of our common stock.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Goodwin Procter LLP, Boston, Massachusetts. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of our common stock and our series B preferred stock offered in the concurrent offerings.

EXPERTS

The consolidated financial statements and schedule of Digital Realty Trust, Inc. as of December 31, 2004 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Digital Realty Predecessor as of December 31, 2003 and for the period from January 1, 2004 through November 3, 2004 and the years ended December 31, 2003 and 2002 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue and certain expenses of 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, Webb at LBJ, AboveNet Data Center, 200 Paul Avenue and 1100 Space Park Drive for the year ended December 31, 2003 and the statements of revenue and certain expenses of 833 Chestnut and Lakeside Technology Center for the year ended December 31, 2004 and the combined statement of revenue and certain expenses of the Savvis Portfolio for the period from March 5, 2004 through December 31, 2004 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock and our series B preferred stock to be sold in the concurrent offerings. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock and our series B preferred stock to be sold in the concurrent offerings, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Digital Realty Trust, Inc. and Subsidiaries:
Unaudited Pro Forma Condensed Consolidated Information:
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2005	F-4
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2005	F-5
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7
Digital Realty Trust, Inc. and Digital Realty Trust, Inc. Predecessor:
Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-16
Consolidated and Combined Statements of Operations for the three months ended March 31, 2005 and 2004 (both unaudited)	F-17
Consolidated and Combined Statement of Comprehensive Income for the three months ended March 31, 2005 and 2004 (both unaudited)	F-18
Consolidated and Combined Statement of Cash Flows for the three months ended March 31, 2005 and 2004 (both unaudited)	F-19
Notes to Consolidated and Combined Financial Statements	F-21
Report of Independent Registered Public Accounting Firm	F-32
Consolidated and Combined Balance Sheets as of December 31, 2004 and 2003	F-33

Consolidated and Combined Statements of Operations for the periods from November 3, 2004 through December 31, 2004 and from January 1, 2004 through November 2, 2004 and the years ended December 31, 2003 and 2002

F-34

Consolidated and Combined Statements of Stockholders’ and Owner’s Equity and Comprehensive Income (Loss) for the periods from November 3, 2004 through December 31, 2004 and from January 1, 2004 through November 2, 2004 and the years ended December 31, 2003 and 2002

F-35
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-36
Notes to Consolidated and Combined Financial Statements	F-38
Supplemental Schedule—Schedule III—Properties and Accumulated Depreciation	F-57
Notes to Schedule III—Properties and Accumulated Depreciation	F-58

100 Technology Center Drive:
Independent Auditors’ Report	F-59
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through February 16, 2004 (unaudited) and the year ended December 31, 2003	F-60
Notes to Statements of Revenue and Certain Expenses	F-61

Carrier Center:
Independent Auditors’ Report	F-63
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through May 24, 2004 (unaudited) and the year ended December 31, 2003	F-64
Notes to Statements of Revenue and Certain Expenses	F-65

Comverse Technology Building:
Independent Auditors’ Report	F-68
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through June 15, 2004 (unaudited) and the year ended December 31, 2003	F-69
Notes to Statements of Revenue and Certain Expenses	F-70

INDEX TO FINANCIAL STATEMENTS (Continued)

Page

Savvis Data Center:
Independent Auditors’ Report	F-72
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through May 24, 2004 (unaudited) and the year ended December 31, 2003	F-73
Notes to Statements of Revenue and Certain Expenses	F-74

Webb at LBJ:
Independent Auditors’ Report	F-76
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through August 24, 2004 (unaudited) and the year ended December 31, 2003	F-77
Notes to Statements of Revenue and Certain Expenses	F-78

AboveNet Data Center:
Independent Auditors’ Report	F-80
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through September 16, 2004 (unaudited) and the year ended December 31, 2003	F-81
Notes to Statements of Revenue and Certain Expenses	F-82

200 Paul Avenue:
Independent Auditors’ Report	F-84
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through November 2, 2004 (unaudited) and the year ended December 31, 2003	F-85
Notes to Statements of Revenue and Certain Expenses	F-86

1100 Space Park Drive:
Independent Auditors’ Report	F-89
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through November 2, 2004 (unaudited) and the year ended December 31, 2003	F-90
Notes to Statements of Revenue and Certain Expenses	F-91

833 Chestnut Street:
Independent Auditors’ Report	F-93
Statement of Revenue and Certain Expenses for the period from January 1, 2005 through March 13, 2005 (unaudited) and the year ended December 31, 2004	F-94
Notes to Statements of Revenue and Certain Expenses	F-95

Lakeside Technology Center:
Independent Auditors’ Report	F-97
Statements of Revenue and Certain Expenses for the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004	F-98
Notes to Statements of Revenue and Certain Expenses	F-99

Savvis Portfolio:
Independent Auditors’ Report	F-101
Combined Statements of Revenue and Certain Expenses for the three months ended March 31, 2005 (unaudited) and for the period from March 5, 2004 (inception) through December 31, 2004	F-102
Notes to Combined Statements of Revenue and Certain Expenses	F-103

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The unaudited pro forma condensed consolidated financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and the year ended December 31, 2004 are presented as if the concurrent offerings and our intended use of proceeds therefrom and our offering of series A preferred stock all had occurred on March 31, 2005 for the pro forma condensed consolidated balance sheet and on January 1, 2004 for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statement of operations for the year ended December 31, 2004 is presented as if our initial public offering and the related formation and financing transactions had occurred on January 1, 2004. Furthermore, the pro forma condensed consolidated financial statements are presented as if the acquisitions of the properties acquired during 2004 and the properties acquired or expected to be acquired in 2005, along with related financing transactions had occurred on March 31, 2005 or in the case of the properties acquired through March 31, 2005, as of the actual acquisition date, for the pro forma condensed consolidated balance sheet and on January 1, 2004 for the pro forma condensed consolidated statements of operations. The pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in note 2(e) of the consolidated and combined financial statements of the Company and the Digital Realty Predecessor appearing elsewhere in this prospectus.

The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated and combined historical financial statements of Digital Realty Trust, Inc. (the “Company”) and the Digital Realty Predecessor (the “Predecessor”), including the notes thereto, included elsewhere in this Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of the concurrent offerings, the series A preferred stock offering, the initial public offering and the related formation transactions and the acquisitions of additional properties along with the related financing transactions all had occurred by March 31, 2005 or on the first day of the periods presented, nor do they purport to project our financial position or results of operations as of any future date or for any future period.

DIGITAL REALTY TRUST, INC

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2005

(unaudited)

(In thousands)

	Company Historical	Properties Acquired and Expected to be Acquired Subsequent to March 31, 2005	Financing Transactions	Receipt and Use of the Proceeds From the Concurrent Offerings		Company Pro Forma
Assets	(A)	(B)	(C)
Investments in real estate, net	$852,112	223,972	—	—		1,076,084
Cash and cash equivalents, including restricted cash	16,648	(261,329)	260,420	124,257	(D)	15,739
				(124,257	)(E)
Accounts and other receivables	3,353	—	—	—		3,353
Deferred rent	14,633	—	—	—		14,633
Acquired above market leases, net	41,485	8,060	—	—		49,545
Acquired in place lease value and deferred leasing costs, net	157,957	55,237	—	—		213,194
Deferred financing costs, net	7,333	—	909	—		8,242
Other assets	6,206	(500)	—	—		5,706

Total assets	$1,099,727	25,440	261,329	—		1,386,496

Liabilities and Stockholders’ and Equity
Notes payable under line of credit	$36,000	—	161,329	(124,257	)(E)	73,072
Mortgage loans	457,701	7,668	100,000	—		565,369
Other secured loans	22,000	—		—		22,000
Accounts payable and accrued expenses	13,513	—	—	—		13,513
Acquired below market leases, net	44,868	17,772	—	—		62,640
Security deposits and prepaid rents	5,311	—	—	—		5,311

Total liabilities	579,393	25,440	261,329	(124,257)		741,905
Minority interests in consolidated joint ventures	149	—	—	—		149
Minority interests in operating partnership	250,592	—	—	20,949	(F)	271,541
Stockholders’ Equity:
Preferred stock, series A	99,297	—	—	—		99,297
Preferred stock, series B	—	—	—	52,867	(D)	52,867
Common stock	214	—	—	42	(D)	256
Additional paid in capital	182,095	—	—	71,348	(D)	232,494
		—	—	(20,949	)(F)
Dividends in excess of earnings	(13,271)	—	—	—		(13,271)
Accumulated other comprehensive income	1,258	—	—	—		1,258

Total stockholders’ equity	269,593	—	—	103,308		372,901

	$1,099,727	25,440	261,329	—		1,386,496

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2005

(unaudited)

(In thousands except per share data)

	Company Historical	Properties Acquired and Expected to be Acquired Subsequent to March 31, 2005	Properties Acquired During the Three Months Ended March 31, 2005	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Revenues:
Rental	$32,691	9,829	2,677	—	—		45,197
Tenant reimbursements	6,520	2,358	616	—	—		9,494
Other	432	32	10	—	—		474

	39,643	12,219	3,303	—	—		55,165

Expenses:
Rental property operating and maintenance	7,145	811	1,078	—	—		9,034
Property taxes	3,681	3,013	148	—	—		6,842
Insurance	599	335	60	—	—		994
Interest	8,121	126	155	2,057	—		10,459
Depreciation and amortization	12,143	3,350	886	—	—		16,379
General and administrative	2,413	—	—	—	—		2,413
Loss from early extinguishment of debt	125	—	—	—	—		125
Other	521	10	—	—	—		531

	34,748	7,645	2,327	2,057	—		46,777

Income before minority interests	4,895	4,574	976	(2,057)	—		8,388
Minority interests in consolidated joint ventures	(3)	—	—	—	—		(3)
Minority interests in operating partnership	2,159	—	—	—	2,469	(HH)	4,628

Net income	2,739	4,574	976	(2,057)	(2,469)		3,763
Preferred dividends	(1,271)	—	—	—	(2,029	)(II)	(3,300)

Net income allocable to common stockholders	$1,468	4,574	976	(2,057)	(4,498)		463

Pro forma earnings per share available to common stockholders —basic and diluted							$.02

Pro forma weighted average common shares outstanding:
Basic							25,621

Diluted							25,735

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2004

(unaudited)

(In thousands except per share data)

	The Company and The Predecessor Historical	Properties Acquired and Expected to be Acquired in 2005	Properties Acquired in 2004	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Revenues:
Rental	$89,108	45,654	35,544	—	—		170,306
Tenant reimbursements	16,229	12,636	7,417	—	—		36,282
Other	1,784	164	732	—	—		2,680

	107,121	58,454	43,693	—	—		209,268

Expenses:
Rental property operating and maintenance	18,974	9,659	7,937	—	—		36,570
Property taxes	9,334	12,518	2,321	—	—		24,173
Insurance	1,875	1,625	842	—	—		4,342
Interest	24,461	1,257	3,201	12,941	—		41,860
Asset management fees to related party	2,655	—	—	—	(2,655	)(FF)	—
Depreciation and amortization	31,398	17,316	13,602	—	—		62,316
General and administrative	21,017	—	—	—	148	(EE)	24,847
					2,252	(FF)
					1,430	(GG)
Net loss from early extinguishment of debt	283	—	—	—	—		283
Other	2,805	61	56	—	—		2,922

	112,802	42,436	27,959	12,941	1,175		197,313

Income (loss) before minority interests	(5,681)	16,018	15,734	(12,941)	(1,175)		11,955
Minority interests in consolidated joint ventures	(24)	—	—	—	—		(24)
Minority interest in operating partnership	(10,214)	—	—	—	16,822	(HH)	6,608

Net income	4,557	16,018	15,734	(12,941)	(17,997)		5,371
Preferred dividends	—	—	—	—	(13,198	)(II)	(13,198)

Net income (loss) allocable to common stockholders	$4,557	16,018	15,734	(12,941)	(31,195)		(7,827)

Pro forma loss per share available to common stockholders—basic and diluted							$(.31)

Pro forma weighted average common shares outstanding—basic and diluted							25,621

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

(Dollar amounts in thousands, except per share amounts)

1.	Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2005 are as follows:

(A)	Reflects the Company’s historical condensed consolidated balance sheet as of March 31, 2005.

(B)	Reflects the acquisition of Lakeside Technology Center, which was consummated on May 27, 2005, the acquisition of Ameriquest Data Center, which was consummated on June 3, 2005, the acquisition of Savvis Data Center 2, Savvis Data Center 3, Savvis Data Center 4, Savvis Data Center 5, and Savvis Office Building, which were all consummated on June 27, 2005. Also reflects the acquisition of the Charlotte Internet Gateway properties, which are currently under a purchase contract.

The pro forma adjustments are comprised of the following:

	Lakeside Technology Center	Ameriquest Data Center	Savvis Properties	Charlotte Internet Gateway Properties	Total
Assets acquired:
Investments in real estate, net	$111,699	13,710	81,699	16,864	223,972
Acquired above market leases	4,561	262	3,046	191	8,060
Acquired in place lease value	36,811	2,492	13,935	1,999	55,237

Subtract liabilities assumed:
Mortgage loans including debt premium	—	—	—	7,668	7,668
Acquired below market leases	11,426	—	6,180	166	17,772

Net assets acquired	141,645	16,464	92,500	11,220	261,829
Subtract:
Deposits paid through March 31, 2005	500	—	—	—	500

Cash paid to acquire the properties	$141,145	16,464	92,500	11,220	261,329

(C)	Reflects proceeds and related financing costs related to additional borrowings incurred in connection with the acquisition of Lakeside Technology Center, Ameriquest Data Center, Savvis Data Center 2, Savvis Data Center 3, Savvis Data Center 4, Savvis Data Center 5, and Savvis Office Building. Financing costs also include fees related to the assumption of debt in connection with the acquisition of the Charlotte Internet Gateway properties, which are currently under a purchase contract, and the borrowings under the unsecured credit facility also include borrowings related to this acquisition.

	Lakeside Technology Center	Unsecured Credit Facility	Loan Assumption Fees	Total
Borrowings	$100,000	161,329	—	261,329
Loan costs	(848)	—	(61)	(909)

Net proceeds	$99,152	161,329	(61)	260,420

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(D) Reflects the sale of 4,200,000 shares of common stock and 2,200,000 shares of preferred stock:
	Common Stock	Preferred Stock	Total
Proceeds from the offering	$75,726	55,000	130,726
Less costs of the initial public offering:
Underwriters’ discounts and commissions	3,786	1,733	5,519
Other costs	550	400	950

	4,336	2,133	6,469

Net cash proceeds	$71,390	$52,867	$124,257

Common stock, 4,200,000 shares at $.01 per share	42
Additional paid in capital	71,348

	$71,390

(E) Represents paydown of unsecured credit facility with proceeds from this offering			$124,257

(F) Reflects the adjustment to minority interests in operating partnership resulting from the sale of common stock:

Sum of pro forma common equity and pro forma minority interests in the operating partnership before allocation			$492,278
Percentage allocable to minority interests			55.16%

Pro forma minority interest in operating partnership			271,541
Historical minority interest in operating partnership			250,592

Pro forma adjustment			$20,949

2.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statements of operations for the three months ended March 31, 2005, and the year ended December 31, 2004 are as follows:

(AA)	Reflects the Company’s historical condensed consolidated statement of operations for the three months ended March 31, 2005 and the Company and Predecessor historical condensed consolidated and combined statements of operations for the year ended December 31, 2004. The real estate properties and interests therein contributed by the owner of the Predecessor to the operating partnership in exchange for common units in the operating partnership were recorded at the Predecessor’s historical cost. Expenses such as depreciation and amortization to be recognized by the operating partnership related to the contributed interests are based on the Predecessor’s historical cost of related assets.

Upon completion of the common stock offering, the Company, as general partner, will own 44.84% of the common units of the operating partnership; however the Company controls the operating partnership. Accordingly, the Company consolidates the accounts of the operating partnership. See note (HH) for the pro forma adjustment to allocate 55.16% of the income (loss) of the operating partnership to the limited partners of the operating partnership.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(BB)	For the pro forma condensed consolidated statement of operations for the three months ended March 31, 2005 and year ended December 31, 2004, represents the acquisitions of Lakeside Technology Center, which was consummated on May 27, 2005, the acquisition of Ameriquest Data Center, which was consummated on June 3, 2005, the acquisition of Savvis Data Center 2, Savvis Data Center 3, Savvis Data Center 4, Savvis Data Center 5, and Savvis Office Building, which were all consummated on June 27, 2005 and the acquisition of the Charlotte Internet Gateway properties currently under purchase contract. The pro forma statement of operations for the year ended December 31, 2004 also includes the acquisition of 833 Chestnut Street, which was consummated on March 14, 2005, and MAPP Building, which was consummated on March 17, 2005.

The pro forma adjustments are comprised of the following:

Three Months Ended March 31, 2005
	Combined Historical Revenues and Certain Expenses(1)	Adjustments Resulting from Purchasing the Properties		Pro Forma Adjustments
Revenues:
Rental	$8,955	874	(2)	9,829
Tenant reimbursements	2,358	—		2,358
Other	32	—		32

	11,345	874		12,219

Expenses:
Rental property operating and maintenance	811	—		811
Property taxes	3,013	—		3,013
Insurance	335	—		335
Interest	126	—		126
Depreciation and amortization	—	3,350	(3)	3,350
Other	10	—		10

	4,295	3,350		7,645

Income before minority interests in operating partnership	$7,050	(2,476)		4,574

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2004
	Combined Historical Revenues and Certain Expenses(1)	Adjustments Resulting from Purchasing the Properties		Pro Forma Adjustments
Revenues:
Rental	$42,433	3,221	(2)	45,654
Tenant reimbursements	12,636	—		12,636
Other	164	—		164

	55,233	3,221		58,454

Expenses:
Rental property operating and maintenance	9,659	—		9,659
Property taxes	12,518	—		12,518
Insurance	1,625	—		1,625
Interest	1,257	—		1,257
Depreciation and amortization	—	17,316	(3)	17,316
Other	61	—		61

	25,120	17,316		42,436

Income before minority interests in operating partnerships	$30,113	(14,095)		16,018

(1)	The combined properties’ historical revenues and expenses are as follows:

Three Months Ended March 31, 2005
	Lakeside Technology Center	Ameriquest Data Center	Savvis Properties	Charlotte Internet Gateway Properties	Combined Historical Revenues and Certain Expenses
Revenues:
Rental	$5,231	254	2,919	551	8,955
Tenant reimbursements	1,796	—	519	43	2,358
Other	32	—	—	—	32

	7,059	254	3,438	594	11,345

Expenses:
Rental property operating and maintenance	662	83	25	41	811
Property taxes	2,611	62	311	29	3,013
Insurance	121	4	208	2	335
Interest	—	—	—	126	126
Other	—	10	—	—	10

	3,394	159	544	198	4,295

Net income	$3,665	95	2,894	396	7,050

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2004
	833 Chestnut Street	MAPP Building	Lakeside Technology Center	Ameriquest Data Center	Savvis Properties	Charlotte Internet Gateway Properties	Combined Historical Revenues and Certain Expenses
Revenues:
Rental	8,524	1,340	$20,636	—	9,728	2,205	42,433
Tenant reimbursements	1,666	1,049	7,952	—	1,815	154	12,636
Other	42	—	122	—	—	—	164

	10,232	2,389	28,710	—	11,543	2,359	55,233

Expenses:
Rental property operating and maintenance	4,302	727	4,048	353	62	167	9,659
Property taxes	457	273	10,384	248	1,038	118	12,518
Insurance	279	49	485	26	777	9	1,625
Interest	—	754	—	—	—	503	1,257
Other	—	—	—	61	—	—	61

	5,038	1,803	14,917	688	1,877	797	25,120

Net income	5,194	586	$13,793	(688)	9,666	1,562	30,113

(2)	Reflects increase in rental revenues for straight line rent amounts and amortization of acquired below market leases, net of amortization of acquired above market leases, all resulting from purchase accounting.

(3)	Reflects depreciation and amortization of the buildings and improvements, tenant improvements and acquired in-place lease values.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(CC)	For the pro forma condensed consolidated statement of operations for the three months ended March 31, 2005 reflects pro forma revenue and expenses for the period January 1, 2005 to the date of the acquisition of the applicable properties for all properties acquired during the three months ended March 31, 2005 based on historical revenues and expenses, as adjusted for purchase accounting. For the pro forma condensed consolidated statement of operations for the year ended December 31, 2004, reflects pro forma revenues and expenses for the period from January 1, 2004 to the date of acquisition of the applicable property by the Company or the Predecessor for all properties acquired during 2004 based on historical revenues and expenses, as adjusted for purchase accounting:

Three Months Ended March 31, 2005
	MAPP Building	833 Chestnut Street	Pro Forma Adjustments
Revenues:
Rental	292	2,385	2,677
Tenant reimbursements	216	400	616
Other	—	10	10

	508	2,795	3,303
Expenses:
Rental property operating and maintenance	149	929	1,078
Property taxes	56	92	148
Insurance	10	50	60
Interest	155	—	155
Depreciation and Amortization	159	727	886

	529	1,798	2,327

Income before minority interests in operating partnership	(21)	997	976

Year Ended December 31, 2004
	100 Technology Center Drive	Siemens Building	Savvis Data Center 1	Carrier Center	Comverse Technology Building	AboveNet Data Center	Webb at LBJ	eBay	200 Paul	1100 Space Park Drive	Burbank Data Center	Pro Forma Adjustments
Revenues:
Rental	$431	970	2,890	4,001	3,232	4,404	3,648	952	10,372	3,197	1,447	35,544
Tenant reimbursements	47	35	301	1,110	1,691	997	218	—	2,505	513	—	7,417
Other	—	—	1	297	10	361	63	—	—	—	—	732

	478	1,005	3,192	5,408	4,933	5,762	3,929	952	12,877	3,710	1,447	43,693

Expenses:
Rental property operating and maintenance	14	104	31	1,510	1,489	896	744	—	2,626	523	—	7,937
Property taxes	47	129	160	211	585	369	412	—	242	166	—	2,321
Insurance	—	8	110	180	48	186	27	—	245	38	—	842
Interest	—	—	—	736	—	—	—	—	1,682	783	—	3,201
Depreciation and Amortization	310	346	1,188	907	1,988	663	1,637	484	4,350	813	916	13,602
Other	—	—	—	—	46	—	—	—	3	7	—	56

	371	587	1,489	3,544	4,156	2,114	2,820	484	9,148	2,330	916	27,959

Income before minority interests in operating partnership	$107	418	1,703	1,864	777	3,648	1,109	468	3,729	1,380	531	15,734

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(DD)	Reflects the net increase in interest expense as a result of the financing related pro forma adjustments. The following outlines the loans to be outstanding upon completion of the concurrent offerings and the acquisition of Lakeside Technology Center, Savvis Data Center 2, Savvis Data Center 3, Savvis Data Center 4, Savvis Data Center 5, Savvis Office Building, Ameriquest Data Center and the Charlotte Internet Gateway properties and the corresponding interest expense that would have been recorded had these loans been outstanding as of the beginning of the periods presented:

	Loans Payable as of March 31, 2005		Interest Rate(1)	Interest Expense
				Three Months Ended March 31, 2005	Year Ended December 31, 2004
100 Technology Center Drive—Mortgage	$20,000		LIBOR + 1.70%	$260	1,040
200 Paul Avenue—Mortgage	46,268		LIBOR + 3.12%(2)	746	2,984
Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mortgage	43,000		LIBOR + 1.59%	529	2,116
Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building— Mezzanine	22,000		LIBOR + 5.75%	500	1,998
AT&T Web Hosting Facility—Mortgage	8,775		LIBOR + 1.85%	117	469
Camperdown House—Mortgage	25,566	(3)	6.85%	451	1,802	(3)
Carrier Center—Mortgage	25,854		LIBOR + 4.25%(4)	490	1,960
Charlotte Internet Gateway 1—Mortgage(5)	6,105		8.22%	126	502
Granite Tower—Mortgage	21,555		LIBOR + 1.20%	253	1,013
Lakeside Technology Center	100,000		LIBOR + 2.20%(6)	1,383	5,530
MAPP Building—Mortgage	9,746		7.62%	186	743
Maxtor Manufacturing Facility—Mortgage	17,894		LIBOR + 2.25%	265	1,058
Stanford Place II—Mortgage	26,000		5.14%	334	1,336
Univision Tower—Mortgage(7)	57,769		6.04%	872	3,489
Secured Term Debt	154,336		5.65%	2,180	8,718
Unsecured credit facility	73,072		LIBOR + 1.625%(8)	905	3,621
Additional interest from interest rate swaps(9)				174	696
Amortization of loan costs				748	3,024
Amortization of loan premiums				(60)	(239)

Total Pro Forma Principal Outstanding	657,940			10,459	41,860
Loan Premiums	2,501

Total	$660,441

Historical interest expense for the Company, the Predecessor, MAPP Building and Charlotte Internet Gateway				(8,402)	(28,919)

				$2,057	$12,941

(1)	Pro forma interest expense for loans with variable interest rates is calculated using current LIBOR rates (3.33% for one-month LIBOR, 3.50% for three-month LIBOR and 3.66% for six-month LIBOR as of June 29, 2005).
(2)	Weighted average interest rate. The first note, in a principal amount of $45.0 million, bears interest at a rate of LIBOR + 3.0% per annum and the second note, in a principal amount of $1.3 million, bears interest at a rate of LIBOR + 7.0% per annum.
(3)	The Camperdown House mortgage is denominated in British pounds. The loan payable has been converted to U.S. dollars using the exchange rates of our foreign currency forward contract whereas current exchange rate has been used for the interest expense.
(4)	The interest rate on the Carrier Center mortgage loan is subject to a 2.50% LIBOR floor.
(5)	One of the Charlotte Internet Gateway properties is secured by a mortgage that will be assumed upon acquisition of the property.
(6)	The interest rate for the Lakeside Technology Center mortgage is the weighted average interest rate for the two notes for this mortgage loan.
(7)	The Univision Tower loan is also secured by a $5.0 million letter of credit issued under our unsecured credit facility.
(8)	The interest rate under our unsecured credit facility equals either (i) LIBOR plus a margin of between 1.375% and 1.750% (which option we currently use) or (ii) the greater of (x) the base rate announced by the lender and (y) the federal funds rate, plus a margin of between 0.375% and 0.750%. In each case, the margin is based on our leverage ratio.
(9)	The Company has swap agreements to swap variable interest rates for fixed rates for a notional amount of principal totaling approximately $239.6 million. The strike rates on the swap agreements range from 3.18% to 4.03%.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(EE)	Reflects pro forma compensation expense, for the period from January 1, 2004 to the completion date of the initial public offering, November 3, 2004, related to awards of an aggregate of 783,902 stock options, which vest over a four-year period, granted to employees and our executive chairman upon completion of the initial public offering:	$148

(FF)	Reflects reclassification of asset management fees, incurred for the period from January 1, 2004 to the completion date of the initial public offering, November 3, 2004, to general and administrative expense. Although such asset management fees are not payable subsequent to the completion of the initial public offering, the asset management fees incurred historically have been replaced with direct payments of compensation expense, rent and other general and administrative expenses that were paid for indirectly prior to the completion of the initial public offering by paying the asset management fees. Also reflects removing the asset manager’s estimated profit that was included in the asset management fee:

		Year Ended. December 31, 2004

	Asset management fees	$2,655
	Remove asset manager’s estimated profit	(403)

		$2,252

(GG)	Reflects increases in general and administrative expense as a result of becoming a public company:

	Director fees	$100
	Compensation for our chief financial officer and chief investment officer and others who were hired upon completion of the initial public offering	921
	Directors and officers insurance	338
	Other	71

		$1,430

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(HH)	Reflects allocation of minority interests in net income of the Operating Partnership as a result of common units in the Operating Partnership held by the previous owner of the Predecessor (41.47%), the previous owners of 200 Paul Avenue and 1100 Space Park Drive (collectively 10.39%), management (2.61%) and the previous owner of the 10% interest in Univision Tower (0.69%):
		Three Months Ended March 31, 2005	Year Ended December 31, 2004
	Income after minority interests in consolidated joint ventures but before allocation to minority interest in operating partnership	$8,391	$11,979
	Percentage allocable to minority interest	55.16%	55.16%

		$4,628	$6,608

(II)	Reflects dividends for the series A preferred stock and series B preferred stock:
	Series A preferred stock	$2,200	$8,798
	Series B preferred stock	1,100	4,400

	Pro forma preferred stock dividends	3,300	13,198
	Historical preferred stock dividends	1,271	—

		$2,029	$13,198

DIGITAL REALTY TRUST, INC.

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Investments in real estate:
Land	$138,014	$129,112
Acquired ground lease	1,477	1,477
Buildings and improvements	667,904	613,058
Tenant improvements	82,408	74,745

Investments in real estate	889,803	818,392
Accumulated depreciation and amortization	(37,691)	(30,980)

Net investments in real estate	852,112	787,412
Cash and cash equivalents	2,875	4,557
Accounts and other receivables	3,353	3,051
Deferred rent	14,633	12,236
Acquired above market leases, net	41,485	43,947
Acquired in place lease value and deferred leasing costs, net	157,957	136,721
Deferred financing costs, net	7,333	8,236
Restricted cash	13,773	14,207
Other assets	6,206	2,920

Total assets	$1,099,727	$1,013,287

Liabilities and Stockholders’ Equity
Notes payable under line of credit	$36,000	$44,000
Mortgage loans	457,701	453,498
Other secured loans	22,000	22,000
Accounts payable and other accrued liabilities	13,513	12,789
Accrued dividends and distributions	—	8,276
Acquired below market leases, net	44,868	37,390
Security deposits and prepaid rents	5,311	6,276

Total liabilities	579,393	584,229
Commitments and contingencies	—	—
Minority interests in consolidated joint ventures	149	997
Minority interests in operating partnership	250,592	254,862
Stockholder’s equity:
Preferred Stock, $0.01 par value, 20,000,000 authorized: 8.50% Series A Cumulative Redeemable Preferred Stock, $103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	—
Common Stock; $0.01 par value; 100,000,000 authorized, 21,421,300 shares issued and outstanding	214	214
Additional paid-in capital	182,095	182,411
Dividends in excess of earnings	(13,271)	(9,517)
Accumulated other comprehensive income, net	1,258	91

Total stockholders’ equity	269,593	173,199

Total liabilities and stockholders’ equity	$1,099,727	$1,013,287

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Operations

(in thousands, except share data)

(unaudited)

	The Company	The Predecessor
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Revenues:
Rental	$32,691	$16,028
Tenant reimbursements	6,520	2,728
Other	432	14

Total revenues	39,643	18,770

Expenses:
Rental property operating and maintenance	7,145	3,006
Property taxes	3,681	1,718
Insurance	599	241
Interest	8,121	3,813
Asset management fees to related party	—	796
Depreciation and amortization	12,143	5,507
General and administrative	2,413	92
Loss from early extinguishment of debt	125	—
Other	521	90

Total expenses	34,748	15,263

Income before minority interests	4,895	3,507
Minority interests in consolidated joint ventures	(3)	46
Minority interests in operating partnership	2,159	—

Net income	2,739	3,461
Preferred stock dividends	(1,271)	—

Net income allocable to common stockholders	$1,468	$3,461

Basic income per share available to common stockholders	$0.07	—
Diluted income per share available to common stockholders	$0.07	—
Weighted average common shares outstanding:
Basic	21,421,300	—
Diluted	21,535,485	—

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Comprehensive Income

(in thousands)

(unaudited)

	The Company	The Predecessor
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Net income	$2,739	$3,461
Other comprehensive income:
Foreign currency translation adjustments	1,164	6
Minority interests in foreign currency translation adjustments	(693)	—
Increase in fair value of interest rate swaps	1,719	—
Minority interests in increase in fair value of interest rate swaps	(1,023)	—

Comprehensive income	$3,906	$3,467

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Cash Flows

(in thousands)

	The Company	The Predecessor
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Cash flows from operating activities:
Net income	$2,739	$3,461
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests in operating partnership	2,159	—
Minority interests in consolidated joint ventures	(3)	46
Write-off of net assets due to early lease terminations	363	—
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground lease	6,801	3,240
Amortization over the vesting period of the fair value of stock options	52	—
Amortization of deferred financing costs	675	347
Write-off of deferred financing costs, included in loss on early extinguishment of debt	125	—
Amortization of debt premium	(6)	(242)
Amortization of acquired in place lease value and deferred leasing costs	5,342	2,267
Amortization of acquired above market leases and acquired below market leases, net	(586)	(67)
Changes in assets and liabilities:
Accounts and other receivables	(102)	(444)
Deferred rent	(2,475)	(1,285)
Deferred leasing costs	(16)	—
Other assets	(567)	(192)
Accounts payable and other accrued liabilities	(1,828)	(754)
Security deposits and prepaid rents	(965)	250

Net cash provided by operating activities	11,708	6,627

Cash flows from investing activities:
Acquisitions of properties	(69,422)	(38,236)
Deposits paid for acquisitions of properties	(1,000)	(1,000)
Change in restricted cash	434	—
Improvements to investments in real estate	(1,657)	(1,335)

Net cash used in investing activities	(71,645)	(40,571)

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Cash Flows—(Continued)

(in thousands)

	The Company	The Predecessor
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Cash flows from financing activities:
Borrowings on line of credit	$50,000	$20,881
Repayments on line of credit	(58,000)	(20,000)
Proceeds from mortgage loans	—	20,000
Principal payments on mortgage loans	(9,788)	(305)
Payment of loan fees and costs	—	(68)
Contributions from owner of the Predecessor	—	14,255
Distributions to owner of the Predecessor	—	(1,740)
Settlement of foreign currency forward sale contract	(2,519)	—
Reimbursement by GI Partners of settlement cost of foreign currency forward sale contract	1,911	—
Gross proceeds from the sale of preferred stock	103,500	—
Preferred stock offering costs paid	(3,803)	—
Common stock offering costs paid	(594)	—
Payment of dividends to preferred stockholders	(1,271)	—
Payment of dividends to common stockholders and distributions to limited partners of operating partnership	(21,181)	—

Net cash provided by financing activities	58,255	33,023

Net decrease in cash and cash equivalents	(1,682)	(921)
Cash and cash equivalents at beginning of period	4,557	5,174

Cash and cash equivalents at end of period	$2,875	$4,253

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,347	$3,387
Supplementary disclosure of noncash activities:
Increase in net assets related to foreign currency translation adjustments	$471	$6
Accrual for additions to investments in real estate included in accounts payable and accrued expenses	946	1,035
Allocation of purchase of properties to:
Investments in real estate	65,079	25,374
Acquired above market leases	2,447	3,442
Acquired below market leases	(2,538)	—
Acquired in place lease value	16,066	9,420
Other receivables	200	—
Mortgage loan assumed	(9,746)	—
Loan premium	(944)	—
Other accrued liability	(1,987)	—
Minority interest in consolidated joint venture	845	—

Cash paid for acquisition of properties	69,422	38,236
Increase to components of net investment foreign currency hedge upon settlement:
Investment in real estate	5,304	—
Mortgage loans	(3,307)	—
Other accrued liabilities	(1,997)	—

	—	—
Accrual of Series A preferred stock offering costs	400	—
Reallocation of limited partners’ interests in Operating Partnership to the general partner	257	—

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements

March 31, 2005 and 2004

(unaudited)

(1) Organization and Description of Business

Digital Realty Trust, Inc., through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, the Company), is engaged in the business of owning, acquiring, repositioning and managing technology-related real estate. As of March 31, 2005, the Company’s portfolio consisted of 26 properties; 25 are located throughout the United States and one is located in London, England. The Company’s properties are located in a limited number of markets where technology tenants are concentrated, including the Atlanta, Boston, Dallas, Denver, London, Los Angeles, Miami, Minneapolis/St. Paul, New York, Philadelphia, Phoenix, Sacramento, San Francisco and Silicon Valley metropolitan areas. The portfolio consists of telecommunications infrastructure properties, information technology properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Company completed its initial public offering of common stock (the IPO) on November 3, 2004 and commenced operations on that date. The IPO resulted in the sale of 20,000,000 shares of common stock at a price per share of $12.00, generating gross proceeds to the Company of $240.0 million. The aggregate proceeds to the Company, net of underwriters’ discounts, commissions and financial advisory fees and other offering costs were approximately $214.9 million. On November 30, 2004, an additional 1,421,300 shares of common stock were sold at $12.00 per share as a result of the underwriters’ exercising their over-allotment option. This resulted in additional net proceeds of approximately $15.9 million to the Company.

On February 9, 2005, the Company completed the offering of 4.14 million shares of 8.50% Series A Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) for total net proceeds, after underwriting discounts and other offering costs, of $99.3 million, including the proceeds from the exercise of the underwriters’ over-allotment option. The net proceeds from this offering were used to reduce borrowings under the Company’s unsecured credit facility, acquire two properties in March 2005 and for investment and general corporate purposes.

The Operating Partnership was formed on July 21, 2004 in anticipation of the IPO. Effective as of the completion of the IPO, including exercise of the underwriters’ over-allotment option, and as of March 31, 2005, the Company, as sole general partner, owned a 40.5% common interest and a 100% preferred interest in the Operating Partnership and has control over major decisions of the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner or approve the sale or refinancing of the Operating Partnership’s assets, although they do have certain protective rights.

The Company continues to operate and expand the business of its predecessor (the Company Predecessor). The Company Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to the Company in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate by such subsidiaries.

The Company believes that it has operated in a manner that has enabled it to qualify and intends to elect to be treated, as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code) commencing with its taxable period ended December 31, 2004.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Combination and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership, the subsidiaries of the Operating Partnership and its consolidated joint venture(s), one as of March 31, 2005 and two as of December 31, 2004. Intercompany balances and transactions have been eliminated.

Property interests contributed to the Operating Partnership by GI Partners in exchange for limited partnership interests, also known as common units, in the Operating Partnership (common units) have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Company Predecessor’s historical cost basis. Property interests acquired from third parties for cash or common units are accounted for using purchase accounting.

The accompanying combined financial statements of the Company Predecessor include the wholly-owned real estate subsidiaries and two majority-owned real estate joint ventures that GI Partners contributed to the Operating Partnership in connection with the IPO. Intercompany balances and transactions have been eliminated. The interests of the joint venture partners, all of whom are third parties, are reflected in minority interests in the accompanying combined financial statements.

The accompanying combined financial statements of the Company Predecessor do not include the real estate subsidiaries for two properties owned by GI Partners that are subject to right of first offer agreements, whereby the Operating Partnership has the right to make the first offer to purchase these properties if GI Partners decides to sell them. The accompanying combined financial statements of the Company Predecessor also do not include any of GI Partners’ investments in privately held companies, which GI Partners did not contribute to the Operating Partnership.

The accompanying interim financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in compliance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements for these interim periods have been included. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year. These financial statements should be read in conjunction with the audited consolidated and combined financial statements and the notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.

(b) Cash Equivalents

For purpose of the consolidated and combined statements of cash flows, the Company considers short-term investments with original maturities of 90 days or less when purchased to be cash equivalents. As of March 31, 2005 and December 31, 2004, cash equivalents consist of investments in money market funds.

(c) Stock Based Compensation

The Company accounts for stock based compensation, including stock options and fully vested long-term incentive units granted under the Company’s 2004 Incentive Award Plan in connection with the IPO, using the

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

fair value method of accounting under FASB Statement 123, Accounting for Stock Based Compensation. The estimated fair value of each of the long-term incentive units was equal to the IPO price of the Company’s stock and such amount was recorded as an expense upon closing of the IPO since those long-term incentive units were fully vested as of the grant date. The estimated fair value of the stock options granted by the Company is being amortized over the vesting period of the stock options.

(d) Income Taxes

The Company intends to elect to be taxed as a REIT under the Code, commencing with its taxable period ended December 31, 2004. The Company has been organized and has operated in a manner that management believes has allowed the Company to qualify for taxation as a REIT under the Code commencing with the Company’s taxable period ended December 31, 2004, and the Company intends to continue to be organized and operate in this manner. As a REIT, the Company generally is not required to pay federal corporate income taxes on its taxable income to the extent it is currently distributed to the Company’s stockholders.

However, qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the Company will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

The Company has elected to treat two of the Operating Partnership’s subsidiaries as taxable REIT subsidiaries (each, a TRS). In general, a TRS may perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for either of the Company’s TRS entities for the periods presented in the accompanying consolidated and combined statements of operations due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforward will be utilized.

To the extent that any United Kingdom taxes are incurred by the subsidiary invested in real estate located in London, England, a provision is made for such taxes.

No provision has been made in the combined financial statements of the Company Predecessor for U.S. income taxes, as any such taxes are the responsibility of GI Partners’ members, as GI Partners is a limited liability company.

(e) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(3) Minority Interests in the Operating Partnership

Minority interests relate to the interests in the Operating Partnership that are not owned by the Company, which, at March 31, 2005, amounted to 59.5%. In conjunction with the formation of the Company, GI Partners received common units, in exchange for contributing ownership interests in the Company Predecessor’s properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued common units to those sellers. Limited partners who acquired common units in the formation transactions have the right, commencing on or after January 3, 2006, to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of the redemption. Alternatively, the Company may elect to acquire those common units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events.

As of March 31, 2005, GI Partners owned 23,699,359 common units or 44.8% of all common units, third parties owned 6,331,511 common units or 11.9% of all common units and Company employees, non-employee directors and the Company’s Executive Chairman together own 1,490,561 long-term incentive units or 2.8% of all Units. Richard Magnuson, the Executive Chairman of the Company’s board of directors, Michael Foust, the Company’s Chief Executive Officer and a member of the Company’s board of directors, and Scott Peterson, the Company’s Senior Vice President, Acquisitions, are minority indirect investors in GI Partners.

(4) Investments in Real Estate Acquired During the Three Months Ended March 31, 2005

As of December 31, 2004, the Company owned a 75% tenancy-in-common interest in eBay Data Center. On January 21, 2005, the Company purchased the remaining 25% interest in this property for $4.1 million.

On March 14, 2005, the Company purchased 833 Chestnut Street located in downtown Philadelphia, Pennsylvania, for approximately $59.0 million.

On March 17, 2005, the Company purchased MAPP Building located in St. Paul, Minnesota, for approximately $15.6 million.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(5) Debt

A summary of outstanding indebtedness as of March 31, 2005 and December 31, 2004, respectively, is as follows (in thousands):

Properties	Interest Rate	Maturity Date	Principal Outstanding March 31, 2005		Principal Outstanding December 31, 2004
100 Technology Center Drive—Mortgage	LIBOR + 1.70% (1)	Apr. 1, 2009	$20,000		$20,000
200 Paul Avenue—Mortgage	LIBOR + 3.17% (1)	Jul. 1, 2006 (2)	46,268		46,749
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage	LIBOR + 1.59% (1)	Aug. 9, 2006 (3)	43,000		43,000
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	LIBOR + 5.75%	Aug. 9, 2006 (3)	22,000		22,000
AT&T Web Hosting Facility—Mortgage	LIBOR + 1.85% (1)	Dec. 1, 2006 (2)	8,775		8,775
Camperdown House—Mortgage	6.85%	Oct. 31, 2009	25,566	(4)	22,672	(4)
Carrier Center—Mortgage	LIBOR + 4.25% (5)	Nov. 11, 2007 (6)	25,854		25,964
eBay Data Center Bridge Loan	LIBOR + 2.00%	Aug. 11, 2005	—		7,950
Granite Tower—Mortgage	LIBOR + 1.20% (1)	Jan. 1, 2009	21,555		21,645
MAPP Building—Mortgage	7.62% (7)	Mar. 1, 2032	9,746		—
Maxtor Manufacturing Facility—Mortgage	LIBOR + 2.25%	Dec. 31, 2006 (2)	17,894		17,965
Stanford Place II—Mortgage	5.14%	Jan. 10, 2009	26,000		26,000
Univision Tower—Mortgage (8)	6.04%	Nov. 6, 2009	57,769		57,943
Secured Term Debt (9)	5.65%	Nov. 11, 2014	154,336		154,835
Unsecured Credit Facility (10)	LIBOR + 1.625%	Nov. 3, 2007 (6)	36,000		44,000

Total principal outstanding			514,763		519,498
Loan premium—MAPP Building			938		—

Total indebtedness			$515,701		$519,948

(1)	The Company has entered into interest rate swap agreements as a cash flow hedge for these loans. The total variable debt subject to the swap agreements was $139.6 million and $140.2 million as of March 31, 2005 and December 31, 2004, respectively. See note 9 for further information.
(2)	Two one-year extensions are available.
(3)	A 13-month extension and a one-year extension are available.
(4)	Based on the Company’s hedged exchange rate of $1.8472 to £1.00 as of March 31, 2005 and $1.6083 to £1.00 as of December 31, 2004.
(5)	Subject to a 2.5% LIBOR floor.
(6)	A one-year extension option is available.
(7)	The anticipated repayment date is March 1, 2012. If the loan is not repaid by this date, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(8)	The Univision Tower mortgage loan is also secured by a $5.0 million letter of credit.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(9)	This amount represents six mortgage loans secured by the Company’s interests in 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building, and Webb at LBJ. Each of these loans are cross-collateralized by the six properties.
(10)	The interest rate under the Company’s unsecured credit facility equals either (i) LIBOR plus a margin of between 1.375% and 1.750% or (ii) the greater of (x) the base rate announced by the lender and (y) the federal funds rate, plus a margin of between 0.375% - 0.750%. In each case, the margin is based on the Company’s leverage ratio.

On May 11, 2005, the Company entered into an amendment to the Company’s unsecured revolving credit facility pursuant to which the size of the facility may be expanded from $200.0 million to $350.0 million at the Company’s request, subject to receipt of lender commitments and satisfaction of other conditions, and also added a $100.0 million sub-facility for foreign exchange advances in euros, British pounds and Canadian dollars. Approximately $36.0 million was drawn under this facility as of March 31, 2005 and approximately $84.9 million of this credit facility remained available pursuant to the terms of this facility as of March 31, 2005. The unsecured credit facility expires on November 3, 2007 and has a one-year extension option. The credit facility contains various restrictive covenants, including limitations on the Company’s ability to incur additional indebtedness, make certain investments or merge with another company, limitations on restricted payments, and requirements to maintain financial coverage ratios and maintain a pool of unencumbered assets.

The limitation on restricted payments, referred to above, provides that, except to enable the Company to maintain its status as a REIT for federal income tax purposes, the Company, will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2005, the Company believes that it was in compliance with all the covenants.

Some of the loans impose penalties upon prepayment. The terms of the following loans do not permit prepayment of the loan prior to the dates listed below:

Loan	Date
Carrier Center—Mortgage	October 2005
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage	October 2005
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	October 2005
Granite Tower—Mortgage	January 2006
100 Technology Center Drive—Mortgage	March 2006
Univision Tower—Mortgage	August 2009
MAPP Building—Mortgage	December 2011
Secured Term Debt	September 2014

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(6) Earnings per Share

The following is a summary of the elements used in calculating basic and diluted income per share (in thousands, except share and per share amounts):

Three Months Ended March 31, 2005
Net income	$2,739
Preferred dividends	(1,271)

Net income available to common stockholders	$1,468

Weighted average shares outstanding—basic	21,421,300
Potentially dilutive common shares:
Stock options	114,185

Weighted average shares outstanding—diluted	21,535,485

Earnings per share—Basic:
Net income per share available to common shareholders	$0.07

Earnings per share—Diluted:
Net income per share available to common shareholders	$0.07

For the three months ended March 31, 2005, 30,030,870 common units and 1,490,561 of long-term incentive units were excluded from the computation of diluted earnings per share as their effect would not be dilutive. For the three months ended March 31, 2005, options to purchase shares of the Company’s common stock of 31,000 shares have been excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price of the Company’s common stock of $13.98 for the three months ended March 31, 2005.

(7) Stockholders’ Equity

(a) Preferred Stock

Underwriting discounts and commissions and other offering costs totaling approximately $4.2 million are reflected as a reduction to preferred stock in the accompanying consolidated balance sheet.

(b) Shares and Units

A common unit and a share of the Company’s common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. A common unit may be redeemed for cash, or, at the Company’s option, exchanged for shares of common stock on a one-for-one basis after January 3, 2006. There were 21,421,300 shares of common stock, 30,030,870 common units and 1,490,561 long-term incentive units, which have achieved full parity outstanding as of March 31, 2005.

(c) Dividends and Distributions

On February 14, 2005, the Company declared a dividend on its series A preferred stock of $0.30694 per share for the period from February 9, 2005 through March 31, 2005, payable on March 31, 2005 to the holders of record on March 15, 2005. The dividend, totaling approximately $1.3 million, was paid on March 31, 2005. The dividend is equivalent to an annual rate of $2.125 per preferred share.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

On February 14, 2005, the Company also declared a dividend on its common stock and the Operating Partnership declared a distribution on common units and long-term incentive units of $0.24375 per common share, common unit or long-term incentive unit, covering the period January 1, 2005 through March 31, 2005, payable to the holders of record on March 15, 2005. The dividend and distribution, totaling approximately $12.9 million, was paid on March 31, 2005. The dividend and distribution was equivalent to an annual rate of $0.975 per common share and common unit. Distributions to common and long-term incentive unitholders are recorded as a reduction to minority interests in operating partnership.

(d) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2005. The fair values are being expensed on a straight-line basis over the vesting period of the options, which is four years. The expense recorded for the three months ended March 31, 2005 was approximately $52,000.

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted during the three months ended March 31, 2005:

Dividend yield	6.88%
Expected life of option	120 months
Risk-free interest rate	4.13%
Expected stock price volatility	20.00%

A summary of the status of the Company’s stock options under the 2004 Incentive Award Plan as of March 31, 2005 and for the three months then ended are presented below:

	Shares	Weighted-Average Exercise Price
Options outstanding, beginning of period	924,902	$12.16
Granted	31,000	14.18
Exercised	—	—
Cancelled	(40,407)	12.00

Options outstanding, end of period	915,495	12.27

Exercisable, end of period	—	—

Weighted-average fair value of options granted during the period		$1.10

As of March 31, 2005, we had 915,495 stock options outstanding, with exercise prices ranging from $12.00 to $14.50. The weighted-average remaining contractual life of these options at March 31, 2005 was 9.62 years.

(e) Distributions

Earnings and profits, which determine the taxability of distributions to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of loss on extinguishment of debt, revenue recognition, compensation expense and in the basis of depreciable assets and estimated useful lives used to compute depreciation.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(8) Incentive Plan

The Company’s 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the 2004 Incentive Award Plan. The Company has reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. As of March 31, 2005, 2,027,639 shares of common stock remained available for future issuance under the 2004 Incentive Award Plan. Each long-term incentive unit issued under the 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the 2004 Incentive Award Plan and the individual award limit discussed below.

Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as common units in the Operating Partnership. In connection with the IPO, an aggregate of 1,490,561 of fully vested long-term incentive units were issued, which are not transferable for a period of three years from the date the IPO was consummated, and compensation expense totaling $17.9 million was recorded at the completion of the IPO. These long-term incentive units achieved parity with common units on February 9, 2005 upon completion of the series A preferred stock offering. Any long-term incentive units granted in the future will not, initially, have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, those long-term incentive units may over time achieve full parity with common units in the Operating Partnership for all purposes, and therefore accrete to an economic value for participants equivalent to the Company’s common stock on a one-for-one basis. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership.

(9) Derivative Instruments

The Company records all derivatives in the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.

Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. Through March 31, 2005, the Company used such derivatives to hedge the variable cash flows associated with floating rate debt.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

to earnings when the hedged transactions affect earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives designated as net investment hedges, changes in the fair value of the derivative are reported in other comprehensive income (outside of earnings) as part of the cumulative translation adjustment. As of March 31, 2005, no derivatives were designated as fair value hedges. Additionally, the Company does not use derivatives for trading or speculative purposes.

In November 2004, the Company entered into interest rate swaps to hedge variability in cash flows related to $140.3 million of its floating-rate debt. The fair value of such derivatives was $1.7 million and ($27,000) at March 31, 2005 and December 31, 2004, respectively. For the three months ended March 31, 2005, the change in net unrealized gains for derivatives designated as cash flow hedges was $1.7 million and is separately disclosed in the statement of comprehensive income, net of the amount allocated to minority interests.

The table below summarizes the terms of these interest rate swaps and their fair values as of March 31, 2005 (in thousands):

Current Notional Amount	Strike Rate	Effective Date	Expiration Date	Fair Value
$ 46,268	3.178%	Nov. 26, 2004	Jul. 1, 2006	$344
43,000	3.250	Nov. 26, 2004	Sep. 15, 2006	396
21,510	3.754	Nov. 26, 2004	Jan. 1, 2009	429
20,000	3.824	Nov. 26, 2004	Apr. 1, 2009	431
8,775	3.331	Nov. 26, 2004	Dec. 1, 2006	93

$139,553				$1,693

The Company has two LIBOR interest rate caps that are not designated as hedges. The fair values of the caps were immaterial as of March 31, 2005 and December 31, 2004.

In 2003, one of the Company Predecessor’s subsidiaries entered into a foreign currency forward sale contract of approximately £7.9 million, with delivery date of January 24, 2005, to hedge an equity investment in Camperdown House, located in London, England. On January 24, 2005, the Company settled its obligations under this arrangement for a payment of approximately $2.5 million and entered into a new forward contract of the same notional amount. On February 4, 2005, GI Partners reimbursed the Company for $1.9 million of the $2.5 million settlement since it was determined that the negative value associated with the forward contract assumed by the Company was not otherwise factored into the determination of the number of common units that were granted to GI Partners in exchange for its interests in Camperdown House.

The forward contracts had been designated as net investment hedges and the contract held at March 31, 2005 had a value of ($0.2) million and ($2.8) million on March 31, 2005 and December 31, 2004, respectively. The change in value of the derivative was recorded in other comprehensive income (loss) as a part of the cumulative translation adjustments. The $1.9 million received from GI Partners was recorded as other comprehensive income during the three months ended March 31, 2005, when GI Partners agreed to pay such amount. The cumulative translation adjustment amounts included in other comprehensive income (loss) related to the net investment hedge will be reclassified to earnings when the hedged investment is sold or liquidated.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

March 31, 2005 and 2004

(unaudited)

(10) Commitments and Contingencies and Subsequent Events

On March 14, 2005, the Company executed a purchase and sale agreement to acquire Printers’ Square located in Chicago, Illinois for approximately $37.5 million.

On March 15, 2005, the Company executed a purchase and sale agreement to acquire a property known as Lakeside Technology Center in Chicago, Illinois, for approximately $142.6 million. The seller can earn an additional $20.0 million by obtaining a change in the real estate tax classification prior to December 31, 2006.

In March 2005, the Company entered into an agreement to sublease office space in San Francisco, California for its headquarters under a seven-year lease with annual rent of approximately $0.4 million.

On May 11, 2005, the Company amended its revolving credit agreement to permit for the expansion of the size of the facility to up to $350.0 million at the Company’s request, subject to receipt of lender commitments and satisfaction of other conditions, and also added a $100.0 million sub-facility for foreign exchange advances in euros, British pounds and Canadian dollars.

On May 6, 2005, the Company declared a dividend on its series A preferred stock of $0.53125 per share for the period from April 1, 2005 through June 30, 2005, payable on June 30, 2005 to holders of record on June 15, 2005. The dividend is equivalent to an annual rate of $2.125 per share of series A preferred stock. On May 6, 2005, the Company also declared a dividend on its common stock, and the Operating Partnership declared distributions on common units and long-term incentive units of $0.24375 per share, payable on June 30, 2005 to holders of record on June 15, 2005. The dividend and distribution is equivalent to an annual rate of $0.975 per common share and common unit.

Report of Independent

Registered Public Accounting Firm

The Board of Directors and Stockholders

Digital Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheet of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2004 and the combined balance sheet of Digital Realty Trust, Inc. Predecessor, as defined in note 1 to the financial statements, as of December 31, 2003, and the related consolidated statements of operations, and stockholders’ equity and comprehensive income (loss) of Digital Realty Trust, Inc. and subsidiaries for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, and owners’ equity of Digital Realty Trust Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, and the years ended December 31, 2003 and 2002, the related consolidated and combined statements of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statements of cash flows of Digital Realty Trust, Inc. Predecessor for the years ended December 31, 2003 and 2002. We have also audited the financial schedule III, properties and accumulated depreciation. These consolidated and combined financial statements and financial statement schedule are the responsibility of Digital Realty Trust, Inc.’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2004 and the combined financial position of Digital Realty Trust, Inc. Predecessor as of December 31, 2003, the consolidated results of operations of Digital Realty Trust, Inc. and subsidiaries for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the combined results of operations of Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004 and the years ended December 31, 2003 and 2002, the consolidated and combined cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the combined cash flows of Digital Realty Trust, Inc. Predecessor for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

KPMG LLP

Los Angeles, California

March 18, 2005

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Balance Sheets

(in thousands, except share data)

	Digital Realty Trust, Inc. December 31, 2004	The Predecessor December 31, 2003
Assets
Investments in real estate:
Land	$129,112	$50,715
Acquired ground lease	1,477	1,477
Buildings and improvements	613,058	323,981
Tenant improvements	74,745	28,590

Investments in real estate	818,392	404,763
Accumulated depreciation and amortization	(30,980)	(13,026)

Net investments in real estate	787,412	391,737
Cash and cash equivalents	4,557	5,174
Accounts and other receivables	3,051	1,139
Deferred rent	12,236	5,178
Acquired above market leases, net of accumulated amortization of $5,659 in 2004 and $2,106 in 2003	43,947	11,432
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $22,972 in 2004 and $10,560 in 2003	136,721	59,477
Deferred financing costs, net of accumulated amortization of $6,555 in 2004 and $1,157 in 2003	8,236	3,396
Restricted cash	14,207	651
Other assets	2,920	1,514

Total Assets	$1,013,287	$479,698

Liabilities And Stockholders’ And Owner’s Equity

Notes payable under line of credit	$44,000	$44,436
Mortgage loans	453,498	213,429
Other secured loans	22,000	40,000
Accounts payable and other accrued liabilities	12,789	7,117
Accrued dividends and distributions	8,276	—
Acquired below market leases, net of accumulated amortization of $9,528 in 2004 and $5,768 in 2003	37,390	19,258
Security deposits and prepaid rents	6,276	3,267
Asset management fees payable to related party	—	796

Total liabilities	584,229	328,303

Commitments and contingencies	—	—

Minority interests in consolidated joint ventures	997	3,444
Minority interests in operating partnership	254,862	—

Stockholder’s and owner’s equity:
Preferred Stock, 20,000,000 authorized, none outstanding	—	—
Common Stock; $0.01 par value; 100,000,000 authorized, 21,421,300 shares issued and outstanding	214	—
Additional paid-in capital	182,411	—
Dividends in excess of earnings	(9,517)	—
Accumulated other comprehensive income, net	91	305
Owner’s equity	—	147,646

Total stockholders’ and owner’s equity	173,199	147,951

Total liabilities, stockholders’ and owner’s equity	$1,013,287	$479,698

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Operations

(in thousands, except share data)

	The Company	The Predecessor
	Period from November 3, 2004 through December 31, 2004	Period from January 1, 2004 through November 2, 2004	Year Ended December 31,
			2003	2002
Revenues:
Rental	$21,232	$67,876	$50,099	$21,203
Tenant reimbursements	4,083	12,146	8,661	3,894
Other	30	1,754	4,328	458

Total revenues	25,345	81,776	63,088	25,555

Expenses:
Rental property operating and maintenance	5,173	13,801	8,624	4,997
Property taxes	2,085	7,249	4,688	2,755
Insurance	472	1,403	626	83
Interest	5,547	18,914	10,091	5,249
Asset management fees to related party	—	2,655	3,185	3,185
Depreciation and amortization	7,373	24,025	16,295	7,659
General and administrative	20,725	292	329	249
Net loss from early extinguishment of debt	283	—	—	—
Other	57	2,748	2,459	1,249

Total expenses	41,715	71,087	46,297	25,426

Income (loss) before minority interests	(16,370)	10,689	16,791	129
Minority interests in consolidated joint ventures	13	(37)	149	190
Minority interests in operating partnership	(10,214)	—	—	—

Net income (loss)	$(6,169)	$10,726	$16,642	$(61)

Loss per share—basic and diluted	$(0.30)

Weighted average common shares—basic and diluted	20,770,875

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Stockholders’ And

Owners’ Equity (Deficit) And Comprehensive Income (Loss)

(in thousands, except share data)

	Number of Common Shares	Common Stock	Additional Paid-in Capital	Dividends In Excess of Earnings	Accumulated Other Comprehensive Income, net	Owner’s Equity	Total
Balance at December 31, 2001	—	$—	$—	$—	$—	$990	$990

Contributions	—	—	—	—	—	86,090	86,090
Distributions	—	—	—	—	—	(4,305)	(4,305)
Net loss	—	—	—	—	—	(61)	(61)
Other Comprehensive Income—Foreign currency translation adjustments	—	—	—	—	463	—	463

Comprehensive income							402

Balance at December 31, 2002	—	—	—	—	463	82,714	83,177

Contributions	—	—	—	—	—	131,181	131,181
Distributions	—	—	—	—	—	(82,891)	(82,891)
Net income	—	—	—	—	—	16,642	16,642
Other Comprehensive Income—Foreign currency translation adjustments	—	—	—	—	(158)	—	(158)

Comprehensive income							16,484

Balance at December 31, 2003	—	—	—	—	305	147,646	147,951

Contributions	—	—	—	—	—	130,264	130,264
Distributions	—	—	—	—	—	(68,971)	(68,971)
Net income	—	—	—	—	—	10,726	10,726
Other comprehensive income—Foreign currency translation adjustments	—	—	—	—	33	—	33

Comprehensive income							10,759

Balance at November 2, 2004	—	—	—	—	338	219,665	220,003

The Company
Reclassify Predecessor owner’s equity	—	—	219,665	—	—	(219,665)	—
Net proceeds from sale of common stock	21,421,300	214	230,584	—	—	—	230,798
Record minority interests	—	—	(267,851)	—	(201)	—	(268,052)
Amortization of fair market value of stock options, net of minority interests	—	—	13	—	—	—	13
Dividends	—	—	—	(3,348)	—	—	(3,348)
Net loss	—	—	—	(6,169)	—	—	(6,169)
Other comprehensive loss—Fair value of interest rate swaps, net of minority interests	—	—	—	—	(11)	—	(11)
Other comprehensive loss—Foreign currency translation adjustments, net of minority interests	—	—	—	—	(35)	—	(35)

Comprehensive loss							(6,215)

Balance at December 31, 2004	21,421,300	$214	$182,411	$(9,517)	$91	$—	$173,199

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Cash Flows

(in thousands)

	The Company and the Predecessor	The Predecessor
	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Cash flows from operating activities:
Net income (loss)	$4,557	$16,642	$(61)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interests in operating partnership	(10,214)	—	—
Minority interests in consolidated joint ventures	(24)	149	190
Distributions to joint venture partners	(288)	(240)	(395)
Write-off of net assets due to early lease terminations	2,204	2,094	1,210
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground lease	18,254	9,480	3,621
Amortization over the vesting period of the fair value of stock options	32	—	—
Compensation expense for fully-vested long-term incentive units granted	17,887	—	—
Amortization of deferred financing costs	4,590	816	341
Write-off of deferred financing costs, net of write-off of debt premium included in net loss on early extinguishment of debt	283	—	—
Amortization of debt premium	(903)	(970)	(889)
Amortization of acquired in place lease value and deferred leasing costs	13,144	6,815	4,038
Amortization of acquired above market leases and acquired below market leases, net	(190)	(1,892)	(2,051)
Changes in assets and liabilities:
Accounts and other receivables	(2,287)	1,101	(2,228)
Deferred rent	(7,065)	(3,769)	(1,409)
Deferred leasing costs	(2,216)	(2,009)	—
Other assets	(906)	(1,686)	(43)
Accounts payable and other accrued liabilities	5,567	(482)	5,633
Security deposits and prepaid rents	3,009	1,579	1,688
Asset management fees payable to related party	(796)	—	—

Net cash provided by operating activities	44,638	27,628	9,645

Cash flows from investing activities:
Acquisitions of properties	(348,507)	(210,318)	(163,363)
Deposits paid for acquisitions of properties	(500)	—	(750)
Increase in restricted cash	(13,556)	(651)	—
Improvements to investments in real estate	(8,714)	(2,936)	(642)

Net cash used in investing activities	(371,277)	(213,905)	(164,755)

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Consolidated And Combined Statements Of Cash Flows—(Continued)

(in thousands)

	The Company and the Predecessor	The Predecessor
	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Cash flows from financing activities:
Borrowings on line of credit	$202,381	$91,436	$53,000
Repayments on line of credit	(202,817)	(100,000)	—
Proceeds from mortgage loans	266,951	131,420	23,173
Principal payments on mortgage loans	(103,044)	(2,673)	(1,057)
Proceeds from other secured loans	—	22,000	—
Principal payments on other secured loans	(29,384)	—	—
Proceeds from note payable under bridge loan	243,686	—	—
Principal payments on note payable under bridge loan	(243,686)	—	—
Payment of loan fees and costs	(9,495)	(3,000)	(1,553)
Contributions from joint venture partners	1,500	400	3,340
Return of capital to joint venture partners	(676)	—	—
Purchase of operating partnership units	(91,862)	—	—
Contributions from owner of the Predecessor	130,264	131,181	86,090
Distributions to owner of the Predecessor	(68,594)	(82,891)	(4,305)
Net proceeds from the sale of common stock	230,798	—	—

Net cash provided by financing activities	326,022	187,873	158,688

Net increase (decrease) in cash and cash equivalents	(617)	1,596	3,578
Cash and cash equivalents at beginning of year	5,174	3,578	—

Cash and cash equivalents at end of year	$4,557	$5,174	$3,578

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,955	$10,088	$4,945
Supplementary disclosure of noncash activities:
Increase (decrease) in net assets related to foreign currency translation adjustments	$(81)	$(158)	$463
Accrual of dividends and distributions	8,276	—	—
Accrual for additions to investments in real estate included in accounts payable and accrued expenses	1,139	1,859	1,849
Distribution of receivables to owner of the Company Predecessor	375	—	—
Reclassification of owner’s equity to minority interests in the Operating Partnership	268,052	—	—
Reduction in loan balance and related reduction in purchase price for the property	500	—	—
Allocation of purchase of properties to:
Investments in real estate	245,087	180,546	137,319
Acquired above market leases	36,707	10,614	4,281
Acquired below market leases	(22,789)	(6,964)	(19,343)
Acquired in place lease value	90,047	26,122	44,015
Loan premium	(545)	—	(2,909)

Cash paid for acquisition of properties	348,507	210,318	163,363
Mortgage loans assumed in connection with the acquisition of properties	77,213	—	60,648
Operating Partnership Units issued to acquire properties	71,230	—	—
Other secured loans assumed in connection with the acquisition of a property	11,884	—	—
Operating Partnership Units issued in connection with acquisition of the minority interest in a joint venture	4,748	—	—
Minority interest in joint venture reclassified to minority interest in Operating Partnership	(2,959)	—	—
Other secured loan obtained from seller of real estate	—	—	18,000
Purchase deposits applied to acquisitions of properties	—	750	1,881

Total purchase price	510,623	211,068	243,892

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements

(1) Organization and Description of Business

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, the Company) is engaged in the business of owning, acquiring, repositioning and managing technology-related real estate. As of December 31, 2004 the Company’s portfolio consists of 24 properties; 23 are located throughout the United States and one is located in London, England. The Company’s properties are located in a limited number of markets where technology tenants are concentrated, including the Atlanta, Boston, Dallas, Denver, Los Angeles, Miami, New York, Phoenix, Sacramento, San Francisco and Silicon Valley metropolitan areas. The portfolio consists of telecommunications infrastructure properties, information technology properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Company completed its initial public offering of common stock (the IPO) on November 3, 2004 and commenced operations on that date. The IPO resulted in sale of 20,000,000 shares of common stock at a price per share of $12.00, generating gross proceeds to the Company of $240.0 million. The aggregate proceeds to the Company, net of underwriters’ discounts, commissions and financial advisory fees and other offering costs were approximately $214.9 million. On November 30, 2004, an additional 1,421,300 shares of common stock were sold at $12.00 per share as a result of the underwriters exercising their over-allotment option. This resulted in additional net proceeds of approximately $15.9 million to the Company.

The Operating Partnership was formed on July 21, 2004 in anticipation of the IPO. Effective as of the completion of the IPO, including exercise of the underwriters’ over-allotment option and as of December 31, 2004, the Company, as sole general partner, owns a 40.5% interest in the Operating Partnership and has control over major decisions of the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner or approve the sale or refinancing of the Operating Partnership’s assets, although they do have certain protective rights.

The Company continues to operate and expand the business of its predecessor (the Company Predecessor). The Company Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate held by such subsidiaries.

As of December 31, 2004 and for the period from November 3, 2004 through December 31, 2004, the financial statements presented are the consolidated financial statements of the Company. The financial statements presented for periods prior to November 3, 2004 are the combined financial statements of the Company Predecessor.

Pursuant to a contribution agreement among GI Partners, the owner of the Company Predecessor and the Operating Partnership, which was executed in July 2004, on October 27, 2004, the Operating Partnership received a contribution of interests in certain of GI Partners’ properties in exchange for limited partnership interests in the Operating Partnership (Units) and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

The Company purchased a portion of the Units that were issued to GI Partners (which Units were subsequently allocated out to certain members of GI Partners) immediately following the completion of the IPO and upon exercise of the underwriters’ over-allotment option, the aggregate purchase price of which was $91.9

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

million. The purchase price was equal to the value of the Operating Partnership units based on the IPO price of the Company’s stock, net of underwriting discounts and commissions and financial advisory fees.

The Company and the Operating Partnership together with the investors in GI Partners and unrelated third parties (collectively, the Participants) engaged in certain formation transactions (the Formation Transactions) that were completed concurrently with the completion of the IPO. The Formation Transactions were designed to (i) continue the operations of the Company Predecessor, (ii) acquire additional properties or interests in properties from the Participants, (iii) enable the Company to raise the necessary capital to repay certain mortgage debt relating to certain of the properties and pay other indebtedness, (iv) fund costs, capital expenditures and working capital, (v) provide a vehicle for future acquisitions, (vi) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vii) preserve tax advantages for certain Participants.

The Company believes that it has operated in a manner that has enabled it to qualify and intends to elect to be treated, as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code) commencing with its taxable period ended December 31, 2004.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Combination and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership, the subsidiaries of the Operating Partnership and two consolidated joint ventures. Intercompany balances and transactions have been eliminated.

Property interests contributed to the Operating Partnership by GI Partners in exchange for Units have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Company Predecessor’s historical cost basis. Property interests acquired from third parties for cash or Units are accounted for using purchase accounting.

The accompanying combined financial statements of the Company Predecessor include the wholly-owned real estate subsidiaries and two majority-owned real estate joint ventures that GI Partners contributed to the Operating Partnership on October 27, 2004 in connection with the IPO. Intercompany balances and transactions have been eliminated. The interests of the joint venture partners, all of whom are third parties, are reflected in minority interests in the accompanying combined financial statements.

The accompanying combined financial statements of the Company Predecessor do not include the real estate subsidiaries for two properties owned by GI Partners that are subject to right of first offer agreements, whereby the Operating Partnership has the right to make the first offer to purchase these properties if GI Partners decides to sell them. The accompanying combined financial statements of the Company Predecessor also do not include any of GI Partners’ investments in privately held companies, which GI Partners did not contribute to the Operating Partnership.

The accompanying combined statements of the Company Predecessor include an allocation of GI Partners’ line of credit to the extent that such borrowings and the interest expense relate to acquisitions of the real estate owned by the subsidiaries and joint ventures that GI Partners contributed to the Operating Partnership. Additionally, the accompanying combined financial statements of the Company Predecessor include an allocation of asset management fees to a related party incurred by GI Partners along with an allocation of the

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

liability for any such fees that were unpaid as of December 31, 2003 and an allocation of GI Partners’ general and administrative expenses. Although neither the Company nor the Operating Partnership are or will be parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements since such fees were essentially the Company Predecessor’s historical general and administrative expense. The Company Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that subsequent to the completion of the IPO are incurred directly by the Company and the Operating Partnership. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

(b) Cash Equivalents

For purpose of the consolidated and combined statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents. As of December 31, 2004 and 2003, cash equivalents consist of investments in a money market fund.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground sublease	Term of the related sublease
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(e) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in–place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property including tenant improvement allowances and leasing commissions and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The aggregate fair value of in-place leases and tenant relationships is equal to the excess of (i) the fair value of a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the Company’s real estate because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

(f) Deferred Leasing Costs

Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

(g) Foreign Currency Translation

Assets and liabilities of the subsidiary that owns a real estate investment located in London, England are translated into U.S. dollars using year-end exchange rates except for the portion subject to a foreign currency

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

forward contract discussed in Note (2)(h); income and expenses are translated using the average exchange rates for the reporting period. The functional currency of this subsidiary is the British pound. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(h) Foreign Currency Forward Contract

The Company accounts for its foreign currency hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and FASB Statement No. 52, Foreign Currency Translation.

Changes in the fair value of foreign currency forward contracts that are highly effective as hedges are designated and qualify as foreign currency hedges, and are used as a hedge of a net investment in a foreign operation, are recorded as a component of accumulated other comprehensive income.

The terms of the foreign currency forward contract held as of December 31, 2004 and 2003, which had a notional amount denominated in British pounds of £7,850,000 and expired in January 2005, was used to convert the balances of the investment in real estate located in London, England into U.S. dollars. The fair value of such forward contract was $(2,802,000) and $(1,350,000) as of December 31, 2004 and 2003 respectively, and this is included in other comprehensive income included in stockholder’s and owner’s equity.

(i) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(j) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by the Company’s loan agreements including funds for leasing costs and improvements related to unoccupied space.

(k) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in additional paid-in capital.

(l) Stock Based Compensation

The Company accounts for stock based compensation, including stock options and fully vested long-term incentive units granted in connection with the IPO, using the fair value method of accounting under FASB Statement 123, Accounting for Stock Based Compensation. The estimated fair value of each of the long-term incentive units was equal to the IPO price of the Company’s stock and such amount was recorded as an expense upon closing of the IPO since those long-term incentive units were fully vested as of the grant date. The estimated fair value of the stock options granted by the Company is being amortized over the vesting period of the stock options.

(m) Interest Rate Swaps

The Company accounts for its interest rate swaps as cash flow hedges under FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities as discussed in note 10.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(n) Income Taxes

The Company intends to elect to be taxed as a REIT under the Code, commencing with its taxable period ended December 31, 2004. The Company has been organized and has operated in a manner that management believes has allowed the Company to qualify for taxation as a REIT under the Code commencing with the Company’s taxable period ended December 31, 2004, and the Company intends to continue to be organized and operate in this manner. As a REIT, the Company generally is not required to pay federal corporate income taxes on its taxable income to the extent it is currently distributed to the Company’s stockholders.

However, qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Code including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the Company will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

The Company has elected to treat two of the Operating Partnership’s subsidiaries as taxable REIT subsidiaries (each, a TRS). In general, a TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for either of the Company’s TRS entities for the periods presented in the accompanying consolidated and combined statements of operations due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforward will be utilized.

To the extent that any United Kingdom taxes are incurred by the subsidiary invested in real estate located in London, England, a provision is made for such taxes.

No provision has been made in the combined financial statements of the Company Predecessor for U.S. income taxes, as any such taxes are the responsibility of GI Partners’ Members, as GI Partners is a limited liability company.

(o) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying combined balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized when the related leases are canceled and the Company or the Company Predecessor has no continuing obligation to provide services to such former tenants.

A provision for possible loss is made if the receivable balances related to contractual rent, rent recorded on a straight-line basis, and tenant reimbursements are considered to be uncollectible.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(p) Management’s Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(q) Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

(3) Minority Interests in the Operating Partnership

Minority interests relate to the interests in the Operating Partnership that are not owned by the Company, which, at December 31, 2004, amounted to 59.5%. In conjunction with the formation of the Company, GI Partners received Units in exchange for contributing ownership interests in the Company Predecessor’s properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued Units to those sellers. Limited partners who acquired Units in the formation transactions have the right, commencing on or after January 3, 2006, to require the Operating Partnership to redeem part or all of their Units for cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of the redemption. Alternatively, the Company may elect to acquire those Units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events.

Pursuant to the GI Partners’ contribution agreement, the Operating Partnership assumed or succeeded to all of GI Partners’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. GI Partners’ contribution agreement contains representations and warranties by GI Partners to the Operating Partnership with respect to the condition and operations of the properties and interests contributed and certain other matters. With some exceptions, GI Partners has agreed to indemnify the Operating Partnership for breach of these representations and warranties on or prior to February 15, 2006, subject to a $500,000 deductible and up to a maximum of $15.0 million. GI Partners pledged approximately 1.3 million Units to the Operating Partnership in order to secure its indemnity obligations, and in except in limited circumstances these Units will be the sole recourse of the Operating Partnership in the case of a breach of a representation or warranty or other claim for indemnification.

Immediately following the completion of the IPO, GI Partners made a pro rata allocation, in accordance with their respective interests and with the terms of its constitutive documents, to its investors, a portion of the Units received by GI Partners in the formation transactions consummated concurrently with the IPO (having an aggregate value of approximately $81.7 million based on the IPO price of the Company’s stock), and immediately thereafter, the Company purchased from these investors the units allocated to them at a price per unit of $11.16, which is equal to the per share IPO price of the Company’s stock, net of underwriting discounts and commissions and financial advisory fees paid to the underwriters for the IPO. In addition, since the underwriters exercised their over-allotment option in connection with the IPO, GI Partners made an additional pro rata allocation to the investors of GI Partners of 1,421,300 Units (equal to the number of shares sold pursuant to such exercise), and the Company purchased such Units from these investors at a price per unit equal to $11.16 per share. The units purchased by the Company from the investors of GI Partners automatically converted from limited partner interests to general partner interests upon purchase by the Company.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority indirect investors in GI Partners, and received in the aggregate less than 0.1% of the total cash paid by us to the investors of GI Partners in connection with our purchase of the Units held by them.

In connection with the completion of the IPO, the Operating Partnership entered into a contribution agreement with certain third parties (the eXchange parties), pursuant to which the eXchange parties contributed their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the Operating Partnership in exchange for cash, units and the assumption of debt. Under the eXchange parties’ contribution agreement, the eXchange parties directly received $15.0 million in cash, 5,935,846 Units and the Operating Partnership assumed or repaid an aggregate of $62.8 million of indebtedness encumbering the properties. The eXchange parties are unaffiliated with GI Partners; however John O. Wilson, the Company’s Executive Vice President, Technology Infrastructure owns a 10% interest in the eXchange parties.

Pursuant to the eXchange parties’ contribution agreement, the Operating Partnership assumed or succeeded to all the eXchange parties’ rights, obligations and responsibilities with respect to the properties involved. The eXchange parties’ contribution agreement contains representations and warranties by the eXchange parties to the Operating Partnership with respect to the condition and operations of the properties and assets contributed to us and certain other matters. The eXchange parties have agreed to indemnify the Operating Partnership for breach of these representations and warranties on or prior to February 15, 2006, subject to a $150,000 deductible and up to a maximum of $5.0 million. The eXchange parties pledged approximately 417,000 units to the Operating Partnership, in order to secure its indemnity obligations, and, except in limited circumstances, these units will be the sole recourse of the Operating Partnership in the case of a breach of a representation or warranty or other claim for indemnification.

Under the eXchange parties’ contribution agreement, the Company has agreed to indemnify each eXchange party against adverse tax consequences in the event the Operating Partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO.

Under the eXchange parties’ contribution agreement, the Company agreed to make $20.0 million of indebtedness available for guaranty by theses parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO.

Upon completion of the IPO and after the Company purchased, immediately following the completion of the IPO, 6,810,036 units from the investors of GI Partners, 62.2% of the carrying value of the net assets of the Operating Partnership was allocated to minority interests. As a result of the exercise of the underwriters’ over- allotment option of 1,421,300 shares on November 28, 2004, and the purchase of 1,421,300 units from the investors of GI Partners immediately following the exercise of the over-allotment option, the minority interests were reduced to 59.5%.

As of December 31, 2004, GI Partners owns 23,699,359 Units or 44.8% of total Units, third parties own 6,331,511 Units or 11.9% of total Units and Company employees, non-employee directors and the Company’s Executive Chairman together own 1,490,561 fully vested long-term incentive units or 2.8% of total Units. Long-term incentive units are further discussed in note 8.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(4) Investment in Real Estate

As of December 31, 2004 the Company held 24 properties; 23 located in eight states of the United States of America and one located in London, England, with 21% and 50% of carrying value of investments in real estate comprised of five properties located in Texas and eleven properties located in California, respectively.

As of December 31, 2003, the Company’s Predecessor held 13 properties; 12 located in six states within the United States and one located in London, England, with 29% and 27% of the carrying value of the investments in real estate comprised of three properties located in Texas and four properties located in California, respectively.

The Predecessor had a 90% ownership interest in a property known as Univision Tower, located in Texas. The minority partner’s 10% share is reflected in minority interests in the accompanying combined financial statements through November 3, 2004 when such interest was purchased by the Company upon completion of the IPO.

The Company has a 98% ownership interest in a property known as Stanford Place II, located in Colorado. The minority partner’s 2% share is reflected in minority interests in the accompanying financial statements. Distributions from this joint venture are allocated based on the stated percentage interests until distributions exceed the amount required to return all capital plus a 15% return. After that, disproportionate allocations are made based on the formulas described in the joint venture agreement whereby the 2% joint venture partner is allocated a larger share.

At December 31, 2004, the Company owned a 75% tenancy-in-common interest in the eBay Data Center property and an unrelated third party held the remaining 25% of the tenancy-in-common. On January 7, 2005, the third-party owner of the remaining 25% interest in this property exercised its option to require us to purchase its 25% interest. The purchase price for the remaining 25% interest was $4.1 million. The acquisition was completed on January 21, 2005.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(5) Debt

A summary of outstanding indebtedness as of December 31, 2004 and 2003 is as follows (in thousands):

Properties	Interest Rate	Maturity Date	Principal Outstanding Dec 31 2004	Principal Outstanding Dec 31 2003
100 Technology Center Drive—Mortgage	LIBOR + 1.70% (1)	Apr. 1, 2009	$20,000	$—
200 Paul Avenue—Mortgage	LIBOR + 3.17% (1)	Jul. 1, 2006 (2)	46,749	—
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage	LIBOR + 1.59% (1)	Aug. 9, 2006 (3)	43,000	43,000
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	LIBOR + 5.75%	Aug. 9, 2006 (3)	22,000	22,000
AT&T Web Hosting Facility—Mortgage	LIBOR + 1.85% (1)	Dec. 1, 2006 (2)	8,775	8,775
Camperdown House—Mortgage	6.85%	Oct. 31, 2009	22,672 (4)	23,079
Carrier Center—Mortgage	LIBOR + 4.25% (1)	Nov. 11, 2007 (6)	25,964	—
Granite Tower—Mortgage	LIBOR + 1.20% (5)	Jan. 1, 2009	21,645	21,645
Maxtor Manufacturing Facility—Mortgage	LIBOR + 2.25%	Dec. 31, 2006 (2)	17,965	18,000
Stanford Place II—Mortgage	5.14%	Jan. 10, 2009	26,000	26,000
Univision Tower—Mortgage (10)	6.04%	Nov. 6, 2009	57,943	—
Univision Tower—Mortgage	7.52%	— (9)	—	39,856
Univision Tower—Mezzanine	8.00%	— (9)	—	18,000
36 Northeast Second Street—Mortgage	4.00%	— (9)	—	18,024
eBay Data Center Bridge Loan	LIBOR + 2.00%	Aug. 11, 2005	7,950	—
ASM Lithography Facility—Mortgage (9)	4.75%	—	—	14,000
Secured Term Debt (7)	5.65%	Nov. 11, 2014	154,835	—
Unsecured Credit Facility (8)	LIBOR + 1.625%	Nov. 3, 2007	44,000	—
Allocation of GI Partners Revolving Credit Facility	LIBOR + 0.875%	— (9)	—	44,436

Total principal outstanding			519,498	296,815
Loan premium			—	1,050

Total indebtedness			$519,498	$297,865

(1)	The Company has entered into interest rate swap agreements as a cash flow hedge for these loans. The total variable debt subject to the swap agreements was $140.2 million as of December 31, 2004. See note 10 for further information.
(2)	Two one-year extensions are available.
(3)	A 13-month extension and a one-year extension are available.
(4)	Based on our hedged exchange rate of $1.6083 to £1.00.
(5)	Subject to a 2.5% LIBOR floor.
(6)	A one-year extension option is available.
(7)	This amount represents mortgage debt that is secured by our interests in 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building, and Webb at LBJ. Each of the six loans are cross-collateralized by the six properties.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(8)	The interest rate under our unsecured credit facility equals LIBOR plus a margin of between 1.375% to 1.750% based on our leverage ratio and also includes a base rate option of 0.375%—0.750%.
(9)	This loan was repaid upon completion of the IPO.
(10)	The Univision Tower mortgage loan is also secured by a $5.0 million letter of credit.

As of December 31, 2004, principal payments due for our loans are as follows (in thousands):

2005	$15,692
2006	141,844
2007	74,651
2008	5,889
2009	138,047
Thereafter	143,375

Total	$519,498

The Company has a $200 million unsecured revolving credit facility that expires on November 3, 2007. Approximately $44.0 million was drawn under this facility as of December 31, 2004 and approximately $53.9 million of this credit facility remained available pursuant to the terms of this facility. The unsecured credit facility has a one-year extension option. The credit facility contains various restrictive covenants, including limitations on the Company’s ability to incur additional indebtedness, make certain investments or merge with another company, limitations on restricted payments, and requirements to maintain financial coverage ratios and maintain a pool of unencumbered assets.

The limitation on restricted payments, referred to above, provide that, except to enable the Company to maintain its status as a REIT for federal income tax purposes, the Company, will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2004, the Company was in compliance with all the covenants.

Some of the loans impose penalties upon prepayment. The terms of the following loans do not permit prepayment of the loan prior to the dates listed below:

Loan	Date
Carrier Center Mortgage	October 2005
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building Mortgage	October 2005
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building Mezzanine	October 2005
Granite Tower Mortgage	January 2006
100 Technology Center Drive Mortgage	March 2006
Univision Tower Mortgage	August 2009
Secured Term Debt	September 2014

Borrowings under GI Partners’ $100,000,000 revolving credit facility were allocated to the Company Predecessor to the extent that the borrowings related to the Company Predecessor’s real estate investments. Upon completion of the IPO, the Company assumed and repaid $6.1 million of such borrowings. Outstanding advances under GI Partners’ line of credit bore interest at variable rates based on LIBOR plus 0.875%.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(6) Loss per Share

The following is a summary of the elements used in calculating basic and diluted loss per share (in thousands, except share and per share amounts):

November 3, 2004 Through December 31, 2004
Net loss	$(6,169)
Weighted average shares outstanding—basic	20,770,875
Potentially dilutive common shares (1):
Stock options	—
Weighted average shares outstanding—diluted	20,770,875
Net loss per share—basic and diluted	$(0.30)

(1)	For the period November 3, 2004 through December 31, 2004 the potentially dilutive shares related to stock options for 924,902 shares were not included in the loss per share calculation, as the effect is antidilutive.

(7) Stockholders Equity

(a) Shares and Units

A Unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. A Unit may be redeemed for cash, or, at the Company’s option, exchanged for shares of common stock on a one-for-one basis after January 3, 2006, except for long-term incentive units, which are discussed in Note 8. There were 21,421,300 shares of common stock and 31,521,431 of Units outstanding as of December 31, 2004.

(b) Dividends

On December 14, 2004, the Company declared a dividend to common stockholders of record and the Operating Partnership declared a distribution to Unit holders of record, in each case as of December 31, 2004, totaling approximately $8.3 million or $0.156318 per share or unit, covering the period from the completion of the IPO on November 3, 2004 through December 31, 2004. The dividend and distribution were paid on January 14, 2005. The dividend and distribution were equivalent to an annual rate of $0.975 per share and unit.

(c) Stock Options

The fair market value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2004. The fair values are being expensed on a straight-line basis over the vesting period of the options, which is four years. The expense recorded for the period from the completion of the IPO on November 3, 2004 through December 31, 2004 was $32,000.

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted for the period ended December 31, 2004:

Dividend yield	7.92%
Expected life of option	120 months
Risk-free interest rate	4.11%
Expected stock price volatility	22.29%

The weighted-average fair value of stock options granted during 2004 was $0.91.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

A summary of the stock option activity for the 2004 Incentive Award Plan for the period ended December 31, 2004 is as follows:

	Shares	Weighted-Average Exercise Price
Options outstanding, beginning of year	—	$—
Granted	924,902	12.16
Exercised	—	—
Cancelled	—	—

Options outstanding, end of year	924,902	12.16

Exercisable, end of year	—	—

Weighted-average fair value of options granted during the year		0.91

During the period ended December 31, 2004, we had 924,902 stock options outstanding, with exercise prices ranging from $12.00 to $13.02. The weighted-average remaining contractual life of these options at December 31, 2004 was 9.86 years.

(d) Distributions

Earnings and profits, which determine the taxability of distributions to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of loss on extinguishment of debt, revenue recognition, compensation expense and in the basis of depreciable assets and estimated useful lives used to compute depreciation.

Dividends declared by a REIT in October, November or December of any calendar year, payable to stockholders of record on a specified date in any such month, shall be deemed to have been paid by the REIT, and received by such stockholder on December 31 of such calendar year, provided the dividend is actually paid in January of the following year. The Company believes that this provision only applies to the extent of its otherwise undistributed 2004 earnings and profits. Accordingly, approximately 25% to 30% of the distribution declared by the Company on December 14, 2004, payable to stockholders of record on December 31, 2004, and paid on January 14, 2005, will be treated as a dividend for federal income tax purposes in 2004 and the remainder will be treated as distributed to the stockholders in 2005.

(8) Incentive Plan

The Company’s incentive award plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the incentive award plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the incentive award plan. The Company has reserved a total of 4,474,102 shares of common stock for issuance pursuant to the incentive award plan, subject to certain adjustments set forth in the plan. Each long-term incentive unit issued under the incentive award plan will count as one share of stock for purposes of calculating the limit on shares that may be issued under the plan and the individual award limit discussed below.

Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as common units in the Operating Partnership, which equal per share distributions on the Company’s common stock. Initially, long-term incentive units do not have full parity with common units

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

with respect to liquidating distributions. Upon the occurrence of specified events, long-term incentive units may over time achieve full parity with common units in the Operating Partnership for all purposes, and therefore accrete to an economic value for participants equivalent to the Company’s common stock on a one-for-one basis. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership.

In connection with the IPO an aggregate of 1,490,561 of fully vested long-term incentive units were issued and compensation expense totaling $17.9 million was recorded at the completion of the IPO. Parity was reached for these units on February 9, 2005 upon completion of the series A preferred stock offering. See note 16.

(9) Fair Value of Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires us to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

The estimates of the fair value financial instruments at December 31, 2004 and 2003, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents and asset management fees payable to a related party approximate fair value because of the short-term nature of these instruments. As described in note 10, the interest rate cap, interest rate swap and foreign currency forward contracts are recorded at fair value.

We calculate the fair value of our notes payable under line of credit, mortgage and other secured loans based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt.

At December 31, 2004 the aggregate fair value of the Company’s mortgage and other secured loans is estimated to be $530.9 million compared to the carrying value of $519.5 million. As of December 31, 2003 the fair value of the Company’s Predecessor loans was estimated to be approximately $300.9 million compared to a carrying value of $297.9 million.

(10) Derivative Instruments

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, the Company records all derivatives in the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. Through December 31, 2004, such derivatives were used to hedge the variable cash flows associated with floating rate debt.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transactions affect earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives designated as net investment hedges, changes in the fair value of the derivative are reported in other comprehensive income (outside of earnings) as part of the cumulative translation adjustment. As of December 31, 2004, no derivatives were designated as fair value hedges. Additionally, the Company does not use derivatives for trading or speculative purposes.

During 2004, the Company entered into interest rate swaps to hedge variability in cash flows related to $140.3 million of its floating-rate debt. The fair value of such derivatives was ($27,000) at December 31, 2004. For 2004, the change in net unrealized losses for derivatives designated as cash flow hedges was $27,000 and is separately disclosed in the statement of stockholders’ equity and other comprehensive income net of the amount allocated to minority interests.

The Company has two LIBOR interest rate caps that are not designated as hedges. The fair values of the caps were immaterial as of December 31, 2004.

In 2003, one of the Company’s subsidiaries entered into a foreign currency forward sale of £7.9 million, with delivery date of January 24, 2005, to hedge an equity investment in Camperdown House. The forward contract had been designated as a net investment hedge and had a value of ($2.8) million and ($1.4) million on December 31, 2004 and 2003, respectively. The change in value of the derivative was recorded in other comprehensive income as a part of cumulative translation adjustment. Amounts in other comprehensive income (cumulative translation adjustment) related to the net investment hedge will be reclassified to earnings when the hedged investment is sold or liquidated.

The table below summarizes the terms of these interest rate swaps and their fair values as of December 31, 2004 (in thousands):

Notional Amount	Strike Rate	Effective Date	Expiration Date	Fair Value
$ 46,908	3.178%	Nov. 26, 2004	Jul. 1, 2006	$3
43,000	3.250	Nov. 26, 2004	Sep. 15, 2006	1
21,645	3.754	Nov. 26, 2004	Jan. 1, 2009	(11)
20,000	3.824	Nov. 26, 2004	Apr. 1, 2009	(19)
8,775	3.331	Nov. 26, 2004	Dec. 1, 2006	(1)

$ 140,328				$(27)

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(11) Recent Accounting Pronouncements

Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), was issued in December 2004. SFAS 123(R), which is effective for the Company beginning with the third quarter of 2005, requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. We do not believe the adoption of SFAS 123(R) will have a material impact on our results of operations, financial position or liquidity.

(12) Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of December 31, 2004, under non-cancelable operating leases are as follows (in thousands):

2005	$112,831
2006	113,844
2007	112,578
2008	110,078
2009	106,599
Thereafter	417,672

Total	$973,602

For the year ended December 31, 2004, rental revenue earned from Savvis Communications comprised approximately 11.1% of total rental revenue. For the years ended December 31, 2003 and 2002, no single tenant comprised more than 10% of rental revenue.

(13) Asset Management and Other Fees to Related Parties

Asset management fees incurred by GI Partners totaling approximately $2.7 million, $3.2 million and $3.2 million have been allocated to the Company Predecessor for the period from January 1, 2004 through November 2, 2004 and for the years ended December 31, 2003 and 2002, respectively. Such fees were paid to an affiliate of GI Partners. Although neither the Company nor the Operating Partnership are or will be parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements of the Company Predecessor since such fee is essentially the Company Predecessor’s historical general and administrative expense as the Company Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that are incurred directly by the Company and the Operating Partnership subsequent to the completion of the IPO. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

The Company has engaged CB Richard Ellis Investors to provide transitional accounting and other services for an interim period expected to last through the end of the first fiscal reporting period in 2005. The fee for such services is approximately $59,000.

As of December 31, 2004, GI Partners had $1.2 million of letters of credit outstanding that secure obligations relating to two of the Company’s properties, Carrier Center and Stanford Place II. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. The Company is in the process of causing these letters of credit to

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

be transferred to the Company. The Company is currently reimbursing GI Partners for the costs of maintaining the letters of credit, which payments are less than $5,000 per quarter.

Additionally, the Company and the Company Predecessor paid additional compensation, not encompassed in the management fee, to affiliates of CB Richard Ellis Investors for real estate services. The following schedule presents fees incurred by the Company and the Company Predecessor and earned by affiliates of CB Richard Ellis Investors (in thousands):

	Years Ended December 31,
	2004	2003	2002
Lease commissions	$411	$1,092	$116
Brokerage fees	—	491	208
Property management fees and other	1,068	406	11

Total	$1,479	$1,989	$335

(14) Commitments and Contingencies

(a) Operating Leases

The Company has a ground sublease obligation on the ASM Lithography Facility that expires in 2082. After February 2036, rent for the remaining term of the ASM Lithography Facility ground lease will be determined based on a fair market value appraisal of the property and, as result, is excluded from the information below. Rental expense for the ground lease was $339,000 and $198,000 for the year ended December 31, 2004 and for the period from the acquisition of the property in May 2003 through December 31, 2003 respectively.

The minimum commitment under this lease as of December 31, 2004 was as follows (in thousands):

2005	$241
2006	241
2007	241
2008	241
2009	241
Thereafter through February 2036	9,581

Total	$10,786

(b) Purchase Commitments

As of December 31, 2004, the Company had committed to purchase two investments in real estate and such purchases were consummated in March 2005. See note 16.

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

(15) Quarterly Financial Information (unaudited)

The tables below reflect the Company’s selected quarterly information for the Company and the Company Predecessor for the years ended December 31, 2004 and 2003. Certain amounts have been reclassified to conform to the current year presentation.

Consolidated and Combined Statements of Operations Information

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2004(1)	September 30, 2004	June 30, 2004	March 31, 2004
Total revenue	$36,205	$29,346	$22,800	$18,770
Income (loss) before minority interests	(15,569)	3,387	2,994	3,507
Net income (loss)	(5,359)	3,359	3,096	3,461
Net loss per share—basic and diluted (2)	$(0.30)	$—	$—	$—

Weighted-average shares—basic and diluted	20,775,875

	Three Months Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Total revenue	$18,281	$13,970	$13,824	$17,013
Income (loss) before minority interests	3,909	3,708	3,986	5,188
Net income (loss)	3,886	3,655	3,937	5,164

(1)	Represents consolidated operating results for the Company for the period from November 3, 2004 to December 31, 2004 and combined operating results for the Company Predecessor for the period from October 1, 2004 to November 2, 2004. The operating results for the quarter ended December 31, 2004 may not be comparable to future expected operating results of the Company since they include various IPO-related charges.
(2)	The net loss per share—basic and diluted is for the period from November 3, 2004 to December 31, 2004. This may not be comparable to future net income (loss) per share since it includes the effect of various IPO-related charges.

(16) Subsequent Events

On January 14, 2005, the Company paid a partial fourth quarter dividend on the Company’s common stock and the Operating Partnership paid a partial fourth quarter distribution on its outstanding units for the period from November 3, 2004 through December 31, 2004 of $0.156318 per share and unit. The dividend and distribution is equivalent to an annual rate of $0.975 per share and unit.

As of December 31, 2004, the Company owned a 75% tenancy-in-common interest in eBay Data Center, a 62,957 square foot data center located in Rancho Cordova, California. On January 21, 2005, the Operating Partnership purchased the remaining 25% interest in this property for $4.1 million.

On January 24, 2005 the Company settled the foreign currency forward contract that was assumed from GI Partners and related to the Camperdown House property located in the United Kingdom for a payment of approximately $2.5 million. On the same date the Company entered into a new foreign currency forward contract

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

Notes To Consolidated And Combined Financial Statements—(Continued)

to hedge the foreign currency risk related to owning a property in the United Kingdom. On February 4, 2005 GI Partners reimbursed the Company for $1.9 million of such settlement since it was determined that the negative value associated with the forward contract was not otherwise factored into the determination of the number of units that were granted to GI Partners in exchange for its interests in Camperdown House.

On February 9, 2005, the Company completed the offering of 4.14 million shares of its 8.5% Series A Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) for total net proceeds, after the underwriting discount and estimated expenses, of $99.3 million, including the proceeds from the exercise of an underwriters’ over-allotment option. The Company and the Operating Partnership used the net proceeds from this offering to reduce borrowings under the Operating Partnership’s unsecured credit facility, acquire two properties in March 2005 and for investment and general corporate purposes.

On February 14, 2005, the Company declared a dividend on its series A preferred stock of $0.30694 per share for the period from February 9, 2005 through March 31, 2005. The dividend is equivalent to an annual rate of $2.125 per preferred share. On February 14, 2005, the Company also declared a dividend on its common stock and common units of $0.24375 per share. This dividend is equivalent to an annual rate of $0.975 per common share and common unit.

On March 14, 2005, the Company purchased of the property known as 833 Chestnut Street located in Philadelphia, Pennsylvania for approximately $59.0 million.

On March 14, 2005, the Company executed a purchase and sale agreement to acquire Printers’ Square located in Chicago, Illinois for approximately $37.5 million.

On March 15, 2005, the Company executed a purchase and sale agreement to acquire a property known as Lakeside Technology Center in Chicago, Illinois, for approximately $142.6 million. The seller can earn an additional $20.0 million by obtaining a change in the real estate tax classification prior to December 31, 2006.

On March 17, 2005, the Company purchased the property known as MAPP Building located in Minneapolis/St Paul, Minnesota for approximately $15.6 million.

In March 2005, the Company entered into an agreement to sublease office space in San Francisco, California for its headquarters under a seven-year lease with annual rent of approximately $0.4 million.

DIGITAL REALTY TRUST, INC.

Schedule III

Properties And Accumulated Depreciation

December 31, 2004

(In thousands)

Description	Encumbrances		Initial Costs			Costs Capitalized Subsequent to Acquisition		Total Costs				Accumulated Depreciation and Amortization	Date of Acquis.(A) Constr.(C)
			Land	Acquired Ground Lease	Buildings and Improvements	Improvements	Carrying Costs	Land	Acquired Ground Lease	Buildings and Improvements	Total
PROPERTIES:
Univision Tower, Dallas, TX	$57,943		$1,838	$—	$77,604	$4,855	$—	$1,838	$—	$82,459	$84,297	$(7,568)	2002	(A)
36 Northeast Second Street, Miami, FL	18,231		1,942	—	24,184	(477)	—	1,942	—	23,707	25,649	(2,098)	2002	(A)
Camperdown House, London, UK	22,672		3,776	—	28,166	1,410	—	3,776	—	29,576	33,352	(2,028)	2002	(A)
Hudson Corporate Center, Weehawken, NJ	46,750		5,140	—	48,526	442	—	5,140	—	48,968	54,108	(3,624)	2002	(A)
NTT/Verio Premier Data Center, San Jose, CA	19,250	*	3,607	—	23,008	—	—	3,607	—	23,008	26,615	(1,665)	2002	(A)
Ardenwood Corporate Park, Fremont, CA	38,000	*	15,330	—	32,419	1,749	—	15,330	—	34,168	49,498	(2,431)	2003	(A)
VarTec Building, Carrollton, TX	7,750	*	1,477	—	10,330	—	—	1,477	—	10,330	11,807	(730)	2003	(A)
ASM Lithography Facility, Tempe, AZ			—	1,477	16,472	—	—	—	1,477	16,472	17,949	(778)	2003	(A)
AT&T Web Hosting Facility, Atlanta, GA	8,775		1,250	—	11,578	152	—	1,250	—	11,730	12,980	(513)	2003	(A)
Granite Tower, Dallas, TX	21,645		3,643	—	22,060	126	—	3,643	—	22,186	25,829	(1,170)	2003	(A)
Brea Data Center, Brea, CA	7,942		3,777	—	4,611	20	—	3,777	—	4,631	8,408	(384)	2003	(A)
Maxtor Manufacturing Facility, Fremont, CA	17,965		5,272	—	20,166	—	—	5,272	—	20,166	25,438	(646)	2003	(A)
Stanford Place II, Denver, CO	26,000		3,662	—	29,183	2,250	—	3,662	—	31,433	35,095	(2,461)	2003	(A)
100 Technology Center Drive, Stoughton, MA	20,000		2,957	—	22,417	14	—	2,957	—	22,431	25,388	(687)	2004	(A)
Siemens Building, Dallas, TX	11,188		2,983	—	10,650	20	—	2,983	—	10,670	13,653	(317)	2004	(A)
Savvis Data Center, Santa Clara, CA	—		6,065	—	43,817	—	—	6,065	—	43,817	49,882	(819)	2004	(A)
Carrier Center, Los Angeles, CA	25,964		18,478	—	50,824	547	—	18,478	—	51,371	69,849	(1,108)	2004	(A)
Webb at LBJ, Dallas, TX	34,463		5,881	—	34,473	3	—	5,881	—	34,476	40,357	(470)	2004	(A)
Comverse Technology Building, Wakefield, MA	36,261		12,416	—	26,154	85	—	12,416	—	26,239	38,655	(652)	2004	(A)
AboveNet Data Center, San Jose, CA	—		2,068	—	29,214	—	—	2,068	—	29,214	31,282	(218)	2004	(A)
eBay Data Center, Rancho Cordova, CA	7,950		1,459	—	8,266	—	—	1,459	—	8,266	9,725	(73)	2004	(A)
200 Paul Avenue, San Francisco, CA	46,749		14,427	—	75,777	145	—	14,427	—	75,922	90,349	(398)	2004	(A)
1100 Space Park Drive, Santa Clara, CA	—		5,130	—	18,206	1	—	5,130	—	18,207	23,337	(142)	2004	(A)
Burbank Data Center, Burbank, CA	—		6,534	—	8,356	—	—	6,534	—	8,356	14,890	—	2004	(A)

	$475,498		$129,112	$1,477	$676,461	$11,342	$—	$129,112	$1,477	$687,803	$818,392	$(30,980)

*	This is an allocation of a $43,000 loan secured by three properties.

See accompanying report of registered public accounting firm.

DIGITAL REALTY TRUST, INC.

Notes To Schedule III

Properties And Accumulated Depreciation

December 31, 2004

(In thousands)

(1) Tax Basis Cost

The aggregate gross cost of Digital Realty Trust, Inc. (the company) properties for federal income tax purposes approximated $793.4 million (unaudited) as of December 31, 2004.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Company’s properties for financial reporting purposes for each of the years in the three year period ended December 31, 2004.

	The Company and the Company Predecessor Year Ended December 31	The Company Predecessor Years Ended December 31,
	2004	2003	2002
Balance, beginning of year	$404,763	$220,630	$—
Additions during period (acquisitions and improvements)	414,877	184,673	220,630
Deductions during period (write-off of tenant improvements)	(1,248)	(540)	—

Balance, end of year	$818,392	$404,763	$220,630

The following table reconciles accumulated depreciation and amortization of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2004.

	The Company and the Company Predecessor Year Ended December 31	The Company Predecessor Years Ended December 31,
	2004	2003	2002
Balance, beginning of year	$13,026	$3,621	$—
Additions during period (depreciation and amortization expense)	18,207	9,480	3,621
Deductions during period (write-off of tenant improvements)	(253)	(75)	—

Balance, end of year	$30,980	$13,026	$3,621

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 100 Technology Center Drive (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 100 Technology Center Drive for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

100 TECHNOLOGY CENTER DRIVE

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through February 16, 2004	Year Ended December 31, 2003

Revenue:
Rental	$491	3,795
Tenant reimbursements	47	368
Other	—	2

	538	4,165

Certain expenses:
Rental property operating and maintenance	14	102
Property taxes	47	384

	61	486

Revenue in excess of certain expenses	$477	3,679

See accompanying notes to statements of revenue and certain expenses.

100 TECHNOLOGY CENTER DRIVE

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through February 16, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 100 Technology Center Drive (the Property). The Property is a suburban headquarters office building located in Stoughton, Massachusetts.

On February 17, 2004, a wholly-owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Stoughton Technology Investors, LLC for $38,100,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through February 16, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through February 16, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

100 TECHNOLOGY CENTER DRIVE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through February 16, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$3,694
2005	3,743
2006	3,743
2007	3,965
2008	4,039
Thereafter	17,558

$36,742

(4) Tenant Concentrations

The Property’s single tenant is Stone & Webster, a wholly-owned subsidiary of the Shaw Group.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Carrier Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Carrier Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

CARRIER CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through May 24, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,892	9,688
Tenant reimbursements	1,110	2,768
Other	297	948

	5,299	13,404

Certain expenses:
Rental property operating and maintenance	1,510	3,161
Property taxes	211	683
Insurance	180	453
Interest	736	1,077

	2,637	5,374

Revenue in excess of certain expenses	$2,662	8,030

See accompanying notes to statements of revenue and certain expenses.

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Carrier Center (the Property). The Property is a data center and telecommunications carrier hotel located in Los Angeles, California.

On May 25, 2004, a wholly-owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer) completed the acquisition of the Property from JMA Robinson Redevelopment, L.L.C. (the Seller) for $75,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through May 24, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

Additionally, rental revenue is reduced by amortization of above market in-place lease values and increased by amortization of acquired lease obligations related to below market leases. Such above and below market lease values were recorded as of the date that the Seller acquired the Property based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through May 24, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$9,229
2005	9,427
2006	9,551
2007	9,354
2008	8,221
Thereafter	70,416

$116,198

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Equinix, Inc.	$3,295
Qwest Communications International	2,339
360 Networks (USA), Inc.	1,656

(5) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Buyer assumed the Seller’s loans. A summary of outstanding loans for the Property as of December 31, 2003 is as follows:

Description	Maturity date	Interest rate	Principal outstanding (in thousands)
Mortgage	October 11, 2005	LIBOR (subject to a 2.5% floor) plus 4.0%.	$14,744
Mezzanine	October 11, 2005	LIBOR (subject to a 2.0% floor) plus 5.25% through October 4, 2004 and plus 7.75% thereafter.	12,000

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

Additionally, the mezzanine loan requires payment of “exit interest” of $2,000,000 on the maturity date. Such fee will be waived by the lender if the borrower refinances both the mortgage and mezzanine loans pursuant to a letter of commitment with the lender. Since the intention is to refinance these loans under the terms of the letter of commitment, the exit interest has not been reflected in the accompanying statement of revenue and certain expenses. Assuming the refinanced loan was originated after the prepayment penalty period on the existing loans, the maturity date would be April 4, 2008. The refinanced loan would bear interest at LIBOR plus 4.25%, with a 2.5% LIBOR floor.

The mortgage and mezzanine loans may not be repaid prior to October 4, 2004. If the loans are repaid during the “lockout period” due to a default, a prepayment penalty of 10% of the principal amount of the loan repaid would be incurred. Additionally, there is a 1% prepayment penalty for prepayments of the mortgage loan for the six-month period following the expiration of the lockout period, October 4, 2004.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Comverse Technology Building (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Comverse Technology Building for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

COMVERSE TECHNOLOGY BUILDING

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through June 15, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,238	7,048
Tenant reimbursements	1,691	3,269
Other	10	5

	4,939	10,322

Certain expenses:
Rental property operating and maintenance	1,489	2,945
Property taxes	585	1,209
Insurance	48	101
Other	46	46

	2,168	4,301

Revenue in excess of certain expenses	$2,771	6,021

See accompanying notes to statements of revenue and certain expenses.

COMVERSE TECHNOLOGY BUILDING

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through June 15, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Comverse Technology Building (the Property). The Property is located in Wakefield, Massachusetts and includes an office building and research and development building.

The Property is owned by SC Wakefield 100, Inc., and SC Wakefield 200, Inc (collectively, the Owner). A wholly-owned subsidiary of Global Innovation Partners, L.L.C., entered into an agreement with the Owner to purchase the Property for $58,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through June 15, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through June 15, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

COMVERSE TECHNOLOGY BUILDING

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through June 15, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$6,979
2005	7,077
2006	7,089
2007	7,027
2008	7,077
Thereafter	15,666

$50,915

(4) Tenant Concentrations

The following tenant accounts for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Comverse Technology, Inc.	$6,859

(5) Subsequent Event (Unaudited)

On June 16, 2004, the purchase of the Property was consummated.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Savvis Data Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Savvis Data Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

SAVVIS DATA CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through May 24, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$2,542	6,341
Tenant reimbursements	301	901
Other	1	52

	2,844	7,294

Certain expenses:
Rental property operating and maintenance	31	149
Property taxes	160	495
Insurance	110	257

	301	901

Revenue in excess of certain expenses	$2,543	6,393

See accompanying notes to statements of revenue and certain expenses.

SAVVIS DATA CENTER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Savvis Data Center (the Property). The Property is a data center located in Santa Clara, California.

On May 25, 2004, a wholly-owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Sharp Lafayette, LLC (the Owner) for $60,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through May 24, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through May 24, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

SAVVIS DATA CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property is leased to a single tenant under a non-cancelable operating lease that provides for minimum rent and reimbursement of property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the lease in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$5,625
2005	5,805
2006	5,985
2007	6,165
2008	6,345
Thereafter	47,520

$77,445

(4) Tenant Concentrations

The Property’s single tenant is Savvis Communications.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Webb at LBJ (the Property) for the year ended December 31, 2003. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Webb at LBJ for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

WEBB AT LBJ

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through August 24, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,350	5,000
Tenant reimbursements	218	369
Other	63	79

	3,631	5,448

Certain expenses:
Rental property operating and maintenance	744	904
Property taxes	412	602
Insurance	27	44

	1,183	1,550

Revenue in excess of certain expenses	$2,448	3,898

See accompanying notes to statements of revenue and certain expenses.

WEBB AT LBJ

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through August 24, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Webb at LBJ (the Property). The Property is a mixed-use/technical facility located in Dallas, Texas.

The Property is owned by AGB Northtown, L.P. (the Owner). A wholly-owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer), entered into an agreement with the Owner to purchase the Property for $46,500,000. The purchase is expected to be consummated during the third quarter of 2004.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through August 24, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through August 24, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

WEBB AT LBJ

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through August 24, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$4,964
2005	5,018
2006	5,059
2007	5,045
2008	5,013
Thereafter	9,161

$34,260

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
SBC Communications, Inc.	$3,254
Southwest Securities Group	657
Voicestream GSM	536

(5) Subsequent Event (Unaudited)

On August 25, 2004, the purchase of the majority of the Property was consummated for $45,850,000. An outparcel, which comprises $650,000 of the total purchase price, has not yet been purchased.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of AboveNet Data Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of AboveNet Data Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

July 19, 2004

ABOVENET DATA CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through September 16, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$4,249	5,994
Tenant reimbursements	997	1,394
Other	361	532

	5,607	7,920

Certain expenses:
Rental property operating and maintenance	896	1,136
Property taxes	369	528
Insurance	186	239

	1,451	1,903

Revenue in excess of certain expenses	$4,156	6,017

See accompanying notes to statements of revenue and certain expenses.

ABOVENET DATA CENTER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through September 16, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as AboveNet Data Center (the Property). The Property is a data center located in San Jose, California.

The Property is owned by F.C. Pavillion, LLC (the Owner). A wholly-owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer) entered into an agreement with the Owner to purchase the Property for $36,500,000. The purchase is expected to be consummated during the third quarter of 2004.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through September 16, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through September 16, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

ABOVENET DATA CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through September 16, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$4,309
2005	4,263
2006	4,378
2007	4,531
2008	4,846
Thereafter	68,614

$90,941

(4) Tenant Concentrations

The following tenant accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
AboveNet, Inc.	$4,837

(5) Subsequent Event (unaudited)

On September 17, 2004, the purchase of the Property was consummated.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 200 Paul Avenue (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 200 Paul Avenue for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 23, 2004

200 PAUL AVENUE

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through November 2, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$10,372	11,980
Tenant reimbursements	2,505	3,095

	12,877	15,075

Certain expenses:
Rental property operating and maintenance	2,626	3,081
Property taxes	242	204
Insurance	245	254
Interest	1,682	2,530
Other	3	5

	4,799	6,074

Revenue in excess of certain expenses	$8,078	9,001

See accompanying notes to statements of revenue and certain expenses.

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through November 2, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 200 Paul Avenue (the Property). The Property is a telecom hotel that leases space to telecommunications carriers and Internet service providers and is located in San Francisco, California.

The Property is owned by San Francisco Wave Exchange, LLC (the Owner). The Owner expects to contribute its ownership interests in the Property to Digital Realty Trust, Inc.’s operating partnership (the Operating Partnership) in exchange for a combination of cash and a limited partnership interest in such operating partnership upon consummation of Digital Realty Trust, Inc.’s initial public offering.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through November 2, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through November 2, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through November 2, 2004 (unaudited)

and year ended December 31, 2003

(3) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Operating Partnership expects to assume the Owner’s loan. As of December 31, 2003, the Owner had a loan payable to a financial institution, secured by the Property, $45,000,000 bears interest at LIBOR plus 3% (4.12% as of December 31, 2003) and $3,700,000 bears interest at LIBOR plus 7% (8.12% as of December 31, 2003). Interest is due monthly and principal is due at maturity on July 1, 2006. The outstanding balance at December 31, 2003 is $48,700,000.

The minimum principal payments due in each of the next five years and thereafter is as follows (in thousands):

Year ending December 31:

2004	$1,951
2005	1,942
2006	2,538
2007	3,204
2008	39,065

$48,700

(4) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$10,858
2005	11,407
2006	11,642
2007	11,880
2008	11,903
Thereafter	60,635

$118,325

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through November 2, 2004 (unaudited)

and year ended December 31, 2003

(5) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
XO Communications, Inc.	$2,176
RCN Telecom Services of California, Inc.	1,453
Qwest Communications International	4,437

(6) Related Party Transactions

The Property leases space to an affiliate under a lease that provides for annual lease payments of $823,000 on a straight line basis, from March 1, 2003 through February 28, 2009. In addition, the affiliate pays rent based on a percentage of revenue earned. Rental income from this affiliate was approximately $1,200,000 for the year ended December 31, 2003, of which $521,000 related to percentage rent.

The Property is managed by an affiliated entity, which charges a monthly property management fee based on 2.5% of the Property’s revenue.

(7) Subsequent Event (Unaudited)

On November 3, 2004, the Owner contributed the Property to the Operating Partnership.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 1100 Space Park Drive (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 1100 Space Park Drive for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 23, 2004

1100 SPACE PARK DRIVE

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through November 2, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,197	3,753
Tenant reimbursements	513	575

	3,710	4,328

Certain expenses:
Rental property operating and maintenance	523	654
Property taxes	166	379
Insurance	38	34
Interest	783	857
Other	7	5

	1,517	1,929

Revenue in excess of certain expenses	$2,193	2,399

See accompanying notes to statements of revenue and certain expenses.

1100 SPACE PARK DRIVE

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through November 2, 2004 (Unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 1100 Space Park Drive (the Property). The Property is a telecom hotel that leases space to telecommunication companies and is located in Santa Clara, California.

The Property is owned by Santa Clara Wave Exchange, LLC (the Owner). The Owner expects to contribute its ownership interests in the Property to Digital Realty Trust, Inc.’s operating partnership (the Operating Partnership) in exchange for a combination of cash and a limited partnership interest in such operating partnership upon consummation of Digital Realty Trust, Inc.’s initial public offering.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through November 2, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through November 2, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

1100 SPACE PARK DRIVE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through November 2, 2004 (Unaudited)

and year ended December 31, 2003

(3) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Operating Partnership expects to assume the Owner’s loan. As of December 31, 2003, the Owner has a loan payable to a financial institution, secured by the Property, bearing interest at the prime rate plus 1% (5% as of December 31, 2003). As of December 31, 2003, the maturity date was June 5, 2004; however, during 2004, the maturity date was extended to June 5, 2006 and the interest rate was reduced to the prime rate plus 0.5%. The outstanding balance at December 31, 2003 is $16,298,000.

(4) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$3,431
2005	3,537
2006	3,642
2007	3,749
2008	3,880
Thereafter	28,106

$46,345

(5) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Tyco Telecommunications (US) Inc.	$2,983
AT&T Corporation	670

(6) Related Party Transactions

The Property is managed by an affiliated entity, which charges a monthly property management fee based on 2.5% of the Property’s revenue.

(7) Subsequent Event (Unaudited)

On November 3, 2004, the Owner contributed the Property to the Operating Partnership.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 833 Chestnut Street (the Property) for the year ended December 31, 2004. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 833 Chestnut Street for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 26, 2005

833 CHESTNUT STREET

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2005 through March 13, 2005	Year Ended December 31, 2004
	(Unaudited)
Revenue:
Rental	$1,936	$8,524
Tenant reimbursements	400	1,666
Other	10	42

	2,346	10,232

Certain expenses:
Rental property operating and maintenance	929	4,302
Property taxes	92	457
Insurance	50	279

	1,071	5,038

Revenue in excess of certain expenses	$1,275	$5,194

See accompanying notes to statements of revenue and certain expenses.

833 CHESTNUT STREET

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2005 through March 13, 2005 (unaudited)

and year ended December 31, 2004

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 833 Chestnut Street (the Property). The Property is a data center located in Philadelphia, Pennsylvania.

The Property was owned by LB 833 Chestnut, LLC (the Owner). A wholly-owned subsidiary of Digital Realty Trust, Inc. (the Buyer) purchased the Property for $59.5 million on March 14, 2005.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2004 or the period from January 1, 2005 through March 13, 2005 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2005 through March 13, 2005 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

833 CHESTNUT STREET

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2005 through March 13, 2005 (unaudited)

and year ended December 31, 2004

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2004 are as follows (in thousands):

Year ending December 31:

2005	$9,391
2006	7,729
2007	7,630
2008	7,109
2009	5,680
Thereafter	15,753

$53,292

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2004 (in thousands):

Tenant	Rental Revenue
Jefferson University Physicians and Affiliates	$3,286
Health Partners of Philadelphia, Inc.	1,617
Inflow, Inc.	916

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Lakeside Technology Center (the Property) for the year ended December 31, 2004. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property management’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Lakeside Technology Center for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Chicago, Illinois

May 27, 2005

LAKESIDE TECHNOLOGY CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	For the three months ended March 31, 2005	For the year ended December 31, 2004
	(Unaudited)
Gross revenue:
Rental	$5,231	20,636
Parking	32	122
Tenant reimbursements	1,796	7,952

Total revenue	7,059	28,710

Certain expenses:
Rental property operating and maintenance	662	4,048
Property taxes	2,611	10,384
Insurance	121	485

Total certain expenses	3,394	14,917

Revenue in excess of certain expenses	$3,665	13,793

See accompanying notes to statements of revenue and certain expenses.

LAKESIDE TECHNOLOGY CENTER

Notes to Statements of Revenue and Certain Expenses

For the three months ended March 31, 2005 (Unaudited)

and the year ended December 31, 2004

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Lakeside Technology Center (the Property). The Property is a technology center located in Chicago, Illinois.

The Property was owned by Lakeside Purchaser, LLC (Owner). A wholly-owned subsidiary of Digital Realty Trust, Inc. entered into an agreement with the Owner to purchase the Property for $142,600,000. The purchase was completed on May 27, 2005.

The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Property for the three months ended March 31, 2005 and the year ended December 31, 2004 due to the exclusion of the following expenses and income items, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization;

•	Interest;

•	Federal and state income taxes; and

•	Other costs and income items not directly related to the proposed future operations of the Property.

•	Management fees

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases.

The straight-line rent adjustment increased base rental revenue by approximately $344,000 (unaudited) and $1,546,000 for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

LAKESIDE TECHNOLOGY CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

For the three months ended March 31, 2005 (Unaudited)

and the year ended December 31, 2004

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance, and rental property operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2004 are as follows (in thousands):

2005	20,576
2006	21,160
2007	22,033
2008	22,649
2009	23,281
Thereafter	121,879

$231,578

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2004 (in thousands):

Tenant	Base rental revenue
Equinix, Inc.	$3,452
Verio, Inc.	2,947
Qwest Communications International	8,428

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of the Savvis Portfolio (the Portfolio) for the period from March 5, 2004 (inception) through December 31, 2004. This combined statement is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on this combined statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the combined statement of revenue and certain expenses. It is not intended to be a complete presentation of the Portfolio’s revenue and expenses.

In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of the Savvis Portfolio for the period from March 5, 2004 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 3, 2005

SAVVIS PORTFOLIO

Combined Statements of Revenue and Certain Expenses

(In thousands)

	Three months ended March 31, 2005	Period from March 5, 2004 (inception) through December 31, 2004
	(Unaudited)
Revenue:
Rental	$2,919	9,728
Tenant reimbursements	519	1,815

	3,438	11,543

Certain expenses:
Property taxes	311	1,038
Insurance	208	777
Management fee—related party	16	8
Other	9	54

	544	1,877

Revenue in excess of certain expenses	$2,894	9,666

See accompanying notes to combined statements of revenue and certain expenses.

SAVVIS PORTFOLIO

Notes to Combined Statements of Revenue and Certain Expenses

Three months ended March 31, 2005 (unaudited)

and period from March 5, 2004 (inception) through December 31, 2004

(1) Basis of Presentation

The accompanying combined statements of revenue and certain expenses relate to the operations of the properties known as Savvis Portfolio (the Portfolio). The Portfolio includes four data centers located in Santa Clara, California and El Segundo, California and one office property located in Santa Clara, California.

A wholly-owned subsidiary of Digital Realty Trust, Inc. plans to acquire the Portfolio from an affiliate of DuPont Fabros Development (the Owner) for $92,500,000. The Owner acquired the Portfolio on March 5, 2004. Prior to March 5, 2004, the Portfolio was not leased; accordingly, this period is not included in the accompanying combined financial statements.

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Portfolio for the three months ended March 31, 2005 (unaudited) or for the period from March 5, 2004 (inception) through December 31, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Portfolio:

•	Depreciation and amortization

•	Interest expense

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Portfolio.

Management is not aware of any material factors relating to the Portfolio other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases.

The straight line rent adjustment increased base rental revenue by approximately $446,989 (unaudited) and $8,911,769 for the three months ended March 31, 2005 and for the period from March 5, 2004 (inception) through December 31, 2004, respectively.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The combined statement of revenue and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the combined results of this interim period. All such adjustments are of a normal recurring nature.

SAVVIS PORTFOLIO

Notes to Combined Statements of Revenue and Certain Expenses—(Continued)

Three months ended March 31, 2005 (unaudited)

and period from March 5, 2004 (inception) through December 31, 2004

(3) Minimum Future Lease Rentals

Future minimum contractual rentals to be received under noncancelable operating leases in effect as of December 31, 2004 are as follows (in thousands):

Year ending December 31:

2005	$9,206
2006	10,349
2007	10,703
2008	10,987
2009	11,307
Thereafter	120,771

$173,323

(4) Tenant Concentrations

All five of the properties within the Portfolio are leased to a single tenant, Savvis Asset Holdings, Inc., an affiliate of Savvis Communications.

4,200,000 Shares

Common Stock

PROSPECTUS

                , 2005

Citigroup

Merrill Lynch & Co.

UBS Investment Bank

Credit Suisse First Boston KeyBanc Capital Markets RBC Capital Markets JMP Securities

[ALTERNATE PAGE FOR SERIES B PREFERRED STOCK PROSPECTUS]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2005

P R O S P E C T U S

2,200,000 Shares

            % Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

We are offering 2,200,000 shares of our         % series B cumulative redeemable preferred stock, par value $.01 per share, to which we refer in this prospectus as our series B preferred stock. We have granted the underwriters an option to purchase up to 330,000 additional shares of our series B preferred stock to cover over-allotments. We will pay cumulative dividends on our series B preferred stock from the date of original issuance in the amount of approximately $             per share each year, which is equivalent to         % of the $25.00 liquidation preference per share. Dividends on our series B preferred stock will be payable quarterly in arrears, beginning on September 30, 2005. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Our series B preferred stock will rank on parity with our outstanding 8.50% series A cumulative redeemable preferred stock, to which we refer in this prospectus as our series A preferred stock, and senior to our common stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up. We are not allowed to redeem our series B preferred stock before             , 2010, except in limited circumstances to preserve our status as a real estate investment trust, or REIT. On or after             , 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Holders of our series B preferred stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series B preferred stock will not be convertible into or exchangeable for any other property or securities of our company.

Concurrently with this offering, we are also conducting an offering of 4,200,000 shares of common stock, par value $.01 per share. We have granted the underwriters of the common stock offering an option to purchase up to 630,000 additional shares of our common stock to cover over-allotments.

We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our series B preferred stock.

No market currently exists for our series B preferred stock. Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “DLR”. We have applied to list our series B preferred stock on the NYSE under the symbol “DLR Pr B”. If the application is approved, trading of the series B preferred stock is expected to commence within 30 days after the initial delivery of the series B preferred stock.

See “ Risk Factors” beginning on page      for certain risk factors relevant to an investment in our series B preferred stock, including, among others:

•	Our properties depend upon the demand for technology-related real estate and the state of the technology industry generally. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base.
•	We depend on significant tenants that may be costly or difficult to replace, and many of our properties are occupied by single tenants. The loss of significant tenants could cause a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.
•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution, including cash available to pay dividends to our preferred stockholders or pay distributions to our common stockholders.

	Per Share	Total
Public Offering Price(1)	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued dividends, if any, from the original date of issue.

Shares of our series B preferred stock will be ready for delivery in book-entry form through The Depository Trust Company on or about                 , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Managers

Citigroup	Merrill Lynch & Co.	UBS Investment Bank

KeyBanc Capital Markets

RBC Capital Markets

Credit Suisse First Boston

Stifel, Nicolaus & Company

Incorporated

The date of this prospectus is     , 2005.

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This Offering

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our series B preferred stock, see “Description of Preferred Stock—        % Series B Cumulative Redeemable Preferred Stock.”

Issuer	Digital Realty Trust, Inc., a Maryland corporation.

Securities Offered	2,200,000 shares of our % series B cumulative redeemable preferred stock (2,530,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Ranking	The series B preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with any class or series of our capital stock expressly designated as ranking on parity with the series B preferred stock, including our series A preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series B preferred stock.

We will contribute all of the net proceeds from our series B preferred stock offering to our operating partnership in exchange for         % series B cumulative redeemable partnership units, to which we refer in this prospectus as the series B preferred units. The series B preferred units will rank on parity with our operating partnership’s 8.50% series A cumulative redeemable partnership units.

Dividend Rate and Payment Date

Investors will be entitled to receive cumulative cash dividends on the series B preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last day of March, June, September and December of each year, commencing September 2005, at the rate of         % per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $             per share). The first dividend payable on the series B preferred stock on September 30, 2005 will be a pro rata dividend from and including the original issue date to and including September 30, 2005 in the amount of $             share. Dividends on the series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

As a result of recent changes in the federal income tax law, dividends paid by regular C corporations to persons or entities that are taxed as United States individuals now are generally taxed at the rate

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applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our series B preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Federal Income Tax Considerations.”

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the series B preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the series B preferred stock as to liquidation rights. The rights of holders of series B preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the series B preferred stock as to liquidation, including our series A preferred stock, and junior to the rights of any class or series of our capital stock expressly designated as ranking senior to the series B preferred stock.

Optional Redemption

We may not redeem the series B preferred stock prior to             , 2010, except in limited circumstances to preserve our status as a REIT. On and after             , 2010, the series B preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends up to but excluding the redemption date. Any partial redemption will be on a pro rata basis.

No Maturity, Sinking Fund or Mandatory Redemption

The series B preferred stock has no maturity date and we are not required to redeem the series B preferred stock at any time. Accordingly, the series B preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series B preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series B preferred stock will generally have no voting rights. However, if we are in arrears on dividends on the series B preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series B preferred stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred, including our series A preferred stock, and are exercisable) will be entitled to vote at a special meeting called by at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on

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our board of directors until all unpaid dividends with respect to the series B preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series B preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and the holders of all other shares of any class or series of preferred stock ranking on parity with the series B preferred stock with respect to the payment of dividends and distribution of assets upon our liquidation that are entitled to similar voting rights, including our series A preferred stock (voting together as a single class).

Listing

We have applied to list the series B preferred stock on the NYSE. We will use commercially reasonable efforts to have our listing application for the series B preferred stock approved. If the application is approved, trading of the series B preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series B preferred stock. The underwriters have advised us that they intend to make a market in the series B preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the series B preferred stock will develop or be maintained prior or subsequent to commencement of trading on the NYSE.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the transfer of our capital stock, which includes the series B preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. In order to assist us in meeting these requirements, no person or persons acting as a group may own, or be deemed to own by virtue of the constructive ownership rules of the Code, subject to limited exceptions, more than 9.8% of the outstanding shares of the series B preferred stock.

Conversion	The series B preferred stock is not convertible into or exchangeable for any of our other property or securities.

Use of Proceeds

We expect that the net proceeds from our series B preferred stock offering will be approximately $52.9 million after deducting underwriting discounts and commissions and our expenses (or approximately $60.9 million if the underwriters exercise in full their option to purchase additional shares of our series B preferred stock). We expect that the proceeds from our concurrent offering of common stock will be approximately $71.4 million after deducting underwriting

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discounts and commissions and our expenses (or approximately $82.2 million if the underwriters exercise in full their option to purchase additional shares of our common stock). Our operating partnership will subsequently use the net proceeds from the concurrent offerings to repay borrowings under our unsecured revolving credit facility, potentially to acquire the acquisition properties and additional properties, and for general corporate purposes. See “Use of Proceeds.”

Risk Factors

An investment in the series B preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page      of this prospectus before making a decision to invest in the series B preferred stock.

Form	The series B preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

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Concurrent Common Stock Offering

We are also making a concurrent offering of 4,200,000 shares of our common stock, par value $.01 per share. We have granted the underwriters in our concurrent offering of common stock a 30-day option to purchase up to 630,000 additional shares of our common stock to cover over-allotments.

Our Tax Status

We are and intend to continue operating in a manner that will allow us to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as of amended, which we refer to as the Code, commencing with our taxable year ended December 31, 2004. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on net taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates and may be precluded from electing REIT status for four years following the year of disqualification. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

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Ratios of Earnings and EBITDA to Fixed Charges and Preferred Dividends

Our ratios of earnings to fixed charges, earnings to fixed charges and preferred dividends, EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends for the periods indicated are as follows:

	The Company		The Predecessor	The Company	The Company and the Predecessor	The Predecessor
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Consolidated and Combined	Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31
	2005	2005	2004			2003	2002
Ratio of earnings to fixed charges	1.80x	1.60x	1.90x	1.29x	0.77x	2.64x	0.99x
Ratio of earnings to fixed charges and preferred dividends	1.37x	1.39x	—	0.98x	—	—	—
Ratio of EBITDA to fixed charges	3.36x	3.09x	3.33x	2.77x	2.04x	4.24x	2.45x
Ratio of EBITDA to fixed charges and preferred dividends	2.56x	2.67x	—	2.11x	—	—	—

Our ratios of earnings to fixed charges and EBITDA to fixed charges are computed by dividing earnings or EBITDA, as applicable, by fixed charges. Our ratios of earnings to fixed charges and preferred dividends and EBITDA to fixed charges and preferred dividends are computed by dividing earnings or EBITDA, as applicable, by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net income (loss) before minority interests and fixed charges. “EBITDA” consists of net income (loss) from continuing operations before minority interest in our operating partnership, interest expense and depreciation and amortization. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Preferred dividends consist of the amount of pre-tax earnings required to pay dividends on the series A and series B preferred stock. Our pro forma ratios are prepared on the basis of our pro forma financial statements. See “Digital Realty Trust, Inc. Pro Forma Condensed Consolidated Financial Statements.”

Prior to February 9, 2005, we had neither issued any shares of, nor paid any dividends on, preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of EBITDA to fixed charges and preferred stock dividends are not presented for historical periods ending on or prior to December 31, 2004.

For the year ended December 31, 2004, pro forma earnings were insufficient to cover pro forma fixed charges and preferred dividends by $1.2 million and historical consolidated and combined earnings were insufficient to cover historical consolidated and combined fixed charges by $5.7 million. For the year ended December 31, 2002, historical combined earnings were insufficient to cover historical combined fixed charges by $61,000.

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Presented below are the components used to calculate the ratios of earnings and EBITDA to fixed charges and earnings and EBITDA to fixed charges and preferred dividends:

	The Company		The Predecessor	The Company	The Company and the Predecessor	The Predecessor
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Consolidated and Combined	Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31
	2005	2005	2004			2003	2002
Earnings	$18,878	$13,047	7,302	$53,952	18,917	$26,799	$5,188
EBITDA	35,229	25,162	12,781	116,155	50,202	43,028	12,847
Fixed charges:
Interest expense	10,459	8,121	3,813	41,860	24,461	10,091	5,249
Interest within rental expense	28	28	28	113	113	66	—

	10,487	8,149	3,841	41,973	24,574	10,157	5,249
Preferred dividends	3,300	1,271	—	13,198	—	—	—

Our earnings for the year ended December 31, 2004 were impacted by $17.9 million of compensation expense resulting from awards of fully-vested long-term incentive units granted in connection with our initial public offering to certain employees and our Executive Chairman. For a reconciliation of net income to EBITDA, see page         .

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Risks Related to this Offering

Our series B preferred stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; our series B preferred stock has no stated maturity date.

The shares of series B preferred stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the series B preferred stock on the NYSE. If the NYSE approves our application, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of series B preferred stock will be limited.

We have been advised by the underwriters that they intend to make a market in the shares of our series B preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice. The series B preferred stock has not been rated by any nationally recognized statistical rating organization, and will be subordinated to all of our existing and future debt.

Market interest rates and other factors may affect the value of our series B preferred stock.

One of the factors that will influence the price of our series B preferred stock will be the dividend yield on the series B preferred stock relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our series B preferred stock to go down. The trading price of the shares of series B preferred stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions; and

•	our financial condition, performance and prospects.

Our unsecured credit facility prohibits us from redeeming the series B preferred stock and may limit our ability to pay dividends on the series B preferred stock.

Our unsecured credit facility prohibits us from redeeming or otherwise repurchasing any shares of our capital stock, including the series B preferred stock. Our unsecured credit facility also prohibits us from distributing to our stockholders more than 95% of our funds from operations (as defined in our unsecured credit facility) during any four consecutive fiscal quarters, except as necessary to enable us to qualify as a REIT for federal income tax purposes. Consequently, if we do not generate sufficient funds from operations (as defined in our unsecured credit facility) during the twelve months preceding any series B preferred stock dividend payment date, we would not be able to pay all or a portion of the accumulated dividends payable to our series B preferred stockholders on that payment date without causing a default under our unsecured credit facility. In the event of a default under our unsecured credit facility, we would be unable to borrow under our unsecured credit facility and any amounts we have borrowed thereunder could become due and payable.

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RATIOS OF EARNINGS AND EBITDA TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges, earnings to fixed charges and preferred dividends, EBITDA to fixed charges and EBITDA to fixed charges and preferred dividends for the periods indicated are as follows:

	The Company		The Predecessor	The Company	The Company and the Predecessor	The Predecessor
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Consolidated and Combined	Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31		Period from February 28, 2001 through December 31, 2001
	2005	2005	2004			2003	2002
Ratio of earnings to fixed charges	1.80x	1.60x	1.90x	1.29x	0.77x	2.64x	0.99x	—
Ratio of earnings to fixed charges and preferred dividends	1.37x	1.39x	—	0.98x	—	—	—	—
Ratio of EBITDA to fixed charges	3.36x	3.09x	3.33x	2.77x	2.04x	4.24x	2.45x	—
Ratio of EBITDA to fixed charges and preferred dividends	2.56x	2.67x	—	2.11x	—	—	—	—

Our ratios of earnings to fixed charges and EBITDA to fixed charges are computed by dividing earnings or EBITDA, as applicable, by fixed charges. Our ratios of earnings to fixed charges and preferred dividends and EBITDA to fixed charges and preferred dividends are computed by dividing earnings or EBITDA, as applicable, by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net income (loss) before minority interests and fixed charges. “EBITDA” consists of net income (loss) from continuing operations before minority interest in our operating partnership, interest expense and depreciation and amortization. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Preferred dividends consist of the amount of pre-tax earnings required to pay dividends on our series A and series B preferred stock. Our pro forma ratios are prepared on the basis of our pro forma financial statements. See “Digital Realty Trust, Inc. Pro Forma Condensed Consolidated Financial Statements.”

Prior to February 9, 2005, we had neither issued any shares of, nor paid any dividends on, preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of EBITDA to fixed charges and preferred stock dividends are not presented for historical periods ending on or prior to December 31, 2004. In addition, from February 28, 2000 to December 31, 2001, we had no fixed charges.

For the year ended December 31, 2004, pro forma earnings were insufficient to cover pro forma fixed charges and preferred dividends by $1.2 million and historical consolidated and combined earnings were insufficient to cover historical consolidated and combined fixed charges by $5.7 million. For the year ended December 31, 2002, historical combined earnings were insufficient to cover historical combined fixed charges by $61,000.

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Presented below are the components used to calculate the ratios of earnings and EBITDA to fixed charges and earnings and EBITDA to fixed charges and preferred dividends:

	The Company		The Predecessor	The Company	The Company and the Predecessor	The Predecessor
	Pro Form Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Consolidated and Combined	Historical Combined
	Three Months Ended March 31,			Year Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31,
	2005	2005	2004			2003	2002
Earnings	$18,878	$13,047	7,302	$53,952	18,917	$26,799	$5,188
EBITDA	35,229	25,162	12,781	116,155	50,202	43,028	12,847
Fixed charges:
Interest expense	10,459	8,121	3,813	41,860	24,461	10,091	5,249
Interest within rental expense	28	28	28	113	113	66	—

	10,487	8,149	3,841	41,973	24,574	10,157	5,249
Preferred dividends	3,300	1,271	—	13,198	—	—	—

Our earnings for the year ended December 31, 2004 were impacted by $17.9 million of compensation expense resulting from awards of fully-vested long-term incentive units granted in connection with our initial public offering to certain employees and our Executive Chairman. For a reconciliation of net income to EBITDA, see page     .

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UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our series B preferred stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
RBC Dain Rauscher Inc.
Credit Suisse First Boston LLC
Stifel, Nicolaus & Company, Incorporated

Total	2,200,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in our series B preferred stock offering are subject to approval of legal matters by counsel and to other specified conditions, which include: the representations and warranties made by us to the underwriters are true; there is no material adverse effect on our prospects, earnings, business or properties; and we deliver customary documents to the underwriters. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters propose to offer some of the shares of our series B preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares of our series B preferred stock to dealers at the public offering price less a concession not to exceed $         per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $         per share on sales to other dealers. After the initial offering, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 330,000 additional shares of our series B preferred stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with our series B preferred stock offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our series B preferred stock approximately proportionate to that underwriter’s initial purchase commitment.

Prior to our series B preferred stock offering, there has been no public market for our series B preferred stock. We have applied to have our series B preferred stock listed on the NYSE under the symbol “DLR Pr B”. If the application is approved, trading of the series B preferred stock is expected to commence within 30 days after the initial delivery of the series B preferred stock. The underwriters have advised us that they intend to make a market in the series B preferred stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the series B preferred stock.

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The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with our series B preferred stock offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of series B preferred stock.

Paid by Digital Realty Trust
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with our series B preferred stock offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions consist of bids for or purchases of the underlying security in the open market while this offering is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares over-allotted is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares of our series B preferred stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our series B preferred stock. They may also cause the price of our series B preferred stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

For a period beginning on the date of this prospectus and through October 28, 2005, we and our operating partnership have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of any class of our capital stock, or units of limited partnership of our operating partnership (in each case, other than shares of series B preferred stock or series B preferred units, as applicable), which are preferred as to payment of dividends, or as to distribution of assets upon our or our operating partnership’s liquidation or dissolution, over shares of any other class of our capital stock or units of limited

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partnership of our operating partnership, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of such lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of such lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

We estimate that the total expenses of the concurrent offerings will be $950,000.

We and our operating partnership have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

The underwriters may, from time to time, engage in transactions with, and perform investment banking, commercial banking and advisory services for, us and our affiliates in the ordinary course of their business for which they will receive customary fees and expenses. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will also act as joint bookrunning managers for our concurrent common stock offering and will receive customary fees in connection therewith.

Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the joint bookrunning managers for our common stock offering, and together with UBS Securities LLC, the book-running managers for our series B preferred stock offering, and other underwriters for the concurrent offerings are lenders under our unsecured credit facility. Approximately $124.3 million of the net proceeds from the concurrent offerings will be used to reduce borrowings under that facility. An affiliate of Citigroup Global Markets Inc. is also the lender under mortgage loans secured by six of our properties in an aggregate principal amount of $154.3 million.

Affiliates of Citigroup Global Markets Inc. are stockholders in our company and own in the aggregate 1,814,620 shares of our common stock.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

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2,200,000 Shares

         % Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

PROSPECTUS

                , 2005

Citigroup

Merrill Lynch & Co.

UBS Investment Bank

KeyBanc Capital Markets

RBC Capital Markets

Credit Suisse First Boston

Stifel, Nicolaus & Company

Incorporated

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the concurrent offerings described in this registration statement. All amounts shown are estimates except the SEC registration fee and the NASD fee.

SEC Registration Fee	$17,694
NYSE Listing Fee	6,059
NASD Fee	15,534
Printing and Engraving Expenses	250,000
Legal Fees (other than Blue Sky Expenses)	400,000
Accounting Fees and Expenses	250,000
Other Fees and Expenses	10,713

Total	$950,000

We will pay all of the costs identified above.

Item 32.    Sales to Special Parties.

None

Item 33.    Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the following securities: On March 9, 2004, in connection with our formation, Global Properties Holdings, LLC was issued 322 shares of our common stock for total consideration of $2,000 in cash in order to provide our initial capitalization. On April 28, 2004 Global Properties Holdings, LLC sold its shares of our common stock to Global Innovation Partners, LLC for $2,000 in cash. We purchased these shares at cost upon completion of our initial public offering. The issuance of such shares was effected and the purchase of such shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

As part of our formation transactions:

•	on July 31, 2004, our operating partnership entered into a contribution agreement with Global Innovation Partners, LLC to acquire its interests in the properties comprising a substantial portion of our portfolio in exchange for 31,930,695 limited partnership units, including the 2,868,846 units related to the Carrier Center property that is discussed below, subject to adjustment in certain circumstances based upon a formula set forth in the contribution agreement. The units were issued prior to the completion of our initial public offering.

•	on July 31, 2004, our operating partnership entered into a contribution agreement with Pacific-Bryan Partners, L.P., an unrelated party, to acquire the 10% minority interest in the Univision Tower property not held by Global Innovation Partners, LLC in exchange for 395,665 units, subject to adjustment in certain circumstances based upon a formula set forth in the contribution agreement. The units were issued upon completion of our initial public offering.

•	on July 31, 2004, our operating partnership entered into a contribution agreement with San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, unrelated parties, to acquire 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities in exchange for $15.0 million in cash and 5,935,846 units. These units were issued upon completion of our initial public offering.

•	on July 31, 2004, our operating partnership entered into an option agreement with Global Innovation Partners to acquire its direct or indirect interest in the Carrier Center property in exchange for 2,868,846 units, subject to adjustment based upon a formula contained in the option agreement. The units were issued upon our exercise of the option, which was exercised prior to completion of our initial public offering.

The issuance of such units was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Immediately following the consummation of our initial public offering, Global Innovation Partners allocated out to its investors, CalPERS and Global Innovation Contributors, LLC, pro rata in accordance with their interests and the terms of its Limited Liability Company Agreement, 6,810,036 of the operating partnership units received by Global Innovation Partners in the formation transactions, and immediately thereafter, Digital Realty Trust, Inc. purchased from CalPERS and Global Innovation Contributors the operating partnership units received by them at a price per unit equal to the per share public offering price of our common stock in our initial public offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. Since the underwriters exercised their over-allotment option, Global Innovation Partners additionally allocated out, pro rata, to CalPERS and Global Innovation Contributors an additional 1,421,300 operating partnership units, and Digital Realty Trust, Inc. purchased such operating partnership units from CalPERS and Global Innovation Contributors at a price per unit equal to the per share public offering price of our common stock in our initial public offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. The allocation of operating partnership units by Global Innovation Partners, LLC and subsequent purchase of such operating partnership units by Digital Realty Trust, Inc. were not sales by an issuer requiring registration or an exemption from registration under the Securities Act of 1933, because the allocation of the operating partnership units by Global Innovation Partners to its investors, pro rata, in accordance with their interests and the terms of its LLC agreement did not involve a transfer for value or a public distribution. Even were the allocation of operating partnership units treated as a sale, the transactions would have been exempt from registration under Section 4(2) under the Securities Act of 1933.

Immediately following the consummation of our initial public offering, the eXchange parties allocated out to their respective members, Cambay Tele.com, LLC and Wave eXchange, LLC, pro rata, in accordance with their interests and the terms of their respective limited liability company agreement, the operating partnership units received by the eXchange parties in exchange for their interest in 200 Paul Avenue and 1100 Space Park Drive. The allocation of operating partnership units by the eXchange parties were not sales by an issuer requiring registration or exemption from registration under the Securities Act of 1933, because the allocation of the operating partnership units to their respective members, pro rata, in accordance with their interests and the terms of their respective LLC agreement did not involve a transfer for value or a public distribution. Even if the allocation of the operating partnership units is treated as a sale, the transactions would have been exempt from registration under Section 4(2) under the Securities Act of 1933.

In addition, in connection with the consummation of our initial public offering and pursuant to the terms of their employment agreements, we issued to each of Messrs. Magnuson, Foust, Stein and Peterson and certain other officers and employees 808,149, 274,771, 141,426, 105,059 and an aggregate of 161,156, respectively, of long-term incentive units of our operating partnership consummation of our initial public offering. In addition, pursuant to the terms of their employment agreements, each of Messrs. Magnuson, Foust, Stein and Peterson and certain other officers and employees received incentive stock options to purchase 125,263, 125,263, 80,815, 80,815 and an aggregate of 371,746, respectively, shares of common stock. The exercise price of these options was the initial public offering price of our common stock, and the options will vest, subject to continued employment, in equal annual installments of 25% on each of the first four anniversaries of the date of grant. See “Management—Employment Agreements.” The issuance of such units and the grant of such options were effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as well as under Rule 701 of the Securities Act of 1933.

Item 34.    Indemnification of Directors and Officers.

Our charter contains a provision permitted under the Maryland General Corporation Law that eliminates each director’s and officer’s personal liability to us or our stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, to the maximum extent permitted under the Maryland General Corporation Law, our charter authorizes us to obligate our company and our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreements relating to the concurrent offerings. See “Underwriting.”

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Digital Realty Trust, L.P., the partnership in which we serve as sole general partner.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None.

Item 36.    Financial Statements and Exhibits.

(A)	Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
1.1(1)	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein relating to the Common Stock offering.

1.2(1)	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein relating to the Series B Preferred Stock offering.

3.1(4)	Articles of Amendment and Restatement of Digital Realty Trust, Inc.

3.2(4)	Amended and Restated Bylaws of Digital Realty Trust, Inc.

3.3(5)	Articles Supplementary creating the Series A Preferred Stock of Digital Realty Trust, Inc.

3.4(1)	Form of Articles Supplementary creating the Series B Preferred Stock of Digital Realty Trust, Inc.

4.1(3)	Specimen Certificate for Common Stock for Digital Realty Trust, Inc.

4.2(7)	Specimen Certificate for Series A Preferred Stock for Digital Realty Trust, Inc.

4.3(1)	Specimen Certificate for Series B Preferred Stock for Digital Realty Trust, Inc.

5.1(1)	Opinion of Venable LLP.

8.1(1)	Opinion of Latham & Watkins LLP with respect to tax matters.

Exhibit
10.1(4)	Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.2(5)	Second Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.3(1)	Form of Third Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.4(4)	Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein.

10.5(4)	2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P.

10.6(3)	Form of Indemnification Agreement between Digital Realty Trust, Inc. and its directors and officers.

10.7(3)	Executive Chairman Agreement between Digital Realty Trust, Inc. and Richard Magnuson.

10.8(3)	Employment Agreement between Digital Realty Trust, Inc. and Michael Foust.

10.9(3)	Employment Agreement between Digital Realty Trust, Inc. and A. William Stein.

10.10(3)	Employment Agreement between Digital Realty Trust, Inc. and Scott E. Peterson.

10.11(3)	Employment Agreement between Digital Realty Trust, Inc. and John O. Wilson.

10.12(4)	Non-competition Agreement between Digital Realty Trust, Inc. and Global Innovation Partners, LLC.

10.13(3)	Contribution Agreement, dated as of July 31, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.14(3)	Contribution Agreement, dated as of July 31, 2004, by and among San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, Digital Realty Trust, L.P. and Digital Realty Trust, Inc.

10.15(3)	Contribution Agreement, dated as of July 31, 2004, by and between Pacific-Bryan Partners, L.P. and Digital Realty Trust, L.P.

10.16(3)	Option Agreement (Carrier Center) dated as of July 31, 2004.

10.17(3)	Right of First Offer Agreement (Denver Data Center) dated as of July 31, 2004.

10.18(3)	Right of First Offer Agreement (Frankfurt) dated as of July 31, 2004.

10.19(3)	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and Global Innovation Contributor, LLC.

10.20(3)	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and Global Innovation Contributor, LLC.

10.21(3)	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.22(3)	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.23(3)	Loan Agreement, dated as of March 31, 2004, entered into by and between Global Innovation Partners, LLC and Digital Realty Trust, Inc.

10.24(3)	Purchase and Sale Agreement, dated as of September 16, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

Exhibit
10.25(4)	Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein (option and right of first offer agreement).

10.26(3)	Loan and Security Agreement, dated as of August 18, 2003, between Global Marsh Property Owner, L.P. and German American Capital Corporation.

10.27(3)	Omnibus First Amendment to Loan Documents, dated as of November 10, 2003, by and among Global Marsh Property Owner, L.P., Global Innovation Partners, LLC and German American Capital Corporation.

10.28(3)	Note, dated as of August 18, 2003, by Global Marsh Property Owner, L.P. in favor of German American Capital Corporation.

10.29(3)	First Amendment to Note, dated as of November 10, 2003, by and between Global Marsh Property Owner, L.P. and German American Capital Corporation.

10.30(3)	Mezzanine Loan and Security Agreement, dated as of August 18, 2003, between Global Marsh Member, LLC and Global Marsh Limited Partner, LLC and German American Capital Corporation.

10.31(3)	Omnibus First Amendment to Mezzanine Loan Documents, dated as of November 10, 2003, by and among Global Marsh Member, LLC, Global Marsh Limited Partner, LLC, Global Innovation Partners, LLC and German American Capital Corporation.

10.32(3)	Note, dated as of August 18, 2003, by Global Marsh Property Owner, L.P. in favor of German American Capital Corporation.

10.33(3)	Mezzanine Note, dated as of August 18, 2003, by Global Marsh Member, LLC and Global Marsh Limited Partner, LLC in favor of German American Capital Corporation.

10.34(3)	First Amendment to Mezzanine Note, dated as of November 10, 2003, by and among Global Marsh Member, LLC, Global Marsh Limited Partnership, LLC and German American Capital Corporation.

10.35(3)	Loan and Security Agreement, dated as of January 31, 2003, among San Francisco Wave eXchange, LLC, 200 Paul Wave eXchange, LLC, The Cambay Group, Inc. and Greenwich Capital Financial Products, Inc.

10.36(3)	Amendment No. 1 to Loan Agreement, entered into as of March 31, 2003, by and among San Francisco Wave eXchange, LLC, 200 Paul Wave eXchange, LLC, The Cambay Group, Inc. and Greenwich Capital Financial Products, Inc.

10.37(3)	Promissory Note A, dated as of January 31, 2003, by San Francisco Wave eXchange, LLC in favor of Greenwich Capital Financial Products, Inc.

10.38(3)	Promissory Note B, dated as of January 31, 2003, by San Francisco Wave eXchange, LLC in favor of Greenwich Capital Financial Products, Inc.

10.39(4)	Revolving Credit Agreement among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein.

10.40(6)	Amendment No. 1 to Revolving Credit Agreement, dated as of May 11, 2005, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein.

Exhibit
10.41(4)	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp.

10.42(4)	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp.

10.43(4)	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp.

10.44(4)	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp.

10.45(4)	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp.

10.46(4)	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp.

10.47(4)	Form of Profits Interest Units Agreements.

10.48(4)	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement.

10.49(7)	Purchase and Sale Agreement, dated as of January 11, 2005, between LB 833 Chestnut, LLC and Digital Realty Trust, L.P.

10.50(8)	Purchase and Sale Agreement, dated as of March 14, 2005, between Lakeside Purchaser LLC and Digital Realty Trust, L.P.

10.51(8)	Consent Agreement, dated as of October 27, 2004, among Five Mile Capital Pooling International II, LLC, Global Marsh Member, LLC, Global Marsh Limited Partner, LLC, Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.52(9)	Termination and Consulting Agreement between Digital Realty Trust, Inc. and John O. Wilson, dated May 20, 2005.

10.53(1)	Loan Agreement, dated as of May 27, 2005, between Digital Lakeside, LLC and Morgan Stanley Mortgage Capital Inc.

10.54(1)	Promissory Note A, dated as of May 27, 2005, by Digital Lakeside, LLC in favor of Morgan Stanley Mortgage Capital Inc.

10.55(1)	Promissory Note B, dated as of May 27, 2005, by Digital Lakeside, LLC in favor of Morgan Stanley Mortgage Capital Inc.

10.56(1)	Contract for facility management services, dated as of April 1, 2005, by and between Linc Facility Services, LLC and GIP 7th Street, LLC

10.57(1)	Contract for facility management services, dated as of April 1, 2005, by and between Linc Facility Services, LLC and Digital Realty Trust, L.P.

10.58(1)	Exit Fee Agreement, dated as of May 27, 2005, by and between Digital Lakeside, LLC and Morgan Stanley Mortgage Capital Inc.

10.59(1)	Purchase and Sale Agreement, dated as of April 11, 2005, by and between Global Concord Operating Company, LLC and Digital Concord Center, LLC.

12.1	Statement of Computation of Ratios

21.1(1)	List of Subsidiaries of Registrant.

23.1(1)	Consent of Venable LLP (included in Exhibit 5.1).

23.2(1)	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	Consent of KPMG LLP, Independent Auditors.

24.1(2)	Power of Attorney (included on Signature Page).

99.1(2)	Consent of CCG Facilities Integration Incorporated.

(1)	To be filed by amendment.
(2)	Previously filed.
(3)	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117865) declared effective by the commission on November 3, 2004.
(4)	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the commission on December 13, 2004.
(5)	Incorporated by reference to the registrant’s current report on Form 8-K filed with the commission on February 14, 2005.
(6)	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the commission on May 16, 2005.
(7)	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-122099) declared effective by the commission on February 3, 2005.
(8)	Incorporated by reference to the registrant’s annual report on Form 10-K filed with the commission on March 31, 2005.
(9)	Incorporated by reference to the registrant’s current report on Form 8-K filed with the commission on May 23, 2005.

Item 37.    Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this fourteenth day of July 2005.

DIGITAL REALTY TRUST, INC.

By:	/s/ MICHAEL F. FOUST
Michael F. Foust Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard A. Magnuson	Chairman of the Board	July 14, 2005

/s/ MICHAEL F. FOUST Michael F. Foust	Chief Executive Officer	July 14, 2005

* A. William Stein	Chief Financial Officer and Chief Investment Officer	July 14, 2005

* Cary Andersen	Controller (Principal Accounting Officer)	July 14, 2005

* Laurence A. Chapman	Director	July 14, 2005

* Ruann F. Ernst, Ph.D.	Director	July 14, 2005

* Kathleen Early	Director	July 14, 2005

* Dennis E. Singleton	Director	July 14, 2005

*	/s/ MICHAEL F. FOUST
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
1.1(1)	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein relating to the Common Stock offering.

1.2(1)	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein relating to the Series B Preferred Stock Offering.

3.1(4)	Articles of Amendment and Restatement of Digital Realty Trust, Inc.

3.2(4)	Amended and Restated Bylaws of Digital Realty Trust, Inc.

3.3(5)	Articles Supplementary creating the Series A Preferred Stock of Digital Realty Trust, Inc.

3.4(1)	Form of Articles Supplementary creating the Series B Preferred Stock of Digital Realty Trust, Inc.

4.1(3)	Specimen Certificate for Common Stock for Digital Realty Trust, Inc.

4.2(7)	Specimen Certificate for Series A Preferred Stock for Digital Realty Trust, Inc.

4.3(1)	Specimen Certificate for Series B Preferred Stock for Digital Realty Trust, Inc.

5.1(1)	Opinion of Venable LLP.

8.1(1)	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1(4)	Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.2(5)	Second Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.3(1)	Form of Third Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

10.4(4)	Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein.

10.5(4)	2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P.

10.6(3)	Form of Indemnification Agreement between Digital Realty Trust, Inc. and its directors and officers.

10.7(3)	Executive Chairman Agreement between Digital Realty Trust, Inc. and Richard Magnuson.

10.8(3)	Employment Agreement between Digital Realty Trust, Inc. and Michael Foust.

10.9(3)	Employment Agreement between Digital Realty Trust, Inc. and A. William Stein.

10.10(3)	Employment Agreement between Digital Realty Trust, Inc. and Scott E. Peterson.

10.11(3)	Employment Agreement between Digital Realty Trust, Inc. and John O. Wilson.

10.12(4)	Non-competition Agreement between Digital Realty Trust, Inc. and Global Innovation Partners, LLC.

10.13(3)	Contribution Agreement, dated as of July 31, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.14(3)	Contribution Agreement, dated as of July 31, 2004, by and among San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, Digital Realty Trust, L.P. and Digital Realty Trust, Inc.

10.15(3)	Contribution Agreement, dated as of July 31, 2004, by and between Pacific-Bryan Partners, L.P. and Digital Realty Trust, L.P.

10.16(3)	Option Agreement (Carrier Center) dated as of July 31, 2004.

10.17(3)	Right of First Offer Agreement (Denver Data Center) dated as of July 31, 2004.

Exhibit
10.18(3)	Right of First Offer Agreement (Frankfurt) dated as of July 31, 2004.

10.19(3)	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and Global Innovation Contributor, LLC.

10.20(3)	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and Global Innovation Contributor, LLC.

10.21(3)	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.22(3)	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.23(3)	Loan Agreement, dated as of March 31, 2004, entered into by and between Global Innovation Partners, LLC and Digital Realty Trust, Inc.

10.24(3)	Purchase and Sale Agreement, dated as of September 16, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.25(4)	Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein (option and right of first offer agreement).

10.26(3)	Loan and Security Agreement, dated as of August 18, 2003, between Global Marsh Property Owner, L.P. and German American Capital Corporation.

10.27(3)	Omnibus First Amendment to Loan Documents, dated as of November 10, 2003, by and among Global Marsh Property Owner, L.P., Global Innovation Partners, LLC and German American Capital Corporation.

10.28(3)	Note, dated as of August 18, 2003, by Global Marsh Property Owner, L.P. in favor of German American Capital Corporation.

10.29(3)	First Amendment to Note, dated as of November 10, 2003, by and between Global Marsh Property Owner, L.P. and German American Capital Corporation.

10.30(3)	Mezzanine Loan and Security Agreement, dated as of August 18, 2003, between Global Marsh Member, LLC and Global Marsh Limited Partner, LLC and German American Capital Corporation.

10.31(3)	Omnibus First Amendment to Mezzanine Loan Documents, dated as of November 10, 2003, by and among Global Marsh Member, LLC, Global Marsh Limited Partner, LLC, Global Innovation Partners, LLC and German American Capital Corporation.

10.32(3)	Note, dated as of August 18, 2003, by Global Marsh Property Owner, L.P. in favor of German American Capital Corporation.

10.33(3)	Mezzanine Note, dated as of August 18, 2003, by Global Marsh Member, LLC and Global Marsh Limited Partner, LLC in favor of German American Capital Corporation.

10.34(3)	First Amendment to Mezzanine Note, dated as of November 10, 2003, by and among Global Marsh Member, LLC, Global Marsh Limited Partnership, LLC and German American Capital Corporation.

10.35(3)	Loan and Security Agreement, dated as of January 31, 2003, among San Francisco Wave eXchange, LLC, 200 Paul Wave eXchange, LLC, The Cambay Group, Inc. and Greenwich Capital Financial Products, Inc.

10.36(3)	Amendment No. 1 to Loan Agreement, entered into as of March 31, 2003, by and among San Francisco Wave eXchange, LLC, 200 Paul Wave eXchange, LLC, The Cambay Group, Inc. and Greenwich Capital Financial Products, Inc.

Exhibit
10.37(3)	Promissory Note A, dated as of January 31, 2003, by San Francisco Wave eXchange, LLC in favor of Greenwich Capital Financial Products, Inc.

10.38(3)	Promissory Note B, dated as of January 31, 2003, by San Francisco Wave eXchange, LLC in favor of Greenwich Capital Financial Products, Inc.

10.39(4)	Revolving Credit Agreement among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein.

10.40(6)	Amendment No. 1 to Revolving Credit Agreement, dated as of May 11, 2005, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein.

10.41(4)	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp.

10.42(4)	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp.

10.43(4)	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp.

10.44(4)	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp.

10.45(4)	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp.

10.46(4)	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp.

10.47(4)	Form of Profits Interest Units Agreements.

10.48(4)	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement.

10.49(7)	Purchase and Sale Agreement, dated as of January 11, 2005, between LB 833 Chestnut, LLC and Digital Realty Trust, L.P.

10.50(8)	Purchase and Sale Agreement, dated as of March 14, 2005, between Lakeside Purchaser LLC and Digital Realty Trust, L.P.

10.51(8)	Consent Agreement, dated as of October 27, 2004, among Five Mile Capital Pooling International II, LLC, Global Marsh Member, LLC, Global Marsh Limited Partner, LLC, Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.52(9)	Termination and Consulting Agreement between Digital Realty Trust, Inc. and John O. Wilson, dated May 20, 2005.

10.53(1)	Loan Agreement, dated as of May 27, 2005, between Digital Lakeside, LLC and Morgan Stanley Mortgage Capital Inc.

10.54(1)	Promissory Note A, dated as of May 27, 2005, by Digital Lakeside, LLC in favor of Morgan Stanley Mortgage Capital Inc.

10.55(1)	Promissory Note B, dated as of May 27, 2005, by Digital Lakeside, LLC in favor of Morgan Stanley Mortgage Capital Inc.

Exhibit

10.56(1)	Contract for facility management services, dated as of April 1, 2005, by and between Linc Facility Services, LLC and GIP 7th Street, LLC

10.57(1)	Contract for facility management services, dated as of April 1, 2005, by and between Linc Facility Services, LLC and Digital Realty Trust, L.P.

10.58(1)	Exit Fee Agreement, dated as of May 27, 2005, by and between Digital Lakeside, LLC and Morgan Stanley Mortgage Capital Inc.

10.59(1)	Purchase and Sale Agreement, dated as of April 11, 2005, by and between Global Concord Operating Company, LLC and Digital Concord Center, LLC.

12.1	Statement of Computation of Ratios

21.1(1)	List of Subsidiaries of Registrant.

23.1(1)	Consent of Venable LLP (included in Exhibit 5.1).

23.2(1)	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	Consent of KPMG LLP, Independent Auditors.

24.1(2)	Power of Attorney (included on Signature Page).

99.1(2)	Consent of CCG Facilities Integration Incorporated.

(1)	To be filed by amendment.
(2)	Previously filed.
(3)	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-117865) declared effective by the commission on November 3, 2004.
(4)	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the commission on December 13, 2004.
(5)	Incorporated by reference to the registrant’s current report on Form 8-K filed with the commission on February 14, 2005.
(6)	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the commission on May 16, 2005.
(7)	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-122099) declared effective by the commission on February 3, 2005.
(8)	Incorporated by reference to the registrant’s annual report on Form 10-K filed with the commission on March 31, 2005.
(9)	Incorporated by reference to the registrant’s current report on Form 8-K filed with the commission on May 23, 2005.